Exhibit 10.7

Execution Version

CREDIT AGREEMENT

dated as of August 7, 2014

Among

PIONEER INTERMEDIATE, INC.

as Parent,

PIONEER INVESTMENT, INC.

as Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent, Swing Line Lender, and an Issuing Lender,

HSBC BANK CANADA,

as an Issuing Lender,

and

THE LENDERS NAMED HEREIN

as Lenders

C$236,070,000

WELLS FARGO SECURITIES, LLC

AS JOINT LEAD ARRANGER AND SOLE BOOKRUNNER

HSBC BANK CANADA AND CITIBANK, N.A.

AS JOINT LEAD ARRANGERS AND CO-SYNDICATION AGENTS

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(continued)

Section 3.2.	Conditions Precedent to Each Borrowing and to Each Issuance, Extension or Renewal of a Letter of Credit	78

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

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EXHIBITS:

Exhibit A	– Form of Assignment and Acceptance
Exhibit B	– Form of Compliance Certificate
Exhibit C	– Form of Guaranty Agreement
Exhibit D-1	– Form of Revolving Note
Exhibit D-2	– Form of Term Note
Exhibit D-3	– Form of Swing Line Note
Exhibit E-1	– Form of Notice of Revolving Borrowing
Exhibit E-2	– Form of Notice of Term Borrowing
Exhibit F	– Form of Notice of Continuation or Conversion
Exhibit G-1	– Form of Notice of Mandatory Payment
Exhibit G-2	– Form of Notice of Optional Payment
Exhibit H	– Form of Pledge and Security Agreement
Exhibit I-1-I-4	– Forms of US Tax Compliance Certificates
Exhibit J	– Form of Solvency Certificate

SCHEDULES:

Schedule I	– Pricing Schedule
Schedule II	– Commitments
Schedule III	– Contact Information
Schedule 1.1	– Disqualified Institutions
Schedule 4.1	– Organizational Information
Schedule 4.5	– Owned and Leased Real Properties
Schedule 4.11	– Subsidiaries
Schedule 5.6	– Additional Conditions and Requirements for New Subsidiaries
Schedule 6.1	– Existing Permitted Debt
Schedule 6.2	– Existing Permitted Liens
Schedule 6.3	– Existing Permitted Investments
Schedule 6.12	– Existing Operating Leases
Schedule 6.19	– Subordination Terms

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of August 7, 2014 (the “Agreement”) is among (a) Pioneer Investment, Inc., a Delaware corporation (the “Borrower”), (b) Pioneer Intermediate, Inc., a Delaware corporation (the “Parent”), (c) the Lenders (as defined below), (d) Wells Fargo Bank, National Association as Administrative Agent (as defined below) for the Lenders, as an Issuing Lender (as defined below) and as Swing Line Lender (as defined below) and (e) HSBC Bank Canada, as an Issuing Lender.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1. Certain Defined Terms. The following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens and other than as to Excluded Perfection Collateral), (c) secures the Secured Obligations, (d) is enforceable against the Credit Party which created such security interest and (e) except as to Excluded Perfection Collateral, is perfected.

“Acceptance Fee” means a fee payable in Canadian Dollars by the Borrower to the Administrative Agent for the account of the Lenders with respect to the acceptance of a B/A or the making of a B/A Equivalent Advance on the date of such acceptance or loan, calculated on the face amount of the B/A or the B/A Equivalent Advance at the rate per annum applicable on such date as set forth in the row labeled “Eurocurrency/BA Advance” in Schedule I on the basis of the number of days in the applicable Contract Period (including the date of acceptance and excluding the date of maturity) and a year of 365 days (it being agreed that the rate per annum applicable to any B/A Equivalent Advance is equivalent to the rate per annum otherwise applicable to the discount relating to the Bankers’ Acceptance which has been replaced by the making of such B/A Equivalent Advance pursuant to Section 2.18).

“Account Control Agreement” shall mean, as to any deposit account of any Credit Party held with a bank, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent, among the Credit Party owning such deposit account, the Administrative Agent and such other bank governing such deposit account.

“Acquisition” means the purchase by any Restricted Entity of (i) any business, division or enterprise, including the purchase of associated assets or operations of such business, division, or enterprise of a Person, but for the avoidance of doubt, excludes purchases of equipment with no other tangible or intangible property associated with such equipment purchase unless such purchase of equipment involves all or substantially all the assets of the seller, (ii) a majority of the Equity Interests of any Person, or (iii) any Equity Interests in any Subsidiary which serves to increase the Parent’s or any Subsidiary’s respective equity ownership therein.

“Additional Lender” has the meaning set forth in Section 2.17(a).

“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50%, and (c) a rate determined by the Administrative Agent to be the Daily One-Month LIBOR plus 1.00%. Any change in the Adjusted Base Rate due to a change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate.

“Administrative Agent” means Wells Fargo in its capacity as agent for the Lenders pursuant to Article 8 and any successor agent pursuant to Section 8.6.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Revolving Advance, a Term Advance or a Swing Line Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person or any Subsidiary of such Person.

“Agent’s Exchange Rate” means, on any Business Day, with respect to any calculation of the Dollar Equivalent on such date or any calculation of the Canadian Dollar Equivalent on such date, the Administrative Agent’s spot rate of exchange in the interbank market where its currency exchange operations in respect of Canadian Dollars are then being conducted, at or about 12:00 noon local time at such date for the purchase of Canadian Dollars with Dollars or the purchase of Dollars with Canadian Dollars, as the case may be, for delivery two Business Days later; provided that if at the time of any such determination no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method (including obtaining quotes from three or more market makers for Canadian Dollars) as it deems appropriate to determine such rate and such determination shall be presumed correct absent manifest error.

“Agreement” means this Credit Agreement among the Borrower, the Lenders, the Issuing Lenders, the Swing Line Lender and the Administrative Agent.

“Agreement Currency” has the meaning set forth in Section 9.20.

“Applicable Margin” means, at any time with respect to each Type of Advance, the Letters of Credit and the Commitment Fee, the percentage rate per annum which is applicable at such time with respect to such Advance, Letter of Credit or Commitment Fee as set forth in Schedule I and subject to further adjustments as set forth in Section 2.8(e).

“Applicable Period” has the meaning set forth in Section 2.8(e).

“Applicable Pro Rata Share” means, for any Lender, (a) with respect to any Revolving Commitment, Revolving Advance, Swing Line Advance or Letter of Credit Exposure, such Lender’s Revolving Pro Rata Share and (b) with respect to any Term Commitment or Term Advance, such Lender’s Term Pro Rata Share.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender (other than a Defaulting Lender), (b) an Affiliate of a Lender (other than a Defaulting Lender) or (c) an entity or an Affiliate of an entity that administers or manages a Lender (other than a Defaulting Lender).

“Asset Sale” means (a) any sale, transfer, or other Disposition of any Property, by any Restricted Entity to any Person other than a Credit Party and (b) any issuance or sale of any Equity Interests of any Subsidiary of a Restricted Entity to any Person other than a Credit Party (other than Equity Interests of NCS Canada issued to Cemblend to maintain its proportionate ownership in NCS Canada).

“Assignment and Acceptance” means an assignment and acceptance executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the same form as Exhibit A.

“AutoBorrow Agreement” means any agreement providing for automatic borrowing services between the Borrower and the Swing Line Lender.

“B/A Advance” means a B/A accepted and purchased by a Lender pursuant to Section 2.18 or a B/A Equivalent Advance made by a Lender pursuant to Section 2.18. For greater certainty, all provisions of this Agreement that are applicable to Bankers’ Acceptances are also applicable, mutatis mutandis, to B/A Equivalent Advances.

“B/A Borrowing” means a Borrowing comprised of one or more Bankers’ Acceptances or, as applicable, B/A Equivalent Advances, as to which a single Contract Period is in effect.

“B/A Equivalent Advance” shall have the meaning assigned to such term in Section 2.18.

“Bankers’ Acceptance” and “B/A” means a non-interest bearing bill of exchange denominated in Canadian Dollars, drawn by the Borrower, and accepted by a Lender in accordance with this Agreement, and shall include a depository bill within the meaning of the Depository Bills and Notes Act (Canada) and a bill of exchange within the meaning of the Bills of Exchange Act (Canada).

“Banking Services” means each and any of the following bank services provided to any Credit Party by any Banking Services Provider: (a) commercial credit cards, (b) stored value cards and (c) other cash and treasury management services (including, without limitation, controlled disbursement, purchase card arrangements, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of any Credit Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” means any Lender (other than a Defaulting Lender) or Affiliate of a Lender (other than a Defaulting Lender) that provides Banking Services to any Credit Party.

“Base Rate Advance” means an Advance which bears interest based upon the Adjusted Base Rate or the Canadian Base Rate.

“Borrower” has the meaning set forth in the preamble of this Agreement.

“Borrowing” means a B/A Borrowing, Revolving Borrowing, a Term Borrowing or a Swing Line Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Legal Requirements of, or are in fact closed in, the city or state where the Administrative Agent’s office with respect to Advances denominated in Dollars or Canadian Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Advance denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Advance, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Advance, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Advance denominated in Canadian Dollars, means any such day on which dealings in deposits in Canadian Dollars are conducted by and between banks in London, England, Toronto, Ontario, Calgary, Alberta or other applicable offshore interbank market for Canadian Dollars; and

(c) if such day relates to any fundings, disbursements, settlements and payments in Canadian Dollars in respect of a Eurocurrency Advance denominated in Canadian Dollars, or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Advance (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in London, England, Toronto, Ontario and Calgary, Alberta.

“Canadian Advance” means (a) an advance denominated in Canadian Dollars as a part of a Borrowing and refers to either a Canadian Base Rate Advance or a Eurocurrency Advance and (b) a B/A accepted and purchased by a Lender pursuant to Section 2.18 and B/A Equivalent Advances made by a Lender pursuant to Section 2.18.

“Canadian Anti-Terrorism Laws” means the anti-terrorist provisions of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the United Nations Suppression of Terrorism Regulations and the Anti-terrorism Act (Canada) and all regulations and orders made thereunder.

“Canadian Base Rate” means, on any day, the rate per annum equal to the greater of (a) the annual rate of interest announced from time to time by the Administrative Agent (or its Affiliate) as its prime rate in effect at its principal office in London on such day for determining interest rates on Canadian Dollar denominated commercial loans made in Canada; and (b) the annual rate of interest equal to the sum of (i) the CDOR Rate in effect on such day and (ii) 1%; provided that, if the rates of interest described under (a) or (b) are not available as a result of any of the circumstances described in Section 1.6(c), then the Canadian Base Rate shall be the US Base Rate in effect on such day.

“Canadian Base Rate Advance” means a Canadian Advance in Canadian Dollars that bears interest as provided in the definition of Canadian Base Rate.

“Canadian Benefit Plans” means all employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by NCS Canada or any other Restricted Subsidiary of the Parent organized under the laws of Canada or any province of Canada, in each case covering employees in Canada.

“Canadian Borrowing” means a borrowing consisting of simultaneous Canadian Advances of the same Type made by the Lenders pursuant to Section 2.1.

“Canadian Certificated Equipment” means Certificated Equipment for which the certificate is issued by a Governmental Authority in Canada.

“Canadian Dollars” and “C$” means the lawful money of Canada.

“Canadian Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Canadian Dollars, such amount, and (b) with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars at such time on the basis of the Agent’s Exchange Rate (determined in respect of the most recent Computation Date) for the purchase of Canadian Dollars with Dollars.

“Canadian Pension Plans” means each plan that is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada established, maintained or contributed to by NCS Canada or any other Restricted Subsidiary of the Parent organized under the laws of Canada or any province of Canada for its employees or former employees.

“Canadian Reference Bank” means The Toronto-Dominion Bank, or its successors and assigns, or such other Schedule I Bank as agreed to from time to time by the Borrower and the Administrative Agent.

“Capital Expenditures” for any Person and period of its determination means, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, or equipment or similar fixed asset accounts reflected in the balance sheet of such Person.

“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means a special cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent in accordance with Section 2.2(h).

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more Issuing Lenders, the Swing Line Lender or one or more of the Secured Parties, as collateral for Letter of Credit Obligations, Obligations with respect to Swing Line Advances or obligations of Lenders to fund participations in respect of Letter of Credit Obligations or Swing Line Advances, cash or deposit account balances or, if the Administrative Agent, Swing Line Lender and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Casualty Event” means the damage, destruction or condemnation, including by process of eminent domain or any transfer or disposition of property in lieu of condemnation, as the case may be, of property of any Person.

“CDOR Rate” means, for each day in any period, the annual rate of interest that is the rate based on an average rate applicable to Canadian Dollar bankers’ acceptances for a term equal to the term of the relevant Interest Period (or the relevant Contract Period for purposes of B/A Advances, or for a term of 30 days for purposes of determining the Canadian Base Rate) appearing on the Reuters Monitor Screen Page CDOR at approximately 10:00 a.m. (Toronto, Ontario time), on such date, or if such date is not a Business Day, on the immediately preceding Business Day; provided that if such rate does not appear on the Reuters Monitor Screen Page CDOR as contemplated, then the CDOR Rate on such date shall be (a) for B/A Advances, the arithmetic average of the Discount Rate quoted by each Schedule II/III Reference Bank (determined by the Administrative Agent as of 10:00 a.m. (Toronto, Ontario time) on such date) and (b) for all other purposes, the rate quoted by the Canadian Reference Bank as its annual discount rate (determined by the Administrative Agent as of 10:00 a.m. (Toronto, Ontario time) on such date), in each case that would be applicable to Canadian Dollar bankers’ acceptances for the relevant period quoted by such bank as of 10:00 a.m. (Toronto, Ontario time) on such date or, if such date is not a Business Day, on the immediately preceding Business Day. No adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in this Agreement.

“Cemblend” means Cemblend Systems, Inc., a corporation incorporated pursuant to the laws of Alberta.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, applicable state and local analogs, and all rules and regulations and requirements promulgated thereunder in each case as now or hereafter in effect.

“Certificated Equipment” means any equipment (i) the ownership of which is evidenced by, or under applicable Legal Requirement, is required to be evidenced by, a certificate of title or (ii) that has a VIN or Serial Number, as applicable, that can be listed on a PPSA financing statement.

“Change in Control” means the occurrence of any of the following events:

(a) the Permitted Holders shall fail to collectively, directly or indirectly, own the greater of (i) 50.1% and (ii) the Controlling Percentage of the Voting Securities of the Parent; or

(b) the Parent shall fail to, directly or indirectly, own 100% of the Equity Interests (including the Voting Securities) of the Borrower; or

(c) the Borrower shall fail to, directly or indirectly, own 100% of the Voting Securities of NCS Canada.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives made or issued by any Governmental Authority thereunder or in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” has the meaning set forth in Section 1.4.

“Closing Date” means August 7, 2014.

“Code” means the Internal Revenue Code of 1986, and the regulations and published interpretations thereof.

“Collateral” means all property of the Credit Parties which is “Collateral” or “Mortgaged Property” (as defined in the Security Agreement or the Mortgages, as applicable) or similar terms used in the Security Documents. The Collateral shall not include any Excluded Properties.

“Commitment Fees” means the fees payable in Canadian Dollars required under Section 2.7(a).

“Commitment Increase” has the meaning set forth in Section 2.17(a).

“Commitments” means, as to any Lender, its Revolving Commitment and its Term Commitments, if applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning set forth in Section 9.9(b)(i).

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit B.

“Computation Date” means (a) the Closing Date and (b) so long as any outstanding Advance, Letter of Credit or Obligation is denominated in Dollars, (i) the last Business Day of each calendar quarter, (ii) the date of any proposed Advance or Letter of Credit if the Administrative Agent shall determine or the Majority Lenders shall require, (iii) the date of any reduction of Commitments, (iv) the date of any increase in the Commitments and (v) the date of any reallocation provided in Section 2.15.

“Contract Period” means the term of a B/A Advance selected by the Borrower in accordance with Section 2.18, commencing on the date of such B/A Advance and expiring on a Business Day which shall be one month, two months, three months or six months thereafter, provided that (a) subject to clause (b) below, each such period shall be subject to such extensions or reductions as may be reasonably determined by the Administrative Agent to ensure that each Contract Period shall expire on a Business Day, and (b) no Contract Period shall extend beyond the Revolving Maturity Date or the Term Maturity Date, as applicable.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise, and the terms “Controlled by” or “under common Control with” shall have the correlative meanings.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Parent or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Controlling Percentage” means, with respect to any Person, the percentage of the outstanding Voting Securities (including any options, warrants or similar rights to purchase such Equity Interest) of such Person having ordinary voting power which gives the direct or indirect holder of such Voting Securities the power to elect a majority of the board of directors (or other applicable governing body) of such Person.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.4(b).

“Credit Documents” means this Agreement, the Notes, the Letters of Credit, the Letter of Credit Applications, the Guaranties, the Notices of Borrowing, the Notices of Conversion, the Security Documents, any AutoBorrow Agreement, the Fee Letter and each other agreement, instrument, or document executed by any Credit Party at any time in connection with this Agreement.

“Credit Parties” means the Borrower and the Guarantors.

“Custodial Agreement” means that certain Custodial Agreement dated as of August 7, 2014, among the Credit Parties, the Administrative Agent, and each employee of the Credit Parties serving as custodian thereunder, and each custodial agreement now or hereafter executed in form and substance reasonably satisfactory to the Administrative Agent.

“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurocurrency Rate then in effect for delivery for a one month period.

“DBRS” means DBRS Ltd. or Dominion Bond Service Ltd.

“Debt” means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations under letters of credit and agreements relating to the issuance of letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property (such obligations including, without limitation, any earn-out obligations, contingent obligations, or other similar obligations associated with such purchase) but excluding (i) any earn out obligation or purchase price adjustment until such obligation or adjustment becomes a liability on the statement of financial position or balance sheet (excluding the footnotes thereto) in accordance with GAAP and (ii) trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was originally invoiced; (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any Hedging Arrangement; (h) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (which obligations, for the avoidance of doubt, do not include any obligations to issue Equity Interests in respect of options or warrants or the obligations to issue Equity Interests of Super Holdings to Cemblend as a result of the Exchange Right); (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; and (k) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person, but if recourse is only to such Property, then only to the extent of the lesser of the amount of the Debt secured thereby and the fair market value of the Property subject to such Lien.

“Debt Incurrence” means any issuance or sale by any Restricted Entity of any Debt after the Closing Date other than Permitted Debt.

“Debt Incurrence Proceeds” means, with respect to any Debt Incurrence, all cash and cash equivalent investments received by any Restricted Entity from such Debt Incurrence after payment of, or provision for, all underwriter fees and expenses, original issue discount, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Debt Incurrence; provided that, an original issue discount shall not reduce the amount of such Debt Incurrence Proceeds unless such discount is due and payable at or immediately following the closing of such Debt Incurrence and such discount has not already been taken into account to reduce the amount of proceeds received by such Restricted Entity from such Debt Incurrence.

“Debtor Relief Laws” means (a) the Bankruptcy Code of the United States, (b) the Bankruptcy and Insolvency Act (Canada), (c) the Companies’ Creditors Arrangement Act (Canada) and (d) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum rate equal to (a) in the case of principal of any Advance, 2.00% plus the rate otherwise applicable to such Advance as provided in Sections 2.8(a), (b), or (c), (b) in the case of letter of credit fees pursuant to Section 2.7(b)(i), 2.00% plus the Applicable Margin for Eurocurrency Advances per annum on the face amount of such Letter of Credit, and (c) in the case of any other Obligation, 2.00% plus the non-default rate applicable to US Base Rate Advances as provided in Section 2.8(a).

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the applicable Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower in form and substance reasonably satisfactory to the Administrative Agent and the Borrower), or (d) is, or has a direct or indirect parent company that is, (i) the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swing Line Lender and each Lender.

“Discount Proceeds” means for any B/A (or, as applicable, any B/A Equivalent Advance), an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated on the applicable Borrowing date by multiplying:

(a) the face amount of the B/A (or, as applicable, any B/A Equivalent Advance); by

(b) the quotient of one divided by the sum of one plus the product of:

(i) the Discount Rate (expressed as a decimal) applicable to such B/A (or, as applicable, any B/A Equivalent Advance), and

(ii) a fraction, the numerator of which is the number of days in the Contract Period of the B/A (or, as applicable, any B/A Equivalent Advance) and the denominator of which is 365,

with such quotient being rounded up or down to the fifth decimal place and .000005 being rounded up.

“Discount Rate” means (a) with respect to any Lender that is a Schedule I Bank, as applicable to a B/A being purchased by such Lender on any day, the CDOR Rate; and (b) with respect to any Lender that is not a Schedule I Bank, as applicable to a B/A being purchased by such Lender on any day, the lesser of (A) the CDOR Rate plus 10 basis points (0.10%), and (B) the average (as determined by the Administrative Agent in good faith) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if not in an increment of 1/100th of 1%, to the nearest 0.01%) quoted by the Schedule II/III Reference Banks as the percentage discount rates at which the Schedule II/III Reference

Banks would, in accordance with their normal market practices, at or about 10:00 a.m. (Toronto, Ontario time) on such date, be prepared to purchase bankers’ acceptances accepted by the Schedule II/III Reference Banks having a face amount and term comparable to the face amount and term of such B/A.

“Disposition” means any sale, lease, transfer, assignment, conveyance, or other disposition of any Property, including a Casualty Event but excluding the granting of a Lien; “Dispose” or similar terms shall have correlative meanings.

“Disqualified Institution” means each entity listed on Schedule 1.1.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in Dollars at such time on the basis of the Agent’s Exchange Rate (determined in respect of the most recent Computation Date) for the purchase of Dollars with Canadian Dollars.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means for the Parent and its Restricted Subsidiaries, on a consolidated basis for any period, consolidated Net Income for such period, adjusted by:

(a) adding thereto, without duplication, in each case (except with respect to clause (xi) below) only to the extent (and in the same proportion) deducted in determining such consolidated Net Income:

(i) Interest Expense,

(ii) Income Tax Expense,

(iii) non-cash impairment charge or asset write-off and the amortization of intangibles,

(iv) other non-cash charges,

(v) losses on Dispositions of capital assets outside the ordinary course of business,

(vi) costs of legal settlements, fines, judgments or orders to the extent reimbursed by insurance or any other Person that is not the Parent or any Subsidiary,

(vii) amortization and depreciation,

(viii) the following items provided that the aggregate amount of all items added back under this clause (viii) shall not exceed $3,500,000 for such period:

(A) unusual or non-recurring items (including, for the avoidance of doubt, charges, accruals, reserves or expenses attributable to the undertaking or implementation of cost savings initiatives, operating expense reductions and other restructuring and integration charges),

(B) the amount of management, consulting, advisory, monitoring, and board of director fees paid to, and third party out of pocket expenses reimbursed to, John Deane, Michael McShane or any other industry executive appointed to the board of directors of any Credit Party (or in lieu of any such board of directors, the board of directors of any direct or indirect parent company thereof other than Cemblend),

(C) the amount of third party, out-of-pocket expenses reimbursed to the Permitted Holders (or their respective Affiliates or management companies) for expenses incurred by the Permitted Holders (or their respective Affiliates or management companies) on behalf of, or pertaining to, the Parent or its Subsidiaries, and

(D) cash charges and expenses incurred in connection with the issuance or offering of Equity Interests, Dispositions outside the ordinary course of business, recapitalizations, mergers, consolidations or amalgamations, or option buyouts, provided that (i) such transaction is permitted under this Agreement and (ii) such charges and expenses are non-recurring with respect to such transaction,

(ix) non-recurring cash charges and expenses (including severance payments) incurred in connection with any Permitted Acquisition and restructuring costs associated with single or one-time events incurred in connection with any Permitted Acquisition; provided that, the aggregate amount added back under this clause (ix) in any such period shall not exceed 7.5% of EBITDA (after giving effect to all additions and subtractions provided for in this definition of EBITDA, including this clause (ix)),

(x) (A) cash charges and expenses paid and incurred in connection with the Transactions, (B) cash charges, fees and expenses incurred in connection with any amendment or modification of the Credit Documents or the Obligations, and (C) cash charges to the extent actually reimbursed by third parties pursuant to indemnification provisions in applicable binding contracts which are not being contested,

(xi) business interruption insurance proceeds actually received by any Credit Party in an amount representing the earnings for the applicable period that such proceeds are intended to replace,

(xii) unrealized net losses in the fair market value of any Hedging Arrangement,

(xiii) the amount of any expense or deduction associated with any Restricted Subsidiary of the Borrower and attributable to any non-controlling Equity Interest and/or minority interest of any third party,

(xiv) cash actually received during the calculation period and not included in Net Income for such period but only to the extent that the non-cash gain relating to such cash receipt was deducted in the calculation of EBITDA pursuant to clause (b)(ii) below for any previous calculation period and not added back,

(xv) net income of any Joint Venture of the Parent for any calculation period but only to the extent such net income is distributed by such Joint Venture in the form of cash dividends or distributions and the amount thereof is not subsequently distributed, contributed or otherwise transferred to such Joint Venture during such period,

(xvi) extraordinary items, and

(b) subtracting therefrom, without duplication, in each case only to the extent (and in the same proportion) included (as opposed to deducted) in determining such consolidated Net Income:

(i) extraordinary items,

(ii) non-cash gains, including unrealized net gains in the fair market value of any Hedging Arrangement and non-cash gains resulting from non-recurring events or circumstances for such period, and

(iii) all other non-cash items of income which were included in determining such Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business),

provided that such EBITDA (other than for purposes of calculating Excess Cash Flow) shall be subject to pro forma adjustments pursuant to Section 1.7 for Permitted Acquisitions and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall, in each case, be made in accordance with the guidelines for pro forma presentations set forth by the SEC or in a manner otherwise reasonably acceptable to the Administrative Agent and subject to supporting documentation reasonably acceptable to the Administrative Agent, in each case, certified by a Responsible Officer of the Parent.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.7(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.7(b)(iii)); provided that, in no event, shall a Disqualified Institution constitute an Eligible Assignee without the prior written consent of the Borrower (which consent may be given or withheld in the Borrower’s sole and absolute discretion).

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. § 9601(8) (1988).

“Environmental Claim” means any third party (including any Governmental Authority) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or written notice of potential or actual responsibility or violation which seeks to impose liability under any Environmental Law.

“Environmental Law” means all applicable federal, state, provincial, and local laws, rules, regulations, ordinances, orders, decisions, enforceable agreements, and other Legal Requirements, including duties imposed under common law, now or hereafter in effect and relating to, or in connection with the Environment, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, or toxic substances, materials or wastes; or (d) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, approval, registration or other authorization under Environmental Law.

“Equity Interest” means with respect to any Person, any shares, interests, profits interests, participations, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Issuance” means any issuance of equity securities or any other Equity Interests by any Restricted Entity other than Equity Interests issued (i) to a Credit Party, and (ii) pursuant to employee or director and officer stock option plans in the ordinary course of business.

“Equity Issuance Proceeds” means, with respect to any Equity Issuance, all cash and cash equivalent investments received by any Restricted Entity from such Equity Issuance (other than from any other Credit Party) after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred by any Restricted Entity in connection with such Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eurocurrency Advance” means an Advance that bears interest based upon the Eurocurrency Rate (other than Advances that bear interest based upon the Daily One Month LIBOR).

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

“Eurocurrency Base Rate” means:

(x) for Advances denominated in Dollars, (a) in determining Eurocurrency Rate for purposes of the “Daily One Month LIBOR”, the rate per annum for Dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR” or the “LIBOR Market Index Rate”, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its reasonable discretion deems appropriate including, but not limited to, the rate determined under the following clause (b), however, any such LIBOR Market Index Rate determined under this proviso shall be consistent with the LIBOR Market Index Rate for similar durations and amounts offered by the Administrative Agent to its customers generally; and (b) in determining Eurocurrency Rate for all other purposes, the rate per annum (rounded upward to the nearest whole multiple of 1/8th of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR1 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) as the London Interbank Offered Rate, for deposits in Dollars, as applicable, at 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period and for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (b), Eurocurrency Base Rate shall then be the rate reasonably determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Advances being made, continued or converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent, or in the event that the Administrative Agent does not have a London branch, the London branch of a Lender chosen by the Administrative Agent) to major banks in the London or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period), and

(y) for Advances denominated in Canadian Dollars, the CDOR Rate.

“Eurocurrency Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate
1.00 – Eurocurrency Reserve Percentage

Where,

“Eurocurrency Reserve Percentage” means, as of any day, (a) for Advances denominated in Dollars, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities and (b) for Advances denominated in Canadian Dollars, 0.00. The Eurocurrency Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning specified in Section 7.1.

“Excess Cash Flow” means, for any period, (a) EBITDA for such period (without giving effect to clause (a)(xi) thereof), plus (b) any decrease in the Working Capital of the Parent and its Restricted Subsidiaries during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end of such period), minus (c) to the extent permitted under this Agreement (without duplication within such period and without duplication of any amounts used in calculating Excess Cash Flow for any previous period, including as expressly noted in clause (iii) below), the sum of:

(i) the aggregate amount of all regularly scheduled principal payments of Debt; plus

(ii) the aggregate amount of Interest Expenses paid in such period; plus

(iii) (A) Taxes (including Permitted Tax Distributions) actually paid in cash by the Credit Parties during such period but only to the extent not deducted from any previous period’s Excess Cash Flow as accrued Taxes under the following clause (B) and (B) Taxes accrued by the Credit Parties during such period and paid during the first calendar month of the next succeeding period; plus

(iv) the aggregate amount applied to fund permitted Capital Expenditures of the Credit Parties made during such period (other than to the extent funded with Equity Issuance Proceeds or the proceeds of Debt but including amounts funded with proceeds of Revolving Borrowings); plus

(v) the aggregate amount applied to fund Permitted Acquisitions (other than to the extent funded with Equity Issuance Proceeds or proceeds of Debt but including amounts funded with proceeds of Revolving Borrowings); plus

(vi) without duplication of any amounts covered under clause (i) above, the aggregate amount applied to make optional prepayments of the scheduled principal installments of the Term Advances to the extent (A) such prepayments were not financed with the proceeds of Debt (other than Revolving Borrowings) and (B) such prepayments were not applied to reduce, in any manner, the mandatory prepayment amounts on account of Excess Cash Flow for any preceding fiscal year or for such fiscal year as permitted under Section 2.5(c)(i); plus

(vii) to the extent added back in determining EBITDA under clause (a) of the definition of “EBITDA” set forth above: (A) fees and expenses with respect to Permitted Acquisitions, (B) costs and fees paid in cash associated with the closing of the Credit Documents, (C) all other expenses paid in cash, and (D) extraordinary cash gains; plus

(viii) any increase in the Working Capital of the Parent and its Restricted Subsidiaries during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning thereof).

“Exchange Right” means the right of Cemblend to have the exchangeable shares of NCS Canada held by it redeemed as described in, and pursuant to the terms and conditions of, the Certificate of Amalgamation of NCS Canada filed with the Government of Alberta on April 15, 2013.

“Excluded Perfection Collateral” shall mean, unless otherwise elected by the Administrative Agent during the continuance of an Event of Default, collectively (a) cash, Liquid Investments, deposit accounts, commodities accounts and securities accounts, including securities and entitlements therein (other than the Cash Collateral Account and the funds and investments therein) or other assets requiring perfection through control agreements (other than (i) control of Pledged Interests or Pledged Shares (each as defined in the Security Agreement) to the extent otherwise constituting Collateral and (ii) to the extent requested by the Administrative Agent pursuant to Section 5.7(b) with respect to any deposit accounts, Account Control Agreements with respect to such deposit account), in each case, to the extent a security interest therein cannot be perfected by the filing of a financing statement under the UCC or PPSA, (b) commercial tort claims, (c) letter of credit rights to the extent a security interest therein cannot be perfected by the filing of a financing statement under the UCC or PPSA, (d) any other intellectual property to the extent any filings would be required with any foreign Governmental Authority (other than Canada or any province thereof), (e) except to the extent perfection is required by the Administrative Agent pursuant to Section 5.6(d) with respect to Certificated Equipment, vehicles and other Certificated Equipment and (f) any other Property (i) in which a security interest cannot be perfected by the filing of a financing statement under the UCC or PPSA, (ii) to the extent a grant of security interest therein is prohibited by applicable law or (iii) with respect to which the Administrative Agent has determined, in its reasonable discretion that the cost of perfecting a security interest in such Property outweighs the benefit of the Lien afforded thereby.

“Excluded Properties” means (a) all fee owned real property of any Credit Party with a fair market value of less than $750,000, individually or in the aggregate, (b) all leased real property of any Credit Party, and (c) the “Excluded Collateral”, as defined in the Security Agreement, which includes (i) Excluded JV Equity Interests, as defined therein, (ii) Excluded Trademark Collateral, as defined therein, (iii) Excluded Contracts, as defined therein, and (iv) Excluded PMSI Collateral, as defined therein.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income or gross income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) US federal withholding Taxes and Canadian withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Letter of Credit, Advance or Commitment (including by reason of such Recipient’s participation interest in Letters of Credit) pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in a Letter of Credit, Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.14 or reallocation pursuant to Section 2.15) or (ii) such Recipient changes its Lending Office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(g), (d) any US federal withholding Taxes imposed under FATCA, (e) Taxes imposed on a Recipient with which a Credit Party that is a Foreign Subsidiary does not deal at arm’s length (within the meaning of the Tax Act), and (f) Taxes imposed on a Recipient that is a “specified shareholder” (within the meaning of Subsection 18(5) of the Tax Act) of a Credit Party that is a Foreign Subsidiary, or that does not deal at arm’s length with a “specified shareholder” of a Credit Party that is a Foreign Subsidiary, pursuant to Subsections 214(16) and 212(2) of the Tax Act. For purposes of clauses (e) and (f) of this definition, any Subsidiary described in clause (ii) of or the proviso in the definition of “Foreign Subsidiary” shall be disregarded in determining whether such Subsidiary is a Foreign Subsidiary.

“Existing Credit Agreement” means the Credit Agreement, dated April 15, 2013, by and among, inter alios, the Borrower (as a parent guarantor), the lenders party thereto, the Administrative Agent, as administrative agent, swingline lender, and an issuing lender, and HSBC Bank Canada, as an issuing lender, as the same has been amended, restated, amended and restated, supplemented or otherwise modified through the date hereof.

“Extraordinary Receipts” means any proceeds of insurance or any award or other compensation as a result of a Casualty Event, in each case after payment of any Taxes attributable to the receipt thereof (including Permitted Tax Distributions and any such Taxes actually payable by the Parent and its Subsidiaries attributable to the repatriation of such proceeds).

“Facilities” means, collectively, the Revolving Facility and the Term Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the

Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means that certain engagement letter dated June 30, 2014, by and among the Parent, the Borrower and the Wells Fargo Parties.

“Financial Statements” means the consolidated financial statements of the Parent and its Restricted Subsidiaries, including statements of income, retained earnings, changes in equity and cash flow for such period as well as a balance sheet as of the end of such period, all to be prepared in accordance with GAAP.

“First-Tier Foreign Subsidiary” means any Subsidiary of the type described in clause (i) of the definition of Foreign Subsidiary whose Equity Interests are owned directly by the Parent or a Domestic Subsidiary of the Parent.

“Fixed Charge Coverage Ratio” means as of the end of each fiscal quarter, the ratio of (a) EBITDA for the four fiscal quarter period then ending minus the sum of (i) cash Taxes paid by the Restricted Entities during such four fiscal quarter period plus (ii) Maintenance Capital Expenditures (other than Maintenance Capital Expenditures financed with long-term Funded Debt, including the proceeds of Revolving Borrowings hereunder) expended by the Restricted Entities during such four fiscal quarter period; to (b) Fixed Charges for such four fiscal quarter period.

“Fixed Charges” means, for any period, the sum of (a) the Parent’s consolidated Interest Expense for such period plus (b) scheduled principal payments of Debt required during such period (but excluding payments of Swing Line Advances and mandatory prepayments of Advances pursuant to Section 2.5(c)).

“Foreign Lender” means any Person that is not a “US Person.”

“Foreign Credit Party” has the meaning set forth in Section 9.14.

“Foreign Subsidiary” means (i) any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States, any state of the United States, or the District of Columbia and (ii) any Subsidiary of the Parent that is not described in clause (i) above and that has no non deminimis assets other than the Equity Interests and, if applicable, indebtedness of one or more Foreign Subsidiaries; provided, however, that any First-Tier Foreign Subsidiary that is disregarded for U.S. federal income Tax purposes shall not constitute a Foreign Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Pro Rata Share of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been funded by it, reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Pro Rata Share of outstanding Swing Line Advances other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been funded by it or reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, at any date, the aggregate principal amount of the following, without duplication:

(a) all Debt of the type described in clauses (a), (b), (c), (f) and (h) of the definition of “Debt”;

(b) all Debt of the type described in clause (i) of the definition of “Debt”, but only to the extent the underlying Debt is otherwise included in this definition of “Funded Debt”;

(c) all Debt of the type described in clause (j) of the definition of “Debt”, but only to the extent such Debt is a guaranty of Debt otherwise included in this definition of “Funded Debt”; and

(d) all Debt of the type described in clause (k) of the definition of “Debt”, but only to the extent such Lien secures Debt otherwise included in this definition of “Funded Debt”.

“GAAP” means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“Governmental Authority” means the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means any Person that now or hereafter executes a Guaranty, including (a) the Parent, (b) NCS Canada, (c) the Restricted Subsidiaries of the Parent listed on Schedule 4.11 and (d) each Restricted Subsidiary of the Parent that is a Domestic Subsidiary and that becomes a guarantor of all or a portion of the Secured Obligations and which has entered into either a joinder agreement substantially in the form attached to the Guaranty or a new Guaranty.

“Guaranty” means the Guaranty Agreement executed in substantially the same form as Exhibit C.

“Hawk Waiver Agreement” means a lien waiver and collateral access agreement in form and substance reasonably satisfactory to the Administrative Agent covering the premises located at the following address: P.O. Box 569, Linden, Alberta, T0M1J0, Canada.

“Hazardous Substance” means any substance or material identified as hazardous or extremely hazardous pursuant to CERCLA and those regulated as hazardous or toxic under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as a hazardous waste pursuant to any Environmental Law.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices, including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Income Tax Expense” means for the Parent and its Restricted Subsidiaries, on a consolidated basis for any period, all foreign, state and federal taxes based on income or profits (including without limitation Texas franchise taxes) paid or due to be paid during such period, including Permitted Tax Distributions paid or due to be paid during such period.

“Increase Date” has the meaning set forth in Section 2.17(b).

“Increasing Lender” has the meaning set forth in Section 2.17(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.2(a).

“Interest Expense” means, for any period and with respect to any Person, as determined in accordance with GAAP, total cash interest expense (net of gross interest income of the Parent and its Subsidiaries), letter of credit fees and other fees and expenses incurred by such Person in connection with any Debt for such period whether paid or accrued (including that are attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, fees owed with respect to the Secured Obligations, and net costs under Hedging Arrangements entered into addressing interest rates (but excluding (a) fees and expenses associated with the consummation of the Transactions, whether incurred before or after the Closing Date, (b) fees and expenses associated with the permitted issuance of Debt or Equity Interests, whether or not consummated and (c) annual agency fees paid to the Administrative Agent; provided that, Interest Expense shall be determined after giving effect to any net payments made or received by Parent and its Subsidiaries with respect to interest Hedging Arrangements and shall exclude upfront costs associated with any Hedging Arrangements).

“Interest Period” means for each Eurocurrency Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Advance is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.4, and thereafter, each subsequent period commencing on the day following the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.4. The duration of each such Interest Period shall be (i) for Eurocurrency Advances denominated in Dollars, one, three or six months (or 12 months if agreed to by all the relevant affected Lenders) and (ii) for Eurocurrency Advances denominated in Canadian Dollars, one, three or six months, in each case as the Borrower may select, provided that:

(a) the Borrower shall select Interest Periods so that it is not necessary to repay any portion of any Term Advance prior to the last day of the applicable Interest Period in order to make a mandatory scheduled repayment required pursuant to Section 2.6(b);

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(d) the Borrower may not select any Interest Period for any Advance which ends after the Revolving Maturity Date or the Term Maturity Date, as applicable.

“Inventory” means all of the Restricted Entities’ inventory of every nature and description, including all goods, merchandise and finished goods now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts for service or used or consumed in the Restricted Entities’ businesses and all additions and accessions thereto and all documents of title evidencing or representing any part thereof.

“Investment” means, as to any Person, any direct or indirect (a) purchase or other acquisition of capital stock or other securities of another Person, (b) loan, advance or capital contribution to, guarantee (by guaranty or other arrangement) or assumption of Debt of, or purchase or other acquisition of any other Debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Lender” means Wells Fargo or HSBC Bank Canada, each in its capacity as a Lender that issues Letters of Credit for the account of any Credit Party pursuant to the terms of this Agreement.

“Joint Venture” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity as to which less than a majority of whose outstanding Voting Securities shall at any time be owned by such Person or one or more Subsidiaries of such Person.

“Judgment Currency” has the meaning set forth in Section 9.20.

“Left Lead Arranger” means Wells Fargo Securities, LLC in its capacity as a joint lead arranger and sole bookrunner.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation, legally binding determination of an arbitrator (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.

“Lenders” means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.14, and any other Person that shall have become a Lender hereto pursuant to an Assignment and Acceptance, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” references the Revolving Lenders, the Swing Line Lender and the Term Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lending Party” means the Administrative Agent, the Issuing Lenders, the Swing Line Lender, or any Lender.

“Letter of Credit” means any standby letter of credit or documentary letter of credit issued by an Issuing Lender for the account of any Credit Party pursuant to the terms of this Agreement, in such form as may be agreed by the Borrower and such Issuing Lender.

“Letter of Credit Application” means an Issuing Lender standard form letter of credit application for standby letters of credit which has been executed by the Borrower and accepted by such Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

“Letter of Credit Exposure” means, at the date of its determination by the Administrative Agent, the Canadian Dollar Equivalent of the aggregate outstanding undrawn amount of Letters of Credit plus the Canadian Dollar Equivalent of the aggregate unpaid amount of all of the Borrower’s payment obligations under drawn Letters of Credit.

“Letter of Credit Maximum Amount” means C$5,000,000; provided that, on and after the Revolving Maturity Date, the Letter of Credit Maximum Amount shall be zero.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, and in determining such amount, the Canadian Dollar Equivalent thereof.

“Leverage Ratio” means, as of the end of each fiscal quarter, the ratio of (a) the consolidated Funded Debt of the Parent as of the last day of such fiscal quarter to (b) the EBITDA for the four-fiscal quarter period then ended.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or any state thereof or the Government of Canada or any province thereof or obligations unconditionally guaranteed by the full faith and credit of the United States of America or any state thereof or the Government of Canada or any province thereof; (b) readily marketable direct full faith and credit obligations of any state of the United States of America or any political subdivision thereof or obligations unconditionally guaranteed by the full faith and credit of such state of the United States of America or political subdivision thereof, (c) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P (or the equivalent by DBRS); (d) certificates of deposit, time deposits, overnight bank deposits and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System or is listed on Schedule I or II of the Bank Act (Canada) and has a combined capital and surplus and undivided profits of not less than $250,000,000 and rated Aa by Moody’s or AA by S&P (or the equivalent by DBRS); (e) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America, the Government of Canada or any agency thereof; (f) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (e); and (g) other investments made through the Administrative Agent or its Affiliates and approved by the Administrative Agent. All the Liquid Investments described in clauses (a) through (e) above shall have maturities of not more than 365 days from the date of issue.

“Liquidity” means, as of a date of determination, the sum of (a) an amount equal to (i) the aggregate Revolving Commitments in effect on such date, minus (ii) the Revolving Outstandings on such date, plus (b) readily and immediately available cash held in deposit accounts of any Restricted Entity (other than the Cash Collateral Account) on such date; provided that, such deposit accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the Administrative Agent pursuant to Security Documents and the Liens described in Section 6.2(g).

“Maintenance Capital Expenditures” means Capital Expenditures made by any Person to maintain the operations of such Person at current levels (it being understood that no amounts of the Unrestricted Subsidiaries shall be taken into account in calculating Maintenance Capital Expenditures); provided however, the parties acknowledge that Capital Expenditures made to extend the life of existing fixed assets shall constitute Maintenance Capital Expenditures.

“Majority Lenders” means (a) other than as provided in clause (b) and (c) below, Lenders holding greater than 50% of the sum of (i) the aggregate unfunded Commitments at such time plus (ii) the aggregate unpaid principal amount of the Advances plus the aggregate amount of each Lender’s risk participation and funded participation in the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.15); (b) at any time when there are only two Lenders, both Lenders, and (c) at any time when there is only one Lender, such Lender; provided that, (i) in any event, if there are two or more Lenders, the Commitment of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Lenders are Defaulting Lenders, (ii) for purposes of this definition, Letter of Credit Exposure which is not reallocated or Cash Collateralized in accordance with Section 2.15 shall be deemed to be held by the Lender that is the applicable Issuing Lender, and (iii) for purposes of clause (b) above, Lenders that are Affiliates of each other shall be considered as one Lender.

“Material Adverse Change” means a material adverse effect on (a) the business, assets, financial condition or results of operations, in each case, of the Restricted Entities, taken as a whole, (b) the rights and remedies (taken as a whole) of the Administrative Agent under any Credit Document or (c) the ability of the Credit Parties (taken as a whole) to perform their payment obligations under any Credit Document.

“Maximum Rate” means the maximum nonusurious interest rate under applicable Legal Requirement.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time, (b) with respect to any acceptable backstop letter of credit, 105% of the face amount of such Letter of Credit and (c) otherwise, an amount determined by the Administrative Agent and the Issuing Lenders in their sole discretion.

“Mortgage” means each mortgage or deed of trust in form reasonably acceptable to the Administrative Agent and the Borrower executed by any Credit Party to secure all or a portion of the Secured Obligations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“NCS Canada” means NCS Oilfield Services Canada, Inc., a corporation incorporated pursuant to the laws of Alberta, Canada.

“NCS Energy” means NCS Energy Services, LLC, a Texas limited liability company.

“Net Cash Proceeds” means with respect to any Asset Sale or Disposition of any Property belonging to any Person (including the Disposition of Equity Interests of its Subsidiaries, property insurance proceeds and any award or other compensation as a result of a Casualty Event), all cash and Liquid Investments received from such Asset Sale or Disposition, after (a) payment of, or provision for, all brokerage commissions and other reasonable out-of-pocket fees and expenses actually incurred in connection with such Asset Sale or Disposition or the claim for such insurance proceeds; (b) payment of any outstanding obligations relating to such Property paid in connection with any such Asset Sale or Disposition; (c) the amount of reserves recorded in accordance with GAAP for indemnity or similar obligations of such Person and its Affiliates directly related to such Asset Sale or Disposition; and (d) payment of, or provision for, any Taxes incurred or reasonably expected to be incurred with respect to such Asset Sale or Disposition (including any Permitted Tax Distributions and any such Taxes actually payable by the Restricted Entities attributable to the repatriation of such proceeds).

“Net Income” means, for any period and with respect to any Person, the net income (or loss) for such period for such Person on a consolidated basis after taxes as determined in accordance with GAAP, excluding, however, the cumulative effect of any change in GAAP. For the avoidance of doubt, in determining net income, gross interest income shall be applied to increase income or decrease interest expense but not both.

“Non-Consenting Lender” means any applicable Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders, as applicable, in accordance with the terms of Section 9.3 and (ii) has been approved by the Majority Lenders.

“Non-Credit Party” means any Restricted Subsidiary that is not a Credit Party.

“Non-Defaulting Lender” means any Lender that is not then a Defaulting Lender.

“Nonordinary Course Asset Sales” means (a) any sale, transfer or other Disposition made by any Restricted Entity of any business, division or enterprise, including the associated assets or operations whether in a single transaction or related series of transactions or (b) any sale, transfer or other Disposition by any Restricted Entity of the Equity Interest in any Subsidiary whether in a transaction or related series of transactions, which sale, transfer or other Disposition causes such Person to cease to be a Subsidiary hereunder.

“Notes” means the Revolving Notes, the Term Notes and the Swing Line Note.

“Notice” has the meaning assigned to such term in Section 9.9(b)(ii).

“Notice of Borrowing” means a Notice of Revolving Borrowing or a Notice of Term Borrowing.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit F.

“Notice of Mandatory Payment” means a notice of payment signed by a Responsible Officer of the Borrower in substantially the same form as Exhibit G-1.

“Notice of Optional Payment” means a notice of payment signed by a Responsible Officer of the Borrower in substantially the same form as Exhibit G-2.

“Notice of Revolving Borrowing” means a notice of borrowing signed by the Borrower in substantially the same form as Exhibit E-1.

“Notice of Term Borrowing” means a notice of borrowing signed by the Borrower in substantially the same form as Exhibit E-2.

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, the Issuing Lenders, the Swing Line Lender or the Administrative Agent under this Agreement and the Credit Documents, including, the Letter of Credit Obligations, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“OFAC” means The Office of Foreign Assets Control of the US Department of the Treasury.

“OID” has the meaning assigned to such term in Section 2.17(a)(vii).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Advance or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in Canadian Dollars, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for Canadian Dollars to major banks in such interbank market.

“Parent” has the meaning set forth in the preamble of this Agreement.

“Participant” has the meaning assigned to such term in Section 9.7(d).

“Participant Register” has the meaning specified in Section 9.7(d).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means an Acquisition that is permitted under Section 6.4.

“Permitted Asset Sale” means any Asset Sale that is permitted under Section 6.7.

“Permitted Debt” has the meaning set forth in Section 6.1.

“Permitted Holder” means (a) Advent International Corporation and (b) Controlled and managed funds of Advent International Corporation.

“Permitted Investments” has the meaning set forth in Section 6.3.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Permitted Tax Distributions” means solely related to a Tax year or any portion thereof in which the Borrower is a member of a U.S. federal, state or local consolidated return group with the Parent (or any direct or indirect parent of the Parent) or which group includes the assets of the Borrower, quarterly cash distributions and an annual true up cash distribution made by a Subsidiary to the Borrower, the Borrower to the Parent, and/or subsequently by the Parent to its direct and indirect parent entities, to discharge the consolidated, combined, unitary or similar Tax liabilities of such parent entity and its Subsidiaries when and as due, to the extent such liabilities are attributable to the taxable income realized by the Borrower and its Subsidiaries in such Tax year or such portion thereof; provided that such amount shall not exceed the Tax liabilities that would be due if the Restricted Entities were separate corporations filing income and similar Tax returns on a consolidated, combined, unitary or similar basis with the Parent as the common parent of such affiliated group (calculated at the highest combined applicable federal, state, local and foreign Tax rate).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Restricted Entities or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Platform” has the meaning set forth in Section 9.9(b)(i).

“PPSA” means the Personal Property Security Act (Ontario) or comparable legislation in effect in any other province or territory of Canada.

“Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in San Francisco as its prime rate, which rate may not be the lowest rate of interest charged by such bank to its customers.

“Priming Liens” means materialmen’s, mechanics’, carriers’, workmen’s, landlords’ and repairmen’s liens, and other similar liens arising in the ordinary course of business (whether imposed by law or under customary contracts entered into in the ordinary course of business), including Liens in favor of a processor encumbering Inventory that is being processed and in possession of such processor.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate” has the meaning set forth in Section 1.4.

“Receivables” of any Person means, at any date of determination thereof, the unpaid portion of the obligation, as stated on the respective invoice or other writing of a customer of such Person in respect of goods sold or services rendered by such Person.

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) the Swing Line Lender and (d) any Issuing Lender, as applicable.

“Register” has the meaning set forth in Section 9.7(c).

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, representatives, agents and advisors of such Person and of such Person’s Affiliates, and each of their respective heirs, successors and assigns.

“Release” shall have the meaning set forth in CERCLA.

“Removal Closing Date” has the meaning set forth in Section 8.6(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Resignation Closing Date” has the meaning set forth in Section 8.6(a).

“Response” shall have the meaning set forth in CERCLA.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, General Counsel, or Vice President (or any other officer of such Person with responsibilities associated with the foregoing officers and who is authorized to bind such Person), (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, General Counsel, or Vice President (or any other officer of such Person with responsibilities associated with the foregoing officers and who is authorized to bind such Person), and if such Person is managed by members, then the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, General Counsel, or Vice President of such Person’s managing member (or any other officer of such Person’s managing member with responsibilities associated with the foregoing officers and who is authorized to bind such Person), and if such Person is managed by managers, then a manager (if such manager is an individual) or the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, General Counsel, or Vice President of such manager (or any other officer of such Person’s manager with responsibilities associated with the foregoing officers and who is authorized to bind such Person) (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, General Counsel, or Vice President of such Person’s general partner or partners (or any other officer of such Person’s general partner or partners with responsibilities associated with the foregoing officers and who is authorized to bind such Person).

“Restricted Entity” means any of the Parent and its Restricted Subsidiaries, including the Borrower and NCS Canada.

“Restricted Payment” means, with respect to any Person, any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) made in connection with the Equity Interest of such Person, including those dividends, distributions and payments made in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person; provided that the term “Restricted Payment” shall not include any dividend, distribution or payment payable solely in common Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests.

“Restricted Subsidiary” means, as to any Person, each Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Revolving Advance” means any advance made by a Lender to the Borrower as part of a Revolving Borrowing.

“Revolving Borrowing” means a Borrowing consisting of simultaneous Revolving Advances of the same Type made by the Lenders pursuant to Section 2.1(a) or Converted by each Lender to Revolving Advances of a different Type pursuant to Section 2.4(b).

“Revolving Commitment” means, for each Revolving Lender, the obligation of such Revolving Lender to advance to the Borrower the amount set opposite such Revolving Lender’s name on Schedule II as its Revolving Commitment, or if such Revolving Lender has entered into any Assignment and Acceptance, set forth for such Revolving Lender as its Revolving Commitment in the Register, as such amount may be reduced pursuant to Section 2.1(c)(i) or (d) or increased pursuant to Section 2.17; provided that, after the Revolving Maturity Date, the Revolving Commitment for each Revolving Lender shall be zero. The initial aggregate Revolving Commitment on the date hereof is C$38,430,000.

“Revolving Facility” means, collectively, (a) the revolving credit facility described in Section 2.1(a), (b) the swing line subfacility provided by the Swing Line Lender described in Section 2.3 and (c) the letter of credit subfacility provided by the Issuing Lenders described in Section 2.2.

“Revolving Lenders” means Lenders having a Revolving Commitment, or if such Revolving Commitments have been terminated, Lenders that are owed Revolving Advances.

“Revolving Maturity Date” means the earlier of (a) August 7, 2019, and (b) the earlier termination in whole of the Revolving Commitments pursuant to Section 2.1(c)(i) or (d) or Article 7.

“Revolving Note” means a promissory note made by the Borrower payable to a Revolving Lender in the amount of such Revolving Lender’s Revolving Commitment, in substantially the same form as Exhibit D-1, evidencing indebtedness of the Borrower to such Revolving Lender resulting from Revolving Advances owing to such Revolving Lender.

“Revolving Outstandings” means, as of any date of determination, the Canadian Dollar Equivalent of the sum of (a) the aggregate outstanding amount of all Revolving Advances plus (b) the Letter of Credit Exposure plus (c) the aggregate outstanding amount of all Swing Line Advances.

“Revolving Pro Rata Share” means, at any time with respect to any Revolving Lender, (i) the ratio (expressed as a percentage) of such Revolving Lender’s Revolving Commitment at such time to the aggregate Revolving Commitments at such time, (ii) if all of the Revolving Commitments have been terminated, the ratio (expressed as a percentage) of such Revolving Lender’s aggregate outstanding Revolving Advances at such time to the total aggregate outstanding Revolving Advances at such time, or (iii) if no Revolving Advances are then outstanding, then “Revolving Pro Rata Share” shall mean the “Revolving Pro Rata Share” most recently in effect, after giving pro forma effect to any Assignment and Acceptances.

“S&P” means Standard & Poor’s Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Canadian Dollars, same day or other funds as may be reasonably determined by the Administrative Agent or the Issuing Lenders, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Canadian Dollars.

“Sanctions” has the meaning set forth in Section 4.19.

“Schedule I Bank” means a bank that is a Canadian chartered bank listed on Schedule I under the Bank Act (Canada).

“Schedule II Bank” means a bank that is a Canadian chartered bank listed on Schedule II under the Bank Act (Canada).

“Schedule II/III Reference Banks” means HSBC Bank Canada and such other Schedule II Banks and/or Schedule III Banks as are agreed to from time to time by the Borrower and the Administrative Agent; provided that there shall be no more than three Schedule II/III Reference Banks at any time.

“Schedule III Bank” means a bank that is a Canadian bank listed on Schedule III under the Bank Act (Canada).

“SEC” means, the Securities and Exchange Commission.

“Secured Obligations” means (a) the Obligations, (b) the Banking Services Obligations and (c) the Swap Obligations (other than Excluded Swap Obligations).

“Secured Parties” means the Administrative Agent, the Issuing Lenders, the Swing Line Lender, the Lenders, the Swap Counterparties and Banking Services Providers.

“Security Agreement” means the Security Agreement among the Credit Parties and the Administrative Agent in substantially the same form as Exhibit H.

“Security Documents” means, collectively, the Mortgages, Security Agreement, the Custodial Agreements and any and all other instruments, documents or agreements, including any agreement in respect of the Cash Collateral Account, now or hereafter executed by any Credit Party or any other Person to secure the Secured Obligations.

“Serial Number” means a serial number within the meaning of the PPSA in effect in the province of Alberta.

“Solvent” means, as to any Person, on the date of any determination (a) the sum of the debt (including, without limitation, contingent liabilities) of such Person and its Restricted Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of such Person and its Restricted Subsidiaries, on a consolidated basis; (b) the present fair salable value of the assets of such Person and its Restricted Subsidiaries is not less than the amount that will be required to pay the probable liability of such Person and its Restricted Subsidiaries on their debts (including, without limitation, contingent liabilities) as they become absolute and matured; (c) the capital of such Person and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business and transactions of the Parent or its Restricted Subsidiaries, on a consolidated basis, contemplated as of the date hereof; (d) such Person and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including, without limitation, current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business; and (e) such Person and its Restricted Subsidiaries have not transferred, concealed or removed assets with the intent to hinder, delay or defraud any creditor of such Person. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Equity Distribution” has the meaning set forth in Section 6.8(a).

“Specified Information” has the meaning set forth in Section 9.8.

“Specified Transaction” means, with respect to any measurement period, (a) the Transactions, (b) any proposed or actual, as applicable, Acquisition or Nonordinary Course Asset Sale, (c) any Disposition of all or substantially all of the assets or Equity Interests of a Restricted Subsidiary not prohibited by this Agreement or (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary.

“Subject Lender” has the meaning set forth in Section 2.14.

“Subordinated Debt” means any Debt of the Parent or its Subsidiaries to the extent permitted under Section 6.1(k) and so long as (a) such Debt is unsecured, (b) the scheduled maturity date for such Debt is at least six months past the later of the Revolving Maturity Date and the Term Maturity Date, as such dates are in effect at the time such Debt is incurred, (c) such Debt has no amortization, scheduled prepayments or other mandatory payments other than at the scheduled maturity date therefor and other than any AHYDO “catch-up” payment, (d) such Debt has no cash interest payments, and (e) such Debt is subject to the subordination terms set forth in Schedule 6.19 attached hereto; provided that, (i) such Debt may permit interest payments paid in kind, (ii) such Debt may be convertible into common Equity Interests of the Person issuing such Debt or common Equity Interests of Super Holdings, and (iii) so long as no Default exists or would arise therefrom, such Debt may be prepaid with Equity Issuance Proceeds and the interest accrued on the principal amount so prepaid may be paid with Equity Issuance Proceeds.

“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Parent.

“Super Holdings” means Pioneer Super Holdings, Inc., a Delaware corporation.

“Swap Counterparty” means any counterparty to a Hedging Arrangement with any Credit Party; provided that (a) such counterparty is a Lender or an Affiliate of a Lender at the time such Hedging Arrangement is entered into or (b) such Hedging Arrangement was entered into prior to the Closing Date and such counterparty was a Lender or an Affiliate of a Lender on the Closing Date.

“Swap Obligations” means the obligations of any Credit Party owing to any Swap Counterparty under any Hedging Arrangement; provided that (a) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedging Arrangement to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Swap Obligations only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (b) if a Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be included as Swap Obligations only to the extent such obligations arise from transactions under such individual Hedging Arrangements (and not the Master Agreement between such parties) entered into prior to the time such Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder.

“Swap Termination Value” means, in respect of any one or more Hedging Arrangements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Arrangements, (a) for any date on or after the date such Hedging Arrangements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Arrangements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Arrangements (which may include a Lender or any Affiliate of a Lender).

“Swing Line Advance” means an advance by the Swing Line Lender to the Borrower as part of a Swing Line Borrowing.

“Swing Line Borrowing” means the Borrowing consisting of a Swing Line Advance made by the Swing Line Lender pursuant to Section 2.3 or, if an AutoBorrow Agreement is in effect, any transfer of funds pursuant to such AutoBorrow Agreement.

“Swing Line Lender” means Wells Fargo.

“Swing Line Note” means the promissory note made by the Borrower payable to the Swing Line Lender evidencing the indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Advances in substantially the same form as Exhibit D-3.

“Swing Line Payment Date” means (a) if an AutoBorrow Agreement is in effect, the earliest to occur of (i) the date required by such AutoBorrow Agreement, (ii) two Business Days after demand is made by the Swing Line Lender and (iii) the Revolving Maturity Date, or (b) if an AutoBorrow Agreement is not in effect, the earlier to occur of (i) the last Business Day of each calendar month, (ii) two Business Days after demand is made by the Swing Line Lender and (iii) the Revolving Maturity Date.

“Swing Line Sublimit Amount” means C$10,000,000; provided that, on and after the Revolving Maturity Date, the Swing Line Sublimit Amount shall be zero.

“Tax Act” means the Income Tax Act (Canada).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Advance” means any advance by a Term Lender to the Borrower as part of a Term Borrowing.

“Term Borrowing” means a Borrowing consisting of simultaneous Term Advances of the same Type made by each Term Lender pursuant to Section 2.1(b) or Converted by each Term Lender to Term Advances of a different Type pursuant to Section 2.4(b).

“Term Commitment” means, for each Term Lender, the obligation of such Term Lender to advance Canadian Dollars to the Borrower the amount set opposite such Term Lender’s name on

Schedule II as its Term Commitment, or if such Term Lender has entered into any Assignment and Acceptance, set forth for such Term Lender as its Term Commitment in the Register; provided that, after the Closing Date, the Term Commitment for each Term Lender shall be zero unless subsequently increased pursuant to Section 2.17. The aggregate Term Commitments on the date hereof is equal to C$197,640,000.

“Term Facility” means the term loan facility described in Section 2.1(b).

“Term Lenders” means Lenders having a Term Commitment or if such Term Commitments have been terminated, Lenders that are owed Term Advances.

“Term Maturity Date” means the earlier of (a) August 7, 2019, and (b) the earlier termination in whole of the Term Commitments and acceleration of the Term Advances pursuant to Article 7.

“Term Note” means a promissory note made by the Borrower payable to a Term Lender in the amount of such Term Lender’s Term Commitment, in substantially the same form as Exhibit D-2, evidencing indebtedness of the Borrower to such Term Lender resulting from the Term Advances owing to such Lender.

“Term Pro Rata Share” means, at any time with respect to any Term Lender, (i) ratio (expressed as a percentage) of such Lender’s aggregate outstanding Term Advances plus any unfunded Term Commitments at such time to the total aggregate outstanding Term Advances and unfunded Term Commitments at such time, or (ii) if no Term Advances and no Term Commitments are then outstanding, then “Term Pro Rata Share” shall mean the “Term Pro Rata Share” most recently in effect, after giving pro forma effect to any Assignment and Acceptances.

“Termination Date” means the date on which all of the following events shall have occurred: (a) the termination of all Commitments, (b) the termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to each Issuing Lender have been made), and (c) the payment in full of all outstanding Advances, Letter of Credit Obligations (other than with respect to Letters of Credit as to which other arrangements reasonably satisfactory to each Issuing Lender have been made) and all other Obligations payable under this Agreement and under any other Credit Document (other than contingent indemnification or expense reimbursement obligations for which no claim has been made); provided that, if any Commitment is thereafter reinstated or any such terminated Letter of Credit is reinstated or any such payment of any Obligation is thereafter is rescinded or must be otherwise restored by any holder of any of the Obligations, then the “Termination Date” is deemed not to have occurred.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) the appointment of, or the filing of an application for the appointment of, a trustee to administer any Plan pursuant to Section 4042(b) of ERISA.

“Transactions” means, collectively, (a) the initial borrowings and other extensions of credit under this Agreement, (b) the refinancing in full of all outstanding Debt of the Credit Parties under the Existing Credit Agreement on the Closing Date, (c) the payment of the Specified Equity Distribution, and (d) the payment of fees, commissions and expenses in connection with each of the foregoing.

“Total Consideration” means, as to any Acquisition, the consideration in relation thereto paid in cash, Equity Interests, Debt, any other assumed liabilities (other than operating lease obligations and unknown contingent liabilities), other assets owned prior to the consummation of such Acquisition, or earn-outs, but excluding the value of any Equity Interests of the Parent (or any direct or indirect parent company) and the proceeds of issuances of Equity Interests of, or contributions to the equity of, the Parent.

“Type” has the meaning set forth in Section 1.4.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Parent that is designated by a Responsible Officer of the Parent as an Unrestricted Subsidiary in accordance with Section 5.11, but only to the extent that: (i) except as permitted by Article 6, such Subsidiary is not party to any agreement, contract, arrangement or understanding with any Restricted Entity; (ii) except as permitted by Section 6.3, such Subsidiary is a Person with respect to which neither the Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (iii) such Subsidiary has not been re-designated as a Restricted Subsidiary under Section 5.11, and (b) any Subsidiary of a Subsidiary that becomes an Unrestricted Subsidiary pursuant to the preceding clause (a); provided that such Subsidiary of the Unrestricted Subsidiary must also comply with the preceding conditions.

“US” means the United States of America.

“US Base Rate Advance” means an Advance in Dollars that bears interest at the Adjusted Base Rate.

“US Certificated Equipment” means Certificated Equipment for which the certificate is issued by a Governmental Authority in the United States.

“US Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“US Tax Compliance Certificate” has the meaning assigned to such term in Section 2.13(g).

“VIN” means a vehicle identification number.

“Voting Securities” means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wells Fargo Parties” means Wells Fargo and Wells Fargo Securities, LLC.

“Working Capital” means, for any Person at any date, its Current Assets (as defined below) at such date minus its Current Liabilities (as defined below) at such date. For purposes of this definition (a) “Current Assets” means, at any time, the consolidated current assets (other than cash and Liquid Investments) of the Restricted Entities, and (b) “Current Liabilities” means, at any time, the consolidated current liabilities of the Restricted Entities, but excluding, without duplication, (i) the principal amount of Advances then outstanding, (ii) the current portion of any long-term Debt and (iii) interest and Taxes currently payable.

Section 1.2. Computation of Time Periods. In this Agreement and in the other Credit Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3. Accounting Terms; Changes in GAAP.

(a) Unless otherwise indicated, all calculations of financial ratios (and the financial definitions and other financial calculations used in any financial ratio whether for covenant compliance or the determination of the Applicable Margin) and all accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP in effect from time to time applied on a consistent basis with those applied in the preparation of the audited Financial Statements referred to in Section 4.4, subject to clause (c) below.

(b) All Financial Statements of the Parent and all calculations of financial ratios (and the financial definitions and other financial calculations used in any financial ratio whether for covenant compliance or the determination of the Applicable Margin) shall be based upon the consolidated accounts of the Restricted Entities, which, for the avoidance of doubt, shall exclude (i) the accounts of any Person which would be consolidated with the Parent in the Parent’s consolidated Financial Statements if such Financial Statements were prepared in accordance with GAAP but a majority of such Person’s Voting Securities are not owned by a Restricted Entity and (ii) the accounts of any Unrestricted Subsidiary.

(c) If at any time any change in GAAP (including its treatment of operating leases and capital leases) would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent Financial Statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4. Classes and Types of Advances. Advances are distinguished by “Class” and “Type”. The “Class” of an Advance refers to the determination of whether such Advance is a Revolving Advance, a Term Advance or a Swing Line Advance. The “Type”, when used in respect of any Advance or Borrowing, refers to the Rate (as defined below) by reference to which interest on such Advances or on the Advances comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Eurocurrency Rate, the Adjusted Base Rate, the Canadian Base Rate and the Discount Rate applicable to Bankers’ Acceptances and B/A Equivalent Advances.

Section 1.5. Miscellaneous. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Agreement or any other Credit Document) are references to such instruments, documents, contracts, and agreements as the same may be amended, restated, amended and restated, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (subject to the restrictions contained herein). The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement or in any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 1.6. Foreign Currency.

(a) Exchange Rates; Currency Equivalents.

(i) On each Computation Date, the Administrative Agent shall determine the Agent’s Exchange Rate as of such Computation Date and deliver to the Issuing Lenders and the Borrower in writing the effective Agent’s Exchange Rate and the Canadian Dollar Equivalent amount and the Dollar Equivalent amount of such determination. The Agent’s Exchange Rate so determined shall become effective as of such Computation Date and shall remain effective through the next succeeding Computation Date.

(ii) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of an Advance or the issuance, amendment or extension of a Letter of Credit, an amount (such as a required minimum or multiple amount) is expressed in Canadian Dollars, but such Borrowing, Advance or Letter of Credit is denominated in Dollars, such amount shall be the Dollar Equivalent of such Canadian Dollar amount (rounded to the nearest cent, with 0.5 of a cent being rounded upward).

(b) Notwithstanding the foregoing, for purposes of any determination under Article 5 (other than the Financial Statements and the calculation of the financial ratios for purposes of the Compliance Certificate), Article 6 (other than Sections 6.16 or 6.17) or Article 7, in each case, with respect to the amount of any Debt (including the refinancing or replacement of such Debt), Lien, Investment, Acquisition, contractual restriction, Disposition, Restricted Payment, affiliate transaction, sale and leaseback transaction, operating lease, Debt prepayment or other transaction, event or circumstance, or any other determination under any other provision of this Agreement expressly requiring the use of a current exchange rate (any of the foregoing, a “subject transaction”) in a currency other than Dollars, (i) the Dollar Equivalent amount of a subject transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted under the heading “Foreign Exchange Rates” on www.bloomberg.com (or, only in the event that the “Foreign Exchange Rates” are not available on www.bloomberg.com, by reference to such other publicly available service for displaying exchange rates as may be agreed up by the Administrative Agent and the Borrower (it being understood that the Administrative Agent consents to www.reuters.com for such purpose) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction. For purposes of delivering Financial Statements under Section 5.2, the Borrower shall (i) use the rate of exchange quoted under the heading “Foreign Exchange Cross Rates” on www.bloomberg.com (or, only in the event that the “Foreign

Exchange Cross Rates” are not available on www.bloomberg.com, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower (it being understood that the Administrative Agent consents to www.reuters.com for such purpose), (ii) expressly state in such Financial Statements the applicable exchange rate being applied and (iii) use the same exchange rate for Financial Statements and other financial information that cover the same period. For purposes of calculating the financial ratios under Sections 6.16 or 6.17, on any date of determination, amounts in currencies other than Dollars (whether included in the numerator or the denominator (or both) of such financial ratios) shall be translated into Dollars at the currency exchange rate used in preparing the Financial Statements as provided above, and will, in the case of Debt, reflect the currency effects, determined in accordance with GAAP, of Hedging Arrangements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent of such Debt.

(c) With respect to any proposed Borrowing denominated in Canadian Dollars or any proposed issuance of a Letter of Credit denominated in Canadian Dollars, if there shall occur, on or prior to the date of such proposed Borrowing or issuance, any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which (x) would in the reasonable opinion of the Administrative Agent or the Majority Lenders, make it impracticable or illegal for such Borrowing or such Letter of Credit to be denominated in Canadian Dollars or (y) make Canadian Dollars not freely transferable and convertible into Dollars in the London, Canadian or US foreign exchange market, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders, and the right of the Borrower to select Advances in Canadian Dollars for such Borrowing or for any subsequent Borrowing and to have Letters of Credit denominated in Canadian Dollars issued for the account of any Credit Party shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made in the Dollar Equivalent of the originally requested Advance and each Letter of Credit shall be issued in the Dollar Equivalent of the face amount of the originally proposed Letter of Credit.

Section 1.7. Pro Forma Calculations. For purposes of all financial ratios and testing the covenants set forth in Sections 6.16 and 6.17 or to determine whether a condition to a specific action has been or will be satisfied, such calculation shall be made after giving effect to any Specified Transaction as follows: (a) consolidated Net Income and EBITDA shall be calculated on a pro forma basis for such event as set forth in the definition of EBITDA and (b) subject to the following sentence, any Debt or other liabilities to be incurred or assumed or repaid or retired in connection therewith shall be deemed to have been consummated and incurred, assumed, repaid or retired as of the first day of the applicable measurement period with respect to such covenant, test or condition (and assuming all Debt so incurred or assumed bears interest during any portion of the applicable measurement period prior to the relevant event (A) in the case of fixed rate Debt, at the rate applicable thereto, or (B) in the case of floating rate Debt, at the rates in effect on the date of determination). Notwithstanding the foregoing, solely for purposes of testing the Fixed Charge Coverage Ratio covenant set forth in Section 6.17 (and not for any other purpose (including the pro forma calculation under Section 3.1(m) or for testing any condition required under any other covenant)), the Advances incurred under this Agreement on the Closing Date shall be included in such calculation as Debt incurred on the Closing Date and shall not be deemed to have been incurred as of the first day of the applicable measurement period and the Debt repaid with such Advances on the Closing Date shall be calculated as being repaid on the Closing Date and shall not be deemed to have been repaid as of the first day of the applicable measurement period.

Section 1.8. Non-Business Day Payments and Performance. Whenever any payment or the performance of any obligation or covenant hereunder or under any other Credit Document shall be stated

to be due on a day other than a Business Day, payment or performance of such obligation or covenant shall be made on the next succeeding Business Day, and, if applicable, such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurocurrency Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

ARTICLE 2

CREDIT FACILITIES

Section 2.1. Revolving and Term Commitments.

(a) Revolving Commitment. Each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Maturity Date; provided that after giving effect to such Revolving Advances, the Revolving Outstandings shall not exceed the aggregate Revolving Commitments in effect at such time. Each Revolving Borrowing shall (A) if comprised of Base Rate Advances be in an aggregate amount not less than C$500,000 and in integral multiples of C$100,000 in excess thereof (or the remaining amount of the Revolving Commitments, if less), (B) if comprised of Eurocurrency Advances be in an aggregate amount not less than C$1,000,000 and in integral multiples of C$500,000 in excess thereof (or the remaining amount of the Revolving Commitments, if less), (C) if comprised of B/A Advances be in such minimum amounts as required under Section 2.18 and (D) consist of Revolving Advances of the same Type made on the same day by the Revolving Lenders ratably according to their respective Revolving Commitments; provided that, the aggregate Revolving Borrowings to be made on the Closing Date shall not exceed the Canadian Dollar Equivalent of $5,000,000. Within the limits of each Lender’s Revolving Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.5, and reborrow under this Section 2.1(a).

(b) Term Commitment. Each Term Lender severally agrees, on the terms and conditions set forth in this Agreement, to make to the Borrower on the Closing Date (and if applicable, on the effective date of a Commitment Increase), a Term Advance in Canadian Dollars in an amount not to exceed such Lender’s Term Commitment (as such Term Commitment may have been increased pursuant to Section 2.17). The Borrower may not reborrow any Term Advances that have been repaid.

(c) Reduction of the Commitments.

(i) Revolving Commitments. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce in part the unused portion of the Revolving Commitments; provided that each partial reduction shall be in a minimum amount of C$1,000,000 and in integral multiples of C$1,000,000 in excess thereof (or the remaining amount of the Revolving Commitments, if less). Any reduction or termination of the Revolving Commitments pursuant to this Section 2.1(c)(i) shall be applied ratably to each Revolving Lender’s Revolving Commitment and shall be permanent, with no obligation of the Revolving Lenders to reinstate such Revolving Commitments, and the applicable Commitment Fees shall thereafter be computed on the basis of the Revolving Commitments, as so reduced; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(ii) Term Commitments. On the making of the Term Advances on the Closing Date, each Term Lender’s Term Commitment in effect on the Closing Date shall be reduced to zero. On the making of the Term Advances on any Increase Date, each Term Lender’s Term Commitment, as increased by such Commitment Increase, shall be reduced to zero. Any reduction or termination of the Term Commitments pursuant to this Section 2.1(c)(ii) shall be permanent, with no obligation of the Term Lenders to reinstate such Term Commitments.

(d) Termination of Defaulting Lender Commitments. (i) The Borrower may terminate the unused amount of the Revolving Commitment of any Revolving Lender that is a Defaulting Lender and (ii) the Borrower may terminate the Term Commitment of any Term Lender that has unfunded Term Commitments and is a Defaulting Lender, in each case, upon not less than two Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (A) no Event of Default shall have occurred and be continuing, and (B) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Lender, the Swing Line Lender or any Lender may have against such Defaulting Lender.

(e) Evidence of Debt. The Advances made by each Lender (including the Swing Line Advances made by each Swing Line Lender), shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and the applicable Lenders shall be conclusive absent manifest error of the amount of the Advances made by such Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Note or a Term Note, as applicable, which shall evidence such Lender’s Advances to the Borrower in addition to such accounts or records. Upon the request of the Swing Line Lender to the Borrower, the Borrower shall execute and deliver to the Swing Line Lender the Swing Line Note which shall evidence the applicable Swing Line Advances to the Borrower in addition to such accounts or records. Each Lender may attach schedules to such Notes and endorse thereon the date, Type (if applicable), amount, and maturity of its Advances and payments with respect thereto. In addition to the accounts and records referred to in the immediately preceding sentences, each Lender, each Issuing Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender (other than the Issuing Lenders) in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. In the event of any conflict among the accounts and records maintained by the Administrative Agent, the accounts and records maintained by each Issuing Lender as to Letters of Credit issued by it, and the accounts and records of any other Lender in respect of such matters, the accounts and records of such Issuing Lender shall control in the absence of manifest error.

Section 2.2. Letters of Credit

(a) Commitment for Letters of Credit. Subject to the terms and conditions set forth in this Agreement, each Issuing Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.2, from time to time on any Business Day during the period from the Closing Date until the Revolving Maturity Date, to issue, increase or extend the expiration date of, Letters of Credit for the account of any Credit Party, provided that no Letter of Credit will be issued, increased, or extended:

(i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Maximum Amount and (B) an amount equal to the aggregate Revolving Commitments, in either case, in effect at such time minus (2) the sum of the aggregate outstanding amount of all Revolving Advances and Swing Line Advances;

(ii) unless such Letter of Credit has an expiration date not later than the earlier of (A) one year after its issuance or extension and (B) five Business Days prior to the Revolving Maturity Date (an “Acceptable Letter of Credit Maturity Date”); provided that, (1) if the Revolving Commitments are terminated in whole pursuant to Section 2.1(c)(i), the Borrower shall either (A) deposit into the Cash Collateral Account cash in an amount equal to 105% of the Letter of Credit Exposure for the Letters of Credit which have an expiry date beyond the date the Revolving Commitments are terminated or (B) provide a replacement letter of credit (or other security) reasonably acceptable to the Administrative Agent and the applicable Issuing Lender in an amount equal to 105% of the Letter of Credit Exposure, and (2) any such Letter of Credit with a one-year tenor may expressly provide for an automatic extension of one additional year so long as such Letter of Credit expressly allows the applicable Issuing Lender, at its sole discretion, to elect not to provide such extension; provided that, in any event, such automatic extension may not result in an expiration date that occurs after the fifth Business Day prior to the Revolving Maturity Date;

(iii) unless such Letter of Credit is a standby or documentary letter of credit;

(iv) unless such Letter of Credit is in form and substance reasonably acceptable to the applicable Issuing Lender in its sole discretion;

(v) unless the Borrower has delivered to the applicable Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any Letter of Credit Application conflicts or is inconsistent with the terms of this Agreement or any other Credit Document, the terms of this Agreement or such other Credit Document shall control; provided further that, the inclusion in such Letter of Credit Application of terms and provisions, and rights or remedies in favor of such Issuing Lender, which are not addressed in this Agreement or any Credit Document shall not be deemed to be in conflict or inconsistent with this Agreement or any Credit Document;

(vi) unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the applicable Issuing Lender;

(vii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain any Issuing Lender from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it;

(viii) if the issuance, increase or extension of such Letter of Credit would violate one or more policies of the applicable Issuing Lender applicable to letters of credit generally;

(ix) if any Revolving Lender is at such time a Defaulting Lender hereunder, unless each Issuing Lender has entered into reasonably satisfactory arrangements with the Borrower or such Lender to eliminate such Issuing Lender’s risk with respect to such Lender, including to Cash Collateralize such Defaulting Lender’s Applicable Pro Rata Share of the Letter of Credit Exposure;

(x) if Letter of Credit is to be denominated in a currency other than Dollars or Canadian Dollars; or

(xi) if such Letter of Credit supports the obligations of any Person in respect of (x) a lease of real property or (y) an employment contract if the applicable Issuing Lender reasonably determines that the Borrower’s obligation to reimburse any draws under such Letter of Credit may be limited.

(b) Requesting Letters of Credit. Each Letter of Credit shall be issued or amended, as the case may be, pursuant to a Letter of Credit Application given by the Borrower to the Administrative Agent and the applicable Issuing Lender by facsimile or other writing not later than 11:00 a.m. (Houston, Texas, time) on the third Business Day before the proposed date of issuance or amendment for the Letter of Credit. Each Letter of Credit Application shall be fully completed and shall specify the information required therein. Each Letter of Credit Application shall be irrevocable and binding on the Borrower. Subject to the terms and conditions hereof, the applicable Issuing Lender shall before 2:00 p.m. (Houston, Texas, time) on the issuance or amendment date set forth in such Letter of Credit Application issue or amend such Letter of Credit to the beneficiary of such Letter of Credit.

(c) Reimbursements for Letters of Credit; Funding of Participations.

(i) In the event of any drawing under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower and the Administrative Agent. With respect to any Letter of Credit, in accordance with the related Letter of Credit Application, the Borrower agrees to pay on demand to the Administrative Agent on behalf of the applicable Issuing Lender an amount equal to any amount paid by such Issuing Lender under such Letter of Credit; provided that, the Borrower shall pay such amounts on the day of demand if notice of such drawing and demand for payment is prior to 2:00 p.m. (Houston, Texas time) on a Business Day and if such notice is after 2:00 p.m. (Houston, Texas time), the Borrower shall pay such amounts owed to such Issuing Lender on the following Business Day; provided further that, in any event, such amount paid by such Issuing Lender under such Letter of Credit shall accrue interest at the interest rate applicable to (x) in the case of Letters of Credit denominated in Canadian Dollars, Revolving Advances that are Canadian Base Rate Advances and (y) in the case of Letters of Credit denominated in Dollars, Revolving Advances that are US Base Rate Advances until such amount is reimbursed by the Borrower (including by receipt of proceeds from Revolving Advances), subject to Section 2.8(f). Upon such Issuing Lender’s demand for payment under the terms of a Letter of Credit Application, the Borrower may, with a written notice, request that the Borrower’s obligations to such Issuing Lender thereunder be satisfied with the proceeds of a Revolving Advance in the same amount and currency (notwithstanding any minimum size or increment limitations on individual Revolving Advances). If the Borrower does not make such request and does not otherwise make the payments demanded by such Issuing Lender as required under this Agreement or the Letter of Credit Application, then the Borrower shall be deemed for all purposes of this Agreement to have requested a Swing Line Advance in the same amount and currency and the transfer of the proceeds thereof to satisfy the Borrower’s obligations to such Issuing Lender, and the Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Swing Line Lender to make such Swing Line Advance, to transfer the proceeds thereof to such Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a Swing Line Advance to the Borrower. The Administrative Agent and the Swing Line Lender may record and otherwise treat the making of such Swing Line Borrowing as the making of a Swing Line Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release the Borrower’s obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.2(c) shall not constitute a cure or waiver of any Default, other than the payment Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or the Letter of Credit Application.

(ii) Each Revolving Lender (including each Revolving Lender acting as an Issuing Lender) shall, upon notice from the Administrative Agent that the Borrower has requested a Revolving Advance pursuant to Section 2.4 and regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.4, or (C) a Default exists, make funds available to the Administrative Agent for the account of the applicable Issuing Lender in an amount equal to such Revolving Lender’s Revolving Pro Rata Share of the amount of such Revolving Advance not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Lender.

(iii) If any such Revolving Lender shall not have so made its Revolving Advance available to the Administrative Agent pursuant to this Section 2.2, such Revolving Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Overnight Rate for such day for the first three days and thereafter the interest rate applicable to the Revolving Advance and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Revolving Lender such Revolving Lender’s Revolving Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Revolving Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s Revolving Advance was outstanding and funded), which payment shall be subject to repayment by such Revolving Lender if such payment received by the Administrative Agent is required to be returned. Each Revolving Lender’s obligation to make the

Revolving Advance pursuant to this Section 2.2 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or any other Person may have against any Issuing Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Revolving Commitments; (3) any breach of this Agreement by any Credit Party or any other Revolving Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(d) Participations. Upon the date of the issuance or increase of a Letter of Credit, the applicable Issuing Lender shall be deemed to have sold to each other Revolving Lender and each other Revolving Lender shall have been deemed to have purchased from such Issuing Lender a participation in the related Letter of Credit Obligations equal to such Revolving Lender’s Revolving Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. Such Issuing Lender shall promptly notify each such participant Revolving Lender by facsimile, telephone, or electronic mail (PDF) of each Letter of Credit issued or increased and the actual dollar amount of such Revolving Lender’s participation in such Letter of Credit. If at any time, the Revolving Commitments shall have expired or shall have been terminated while any Letter of Credit Exposure is outstanding, each Revolving Lender, at the sole option of the Issuing Lenders, shall fund its participation in such Letters of Credit in an amount equal to such Lender’s Pro Rata Share of the unpaid amount of the Borrower’s payment obligations under drawn Letters of Credit in the currency so paid by the applicable Issuing Lender. The Issuing Lenders shall notify the Administrative Agent, and in turn, the Administrative Agent shall notify each such Revolving Lender of the amount of such participation, and such Revolving Lender will transfer to the Administrative Agent for the account of each Issuing Lender on the next Business Day following such notice, in Same Day Funds, the amount of such participation. At any time after any Issuing Lender has made a payment under any Letter of Credit and has received from any Revolving Lender funding of its participation in respect of such payment in accordance with this clause (d), if the Administrative Agent receives for the account of such Issuing Lender any payment in respect of the related Letter of Credit Exposure or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent shall distribute to such Revolving Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents;

(ii) any amendment or waiver of the obligations of the Borrower or any consent to departure by the Borrower from any Letter of Credit Documents;

(iii) the existence of any claim, set-off, defense or other right which any Credit Party may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Lender, any Lender or any other Person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent any Issuing Lender would not be liable therefor pursuant to the following paragraph (g);

(v) payment by the applicable Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

(f) Prepayments of Letters of Credit. In the event that any Letter of Credit shall be outstanding or shall be drawn and not reimbursed on or prior to the fifth Business Day prior to the Revolving Maturity Date (or on the Maturity Date in the event the Revolving Maturity Date occurs as a result of the optional termination in whole of the Revolving Commitments pursuant to Section 2.1(c)), the Borrower shall pay to the Administrative Agent an amount equal to 105% of the Letter of Credit Exposure allocable to such Letter of Credit and in the applicable currency of such Letter of Credit, such amount to be due and payable on the fifth Business Day prior to the Revolving Maturity Date (or on the Maturity Date in the event the Revolving Maturity Date occurs as a result of the optional termination in whole of the Revolving Commitments pursuant to Section 2.1(c)), and to be held in the Cash Collateral Account and applied in accordance with paragraph (h) below. From time to time thereafter, upon written notice by the Administrative Agent that, as a result of a change in the Agent’s Exchange Rate, the amount held in the Cash Collateral Account is less than the sum of (i) 105% of the Letter of Credit Exposure allocable to such Letters of Credit and (ii) the amount otherwise required to be held in such Cash Collateral Account pursuant to the terms of this Agreement, then the Borrower shall, within one Business Day after such notice is received, deposit additional funds into the Cash Collateral Account in an amount equal to such deficiency.

(g) Liability of Issuing Lender. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lenders nor any of their officers or directors shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii) payment by the applicable Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING ANY ISSUING LENDER’S OWN NEGLIGENCE),

except that the Borrower shall have a claim against any Issuing Lender, and such Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which a court in a final, non-appealable finding rules were caused by such Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(h) Cash Collateral Account.

(i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.2(a)(ii), 2.2(f), 2.5(c)(viii), 7.2(b) or 7.3(b) or any other provision under this Agreement, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations.

(ii) Funds held in the Cash Collateral Account shall be held as Cash Collateral for obligations with respect to Letters of Credit or outstanding Swing Line Advances, as applicable, and promptly applied by the Administrative Agent at the request of the applicable Issuing Lender or applicable Swing Line Lender to any reimbursement or other obligations under Letters of Credit that exist or occur and to any outstanding Swing Line Advances, as applicable. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure and the outstanding amount of the Swing Line Advances during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as Cash Collateral for the Secured Obligations or (B) apply such surplus funds to any Secured Obligations in any manner directed by the Majority Lenders. If no Event of Default exists, then at the Borrower’s request, the Administrative Agent shall release any surplus funds held in the Cash Collateral Account above the sum of (x) the Letter of Credit Exposure (or in the case of any Letter of Credit with an expiration date beyond the fifth Business Day prior to the Maturity Date, 105% of the Letter of Credit Exposure allocable to such Letter of Credit) and (y) all Defaulting Lenders’ Applicable Pro Rata Share of outstanding Swing Line Advances other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been funded by it, Cash Collateralized or reallocated to other Lenders.

(iii) Funds held in the Cash Collateral Account may be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no obligation to make any investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(i) Letters of Credit Issued for Guarantors or any Subsidiary. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor or any Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit issued hereunder by such Issuing Lender. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Guarantor, the Borrower or any Subsidiary inures to the benefit of the Borrower, and that the Borrower’s businesses (indirectly or directly) derive substantial benefits from the businesses of such other Persons.

Section 2.3. Swing Line Advances.

(a) Facility. On the terms and conditions set forth in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swing Line Lender may (but is not obligated to), in its sole discretion, from time-to-time on any Business Day during the period from the date of this Agreement until the last Business Day occurring before the Revolving Maturity Date, make Swing Line Advances to the Borrower which shall be due and payable as provided in Section 2.6(c) and bear interest as provided in Section 2.8(c), and in an aggregate outstanding principal amount not to exceed the Swing Line Sublimit Amount at any time; provided that (i) after giving effect to such Swing Line Advance, the sum of the aggregate outstanding amount of all Revolving Advances plus the Letter of Credit Exposure plus the aggregate outstanding amount of all Swing Line Advances, shall not exceed the aggregate Revolving Commitments in effect at such time; (ii) no Swing Line Advance shall be made by the Swing Line Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swing Line Advance, it being agreed by the Borrower that the giving of the applicable Notice of Revolving Borrowing and the acceptance by the Borrower of the proceeds of such Swing Line Advance shall constitute a representation and warranty by the Borrower that on the date of such Swing Line Advance such conditions have been met; (iii) only if an AutoBorrow Agreement is not in effect, each Swing Line Advance shall be in an aggregate amount not less than C$100,000 and in integral multiples of C$50,000 in excess thereof; and (iv) if an AutoBorrow Agreement is in effect, such additional terms and conditions of such AutoBorrow Agreement shall have been satisfied, and in the event that any of the terms of this Section 2.3(a) conflict with such AutoBorrow Agreement, the terms of the AutoBorrow Agreement shall govern and control. No Lender shall have any rights or obligations under any AutoBorrow Agreement, but each Revolving Lender shall have the obligation to purchase and fund risk participations in the Swing Line Advances and to refinance Swing Line Advances as provided below.

(b) Prepayment. Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.3(a) may from time to time be borrowed, prepaid without penalty, and reborrowed. If the aggregate outstanding principal amount of the Swing Line Advances ever exceeds the Swing Line Sublimit Amount, the Borrower shall, upon receipt of written notice of such condition from the Swing Line Lender and to the extent of such excess, prepay to the Swing Line Lender outstanding principal of the Swing Line Advances such that such excess is eliminated. If an AutoBorrow Agreement is in effect, each prepayment of a Swing Line Borrowing shall be made as provided in such AutoBorrow Agreement.

(c) Reimbursements for Swing Line Obligations.

(i) With respect to the Swing Line Advances and the interest, premium, fees, and other amounts owed by the Borrower to the Swing Line Lender in connection with the Swing Line Advances, the Borrower agrees to pay to the Swing Line Lender such amounts when due and payable to the Swing Line Lender under the terms of this Agreement and, if an AutoBorrow

Agreement is in effect, in accordance with the terms of such AutoBorrow Agreement. If the Borrower does not pay to the Swing Line Lender any such amounts when due and payable to the Swing Line Lender, the Swing Line Lender may upon notice to the Administrative Agent request the satisfaction of such obligation by the making of a Revolving Borrowing in the amount of any such amounts not paid when due and payable. Upon such request, the Borrower shall be deemed to have requested the making of a Revolving Borrowing in the amount of such obligation and the transfer of the proceeds thereof to the Swing Line Lender (and with respect to Swing Line Advances denominated in Dollars, the deemed requested Revolving Borrowing shall consist of Eurocurrency Advances with an Interest Period of one month, commencing three Business Days following such request). The Administrative Agent shall promptly forward notice of such Revolving Borrowing to the Borrower and the Revolving Lenders, and each Revolving Lender shall, regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.4, or (C) a Default exists, make available such Revolving Lender’s Revolving Pro Rata Share of such Revolving Borrowing to the Administrative Agent, and the Administrative Agent shall promptly deliver the proceeds thereof to the Swing Line Lender for application to such amounts owed to the Swing Line Lender. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Swing Line Lender to make such requests for Revolving Borrowings on behalf of the Borrower, and the Revolving Lenders to make Revolving Advances to the Administrative Agent for the benefit of the Swing Line Lender in satisfaction of such obligations. The Administrative Agent and each Revolving Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release the Borrower’s obligations under the Swing Line Note, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.3(c) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or the Swing Line Note.

(ii) If at any time the Revolving Commitments shall have expired or be terminated while any Swing Line Advance is outstanding, each Revolving Lender, at the sole option of the Swing Line Lender, shall either (A) notwithstanding the expiration or termination of the Revolving Commitments, make a Revolving Advance as a Canadian Base Rate Advance, or (B) be deemed, without further action by any Person, to have purchased from the Swing Line Lender a participation in such Swing Line Advance, in either case in an amount equal to the product of such Revolving Lender’s Revolving Pro Rata Share times the outstanding aggregate principal balance of the Swing Line Advances. The Administrative Agent shall notify each such Revolving Lender of the amount of such Revolving Advance or participation, and such Revolving Lender will transfer to the Administrative Agent for the account of the Swing Line Lender on the next Business Day following such notice, in Same Day Funds, the amount of such Revolving Advance or participation.

(iii) If any such Revolving Lender shall not have so made its Revolving Advance or its percentage participation available to the Administrative Agent pursuant to this Section 2.3, such Revolving Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Overnight Rate for such day for the first three days and thereafter the interest rate applicable to the Revolving Advance and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Revolving Lender such Revolving Lender’s Revolving Advance or participating interest in a Swing Line Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Revolving Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s Revolving Advance or participating interest was outstanding and funded), which payment shall be subject to repayment by such Revolving Lender if such payment received by the Administrative Agent is required to be returned. Each Revolving Lender’s obligation to make the Revolving Advance or purchase such participating interests pursuant to this Section 2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or any other Person may have against the Swing Line Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Revolving Commitments; (3) any breach of this Agreement by the Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swing Line Advance, once so participated by any Revolving Lender, shall cease to be a Swing Line Advance with respect to that amount for purposes of this Agreement, but shall continue to be a Revolving Advance.

(d) Method of Borrowing. If an AutoBorrow Agreement is in effect, each Swing Line Borrowing shall be made as provided in such AutoBorrow Agreement. Otherwise, and except as provided in clause (c) above, each request for a Swing Line Advance shall be made pursuant to telephone notice to the Swing Line Lender given no later than 10:00 a.m. (Houston, Texas time) for Swing Line Advances denominated in Canadian Dollars, in each case on the date of the proposed Swing Line Advance, promptly confirmed by a completed and executed Notice of Revolving Borrowing telecopied, facsimiled, or, unless otherwise required by the Administrative Agent or Swing Line Lender prior to such delivery, electronic mail (PDF), to the Administrative Agent and the Swing Line Lender. The Swing Line Lender will promptly make the Swing Line Advance available to the Borrower at its account with the Administrative Agent.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Advances (provided that any failure of the Swing Line Lender to provide such invoice shall not release the Borrower from its obligation to pay such interest). Until each Revolving Lender funds its Revolving Advance or risk participation pursuant to clause (c) above, interest in respect of such Revolving Lender’s Revolving Pro Rata Share of the Swing Line Advances shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Advances directly to the Swing Line Lender.

(g) Discretionary Nature of the Swing Line Facility. Notwithstanding any terms to the contrary contained herein or in any AutoBorrow Agreement, the swing line facility provided herein or in any AutoBorrow Agreement (i) is an uncommitted facility and the Swing Line Lender may, but shall not be obligated to, make Swing Line Advances, and (ii) may be terminated at any time by the Swing Line Lender upon written notice to the Borrower.

Section 2.4. Advances.

(a) Notice. Each Borrowing (other than the Swing Line Borrowings and the Borrowings to be made on the Closing Date), shall be made pursuant to the applicable Notice of Borrowing given not later than (i) 11:00 a.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurocurrency Advance or a B/A Advance, (ii) 11:00 a.m. (Houston, Texas

time) on the Business Day before the date of the proposed Borrowing, in the case of a US Base Rate Advance, (iii) 10:00 am (Houston, Texas time) on the Business Day before the date of the proposed Borrowing, in the case of a Canadian Base Rate Advance, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing, by facsimile, electronic mail or telex. The Borrowings to be made on the Closing Date shall be made pursuant to the applicable Notices of Borrowing given not later than 10:00 a.m. (Houston, Texas time) on the Closing Date by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing, by telephone, facsimile, electronic mail (PDF) or telex (confirmed promptly in writing if originally delivered by telephone). Each Notice of Borrowing shall be by facsimile, telex or electronic mail (and if by electronic mail, via any “.pdf” or other similar electronic means), confirmed promptly by the Borrower with a hard copy (other than with respect to notice sent by facsimile or electronic mail), specifying (i) the requested date of such Borrowing, (ii) the requested Type and Class of Advances comprising such Borrowing, (iii) the aggregate amount of such Borrowing, (iv) if such Borrowing is to be comprised of Eurocurrency Advances, specifying the requested Interest Period for each such Advance, (v) if such Borrowing is to be comprised of B/A Advances, the Contract Period for each such Advance; provided that, any Borrowings to be made on the Closing Date shall consist only of Canadian Base Rate Advance which may, subject to the terms of this Agreement, be thereafter Converted into Eurocurrency Advances or B/A Advances, (vi) the Borrower requesting such Borrowing, and (vii) whether such Borrowing is to be made in Dollars or Canadian Dollars. In the case of a proposed Borrowing comprised of Eurocurrency Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.8(b). Each Lender shall, before 11:00 a.m. (Houston, Texas time) on the date of such Borrowing, make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.9, or such other location as the Administrative Agent may specify by notice to the Lenders, in Same Day Funds, such Lender’s Applicable Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent or as otherwise directed by the Borrower with written notice to the Administrative Agent.

(b) Conversions and Continuations. In order to elect to Convert or continue a Revolving Advance or a Term Advance under this paragraph, the Borrower shall deliver an irrevocable Notice of Continuation or Conversion to the Administrative Agent at the Administrative Agent’s office (A) no later than 11:00 a.m. (Houston, Texas time) (i) on the Business Day before the date of the proposed Conversion date in the case of a Conversion to a US Base Rate Advance, and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurocurrency Advance or a B/A Advance and (B) no later than 10:00 a.m. (Houston, Texas time) on the Business Day before the date of the proposed Conversion date in the case of a Conversion to a Canadian Base Rate Advance. Each such Notice of Conversion or Continuation shall be in writing or by telephone, telex or facsimile confirmed promptly by the Borrower with a hard copy (other than with respect to notice sent by facsimile), specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount, Type and Class of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Advance, (iv) in the case of a Conversion to, or a continuation of, a Eurocurrency Advance, the requested Interest Period and (v) in the case of a Conversion to, or a continuation of, a B/A Advance, the requested Contract Period. Promptly after receipt of a Notice of Continuation or Conversion under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Eurocurrency Advance, notify each Lender of the applicable interest rate under Section 2.8(b). The portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) at no time shall there be more than seven Interest Periods applicable to outstanding Eurocurrency Advances nor more than five Contract Periods applicable to B/A Advances;

(ii) no single Borrowing consisting of Eurocurrency Advances may include Advances in different currencies;

(iii) the Borrower may not select Eurocurrency Advances or B/A Advances for any Borrowing to be made or continued, or Convert any Advance into a Eurocurrency Advance or B/A Advance, in any event, at any time when an Event of Default has occurred and is continuing;

(iv) if the Administrative Agent is unable to determine the Eurocurrency Rate for Eurocurrency Advances comprising any requested Borrowing or the Discount Rate for B/A Advances comprising any requested Borrowing, the right of the Borrower to select Eurocurrency Advances or B/A Advances for such Borrowing or for any subsequent Borrowing denominated in such affected currency shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a US Base Rate Advance or Canadian Base Rate Advance, as applicable;

(v) if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that (A) the Eurocurrency Rate for Eurocurrency Advances or the Discount Rate for the B/A Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurocurrency Advances or B/A Advances, as the case may be, for such Borrowing, or (B) deposits are not being offered to banks in the applicable offshore interbank market for the affected currency for the applicable amount and Interest Period of such Eurocurrency Advance, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders and the right of the Borrower to select Eurocurrency Advances in the affected currency or B/A Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a US Base Rate Advance or Canadian Base Rate Advance, as applicable;

(vi) if the Borrower shall fail to specify a currency for any Advance, then such Eurocurrency Advance or Base Rate Advance, as requested, shall be made in Canadian Dollars;

(vii) except as expressly permitted in this Agreement, no Advance may be Converted or continued as an Advance in a different currency, but instead must be prepaid in the original currency of such Advance and reborrowed in such new currency;

(viii) if the Borrower shall fail to select the Type of Advance, such Advance shall be made as a Canadian Base Rate Advance and if the Borrower specifies a Eurocurrency Advance but shall fail to select the duration or continuation of any Interest Period for any Eurocurrency Advances in accordance with the provisions contained in the definition of Interest Period in Section 1.1 and paragraphs (a) and (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will be made available to the Borrower on the date of such Borrowing as Canadian Base Rate Advances or, if an existing Advance, Convert into Canadian Base Rate Advances;

(ix) if the Borrower shall fail to select the duration or continuation of any Contract Period for any B/A Advance in accordance with the provisions contained in the definition of Contract Period in Section 1.1, paragraphs (a) and (b) above, and Section 2.18, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such affected B/A Advances will be made available to the Borrower on the date of such Borrowing as Canadian Base Rate Advances or, if such affected B/A Advances are existing Advances, will be automatically Converted into Canadian Base Rate Advances at the end of the Contract Period then in effect;

(x) other than a Borrowing deemed to have been requested as provided herein, the Borrower may not select US Base Rate Advances for any Borrowing to be made without the consent of each Lender; and

(xi) the Borrower may not select B/A Advances for any Borrowing to be made without the consent of each Lender.

(d) Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder, including its deemed request for Borrowings made under Section 2.2(c) or Section 2.3(c), shall be irrevocable and binding on the Borrower.

(e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Revolving Borrowing or Term Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Pro Rata Share of any Borrowing, the Administrative Agent may assume that such Lender has made its Applicable Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.4(a) (or, in the case of a Borrowing of B/A Advances, that such Lender has made such share available in accordance with and at the time required by Section 2.18), and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Applicable Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the lesser of (A) the Overnight Rate for such day and (B) the Maximum Rate. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

Section 2.5. Prepayments.

(a) Right to Prepay; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.5 and as otherwise provided in this Agreement and all notices given pursuant to this Section 2.5 shall be irrevocable and binding upon the Borrower; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.1, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.1. Each payment of any

Advance pursuant to this Section 2.5 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part other than Advances owing to a Defaulting Lender as provided herein.

(b) Optional.

(i) The Borrower may elect to prepay any of the Advances (other than Bankers’ Acceptances or B/A Equivalent Advances, which may, however, be defeased as provided below) without penalty or premium except as set forth in Section 2.10 and after giving by 11:00 a.m. (Houston, Texas time) (i) in the case of Eurocurrency Advances, at least three Business Days’ or (ii) in case of Base Rate Advances, one Business Day’s prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment, which notice shall be in the form of a duly executed and completed Notice of Optional Payment. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole, or ratably in part to each relevant Lender, in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest (other than in respect of a Revolving Borrowing which is a Canadian Base Rate Advance) to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurocurrency Advances shall be in a minimum amount not less than C$500,000 and in multiple integrals of C$100,000 in excess thereof, (B) each optional prepayment of Canadian Base Rate Advances shall be in a minimum amount not less than C$500,000 and in multiple integrals of C$50,000 in excess thereof and (C) only if an AutoBorrow Agreement is not in effect, each optional prepayment of Swing Line Advances shall be in a minimum amount not less than C$100,000 and in multiple integrals of C$50,000 in excess thereof. If an AutoBorrow Agreement is in effect, each prepayment of Swing Line Advances shall be made as provided in such AutoBorrow Agreement. Any prepayment made pursuant to this clause (b)(i) shall be applied as the Borrower may direct, in their sole discretion and, in the case of any prepayment of Term Advances, unless otherwise specified by the Borrower, such prepayments shall be applied to the scheduled principal installments thereof in the direct order of maturity until such time as the Term Advances are repaid in full.

(ii) The Borrower may defease any B/A or B/A Equivalent Advance prior to the expiry of the applicable Contract Period by depositing with the Administrative Agent an amount that, together with interest accruing on such amount to the end of the Contract Period for such B/A or B/A Equivalent Advance, is sufficient to pay such maturing B/As or B/A Equivalent Advances when due. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.5 and of each Lender’s portion of such prepayment.

(c) Mandatory.

(i) No later than five Business Days following the delivery of the Financial Statements referred to in Section 5.2(a) following each December 31, commencing with December 31, 2014, where the Leverage Ratio as of such December 31 (as reflected in the Compliance Certificate delivered in connection with such Financial Statements) is equal to or greater than 2.00 to 1.00, the Borrower shall prepay the Term Advances (or defease, if necessary, the outstanding principal amount of the B/A Advances) in an amount equal to 50% of the Excess Cash Flow calculated for such fiscal year; provided that, if such Leverage Ratio is less than 2.00 to 1.00, the Borrower shall not be required to make the prepayment required under this clause (i)

related to such fiscal year; provided further that, Excess Cash Flow calculated for the fiscal year 2014 shall only include the period from July 1, 2014 to December 31, 2014. Notwithstanding anything herein to the contrary, the amount of any payment required to be made under this Section 2.5(c)(i) may, at the election of the Borrower, be reduced on a dollar-for-dollar basis for (x) any payments made pursuant to Section 2.5(b) to prepay (or defease, as applicable) any Term Advances and any Revolving Advances (to the extent accompanied by a permanent reduction of the relevant Revolving Commitment) during such fiscal year to the extent not applied to reduce the payments required under this Section 2.5(c)(i) for any such fiscal year or any preceding fiscal year (including as a reduction of Excess Cash Flow), and (y) at the election of the Borrower and without duplication, any payments made pursuant to Section 2.5(b) to prepay (or defease, as applicable) any Term Advances and any Revolving Advances (to the extent accompanied by a permanent reduction of the relevant Revolving Commitment) after such December 31 but prior to the date in the succeeding fiscal year when the Excess Cash Flow payment described in this clause (i) is required to be made to the extent not already applied to reduce the payments required under this Section 2.5(c)(i) (including as a reduction of Excess Cash Flow); provided that, (i) in any case, with respect to any such optional prepayment of Term Advances, such reduction shall only be permitted to the extent such prepayment was not financed with the proceeds of Debt (other than Revolving Borrowings), and (ii) such optional prepayment was applied to the scheduled principal installments of the Term Advances in the inverse order of maturity.

(ii) If any Restricted Entity receives Debt Incurrence Proceeds other than those resulting from Permitted Debt, then not later than three Business Days following the receipt of such proceeds, the Borrower shall prepay (or defease, as applicable) the Term Advances in an amount equal to 100% of such Debt Incurrence Proceeds.

(iii) If any Restricted Entity completes an Asset Sale which is not a Permitted Asset Sale, then the Borrower shall, no later than three Business Days following the completion of such Asset Sale, prepay (or defease, as applicable) the Term Advances in an amount equal to 100% of the Net Cash Proceeds generated from such Asset Sale.

(iv) If any Restricted Entity completes an Asset Sale which is a Permitted Asset Sale of the type described in clauses (d), (f) and (o) of Section 6.7, whether in a single transaction or a series of related transactions, and the Net Cash Proceeds thereof exceeds $25,000 individually or $250,000 when aggregated with all Permitted Asset Sales of the type described above and completed from the date hereof through and including the date of such Permitted Asset Sale, then the Borrower shall, no later than three Business Days following the completion of such Asset Sale, prepay (or defease, as applicable) the Term Advances in an amount equal to 100% of the Net Cash Proceeds generated from such Asset Sale; provided that, (A) if no Default exists or would arise therefrom, then such proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered a certificate by a Responsible Officer of the Borrower to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are reasonably expected to be reinvested in assets of any Credit Party (or in assets of any Non-Credit Party if such proceeds resulted from a Disposition of assets of a Non-Credit Party) which are useful in the business of such Credit Party (or Non-Credit Party) within 12 months following the date of such Asset Sale (which officers’ certificate shall set forth the estimates of the proceeds to be so expended); and (B) if all or any portion of such Net Cash Proceeds are not reinvested within such 12-month period as provided in clause (A) above, then 100% of such unused portion shall be applied on the last day of such period as a mandatory prepayment (or defeasance, as applicable) of the Term Advances.

(v) If any Restricted Entity receives any Extraordinary Receipts (whether from a single event or related series of events and whether as one payment or a series of payments), then the Borrower shall, no later than five Business Days following the receipt of such Extraordinary Receipts, prepay (or defease, as applicable) the Term Advances in an amount equal to 100% of the amount of such Extraordinary Receipts; provided that, (A) if no Event of Default exists or would arise therefrom, then such Extraordinary Receipts shall not be required to be so applied on such date to the extent that the Borrower shall have delivered a certificate by a Responsible Officer of the Borrower to the Administrative Agent on or prior to such date stating that such Extraordinary Receipts are reasonably expected to be reinvested in fixed, capital or replacement assets of any Credit Party (or such assets of any Non-Credit Party if such proceeds resulted from a Casualty Event of assets of a Non-Credit Party) or, in the case of business interruption insurance proceeds, expected to be used in the operations of any Credit Party (or in the operations of any Non-Credit Party if such proceeds resulted from a business interruption of a Non-Credit Party), in any case, within 12 months following the date the Parent or such Restricted Subsidiary, as applicable, received such Extraordinary Receipts (which officers’ certificate shall set forth the estimates of the amounts to be so expended); (B) if all or any portion of such Extraordinary Receipts are not reinvested or applied within such 12-month period as provided in clause (A) above, then 100% of such unused portion shall be applied on the last day of such period as a mandatory prepayment (or defeasance, as applicable) of the Term Advances; and (C) if an Event of Default exists and such Extraordinary Receipts are insurance proceeds, the Borrower shall turn such proceeds over to the Administrative Agent in accordance with Section 5.3(d), which shall satisfy the Borrower’s obligations under this clause (v) in respect of such proceeds.

(vi) If an increase in the aggregate Revolving Commitments is effected as permitted under Section 2.17, the Borrower shall prepay (or defease, as applicable) any Revolving Advances outstanding on the date such increase is effected to the extent necessary to keep the outstanding Revolving Advances ratable to reflect the revised Revolving Pro Rata Shares of the Revolving Lenders arising from such increase. Any prepayment of Revolving Advances (other than B/A Advances) required to be made by the Borrower under this clause (vi) shall be deemed to have been made with the proceeds of Revolving Advances made by all the Revolving Lenders in connection with such increase occurring simultaneously with the prepayment.

(vii) If, on any Computation Date, the Revolving Outstandings exceed the aggregate Revolving Commitments then in effect, then the Administrative Agent shall give notice thereof to the Borrower and the Revolving Lenders. Within two Business Days after the Borrower has received notice thereof, the Borrower shall, to the extent of such excess, first prepay to the Swing Line Lender the outstanding principal amount of the Swing Line Advances, second, prepay (or defease, as applicable) to the Revolving Lenders on a pro rata basis the outstanding principal amount of the Revolving Advances and, third, make deposits into the Cash Collateral Account to provide Cash Collateral in the amount of such excess for the Letter of Credit Exposure.

(viii) if the Borrower reasonably determines in good faith that the repatriation to the Borrower as a distribution or dividend of any amounts required to mandatorily prepay the Term Advances pursuant to Sections 2.5(c)(i), (iv) or (v) above that are directly attributable to any Excess Cash Flow, Debt Incurrence Proceeds, Net Cash Proceeds or Extraordinary Receipts in respect of a Foreign Subsidiary (other than NCS Canada) would result in a material and adverse Tax liability (including any foreign withholding Tax) (such amount, a “Restricted Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to Sections 2.5(c)(i), (iv) or (v) above, as applicable, shall be reduced by such Restricted Amount; provided that to the extent that the repatriation of the Excess Cash Flow, Net Cash Proceeds or Extraordinary Receipts from the relevant Foreign Subsidiary (other than NCS Canada) would no longer have a material and adverse Tax consequence, an amount equal to the Net Cash Proceeds, Extraordinary or Excess Cash Flow, as applicable, and to the extent available, not previously applied pursuant to this clause (viii), shall be promptly, but in any event within 30 days after such consequence would no longer apply, applied to the repayment of the Term Advances pursuant to Section 2.5(c) as would have been otherwise required above. For purposes of this Section 2.5(c)(viii), any Subsidiary described in clause (ii) of or the proviso in the definition of “Foreign Subsidiary” shall be disregarded in determining whether such Subsidiary is a Foreign Subsidiary.

(d) Interest; Costs; Defeasance. Each prepayment pursuant to this Section 2.5 shall be accompanied by accrued interest (other than as permitted in Section 2.5(b)) on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date. To the extent required as a mandatory prepayment under Section 2.5(c) above, the Borrower shall defease any B/A or B/A Equivalent Advance prior to the expiry of the applicable Contract Period by depositing with the Administrative Agent an amount that, together with interest accruing on such amount to the end of the Contract Period for such B/A or B/A Equivalent Advance, is sufficient to pay such maturing B/As or B/A Equivalent Advances when due.

(e) Application of Prepayments. Each mandatory prepayment of an Advance required by Section 2.5(c)(i) through (v) shall be applied to the scheduled principal installments of the Term Advances pro rata until such time as the Term Advances are repaid in full. Mandatory prepayments of Advances will be applied first to Base Rate Advances, then to Eurocurrency Advances and then to defease B/A Advances.

Section 2.6. Repayment.

(a) Revolving Advances. The Borrower shall pay to the Administrative Agent for the ratable benefit of each Revolving Lender the aggregate outstanding principal amount of the Revolving Advances on the Revolving Maturity Date.

(b) Term Advances. The Borrower shall pay to the Administrative Agent for the ratable benefit of each Term Lender the aggregate outstanding principal amount of the Term Advances as follows:

(i) in quarterly installments each equal to C$4,941,000 (which is the equivalent of 2.50% of C$197,640,000) and due and payable on the last day of each fiscal quarter ending on or after December 31, 2014 but prior to December 31, 2016,

(ii) in quarterly installments each equal to C$7,411,500 (which is the equivalent of 3.75% of C$197,640,000) and due and payable on the last day of each fiscal quarter ending on or after December 31, 2016 but prior to December 31, 2018, and

(iii) in quarterly installments each equal to C$9,882,000 (which is the equivalent of 5.00% of C$197,640,000) and due and payable on the last day of each fiscal quarter ending on or after December 31, 2018, provided that, if a Commitment Increase involving Term Commitments is effected under Section 2.17, then the remaining quarterly installments set forth above shall be adjusted to reflect the making of additional Term Advances as a result of such Commitment Increase as agreed to by the Borrower, the

Administrative Agent, and the Increasing Lender and/or the Additional Lender (as applicable); provided, further that, the quarterly installment amount of Term Advances payable to any particular Term Lender may not be decreased (other than by operation of the last sentence of Section 2.5(b)(i)) without the consent of such Term Lender. In any event, the Borrower shall pay to the Administrative Agent for the ratable benefit of each Term Lender, all unpaid principal of the Term Advances on the Term Maturity Date.

(c) Swing Line Advances. Each Swing Line Advance shall be paid in full on each Swing Line Payment Date.

Section 2.7. Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a Commitment Fee equal to the Applicable Margin on the average daily amount by which such Revolving Lender’s Revolving Commitment exceeds the sum of (A) such Revolving Lender’s outstanding Revolving Advances plus (B) such Revolving Lender’s Revolving Pro Rata Share of the Letter of Credit Exposure, at the rate equal to the Applicable Margin for Commitment Fees for such period. Such Commitment Fee is due quarterly in arrears on March 31, June 30, September 30, and December 31 of each year commencing on September 30, 2014, and on the Revolving Maturity Date. For purposes of this Section 2.7(a) only, outstanding Swing Line Advances shall not reduce the amount of unused Revolving Commitments.

(b) Fees for Letters of Credit. The Borrower agrees to pay the following:

(i) To the Administrative Agent for the pro rata benefit of the Revolving Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder, in the currency of such Letter of Credit, for the period such Letter of Credit is outstanding, in an amount equal to the greater of (A) an amount equal to (1) subject to the following clause (2), the Applicable Margin for Eurocurrency Advances per annum on the undrawn amount of such Letter of Credit or (2) if an Event of Default has occurred and is continuing, the Default Rate, and (B) C$600 per Letter of Credit (or, in the case of a Letter of Credit denominated in Dollars, $600 per Letter of Credit). Such fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Revolving Maturity Date.

(ii) To each Issuing Lender, an annual fronting fee for each Letter of Credit, in the currency of such Letter of Credit, equal to the greater of (A) 0.20% per annum on the face amount of such Letter of Credit and (B) C$600 per annum (or in the case of a Letter of Credit denominated in Dollars, $600 per annum). Such fronting fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Revolving Maturity Date.

(iii) To each Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations, issuances or reissuances of any Letters of Credit issued by each Issuing Lender. Such fees shall be due and payable as requested by the applicable Issuing Lender in accordance with such Issuing Lender’s then current fee policy.

The Borrower shall have no right to any refund of letter of credit fees previously paid by the Borrower, including any refund claimed because any Letter of Credit is canceled prior to its expiration date.

(c) Fee Letter. The Borrower agrees to pay the fees to the Wells Fargo Parties as set forth in the Fee Letter.

Section 2.8. Interest.

(a) Base Rate Advances. Each Base Rate Advance shall bear interest at the Adjusted Base Rate or Canadian Base Rate, as applicable, in effect from time to time plus the Applicable Margin for Base Rate Advances for such period. The Borrower shall pay to Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender’s Base Rate Advances on each March 31, June 30, September 30, and December 31 commencing on September 30, 2014, and on the Revolving Maturity Date or the Term Maturity Date, as applicable.

(b) Eurocurrency Advances. Each Eurocurrency Advance shall bear interest during its Interest Period equal to at all times the Eurocurrency Rate for such Interest Period plus the Applicable Margin for Eurocurrency Advances for such period. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender’s Eurocurrency Advances on the last day of the Interest Period therefor (provided that for Eurocurrency Advances with Interest Periods of six months or longer, accrued but unpaid interest shall also be due every three months from the first day of such Interest Period), on the date any Eurocurrency Advance is repaid, and on the Revolving Maturity Date or the Term Maturity Date, as applicable.

(c) Swing Line Advances. The Swing Line Advances shall bear interest at the Canadian Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances or such other per annum rate to be agreed to between the Borrower and the Swing Line Lender. The Borrower shall pay all accrued but unpaid interest on each Swing Line Advance to the Swing Line Lender on each March 31, June 30, September 30, and December 31 commencing on September 30, 2014, and on the Revolving Maturity Date or such dates as otherwise agreed to between the Swing Line Lender and the Borrower.

(d) Acceptance Fee on B/A Advances. Subject to the provisions of Sections 9.10 and 9.11, the Advances comprising each B/A Borrowing shall be subject to an Acceptance Fee, payable by the Borrower on the date of acceptance of the relevant B/A and calculated as set forth in the definition of the term Acceptance Fee in Section 1.1.

(e) Retroactive Adjustments of Applicable Margin. In the event that any Financial Statement or Compliance Certificate delivered pursuant to Section 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the higher Applicable Margin that would have applied were applicable for such Applicable Period (and in any event at the highest Level if the inaccuracy was the result of dishonesty, fraud or willful misconduct), and (iii) the Borrower shall promptly, without further action by the Administrative Agent, any Lender or any Issuing Lender, pay to the Administrative Agent for the account of the applicable Lenders or Issuing Lenders, the accrued additional interest or fees owing as a result of such increased Applicable Margin for such Applicable Period. This Section 2.8(e) shall not limit the rights of the Administrative Agent and Lenders with respect to the Default Rate of interest as set forth in Section 2.8(f) or Article 7. The Borrower’s obligations under this Section 2.8(e) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

(f) Default Rate. Notwithstanding anything contained herein to the contrary (and in lieu of the interest rates otherwise applicable thereunder), but subject to the provisions of Sections 9.10 and 9.11 and Section 2.12(e), (i) upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) or Section 7.1(g), all Obligations shall bear interest, after as well as before judgment, at the Default Rate and (ii) upon the occurrence and during the continuance of any Event of Default (including under Section 7.1(a) or Section 7.1(g)), upon the request of the Majority Lenders, all Obligations shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.8(f) and all interest accrued but unpaid on or after the Revolving Maturity Date or the Term Maturity Date, as applicable, shall be due and payable on demand.

Section 2.9. Illegality. If any Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurocurrency Advances or B/A Advances of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 11:00 a.m. (Houston, Texas, time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurocurrency Advance or on the last day of the Contract Period for each outstanding B/A Advance, as applicable, or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurocurrency Advances of such Lender then outstanding or defease all B/A Advances of such Lender then outstanding pursuant to Section 2.18, together with accrued interest on the principal amount prepaid or defeased to the date of such prepayment or defeasance and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Base Rate Advance in the applicable currency to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurocurrency Advances prepaid or B/A Advances defeased to such Lender, and (c) the right of the Borrower to select Eurocurrency Advances or B/A Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist (which notice shall be given by such Lender promptly). Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.10. Breakage Costs. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, Conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders) of any Advance other than a Base Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or Convert any Advance other than a Base Rate Advance on the date or in the amount notified by the Borrower;

(c) any payment by the Borrower of reimbursement drawings under any Letter of Credit in a currency other than such Letter of Credit’s original currency; or

(d) any assignment of an Eurocurrency Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.14;

including any loss of anticipated profits (but excluding any loss of Applicable Margin), any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract; provided that the foregoing shall not apply to the defeasance of any B/A Advance as provided in Section 2.5. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.10, the requesting Lender shall be deemed to have (i) in the case of Eurocurrency Advances, funded the Eurocurrency Advances made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Advance by a matching deposit or other borrowing (including bankers’ acceptances) in the offshore interbank market for Dollars or Canadian Dollars, as applicable, for a comparable amount and for a comparable period, whether or not such Eurocurrency Advance was in fact so funded and (ii) in the case of B/A Advances, made or accepted and purchased such B/A Advance with such Acceptance Fee calculated for a comparable amount and comparable period, whether or not such B/A Advance was in fact so made or accepted and purchased. Any notice delivered by the Administrative Agent (including on behalf of any Lender providing such notice to the Administrative Agent) setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.10 shall be delivered to the Borrower and shall be conclusive and binding absent manifest error.

Section 2.11. Increased Costs.

(a) Eurocurrency Advances. If any Change in Law shall:

(i) impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than by way of imposition or increase of reserve requirements included in the Eurocurrency Reserve Percentage) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, financial institutions generally, including such Lender (or its applicable Lending Office), including the Commitments of such Lender hereunder;

(ii) subject any Recipient to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes” and (C) Other Connection Taxes) on its Advances, principal of its Advances, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on financial institutions generally, including such Lender (or its applicable Lending Office), or on the London interbank market any other condition affecting this Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its applicable Lending Office) of making, Converting into, continuing, or maintaining any Eurocurrency Advances or accepting and purchasing any B/A Advance (or of maintaining its obligation to make or accept and purchase any such Advance), or to reduce any sum received or receivable by such Lender (or its applicable Lending Office) under this Agreement or its Notes with respect to any Eurocurrency Advances or any B/A Advances, then the Borrower shall pay to such Lender within three Business Days after written demand made by such Lender such amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender for such increased cost or reduction.

(b) Capital Adequacy. If, after the Closing Date, any Lender or any Issuing Lender shall have determined that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the capital of financial institutions generally, including such Lender or such Issuing Lender or any corporation controlling such Lender or such Issuing Lender, as a consequence of such Lender’s or such Issuing Lender’s obligations hereunder to a level below that which such Lender or such Issuing Lender or such corporation could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time within three Business Days after written demand by such Lender or such Issuing Lender, as the case may be, the Borrower shall pay to such Lender or such Issuing Lender such additional amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender or such Issuing Lender for such reduction.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay to the Administrative Agent for the account of such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof

(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section 2.11 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower and the Administrative Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Mitigation. If any Lender requests compensation under this Section 2.11 then such Lender shall use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.11 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.12. Payments and Computations.

(a) Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Credit Documents shall be made to the Administrative Agent in Same Day Funds, without setoff, deduction, or counterclaim. Except as otherwise expressly provided herein and except with respect to principal of and interest on Advances denominated in Canadian Dollars and Letter of Credit Obligations for Letters of Credit issued in Canadian Dollars (the payments for which shall be made in Canadian Dollars and in Same Day Funds), all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed in Dollars and in Same Day Funds. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Advances denominated in Canadian Dollars and Letter of Credit Obligations for Letters of Credit issued in Canadian Dollars shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, in Canadian Dollars.

(b) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (Houston, Texas time) on the day when due in Dollars or Canadian Dollars, as applicable, to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in Same Day Funds and, as to payments of principal (other than under Section 2.6), accompanied by a Notice of Optional Payment or Notice of Mandatory Payment, as applicable, from the Borrower, with appropriate insertions. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, the specific Issuing Lender or a specific Lender pursuant to the terms of this Agreement) in accordance with each Lender’s Applicable Pro Rata Share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent, a specific Issuing Lender, the Swing Line Lender, or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c) Computations. All computations of interest for (i) Base Rate Advances accruing interest based upon the Prime Rate and (ii) Eurocurrency Advances accruing interest based upon the CDOR Rate shall be made by the Administrative Agent on the basis of a year of 365/366 days and all computations of all other interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(d) Interest Act (Canada). To the extent the Interest Act (Canada) is applicable, for the purposes of this Agreement, whenever interest to be paid hereunder is to be calculated on the basis of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or such other number of days in such period, as the case may be.

(e) Canadian Maximum Rate of Interest. To the extent the Criminal Code (Canada) is applicable, notwithstanding anything contained herein to the contrary, the Borrower will not be obliged to make any payment of interest or other amounts payable to any Lender hereunder in excess of the amount or rate that would be permitted by applicable law or would result in the receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)). If the making of any payment by the Borrower would result in a payment being made that is in excess of such amount or rate, the Lenders will determine the payment or payments that are to be reduced or refunded, as the case may be, so that such result does not occur.

(f) Waiver of Judgment Interest Act (Alberta). To the extent permitted by applicable Legal Requirement, the provisions of the Judgment Interest Act (Alberta) (if applicable) will not apply to the Credit Documents and are hereby expressly waived by the Borrower.

(g) Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its Applicable Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph (g) shall not be construed to apply to (x) any payment made by or on behalf of any Credit Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letter of Credit Exposure or Swing Line Advances to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirement, that any Lender acquiring a participation pursuant to the foregoing arrangements may, subject to Section 7.4, exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 2.13. Taxes.

(a) Defined Terms. For purposes of this Section 2.13, the term “Lender” includes each Issuing Lender and the term “applicable Legal Requirement” includes FATCA.

(b) No Deduction for Certain Taxes. Any and all payments by or on account of any obligation of any Credit Party under any of the Credit Documents to the Administrative Agent, an Issuing Lender, or a Lender shall be made free and clear of and without deduction or withholding for any and all present or future Taxes, except as required by applicable Legal Requirement. If any applicable Legal Requirement requires the deduction or withholding of any Tax from any such payment, then the applicable Credit Party or Administrative Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirement and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.13(b)), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Other Taxes. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirement, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error; provided that, no Recipient shall be indemnified for any Indemnified Taxes or Other Taxes the demand for which is made to the Borrower or the applicable Credit Party later than one year after the later of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for payment of such Indemnified Taxes or Other Taxes, and (ii) the date on which such Recipient made payment of such Indemnified Taxes or Other Taxes; provided, further that, if the Indemnified Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, then the one-year period referred to above shall be extended to include the period of retroactive effect thereof. If any Credit Party believes that an Indemnified Tax paid by such Credit Party was not correctly or legally asserted, then at the reasonable request of such Credit Party, the applicable Recipient will use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to cooperate with such Credit Party to obtain a refund of such Indemnified Tax so long as such Recipient could not be subject to any unreimbursed cost or expense or to any liability.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Tax Payments. As soon as practicable after any payment of Taxes or Other Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the

Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation set forth in Sections 2.13(g)(ii)(A) and (g)(ii)(B) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from US federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

1.	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2.	executed originals of IRS Form W-8ECI;

3.	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

4.

to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a US Tax Compliance Certificate substantially in the form of Exhibit

I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Legal Requirement as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirement to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Credit Document would be subject to US federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Legal Requirement and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Legal Requirement (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding anything to the contrary in this clause (D), the completion, execution and submission of such documentation by a Foreign Lender shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Mitigation. Each Lender shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its applicable Lending Office or change the jurisdiction of its applicable Lending Office, as the case may be, so as to avoid the imposition of any Indemnified Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.13; provided, that no such selection or change of jurisdiction for its applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender.

(i) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity and gross-up payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.14. Replacement of Lenders. If (a) any Lender requests compensation under Section 2.11, or if the Borrower is required pursuant to Section 2.13 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to Convert Base Rate Advances into, Eurocurrency Advances shall be suspended pursuant to Section 2.4(c)(v) or Section 2.9, (c) any Revolving Lender is a Defaulting Lender, (d) any Term Lender has unfunded Term Commitments and such Term Lender is a Defaulting Lender, or (e) any Lender is a Non-Consenting Lender (any such Lender described in any of the preceding clauses (a) – (e), being a “Subject Lender”), then (i) in the case of a Defaulting Lender, the Administrative Agent may, upon notice to the Subject Lender and the Borrower, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents as a Revolving Lender and, if applicable, a Term Lender to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and (ii) in the case of any Subject Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Subject Lender to assign and delegate (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event:

(i) as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.7 (unless waived by the Administrative Agent in its sole discretion);

(ii) such Subject Lender shall have received payment of an amount equal to the outstanding principal of its applicable Advances and funded participations in outstanding Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Legal Requirements;

(v) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have agreed to the applicable departure, waiver or amendment of the Credit Documents; and

(vi) if such Subject Lender is being replaced solely as a result of it being a Defaulting Lender, then such Lender may only be replaced in its capacity as a Revolving Lender and, if it has any unused Term Commitment, in its capacity as a Term Lender but, in any event, if its Term Commitment is fully funded, then not in its capacity as a Term Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.14 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.14, the Borrower may terminate such Defaulting Lender’s applicable Commitment as provided in Section 2.1(d).

Section 2.15. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if (x) any Revolving Lender becomes a Defaulting Lender or (y) any Term Lender with an unfunded Term Commitment becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirement:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or participations in respect of Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and participations in respect of Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or participations in respect of Letter of Credit Obligations and Swing Line Advances owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swing Line Advances are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period (and such fees shall cease to accrue with respect to such Defaulting Lender) during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit fees payable under Section 2.7(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15(a)(ii).

(C) With respect to any Letter of Credit fees payable under Section 2.7(b)(i) not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Advances shall be reallocated among the Revolving Lenders which are Non-Defaulting Lenders in accordance with their respective Revolving Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the outstanding principal amount of Revolving Advances of any Non-Defaulting Lender plus such Non-Defaulting Lender’s Revolving Pro Rata Share of Letter of Credit Exposure to exceed such Non-Defaulting Lender’s Revolving Commitment in effect at such time. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral; Repayment of Swing Line Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Advances in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lenders and the Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held by the Revolving Lenders in accordance with their Revolving Pro Rata Shares (without giving effect to Section 2.15(a)(iv)) and the Term Advances to be held by the Term Lenders in accordance with their Term Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.16. Cash Collateral. At any time that there shall exist a Defaulting Lender which is a Revolving Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Lenders or Swing Line Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than such Fronting Exposure.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Fronting Exposure for all Defaulting Lenders, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.16 or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lenders’ Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.16 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lenders that there exists excess Cash Collateral; provided that, subject to Section 2.15, the Person providing Cash Collateral and the Issuing Lenders may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent such Cash Collateral was provided by any Credit Party, such Cash Collateral shall remain subject to the security interest granted pursuant to the Security Agreement.

Section 2.17. Increase in Commitments.

(a) At any time prior to the Business Day immediately preceding the later of the Revolving Maturity Date or the Term Maturity Date, as applicable, the Borrower may effectuate one or more increases in the aggregate Revolving Commitments and/or Term Commitments or add one or more new term loan facilities hereunder (each such increase or new term loan facility being a “Commitment Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other Eligible Assignees that at the time agree, in the case of any such Eligible Assignee that is an existing

Lender to increase its Revolving Commitment and/or its Term Commitment or provide a new term loan commitment as such Lender shall so select (an “Increasing Lender”) and, in the case of any other Eligible Assignee that is not an existing Lender (an “Additional Lender”), to become a party to this Agreement as a Lender; provided, however, that:

(i) each such Commitment Increase shall be equal to at least C$5,000,000;

(ii) the aggregate amount of all such Commitment Increases shall not exceed C$43,920,000;

(iii) no Default shall exist immediately prior to and after giving effect to any such Commitment Increase;

(iv) after giving pro forma effect to the making of any Term Advances in connection with an increase in the Term Commitment, or any such new additional term loans under a new term loan facility, or any Revolving Advances made on the effective date of any such Commitment Increase involving an increase in the Revolving Commitments, (A) the Borrower shall be in pro forma compliance with the covenants set forth in Sections 6.16 and 6.17, and (B) the Leverage Ratio shall be no greater than 2.00 to 1.00 for each fiscal quarter ending on or after September 30, 2014;

(v) no Lender shall be required or otherwise obligated to provide any Commitment Increase or any portion thereof;

(vi) the scheduled maturity date of any new term loan facility shall be no earlier than the Term Maturity Date and the weighted average life of such new term loan facility shall be no shorter than the then remaining weighted average life of the Term Facility;

(vii) the interest rate margins and (subject to clause (vi) above) amortization schedule applicable to any new term loan facility shall be determined by the Borrower and the Lenders under such new term loan facility; provided that in the event that the interest rate margins for any new term loan facility are higher than the interest rate margins for the Term Facility, then the interest rate margins for the Term Facility shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such new term loan facility; provided, further, that in determining the interest rate margins applicable to such new term loan facility and the Term Facility, (A) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID, with OID being equated to interest based on assumed four year life to maturity or, with respect to such new term loan facility, if less, the then remaining life to maturity thereof) payable by the Borrower to the Lenders under the Term Facility or such new term loan facility in the initial primary syndication thereof shall be included and (B) customary arrangement, structuring, underwriting, amendment and/or commitment fees payable to any lead arranger (or affiliates thereof) in connection with the Term Facility or to one or more arrangers (or their affiliates) of any such new term loan facility shall be excluded (it being understood that the effects of any and all interest rate floors shall be included in determining the interest rates under this provision);

(viii) except as set forth above, the other terms and documentation in respect of any such new term loan facility shall be consistent with the Term Facility; and

(ix) each such Commitment Increase in the Revolving Facility shall have the same terms, other than interest rate, commitment fees and upfront fees, as the existing Revolving Facility; provided that in the event that the interest rate margins or commitment fees for any such Commitment Increase are higher than the interest rate margins or commitment fees for the existing Revolving Facility, then the interest rate margins or commitment fees for the existing Revolving Facility shall be increased to the extent necessary so that such interest rate margins or commitment fees, as applicable, are equal to the interest rate margins or commitment fees, as applicable, for such Commitment Increase; provided, further, that in determining the interest rate margins applicable to such Commitment Increase and the existing Revolving Facility, (x) upfront fees payable by the Borrower to the Lenders under such Commitment Increase or the existing Revolving Facility in the initial primary syndication thereof (with such upfront fees being equated to interest based on assumed four-year life to maturity or, with respect to any such Commitment Increase, if less, the then remaining life to maturity thereof) and the effects of any and all interest rate floors shall be included and (y) customary arrangement, structuring, underwriting, amendment and/or commitment fees payable to any lead arranger (or affiliates thereof) in connection with the existing Revolving Facility or to one or more arrangers (or their affiliates) of any such Commitment Increase shall be excluded.

The Borrower shall provide prompt notice of such proposed Commitment Increase pursuant to this Section 2.17 to the Administrative Agent and the Lenders. This Section 2.17 shall not be construed to create any obligation on the Administrative Agent or any of the Lenders to advance or to commit to advance any credit to the Borrower or to arrange for any other Person to advance or to commit to advance any credit to the Borrower.

(b) The Commitment Increase shall become effective on the date (the “Increase Date”) on or prior to which each of following conditions shall have been satisfied: (i) the receipt by the Administrative Agent of (A) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Increasing Lender and/or each Additional Lender, setting forth the Commitments, if any, of each such Increasing Lender and/or Additional Lender and, if applicable, setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, if any of the terms of such Commitment Increase differs from the Term Facility or the Revolving Facility, as applicable, (B) an amendment to this Agreement signed by the Borrower, the Administrative Agent and such Increasing Lenders and Additional Lenders, as applicable, to amend the necessary provisions of this Article 2 to account for the terms of such Commitment Increase, and (C) such evidence of appropriate authorization on the part of the Borrower with respect to such Commitment Increase and such customary legal opinions as the Administrative Agent may reasonably request, (ii) in the case of any Commitment Increase in respect of the Revolving Commitments, the funding by each Increasing Lender and Additional Lender of the Revolving Advances to be made by each such Lender to effect the reallocations required in clause (c) below, (iii) the funding by each Increasing Lender and Additional Lender of the Term Advances to be made on the Increase Date, if any, in the amount of such Lender’s increased Term Commitment, (iv) receipt by the Administrative Agent of a certificate of an authorized officer of the Borrower certifying that (A) both before and after giving effect to such Commitment Increase, no Default has occurred and is continuing, (B) all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), unless such representation or warranty relates to an earlier date which remains true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and (C) the pro forma compliance with the covenants in Sections 6.16 and 6.17, after giving pro forma effect to the making of any Term Advances in connection with an increase in the Term Commitment, or any such new additional term loans under a new term loan facility, or any Revolving Advances made on the effective date of any such Commitment Increase involving an increase in the Revolving Commitments, and (v) receipt by the Increasing Lender or Additional Lender, as applicable, of all such fees as agreed to between such Increasing Lender and /or Additional Lender and the Borrower.

(c) On any Increased Date on which there is a Commitment Increase in the Revolving Commitments pursuant to Section 2.17, (i) each of the Revolving Lenders shall assign to each of the Increasing Lenders with regard to such Commitment Increase, and each of such Increasing Lender shall purchase from each of the Revolving Lenders, at the principal amount thereof, such interests in the Revolving Advances outstanding on such Increased Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Advances will be held by existing Revolving Lenders and the Increasing Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Commitment Increase in the Revolving Commitments, (ii) each Commitment Increase in the Revolving Commitments shall be deemed for all purposes a Revolving Commitment and each Revolving Advance made thereunder shall be deemed, for all purposes, a Revolving Advance and (iii) each Increasing Lender shall become a Revolving Lender with respect to the Commitment Increase and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Section 2.4 of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. Notwithstanding any provision contained herein to the contrary, from and after the date of such Commitment Increase, all calculations and payments of interest on the Revolving Advances shall take into account the actual Revolving Commitment of each Revolving Lender and the principal amount outstanding of each Revolving Advance made by such Lender during the relevant period of time.

(d) On such Increase Date if such Commitment Increase involves an increase in the aggregate Revolving Commitments, each Revolving Lender’s share of the Letter of Credit Exposure and participations in respect of Swing Line Advances on such date shall automatically be deemed to equal such Lender’s Revolving Pro Rata Share of such Letter of Credit Obligations and participations in respect of Swing Line Advances (such Revolving Pro Rata Share for such Lender to be determined as of the Increase Date in accordance with its Revolving Commitment on such date as a percentage of the aggregate Revolving Commitments on such date) without further action by any party.

Section 2.18. Bankers’ Acceptances.

(a) Subject to the terms and conditions of this Agreement, the Borrower may request a Borrowing by presenting drafts for acceptance and, if applicable, purchase as B/As by the Lenders.

(b) No Contract Period with respect to a B/A to be accepted and, if applicable, purchased as an Advance shall extend beyond the Revolving Maturity Date or the Term Maturity Date, as applicable. All B/A Borrowings shall be denominated in Canadian Dollars.

(c) To facilitate availment of the B/A Advances, the Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Lender, blank forms of B/As in the form requested by such Lender. The Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by a Lender shall bind the Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Borrower. Each Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Lender. No Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of such Lender or its officers, employees, agents or representatives as determined by a court of competent jurisdiction by final and nonappealable judgment. Each Lender shall maintain a record with respect to B/As (i) voided by it for any reason, (ii) accepted and purchased by it hereunder and (iii) canceled at their respective maturities. Each Lender further agrees to retain such records in the manner and for the statutory periods provided in the various provincial or federal statutes and regulations which apply to such Lender. On request by or on behalf of the Borrower, a Lender shall cancel all forms of B/A which have been pre-signed or pre-endorsed on behalf of the Borrower and which are held by such Lender and are not required to be issued in accordance with the Borrower’s irrevocable notice. At the discretion of a Lender, B/As to be accepted by such Lender may be issued in the form of “Depository Bills” within the meaning of the Depository Bills and Notes Act (Canada) and deposited with the Canadian Depository for Securities Limited (“CDS”) and may be made payable to “CDS & Co.” or in such other name as may be acceptable to CDS and thereafter dealt with in accordance with the rules and procedures of CDS, consistent with the terms of this Agreement and the Depository Bills and Notes Act (Canada). All Depository Bills so issued shall be governed by the provisions of this Section 2.18.

(d) Drafts of the Borrower to be accepted as B/As hereunder shall be signed as set forth in this Section 2.18. Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any of the Lenders or the Borrower at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on the Borrower.

(e) Promptly following receipt of a Notice of Borrowing, continuation or Conversion of B/As, the Administrative Agent shall so advise the Lenders and shall advise each Lender of the aggregate face amount of the B/As to be accepted by it and the applicable Contract Period (which shall be identical for all Lenders). The aggregate face amount of the B/As to be accepted by a Lender shall be in an integral multiple of C$100,000 and such face amount shall be in each Lender’s Pro Rata Share of such Borrowing, and each such Borrowing shall be no less than C$500,000; provided, that the Administrative Agent may, in its sole discretion, increase or reduce any Lender’s portion of such B/A to the nearest C$100,000.

(f) The Borrower may specify in a Notice of Borrowing or Conversion or continuation pursuant to Section 2.4(a) or Section 2.4(b), respectively, that it desires that any B/As requested by such notice be purchased by the Lenders, in which case the Lenders shall purchase, or arrange the purchase of, each B/A from the Borrower at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Administrative Agent the Discount Proceeds for the account of such Borrower. The Acceptance Fee payable by the Borrower to a Lender under Section 2.8(d) in respect of each B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this Section 2.18.

(g) Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.

(h) If a Lender notifies the Administrative Agent in writing that it is unable to accept Bankers’ Acceptances, such Lender will, instead of accepting and, if applicable, purchasing Bankers’ Acceptances, make an advance (a “B/A Equivalent Advance”) to the applicable Borrower in the amount and for the same term as the draft that such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Administrative Agent the Discount Proceeds of such B/A Equivalent Advance for the account of the Borrower. Each such B/A Equivalent Advance will bear interest at the same rate that would result if such Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis at the Discount Rate) a Bankers’ Acceptance for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Advance shall have the same economic consequences for the Lenders and the Borrower as the Bankers’ Acceptance which such B/A Equivalent Advance replaces). All such interest shall be paid in advance on the date such B/A Equivalent Advance is made, and will be deducted from the principal amount of such B/A Equivalent Advance in the same manner in which the Discount Proceeds of a Bankers’ Acceptance would be deducted from the face amount of the Bankers’ Acceptance.

(i) The Borrower waives presentment for payment and any other defense to payment of any amounts due to a Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right and the Borrower agrees not to claim any days of grace if such Lender as holder sues the Borrower on the B/A for payment of the amount payable by the Borrower thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Borrower shall either pay the Lender that has accepted and purchased such B/A the full face amount of such B/A (subject to Section 2.18(j) below and Section 2.5(b)) or provide for a continuation as contemplated by Section 2.4(b), and after such payment, the Borrower shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(j) Except as required by any Lender upon the occurrence of an Event of Default, no B/A Advance may be repaid by the Borrower prior to the expiry date of the Contract Period applicable to such B/A Advance; provided, however, that any B/A or B/A Equivalent Advance may be defeased as provided in Section 2.5(b)(ii) and shall be defeased as required in Section 2.5(c) and (d).

ARTICLE 3

CONDITIONS

Section 3.1. Conditions Precedent to Initial Borrowings and any Initial Letters of Credit. The obligations of each Lender to make the initial Advances and each Issuing Lender to issue initial Letters of Credit, shall be subject to the conditions precedent that:

(a) Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, as applicable, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i) this Agreement and all attached Exhibits and Schedules and the Notes, if requested by the applicable Lenders, payable to each applicable Lender;

(ii) the Guaranty executed by the Parent, the Borrower and all Restricted Subsidiaries existing on the Closing Date;

(iii) the Security Agreement executed by each Credit Party, together with appropriate UCC-1 financing statements and PPSA financing statements, if any, necessary for filing with the appropriate authorities and all certificates, if any, evidencing pledged Equity Interests with accompanying executed stock powers;

(iv) a Custodial Agreement executed by the Borrower, the Administrative Agent, and each employee of the Credit Parties serving as custodian thereunder;

(v) certificates of insurance naming the Administrative Agent as loss payee with respect to property insurance, or additional insured with respect to liability insurance and covering each Credit Party’s Properties with such insurance carriers, for such amounts and covering such risks that are required hereunder;

(vi) a certificate from a Responsible Officer of the Borrower dated as of the Closing Date stating that as of such date all conditions precedent set forth in this Section 3.1 have been met; provided that, in the case of any such conditions precedent that require satisfaction of the Administrative Agent or Lenders, the Borrower may assume such satisfaction;

(vii) a secretary’s certificate or equivalent officer’s certificate from each Credit Party certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, and (C) organizational documents;

(viii) certificates of good standing and existence for each Credit Party in each state or province in which each such Person is organized, which certificate shall be (A) dated a date not earlier than 30 days prior to Closing Date or (B) otherwise effective on the Closing Date;

(ix) customary legal opinions of Weil, Gotshal & Manges LLP, as outside US special counsel to the Credit Parties, and of Burnett, Duckworth and Palmer LLP, as Alberta local counsel to the Credit Parties; and

(x) such other documents, governmental certificates and agreements as the Administrative Agent or any Lender may reasonably request.

(b) Consents; Authorization; Conflicts. The Credit Parties shall have received any consents, licenses and approvals required in accordance with applicable Legal Requirement, or in accordance with any document, agreement, instrument or arrangement to which any Credit Party is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents.

(c) Representations and Warranties. The representations and warranties contained in Article 4 and in each other Credit Document shall be true and correct in all material respects on and as of the Closing Date before and after giving effect to the initial Borrowings or issuance of Letters of Credit and to the application of the proceeds from such Borrowings, as though made on and as of such date.

(d) Payment of Fees. The Borrower shall have paid the fees and expenses required to be paid as of the Closing Date by Sections 2.7(c) and 9.1 or any other provision of a Credit Document, except that notwithstanding the terms of Section 9.1, such expenses shall have been paid to the extent invoices for such expenses are received by the Borrower at least one business day prior to the Closing Date.

(e) Other Proceedings. No action, suit, investigation or other proceeding (including without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, any other Credit Document, or any transaction contemplated hereby or thereby or (ii) which in the judgment of the Administrative Agent could reasonably be expected to result in a Material Adverse Change.

(f) Material Adverse Change. Since December 31, 2013, there shall not have occurred any event, development or circumstance that has or could reasonably be expected to result in a Material Adverse Change.

(g) Solvency. The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit J.

(h) Hawk Waiver Agreement. The Administrative Agent shall have received a copy of the Hawk Waiver Agreement.

(i) Delivery of Financial Statements. The Administrative Agent shall have received true and correct copies of (A) audited consolidated financial statements for Super Holdings and its Subsidiaries for the fiscal year 2013, (B) unaudited consolidated financial statements of Super Holdings and its Subsidiaries for each calendar month for the fiscal year 2014 ending at least 30 days (or 45 days in the case of any month that coincides with a fiscal quarter end) prior to the Closing Date, and (C) a pro forma consolidated income statement and balance sheet for Super Holdings and its Subsidiaries for the 12-month period most recently ended prior to the Closing Date for which financial statements are available under clause (B) above, giving pro forma effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement).

(j) Miscellaneous Due Diligence. The Administrative Agent shall have received or completed, and be reasonably satisfied with the result of a completed Schedule 4.5 which shall list all real property owned or leased by the Credit Parties and including a notation as to all locations where any equipment or Inventory of any Credit Party is kept.

(k) Notice of Borrowing. The Administrative Agent shall have received one or more Notices of Borrowing from the Borrower, with appropriate insertions and executed by a Responsible Officer of the Borrower.

(l) USA Patriot Act. The Administrative Agent shall have received, at least five business days prior to the Closing Date (or such later date approved by the Administrative Agent) all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act that is requested at least 10 Business Days prior to the Closing Date (other than as to any Person or entity which the Administrative Agent was not aware of until after such 10th Business Day).

(m) Pro Forma Compliance Certificate. The Administrative Agent shall have received a compliance certificate executed by the chief executive officer or chief financial officer of the Borrower, reflecting the Borrower’s pro forma compliance with the financial covenants set forth in Sections 6.16 and 6.17 applicable for the fiscal quarter ending on September 30, 2014, determined based on Super Holdings’ consolidated financial statements provided for the fiscal quarter ended March 31, 2014, after giving pro forma effect to the Transactions.

(n) Certain Debt of the Credit Parties. All amounts due or outstanding in respect of any Debt of any Restricted Entity shall have been (or substantially simultaneously with the Closing Date shall be) paid in full and all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall have been discharged and released (other than any such Debt, commitments, guarantees or security interests permitted to remain outstanding pursuant to the terms hereof).

(o) Lien Searches; Security Documents. The Administrative Agent shall have received all documents, instruments and reports necessary to perfect or evidence the Administrative Agent’s Acceptable Security Interest in the Collateral, including reasonably satisfactory UCC and other lien searches and US or Canada intellectual property searches.

Section 3.2. Conditions Precedent to Each Borrowing and to Each Issuance, Extension or Renewal of a Letter of Credit. The obligation of each Lender to make an Advance on the occasion of each Borrowing (other than the conversion of an Advance to an Advance of a different Type), the obligation of each Issuing Lender to issue, increase, renew or extend a Letter of Credit and of any reallocation of Letter of Credit Exposure provided in Section 2.15, shall be subject to the further conditions precedent that on the date of such Borrowing or such issuance, increase, renewal or extension, as applicable:

(a) Representations and Warranties. As of the date of the making of any Advance or issuance, increase, renewal or extension of any Letter of Credit or the reallocation of the Fronting Exposure provided in Section 2.15, the representations and warranties made by any Credit Party contained in the Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date. Each request for the making of any Advance or issuance, increase, renewal or extension of any Letter of Credit and the making of such Advance or the issuance, increase, renewal or extension of such Letter of Credit shall be deemed to be a reaffirmation of such representations and warranties. Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by the Borrower of the proceeds of such Borrowing, the issuance, increase, or extension of such Letter of Credit, and the reallocation of the Fronting Exposure, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such issuance, increase, or extension of such Letter of Credit or such reallocation, as applicable, the foregoing condition has been met.

(b) Event of Default. As of the date of the making of any Advance, the issuance, increase, renewal or extension of any Letter of Credit, or the reallocation of the Letter of Credit Exposure, as applicable, no Default or Event of Default shall exist, and the making of such Advance or issuance, increase, renewal or extension of such Letter of Credit, or the reallocation of the Letter of Credit Exposure would not cause a Default or Event of Default.

Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by the applicable Borrower of the proceeds of such Borrowing, the issuance, increase, renewal or extension of such Letter of Credit, and the reallocation of the Fronting Exposure, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such issuance, increase, renewal or extension of such Letter of Credit or such reallocation, as applicable, the foregoing condition has been met.

Section 3.3. Determinations under Sections 3.1 and 3.2. For purposes of determining compliance with the conditions specified in Sections 3.1 and 3.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowings.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Credit Party jointly and severally represents and warrants as follows:

Section 4.1. Organization. Each Restricted Entity is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation. Each Restricted Entity is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. As of the Closing Date, each Restricted Entity’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2. Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party (a) are within such Credit Party’s corporate, limited liability company or partnership powers, as applicable, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement, as applicable, binding on or affecting such Credit Party, other than those for which waivers or consents have been obtained, (d) do not contravene any law or any material contractual obligation binding on or affecting such Credit Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority other than (i) those that have been obtained and (ii) filings necessary to perfect Liens created pursuant to the Credit Documents. At the time of the making of any Advance or the issuance, increase, renewal or extension of any Letter of Credit, the Borrowings thereunder and the use of the proceeds thereof are within the Borrower’s corporate or limited liability company powers, have been duly authorized by all necessary action and do not contravene (x) the Borrower’s bylaws or any other organizational document, or (y) any Legal Requirement or any contractual restriction binding on or affecting the Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority other than (i) those that have been obtained or provided and (ii) filings necessary to perfect Liens created pursuant to the Credit Documents.

Section 4.3. Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable Debtor Relief Laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4. Financial Condition.

(a) The Credit Parties have delivered to the Administrative Agent the financial statements required under Section 3.1(i), and such financial statements have been prepared in accordance with GAAP (except as otherwise expressly noted therein) and present fairly in all material respects the consolidated financial condition of the Persons covered thereby as of the respective dates thereof and the results of their operations and cash flows for the periods then ended. As of the date of the aforementioned financial statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons required to be disclosed in accordance with GAAP, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b) Since the Closing Date, after giving effect to the Transactions, no event or condition has occurred that could reasonably be expected to result in a Material Adverse Change.

Section 4.5. Ownership and Liens; Real Property. Each Restricted Entity (a) has good and indefeasible title to, or a valid and subsisting leasehold interest in, all real property, and good title to all personal Property, material to the conduct of its business, and (b) none of the Property owned by any Restricted Entity is subject to any Lien except Permitted Liens. As of the Closing Date, and after giving effect to the Transactions, no Restricted Entity owns any real property other than those listed on Schedule 4.5 and all equipment and Inventory owned by any Credit Party are located at the fee owned or leased real property listed on Schedule 4.5 other than (i) office equipment and equipment located on jobsites, in transit or off location for servicing, repairs or modifications, and (ii) Inventory held at Inventory processors and Inventory located on premises owned or operated by the customer that is to purchase such Inventory.

Section 4.6. True and Complete Disclosure. As of the Closing Date, all written factual information, other than forward looking information and projections and information of a general economic nature and general industry information about any Credit Party, prepared by or on behalf of each Credit Party and furnished to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby does not, when furnished and taken as a whole, contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein not materially misleading. All projections, estimates, budgets, and pro forma financial information furnished by each Credit Party (or on behalf of such Credit Party), were prepared in good faith based on assumptions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished, it being recognized by the Administrative Agent and each Lender that such projections, estimates, budgets, and pro forma financial information are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the control of the Parent or its Subsidiaries, that no assurances can be given that any particular financial projections will be realized, that actual results may vary materially from the projections furnished

Section 4.7. Litigation. There are no actions, suits, or proceedings pending or, to any Credit Party’s knowledge, threatened in writing against any Restricted Entity, at law, in equity, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Administrative Agent and the Lenders, there is no pending or, to the knowledge of any Responsible Officer of any Credit Party, any action or proceeding instituted or threatened in writing against any Restricted Entity which seeks to adjudicate any Restricted Entity as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Laws, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.8. Compliance with Agreements.

(a) No Restricted Entity is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which any Restricted Entity is a party and which could reasonably be expected to result in a Material Adverse Change.

(b) No Default has occurred and is continuing.

Section 4.9. Pension Plans. (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans and Multiemployer Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(i), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred, and for plan years after December 31, 2007, no unpaid minimum required contribution exists, and there has been no excise tax imposed under Section 4971 of the Code, in each case, except as could not reasonably be expected to result in liability exceeding $1,000,000, (d) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (e) no Restricted Entity nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(j), and (f) no Restricted Entity nor any member of the Controlled Group has incurred any liability as a result of a Multiemployer Plan being in reorganization or insolvent that could reasonably be expected to result in a Material Adverse Change. Based upon GAAP existing as of the Closing Date and current factual circumstances as of the Closing Date, no Restricted Entity has any reason to believe that the annual cost during the term of this Agreement to any Restricted Entity for post-retirement benefits to be provided to the current and former employees of any Restricted Entity under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10. Environmental Condition.

(a) Permits, Etc. Each Restricted Entity (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Property and the conduct of its businesses; (ii) has at all times been (or any noncompliance prior to the Closing Date has been cured) and is now in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit which remains outstanding; and (iv) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b) Certain Liabilities. To the Credit Parties’ actual knowledge none of the present or previously owned or operated Property of any Restricted Entity, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list (unless since deemed to need “no further action”), or their state or local analogs, or has been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws, except with respect to any of the foregoing to the extent that such actions could not reasonably be expected to result in any Restricted Entity or Lending Party incurring liability in excess of $1,000,000; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Restricted Entity, wherever located, which could reasonably be expected to result in a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could result in a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other environmental restoration or remedial project undertaken by any Credit Party, any Restricted Entity or, to any Credit Party’s knowledge, any Restricted Entity’s former Subsidiaries on any of their presently or formerly owned or operated Property, except with respect to any of the foregoing to the extent that the failure to take such action could not reasonably be expected to result in any Restricted Entity or any Lending Party incurring liability in excess of $1,000,000 and (ii) the present and, to the Credit Parties’ best knowledge, future liability, if any, of any Restricted Entity which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

Section 4.11. Subsidiaries. As of the Closing Date, the Parent has no Subsidiaries other than those listed on Schedule 4.11.

Section 4.12. Investment Company Act. No Restricted Entity is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

Section 4.13. Taxes. Proper and accurate (in all material respects), federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by any Restricted Entity or any member of the Affiliated Group in which any Restricted Entity is included, if any, as determined under Section 1504 of the Code (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all taxes (which are material in amount) due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceeding. Proper and accurate amounts have been withheld by each Restricted Entity (including withholdings from employee wages and salaries relating to Canadian Benefit Plans contributions) and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law, except where contested in good faith and by appropriate proceedings and for which adequate reserves have been established in compliance with GAAP.

Section 4.14. Permits, Licenses, etc. Each Restricted Entity possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each Restricted Entity manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15. Regulations T, U and X. No Restricted Entity is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).

Section 4.16. Insurance. Each Restricted Entity carries insurance (which may be carried by the Restricted Entities on a consolidated basis) with reputable insurers in respect of such of their respective Properties and liabilities, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses in accordance with Section 5.3.

Section 4.17. Security Interest. Each Credit Party has authorized (as necessary) the filing of financing statements sufficient when filed to perfect the Lien created by the Security Documents. When such financing statements are filed in the offices noted therein, the Administrative Agent will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements.

Section 4.18. Solvency. On the Closing Date, the Restricted Entities, after giving effect to the Transactions, are Solvent.

Section 4.19. OFAC; Anti-Terrorism. (a) No Credit Party, nor any of their respective Restricted Subsidiaries or, to the knowledge of any Credit Party, any director, officer, employee, agent, or affiliate of any Credit Party or any of their respective Subsidiaries is a Person that is, or is owned or controlled by Persons that are (i) the subject or target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority or imposed pursuant to Canadian Anti-Terrorism Laws (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is itself, or whose government is itself, the subject of Sanctions, including, as of the date of this Agreement, Cuba, Iran, North Korea, Sudan and Syria.

(b) No Credit Party will, directly or, to its knowledge, indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is itself, or whose government is itself, the subject of Sanctions, except to the extent otherwise approved by OFAC, the U.S. Department of State and all other relevant Sanctions authorities or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances, whether as underwriter, advisor, investor, or otherwise).

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Termination Date:

Section 5.1. Organization. Each Credit Party shall, and shall cause each of its respective Restricted Subsidiaries to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary to conduct its business and operations or the ownership of its Properties except where failure to exist (except in the case of the Restricted Entities) or qualify could reasonably be expected to result in a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.6 or Section 6.7.

Section 5.2. Reporting.

(a) Annual Financial Reports. The Parent shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent (commencing with the fiscal year ending December 31, 2014), (i) a consolidated balance sheet of the Parent and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing (or regionally recognized standing reasonably acceptable to the Administrative Agent, it being understood that UHY LLP is acceptable to the Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that it shall not be a violation of this clause (a) if the audit and opinion accompanying the Financial Statements for any fiscal year is subject to (1) a “going concern” or like qualification solely as a result of the Revolving Maturity Date or the Term Maturity Date being scheduled to occur within 12 months from the date of such audit and opinion or (2) any such qualification pertaining to any breach of any financial covenant set forth herein, and (ii) only if prepared by Parent, a copy of the management discussion and analysis with respect to such consolidated Financial Statements.

(b) Quarterly Financials. The Parent shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 45 days after the end of each of the four fiscal quarters of each fiscal year of the Parent (commencing with the fiscal quarter ending September 30, 2014), (i) a consolidated balance sheet of the Parent and its Restricted Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer or chief financial officer of the Parent as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (ii) only if prepared by Parent, a copy of the management discussion and analysis with respect to such consolidated Financial Statements.

(c) Monthly Financials. The Parent shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within (x) 30 days after the end of each calendar month (commencing with August 2014) other than a calendar month end which corresponds to a fiscal quarter end, and (y) 45 days after the end of each calendar month that corresponds to a fiscal quarter end, (i) a consolidated balance sheet of the Parent and its Restricted Subsidiaries as at the end of such month, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such month and for the portion of the Parent’s fiscal year then ended, all in reasonable detail, such consolidated statements to be certified by the chief executive officer or chief financial officer of the Parent as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (ii) only if prepared by Parent, a copy of the management discussion and analysis with respect to such consolidated Financial Statements.

(d) Compliance Certificate; Excess Cash Flow Certificate. (i) Concurrently with the delivery of the Financial Statements referred to in Section 5.2(a) and (b) above, the Borrower shall provide to the Administrative Agent a duly completed Compliance Certificate signed by the chief financial officer, treasurer or controller (in any event, that is a Responsible Officer) of the Borrower, (ii) concurrently with the delivery of the Financial Statements referred to in Section 5.2(a) above, a duly completed Notice of Mandatory Payment with a calculation of the Excess Cash Flow and the amount of the prepayment, if any, required under Section 2.5(c)(ii) and (iii) if applicable, any reconciliation required by Section 1.3(c).

(e) Annual Budget. As soon as available and in any event within 60 days after the end of each fiscal year of the Parent, the Borrower shall provide to the Administrative Agent an annual operating, capital and cash flow budget for the immediately following fiscal year and detailed on a quarterly basis.

(f) Defaults. The Borrower shall provide to the Administrative Agent promptly, but in any event within five Business Days after any Responsible Officer of any Restricted Entity obtains knowledge thereof, notice of each Default or Event of Default known to any Responsible Officer of any Restricted Entity, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default or Event of Default and the actions which such Restricted Entity has taken and proposes to take with respect thereto.

(g) Other Creditors. Each Credit Party shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by any Restricted Entity pursuant to the terms of any indenture, loan agreement, credit agreement or similar agreement.

(h) Litigation. The Borrower shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, against any Restricted Entity or any of their respective assets that has a stated claim for damages in excess of $1,000,000.

(i) Environmental Notices. Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge thereof, by any Responsible Officer of any Restricted Entity, the Borrower shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability on a Restricted Entity in excess of $1,000,000, (ii) concerning any action or omission on the part of any Restricted Entity or any of their respective former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $1,000,000 or requiring that action be taken by any Restricted Entity to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $1,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien under Environmental Law upon, against or in connection with any Restricted Entity or any of their respective former Subsidiaries, or any of their leased or owned Property, wherever located.

(j) Material Changes. The Borrower shall provide to the Administrative Agent prompt written notice of any condition or event of which any Responsible Officer of any Restricted Entity has knowledge, which condition or event has resulted or could reasonably be expected to result in a Material Adverse Change.

(k) Termination Events. As soon as possible and in any event (i) within 30 days after any Restricted Entity knows (or any Restricted Entity knows of the same with respect to a member of the Controlled Group) that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred that could reasonably be expected to result in liability to any Restricted Entity in excess of $1,000,000, and (ii) within 10 days after any Restricted Entity knows (or any Restricted Entity knows of the same with respect to a member of the Controlled Group) that any other Termination Event with respect to any Plan has occurred that could reasonably be expected to result in liability to any Restricted Entity in excess of $1,000,000, each Credit Party shall provide to the Administrative Agent a statement of an authorized officer of the Borrower describing such Termination Event and the action, if any, which any Restricted Entity proposes to take with respect thereto.

(l) Termination of Plans. Promptly and in any event within five Business Days after the receipt thereof by any Restricted Entity (or any Restricted Entity knows of the receipt thereof by any member of the Controlled Group) from the PBGC, the Borrower shall provide to the Administrative Agent copies of each notice received by such Restricted Entity, as applicable, or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan that could reasonably be expected to result in liability to any Restricted Entity in excess of $1,000,000.

(m) Other ERISA Notices. Promptly and in any event within five Business Days after receipt of a notice concerning the imposition or amount of withdrawal liability imposed on any Restricted Entity or any member of the Controlled Group pursuant to Section 4202 of ERISA by any Restricted Entity (or any Restricted Entity know of the receipt of such notice by any member of the Controlled Group) from a Multiemployer Plan sponsor that could reasonably be expected to result in liability of any Restricted Entity in excess of $1,000,000, the Borrower shall, and shall cause each of its respective Restricted Entities to, provide to the Administrative Agent a copy of each such notice received by such Restricted Entity or any such member of the Controlled Group.

(n) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by any Restricted Entity, the Borrower shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority.

(o) Disputes; etc. The Borrower shall provide to the Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Restricted Entity, any such actions threatened in writing, or affecting any Restricted Entity, which could reasonably be expected to result in a Material Adverse Change, or any material labor controversy of which any Restricted Entity has knowledge resulting in or reasonably considered to be likely to result in a strike against such Restricted Entity, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of any Restricted Entity, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $1,000,000.

(p) Certificated Equipment. Concurrently with the delivery of the Financial Statements under Section 5.2(b) above for a fiscal quarter ending June 30 and the Financial Statements under Section 5.2(a), the Borrower shall provide to the Administrative Agent a report or reports listing all of the Credit Parties’ Certificated Equipment which constitute Collateral, and setting forth (i) the state or province in which such Certificated Equipment is titled, (ii) if applicable, the VIN or Serial Number, as applicable, of such Certificated Equipment and (iii) if applicable, whether the Administrative Agent is named as the holder of the first Lien on such Certificated Equipment’s certificate of title.

(q) Other Information; Management Meetings. Subject to the confidentiality provisions of Section 9.8, each Credit Party shall provide to the Administrative Agent such other information respecting the business, operations, or Property of any Restricted Entity, financial or otherwise, as any Lender through the Administrative Agent may reasonably request, including a calculation of any Permitted Tax Distribution made by any Credit Party and the underlying attributable Taxes in detail reasonably acceptable to the Administrative Agent. If requested by any Lender, upon reasonable notice, the members of senior management of the Borrower shall host a conference call with the Lenders who choose to participate and the Administrative Agent whereby the Lenders may directly interact with senior management of the Parent or the Borrower and on which call shall be reviewed, among other things, the financial results of the previous year and the financial condition of the Restricted Entities and the projections presented for the current fiscal year of the Restricted Entities; provided that, unless an Event of Default has occurred and is continuing, such conference calls shall occur no more frequently than once per fiscal quarter.

(r) Copies. The Administrative Agent will distribute to each Lender copies of the information and notices it receives from any Credit Party pursuant to this Section 5.2.

Section 5.3. Insurance.

(a) Each Credit Party shall, and shall cause each of its respective Restricted Subsidiaries to, carry and maintain all such insurance (including hazard and business interruption insurance) in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and similarly located and reasonably acceptable to the Administrative Agent and with reputable insurers reasonably acceptable to the Administrative Agent.

(b) Copies of all policies of insurance or certificates thereof covering the property or business of the Restricted Entities, and endorsements and renewals thereof, certified as true and correct copies of such documents by a Responsible Officer of the Borrower shall be delivered by the Borrower to and retained by the Administrative Agent. From and after the 30th day (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) following the Closing Date, all policies of property insurance with respect to the Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance (other than director and officer liability insurance and workers compensation insurance) shall name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. From and after the 30th day (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) following the Closing Date, all such policies covering any Credit Party or assets of any Credit Party shall contain a provision that notwithstanding any contrary agreements between any Credit Party, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days’ (or such shorter period as may be accepted by the Administrative Agent) prior written notice to the Administrative Agent. To the extent available on commercially reasonable terms, from and after the 30th day following the Closing Date (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), the Borrower shall cause each policy of any Credit Party for liability or hazard insurance maintained in the US to extend coverage to the Administrative Agent (for the benefit of the Secured Parties) for bodily injury, property damage, or personal injury. From and after the 30th day following the Closing Date (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), the Borrower shall cause the insurers under each policy covering property of any Credit Party and maintained in the US to waive their subrogation rights in connection with such policies.

(c) If at any time the area in which any real property located in the United States constituting Collateral is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Parent shall, or shall cause its relevant Restricted Subsidiary to, as applicable, owning such real property, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973.

(d) Notwithstanding Section 2.5(c)(vii), after the occurrence and during the continuance of an Event of Default, all Net Cash Proceeds from Extraordinary Receipts shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.6, whether or not the Secured Obligations are then due and payable.

(e) In the event that any insurance proceeds as to a Credit Party or assets of a Credit Party are paid to any Restricted Entity after the occurrence and during the continuance of an Event of Default, the Parent shall or shall cause each of its Restricted Subsidiaries to, as applicable, hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Restricted Entity and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, the Parent shall, and shall cause each of its Restricted Subsidiaries to, execute and deliver to the Administrative Agent any additional assignments and other documents as may be reasonably necessary to enable the Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4. Compliance with Laws.

(a) Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply with all Legal Requirements which are applicable to such Person, the operations of such Person, or the Property owned, operated or leased by such Person (including ERISA and the Patriot Act), and maintain all consents, approvals, licenses and permits necessary for the ownership and operation of such Person’s Property and business, except in each case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change.

(b) Notwithstanding the generality of clause (a) above, each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, (i) create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability to the Lenders or the Administrative Agent, and (ii) not release any Hazardous Substance or Hazardous Waste into the environment and not permit any Restricted Entity’s Property to be subjected to any release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent.

Section 5.5. Taxes. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, pay and discharge all material taxes, assessments, and other charges and claims related thereto imposed on any Restricted Entity prior to the date on which penalties attach other than any tax, assessment, charge, or claim which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6. New Subsidiaries; Security.

(a) Each Credit Party shall deliver to the Administrative Agent each of the items set forth on Schedule 5.6 attached hereto with respect to each Domestic Subsidiary that is a Restricted Subsidiary and that is created, acquired or designated after the Closing Date and within the time requirements set forth in Schedule 5.6.

(b) Each Credit Party agrees that at all times prior to the Termination Date, the Administrative Agent shall have an Acceptable Security Interest in the applicable Collateral, as required below, to secure the performance and payment of the Secured Obligations. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries that are Domestic Subsidiaries to grant to the Administrative Agent a Lien in any Property (other than Excluded Properties) of such Restricted Entity now owned or hereafter acquired promptly and to take such actions as may be required under the Security Documents to ensure that the Administrative Agent has an Acceptable Security Interest in such Property (other than, as to perfection, such Property constituting Excluded Perfection Collateral).

(c) Each Credit Party shall deliver to the Administrative Agent, as to each fee owned real property acquired after the Closing Date which does not constitute Excluded Property, within 45 days of acquiring such fee owned real property (or such later date as may be reasonably agreed by the Administrative Agent in its sole discretion): (i) a fully executed Mortgage covering such real properties, (ii) with respect to such property located in the United States, a flood determination certificate issued by the appropriate Governmental Authority or third party indicating whether such property is located in an area designated as a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), (iii) with respect to such property located in the United States, if such property is located in an area designated to be in a “flood hazard area”, evidence of flood insurance on such property obtained by the applicable Credit Party in such total amount as required by Regulation H of the Federal Reserve Board, and all official rulings and interpretations thereunder or thereof, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, (iv) such evidence of corporate authority to enter into such Mortgage as the Administrative Agent may reasonably request, (v) if requested by the Administrative Agent, a customary opinion of counsel for the Credit Parties in form and substance reasonably satisfactory to the Administrative Agent related to such Mortgage (but not including title matters), (vi) with respect to each Mortgage, a mortgagee policy of title insurance or marked unconditional binder of title insurance, fully paid for by the Borrower, insuring such Mortgage as a valid first priority Lien on the Property described therein in favor of Administrative Agent, free of all Liens other than the Permitted Liens, and otherwise reasonably acceptable to the Administrative Agent, which policy of title insurance shall be issued by a nationally recognized title insurance company reflecting a coverage amount at least equal to the fair market value (as reasonably determined by the Borrower and approved by the Administrative Agent in its sole discretion) of such real property; it being understood that (x) such mortgagee policy title insurance shall have been issued at the Borrower’s expense by a title insurance company reasonably acceptable to the Administrative Agent, (y) shall show a state of title and exceptions thereto, if any, reasonably acceptable to the Administrative Agent and (z) shall contain such customary endorsements as may be reasonably required by the Administrative Agent; and (vii) all material environmental reports and such other reports, audits or certifications as the Administrative Agent may reasonably request with respect to such real property.

(d) Upon the Administrative Agent’s request, which may be made at its reasonable discretion, each Credit Party shall, and shall cause each of its Restricted Subsidiaries that are Domestic Subsidiaries to: (i) with respect to US Certificated Equipment (other than such equipment that is encumbered by a purchase money Lien or subject to a capital lease permitted under Section 6.1 and such equipment that is Disposed of as permitted under this Agreement) take such actions required to name the Administrative Agent as the holder of the first priority Lien thereon (including, at the option of the Borrower, appointing certain of its (or another Credit Party’s) employees to serve as the custodian under a Custodial Agreement, pursuant to which such employees agree to act as agents for and on behalf of the Administrative Agent as the secured party) and (ii) with respect to any Canadian Certificated Equipment (other than such equipment that is encumbered by a purchase money Lien or subject to a capital lease permitted under Section 6.1 and such equipment that is Disposed of as permitted under this Agreement), cause the PPSA filings in the applicable jurisdiction to expressly list such Canadian Certificated Equipment as being covered thereby with such identifying information as may be required in order to evidence a first priority, fixed charge on such Canadian Certificated Equipment. Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, hereby acknowledges and agrees that (A) on the Closing Date, the certificates of title for certain US Certificated Equipment of the Credit Parties name Wells Fargo as the holder of first priority Lien, (B) on the Closing Date the PPSA filings against NCS Canada expressly list certain Canadian Certificated Equipment as being covered thereby with identifying information, and (C) such noted certificates of title as to US Certificated Equipment shall continue to reflect Wells Fargo as the secured party and such PPSA filings shall continue to expressly list such Canadian Certificated Equipment until such time when such Certificated Equipment is Disposed of as permitted under this Agreement.

Section 5.7. Deposit Accounts. From and after the 60th day after the Closing Date (or such longer period as the Administrative Agent may agree to in its sole discretion), but subject to the last sentence of this Section 5.7, each Credit Party shall, and shall cause each of its Restricted Subsidiaries that is a Credit Party to, (a) maintain their principal operating, collection and disbursement accounts and all other deposit accounts with a Lender, and (b) if requested by the Administrative Agent using its reasonable discretion, maintain any deposit accounts not held with the Administrative Agent subject to Account Control Agreements; provided that, the requirements of this Section 5.7 shall not apply to deposit accounts that are designated solely as accounts for, and are used solely for, (i) payment of salaries, wages, workers’ compensation, 401(k) or other employee benefit accounts, taxes or funds on deposit for the benefit of third parties not restricted by this Agreement or (ii) petty cash in an aggregate amount not to exceed $500,000. In the event that any Person with whom a Credit Party maintains the accounts as required under this Section 5.7 ceases to be a Lender, such Credit Party shall close such accounts and, if necessary, open other accounts with a Lender and take such other actions as may be necessary to be otherwise in compliance with the requirements of this Section 5.7 within 90 days (or such longer period as the Administrative Agent may agree to in its sole discretion) after such Person ceased to be a Lender.

Section 5.8. Records; Inspection. Each Credit Party shall, and shall cause each of its respective Restricted Subsidiaries to, maintain proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition. From time to time upon reasonable prior notice, each Credit Party shall, and shall cause each of its respective Restricted Subsidiaries to, permit the Administrative Agent (or any Lender only if accompanying the Administrative Agent), at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of the Restricted Entities, to, subject to any applicable confidentiality considerations, examine and copy the books and records of the Restricted Entities, to visit and inspect the Property of the Restricted Entities, and to discuss the business operations and Property of the Restricted Entities with the officers and directors thereof; provided that, unless an Event of Default has occurred and is continuing, the Restricted Entities shall bear the costs of only one such visit and inspection per fiscal year.

Section 5.9. Maintenance of Property. Each Credit Party shall, and shall cause each of its respective Restricted Subsidiaries to, maintain their owned, leased, or operated Property in good condition and repair, except for (a) normal wear and tear, (b) casualty which could not have been prevented with prudent operation and maintenance of such Property, and (c) condemnation; and shall abstain from, and cause each of its Restricted Entities to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.10. Further Assurances. Each Credit Party shall cure, or cause to be cured, promptly any defects in the execution and delivery of the Credit Documents. Each Credit Party hereby authorizes the Administrative Agent to file any financing statements to the extent permitted by applicable Legal Requirement in order to perfect or maintain the perfection of any security interest granted under any of the Credit Documents. Each Credit Party at its expense will, and will cause each Restricted Subsidiary that is a Credit Party to, promptly execute and deliver to the Administrative Agent upon reasonable request by the Administrative Agent all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of any Credit Party or Restricted Subsidiary, as the case may be, in the Credit Documents (to the extent related to collateral), or to further evidence and more fully describe the collateral intended as security for the Secured Obligations, or to correct any omissions in the Security Documents, or to state more fully the security obligations set out herein or in any of the Security Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Security Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.

Section 5.11. Designations with Respect to Subsidiaries.

(a) Unless designated in writing to the Administrative Agent pursuant to this Section, any Person that becomes a Subsidiary of any Restricted Entity after the Closing Date, other than a Subsidiary of a Person designated in writing to the Administrative Agent pursuant to this Section, shall be classified as a Restricted Subsidiary.

(b) The Parent may designate from time to time and at any time any Subsidiary acquired or created after the Closing Date as an Unrestricted Subsidiary if (i) immediately before and after such designation, no Default or Event of Default exists, (ii) immediately after giving effect to such designation on a pro forma basis, the Restricted Entities would have been in compliance with all of the covenants contained in this Agreement, including, without limitation, Sections 6.16 and 6.17 as of the end of the most recent fiscal quarter, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” for purposes of any indenture, credit agreement or similar agreement that contains the concept of “restricted” and “unrestricted” subsidiaries, and (iv) the Parent has delivered the certificate and the Financial Statements required under clause (d) below.

(c) The Parent may designate from time to time and at any time an Unrestricted Subsidiary to be a Restricted Subsidiary if (i) immediately before and after such designation, no Default or Event of Default exists, (ii) immediately after giving effect to such designation on a pro forma basis, the Restricted Entities would have been in compliance with all of the covenants contained in this Agreement, including, without limitation, Sections 6.16 and 6.17 as of the end of the most recent fiscal quarter and (iii) the Parent has delivered the certificate required under clause (d) below.

(d) With respect to each designation of a Subsidiary as an Unrestricted Subsidiary or a Restricted Subsidiary, the Parent shall deliver to the Administrative Agent (i) a certificate of a Responsible Officer of the Parent stating the effective date of such designation and stating that the conditions required under this Section 5.11 and, if such designation is of a Subsidiary as an Unrestricted Subsidiary, the conditions required under the definition of “Unrestricted Subsidiary” have been satisfied. Such certificate shall be accompanied by a schedule setting forth in reasonable detail the calculations demonstrating compliance with such conditions, where appropriate and (ii) upon the reasonable request of the Administrative Agent, updated Financial Statements giving effect to such designation for such periods and with such detail as may be reasonably requested by the Administrative Agent;

(e) All Subsidiaries of an Unrestricted Subsidiary shall be, upon their creation or acquisition, as the case may be, also Unrestricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to hold any Equity Interests in, or any Debt of, any Restricted Subsidiary other than as permitted under this Agreement.

(f) The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment in such Unrestricted Subsidiary and the Subsidiaries of such Unrestricted Subsidiary at the date of designation in an amount equal to the fair market value of the Borrower’s or applicable Credit Party’s investment therein. The designation of any Unrestricted Subsidiary to be a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Debt or Liens of such Subsidiary existing at such time.

(g) The Parent may not designate any Restricted Subsidiary existing on the Closing Date to be an Unrestricted Subsidiary. For the avoidance of doubt, neither the Borrower nor NCS Canada shall be an Unrestricted Subsidiary.

(h) If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of clause (a) of the definition of “Unrestricted Subsidiary”, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Debt and Liens of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Parent as of such date and, if such Debt and/or Liens are not permitted to be incurred as of such date under Section 6.1 and/or Section 6.2, hereof, as applicable, the Parent will be in default of such covenant.

Section 5.12. Use of Proceeds; Use of Letters of Credit. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to: (a) use the proceeds of the Revolving Advances, the Swing Line Advances or the Letters of Credit, or any Term Advances made after the Closing Date solely for (i) working capital purposes of any Restricted Entity or (ii) other general corporate purposes of any Restricted Entity, including payment of OID and upfront fees to any Lender, Permitted Acquisitions, Permitted Investments, Capital Expenditures that are permitted hereunder and Restricted Payments that are permitted hereunder; and (b) use the proceeds of the Term Advances or Revolving Advances, as applicable, made on the Closing Date to (i) refinance in full the outstanding Debt of the Credit Parties under the Existing Credit Agreement on the Closing Date, (ii) declare and pay the Specified Equity Distribution and (iii) pay fees, commissions and expenses in connection with each of the foregoing. No Credit Party shall, and shall not permit any of its respective Subsidiaries to, directly or, to its knowledge, indirectly, use any part of the proceeds of Advances or Letters of Credit or lend, contribute or otherwise make available such Advance or Letter of Credit or the proceeds of any Advance or Letter of Credit to any Person, (a) for any purpose which violates, or is inconsistent with, Regulations T, U, or X, (b) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is itself, or whose government is itself, the subject of Sanctions, except to the extent licensed or otherwise approved by OFAC, the U.S. Department of State and all other relevant Sanctions authorities or (c) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances, whether as underwriter, advisor, investor, or otherwise).

Section 5.13. Permits, Licenses, etc. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, possess and maintain all licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names and copyrights except to the extent that the failure to maintain or possess the foregoing could not reasonably be expected to result in a Material Adverse Change.

ARTICLE 6

NEGATIVE COVENANTS

Until the Termination Date:

Section 6.1. Debt. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a) the Obligations;

(b) intercompany Debt owed by any Restricted Entity to any other Restricted Entity; provided that:

(i) in the case of any Debt of a Non-Credit Party owing to any Credit Party, such intercompany Debt shall be permitted as an Investment by such Credit Party pursuant to Section 6.3; and

(ii) in the case of any Debt of a Credit Party owing to a Non-Credit Party, such intercompany Debt (A) shall not exceed $5,000,000 in the aggregate outstanding at any time together with all such other Debt permitted under this Section 6.1(b)(ii), (B) shall not have a stated maturity date that is earlier than six months after the earlier of the Revolving Maturity Date or the Term Maturity Date (as in effect at the time such intercompany Debt was incurred), and (C) shall otherwise be subordinated to the Obligations under subordination terms substantially similar to those set forth in Schedule 6.19 attached hereto;

(c) purchase money indebtedness or Capital Leases described on Schedule 6.1 and all other purchase money indebtedness or Capital Leases; provided that, the aggregate principal of Debt permitted under this Section 6.1(c) shall not exceed $5,000,000 outstanding at any time;

(d) Hedging Arrangements permitted under Section 6.13;

(e) Debt arising from the endorsement of instruments or other payment items for collection in the ordinary course of business;

(f) Debt owed to any Person providing (or any Person who provides financing for) property, casualty, liability, or other insurance to any Restricted Entity in an aggregate outstanding amount not to exceed $500,000, so long as such Debt is incurred only to defer the premium cost of such insurance for the underlying term of such insurance policy;

(g) Debt consisting of liabilities incurred in the ordinary course of business with respect to surety, customs, stay, appeal and performance bonds, completion guarantees and similar obligations in an aggregate amount not to exceed $500,000;

(h) (i) Debt consisting of liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, earn-out obligation, tax-refund obligation or similar obligation of any Restricted Entity incurred in connection with the consummation of one or more Permitted Acquisitions, Permitted Asset Sales, or Permitted Investments to the extent such liabilities are not paid in cash at the consummation thereof and remain outstanding or will be incurred thereafter, and (ii) Debt arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of liabilities of any Restricted Entity described in the preceding clause (i); provided that (A) the aggregate outstanding amount of liabilities, obligations and other Debt permitted under this Section 6.1(h) shall not exceed $15,000,000, at any time, and (B) notwithstanding Section 6.2(h), no obligation, liability or other Debt described in the preceding clause (i) or (ii) shall be secured other than (x) with a Lien to the extent permitted under Section 6.2(t) below and (y) escrow arrangements which may be secured with the cash that is being held in such escrow;

(i) Debt incurred arising (A) from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (B) in respect of Banking Services;

(j) Funded Debt of a Person acquired, or Funded Debt assumed by any Credit Party or any of their respective Restricted Subsidiaries, in each case, pursuant to a Permitted Acquisition after the Closing Date; provided that (i) such Funded Debt exists at the time of such Permitted Acquisition and was not created or incurred in contemplation thereof, (ii) no Event of Default has occurred and is continuing or would result therefrom, and (iii) the Restricted Entities shall be in compliance on a pro forma basis with the covenants set forth in Sections 6.16 and 6.17 after giving effect to such Permitted Acquisition and the assumption of such Funded Debt;

(k) Debt to the extent not otherwise permitted under this Section 6.1, including Subordinated Debt; provided that, the aggregate principal amount of the Debt permitted under this clause (k) shall not exceed $10,000,000 (plus any amounts paid as pay-in-kind interest on Subordinated Debt), outstanding at any time; and

(l) Debt owed by Non-Credit Parties in an aggregate principal amount not to exceed $5,000,000 outstanding at any time.

Each Restricted Entity shall be permitted to extend, refinance, refund, replace and renew Debt permitted above so long as any such extensions, refinancings, refundings, replacements and renewals shall be subject to the following conditions: (A) any such refinancing Debt is in an aggregate principal amount not greater than the aggregate principal amount of the Debt being renewed or refinanced, plus the amount of any premiums required to be paid thereon, accrued and unpaid interest thereon and reasonable fees and expenses associated therewith and an amount equal to any unutilized active commitment under the Debt being renewed or refinanced, and (B) in the case of clauses (h), (j), and (k), the covenants, events of default, subordination (if applicable) and other provisions thereof (including any guarantees thereof), but excluding pricing, shall be, in the aggregate, not materially less favorable to the Lenders than those contained in the Debt being renewed or refinanced; provided that nothing in this sentence is intended to, nor shall anything in this sentence be construed as, an increase in any dollar limit already provided in Section 6.1 above nor an amendment of any specific requirement set forth in Section 6.1 above, including such Debt owed or owing to Non-Credit Parties or Credit Parties.

Section 6.2. Liens. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Restricted Entity, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a) Liens securing the Secured Obligations pursuant to the Credit Documents;

(b) Priming Liens securing obligations which (i) either (A) are not overdue for a period of more than 30 days or (B) if overdue by more than 30 days, are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established or (ii) do not exceed $100,000 in the aggregate at any one time outstanding when combined with the aggregate outstanding amount permitted under clause (d)(ii) below;

(c) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d) Liens for taxes, assessments, or other governmental charges or other levies which (i) are either (A) not yet due and payable or (B) if overdue, which are being actively contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP or (ii) do not exceed $100,000 in the aggregate at any one time outstanding when combined with the aggregate outstanding amount under clause (b)(ii) above;

(e) Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(c); provided that each such Lien shall encumber only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease, and all proceeds thereof (including insurance proceeds), and the amount secured thereby does not exceed the purchase price of such property; provided further that that individual financings incurred by a Person that are otherwise permitted to be secured under this clause (e) may be cross-collateralized to other such financings provided by the same lender or its Affiliates;

(f) Liens consisting of minor easements, zoning restrictions, rights of way or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Restricted Entity to use such assets in its business, and none of which is violated in any material respect by existing or proposed structures or land use;

(g) Liens arising solely by virtue of a depository institution’s standard account documentation or any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts, securities accounts or other funds maintained with a depositary institution (including, for purposes of clarity, pooled and sweep accounts);

(h) Liens on cash or securities pledged to secure performance of tenders, surety, customs, stay and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(i) Liens securing judgments for the payment of money not constituting an Event of Default; (j) Liens existing as of the date hereof and set forth on Schedule 6.2; provided that individual financings incurred by a Person that are otherwise permitted to be secured under this clause (j) may be cross-collateralized to other Permitted Debt provided by the same lender or its Affiliates;

(k) Liens in favor of insurers (or other Persons financing the payment of insurance premiums) securing Debt of the type described in and permitted under Section 6.1(f); provided that such Liens shall encumber only the insurance proceeds of the insurance financed thereby;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m) Liens solely on any cash earnest money deposits made by any Restricted Entity in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or Permitted Investment;

(n) Liens arising as the result of the filing of precautionary Uniform Commercial Code financing statements regarding operating leases;

(o) Liens deemed to exist and encumbering Liquid Investments pursuant to repurchase agreements relating to dispositions of such Liquid Investments equivalents for fair value;

(p) Liens arising out of conditional sale, title retention, consignment, bailee arrangements or other similar arrangements for the sale of goods permitted by this Agreement and entered into in the ordinary course of business;

(q) Liens on Equity Interests in Joint Ventures which Liens are created pursuant to joint venture agreements and related documents (to the extent requiring a Lien on the Equity Interest owned by any Restricted Entity in the applicable Joint Venture is required thereunder) having ordinary and customary terms (including with respect to Liens) and entered into in the ordinary course of business and securing obligations other than Debt;

(r) Liens assumed by any Restricted Entity or encumbering property acquired in connection with a Permitted Acquisition that secure Debt permitted by Section 6.1(j) to the extent (i) such Liens are in existence at the time of such Permitted Acquisition and were not created in anticipation thereof, (ii) such Lien encumbers only the Property so encumbered on the date acquired and the proceeds thereof and (iii) the Debt secured by such Liens does not thereafter increase in amount;

(s) in the case of any real property in Canada, any reservations contained in any original grant from Canada and any rights of expropriation, access of use or other rights conferred by any statute of Canada or any province thereof; and

(t) other Liens securing obligations in an aggregate principal amount not to exceed $2,000,000 in the aggregate at any one time outstanding; provided that such Liens shall not encumber any Collateral or any Property intended to be, or required under Section 5.6 to be, Collateral (in each case, other than cash and/or Liquid Investments).

Section 6.3. Investments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make or hold any direct or indirect Investment, other than the following (collectively, the “Permitted Investments”):

(a) investments in the form of trade credit by a Restricted Entity to customers of such Restricted Entity arising in the ordinary course of business and represented by accounts from such customers;

(b) cash and Liquid Investments;

(c) Investments made prior to, or contractually committed as of, the Closing Date as specified in the attached Schedule 6.3; provided that, the respective amounts of such Investments shall not be increased;

(d) (i) Investments by a Credit Party in any other Credit Party, (ii) Investments by a Non-Credit Party in any other Non-Credit Party, and (iii) Investments in the form of intercompany Debt made by a Non-Credit Party to a Credit Party as permitted under Section 6.1(b)(ii) above;

(e) Investments in the form of Permitted Acquisitions (other than an Acquisition of Equity Interests in a Joint Venture); provided that, with respect to the acquired Property (including any acquired Subsidiaries), the Credit Parties comply with the other terms of the Credit Documents, including Sections 5.6 and 5.7 of this Agreement;

(f) creation of any additional Domestic Subsidiaries in compliance with Section 5.6 and Section 5.11;

(g) Capital Expenditures permitted under Section 6.18;

(h) Investments in the form of mergers, consolidations, amalgamations, liquidations or dissolutions of Restricted Entities in compliance with Section 6.6(a); provided that each such Investment otherwise complies with this Agreement, including Section 5.6 and Section 5.11 as to Subsidiaries; and provided that any such Investment that is a Joint Venture must also be otherwise permitted by Section 6.3;

(i) creation of, or other Investments in, any Joint Ventures, Non-Credit Parties and/or Unrestricted Subsidiaries; provided that, the aggregate amount of such Investments permitted under this clause (i) shall not exceed $2,000,000 at any one time outstanding (excluding any such Investments to the extent funded with Equity Issuance Proceeds resulting from issuance of common Equity Interests or cash capital contributions on account of common Equity Interests of the Parent);

(j) (A) Investments in negotiable instruments deposited for collection and (B) endorsements of negotiable instruments and documents, in each case in the ordinary course of business;

(k) Investments received in settlement of amounts due to any Restricted Entity effected in the ordinary course of business or owing to such Restricted Entity as a result of insolvency proceedings involving an account debtor or upon the foreclosure, deed in lieu of foreclosure, or enforcement of any Lien in favor of such Restricted Entity;

(l) guarantees permitted under the definition of Permitted Debt;

(m) deposits of cash and Liquid Investments made in the ordinary course of business to secure performance of operating leases or utility or other services and prepaid expenses made in the ordinary course of business;

(n) loans to employees, officers, and directors of any Restricted Entity for the purpose of purchasing Equity Interests in the Parent (or any direct or indirect parent thereof) in each case from such entity so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests and the aggregate outstanding amount of the loans permitted under this Section 6.3(n) does not exceed $250,000;

(o) Investments held by a Person (or assets) acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(p) loans and advances to a holder of its Equity Interests, which if made as a Restricted Payment would constitute a Restricted Payment permitted by Section 6.8, provided that any such loan or advance shall reduce the applicable baskets in Section 6.8;

(q) Acquisitions permitted under Section 6.4; and

(r) other Investments in an aggregate amount not to exceed $2,500,000 at any one time outstanding.

Section 6.4. Acquisitions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make any Acquisition in a single transaction or related series of transactions other than:

(a) Acquisitions to the extent funded with Equity Issuance Proceeds resulting from issuance of common Equity Interests or cash capital contributions on account of common Equity Interests of the Parent or Equity Interests or cash capital contributions on account of common Equity Interests of any direct or indirect parent of the Parent;

(b) Acquisitions of any Credit Party by any other Credit Party, subject to Section 6.6(a)(i);

(c) to the extent constituting an Acquisition, any liquidation, dissolution or winding-up permitted by Section 6.6(a)(iv); and

(d) Acquisitions to the extent not otherwise permitted above in this Section 6.4 and to the extent that the aggregate Total Consideration of all Acquisitions permitted under this Section 6.4(d) does not exceed $25,000,000 in any fiscal year; provided that, the foregoing dollar limit shall not apply with respect to any Acquisition if both before and after giving effect to any such Acquisition, (i) the pro forma Leverage Ratio does not exceed 1.50 to 1.00 as of the fiscal quarter ended immediately prior to the completion of such Acquisition for which Financial Statements have been delivered hereunder, and (ii) Liquidity is greater than $15,000,000;

provided, that, in the case of each of (a) and (d) above, (i) no Event of Default exists both before and after giving effect to such Acquisition, (ii) the Parent is in pro forma compliance with the covenants set forth in Section 6.16 and 6.17 after giving effect to such Acquisition, and if requested by the Administrative Agent, the Borrower has delivered a pro forma Compliance Certificate reflecting such compliance, and (iii) such Acquisition is not hostile.

Section 6.5. Agreements Restricting Liens. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Restricted Subsidiary from paying Restricted Payments to the Parent or the Borrower, or which requires the consent of other Persons in connection therewith other than:

(a) this Agreement and the Security Documents;

(b) agreements governing Debt permitted by Section 6.1(c) and Liens related thereto permitted pursuant to Section 6.2(e) to the extent such restrictions govern only the assets financed pursuant to such Debt and the proceeds thereof;

(c) agreements governing Debt permitted by Section 6.1(f) to the extent such restrictions do not apply to Collateral or Properties which are required to be Collateral under Section 5.6 and such agreements do not require the direct or indirect granting of any Lien securing such Debt or other obligation by virtue of the granting of Liens on or pledge of Collateral to secure the Secured Obligations;

(d) any prohibition or limitation that (i) exists pursuant to applicable requirements of a Governmental Authority or Legal Requirement, or (ii) restricts subletting, assignment or other transfer of leasehold interests contained in any lease governing a leasehold interest of any Restricted Entity and customary provisions in other contracts restricting assignment thereof;

(e) any usual and customary prohibition or limitation that exists in any contract, license agreement, lease or other agreement to which any Restricted Entity is a party that is entered into in the ordinary course of business so long as (i) such prohibition or limitation is generally applicable and does not specifically address any of the Secured Obligations or the Liens granted under the Credit Documents, (ii) is not agreed to with the intent of excluding such contract or the rights thereunder as Collateral, and (iii) such prohibition or limitation relates solely to the transaction or Property subject to such contract, license agreement, lease or other agreement;

(f) any restriction with respect to any asset of any Restricted Entity imposed pursuant to an agreement which has been entered into for the Disposition of such assets or all or substantially all of the capital stock or assets of such Restricted Entity, so long as such sale or disposition is permitted under this Agreement and such restriction does not require a release of the Liens granted under the Security Documents at any time prior to completion of such Disposition;

(g) contractual obligations binding on any Restricted Subsidiary (other than the Borrower) at the time the Restricted Subsidiary first becomes a Restricted Subsidiary (other than by designation), so long as such contractual obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(h) (i) customary provisions in the organizational documents of any permitted Joint Venture and applicable solely to the Equity Interests of such Joint Venture and (ii) restrictions on the transfer of the Equity Interests of NCS Canada and making Restricted Payments in the organizational documents of NCS Canada; and

(i) restrictions imposed by any agreement pursuant to which a Restricted Entity grants a security interest in cash or Liquid Investments that is a Permitted Lien, so long as such restrictions apply only to such cash or Liquid Investments.

Section 6.6. Corporate Actions; Organizational Documents; Fiscal Year.

(a) No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, merge, amalgamate or consolidate with or into any other Person, or dissolve, liquidate or wind up its affairs, except that:

(i) any Credit Party may merge, amalgamate or consolidate with any other Credit Party, and any Non-Credit Party may merge, amalgamate or consolidate with any other Non-Credit Party or any Credit Party; provided that (A) immediately after giving effect to any such proposed transaction no Default would exist, (B) in the case of any such merger, amalgamation or consolidation to which the Borrower is a party, the Borrower is the surviving entity (or in the case of an amalgamation, the resulting entity shall become the Borrower hereunder and, if requested by the Administrative Agent, the Administrative Agent shall receive a customary opinion of counsel for such new Borrower in form and substance reasonably satisfactory to the Administrative Agent substantially similar to the legal opinion delivered on the Closing Date with respect to the Credit Parties in existence on the Closing Date) and (C) in the case of any such merger, amalgamation or consolidation to which a Non-Credit Party and a Credit Party is a party, the Credit Party shall be the surviving entity;

(ii) the Borrower may merge, amalgamate or be consolidated with any Person that is not a Subsidiary in order to consummate a Permitted Acquisition; provided that immediately after giving effect to any such proposed transaction no Default would exist and the Borrower is the surviving entity (or in the case of an amalgamation, the resulting entity shall become the Borrower hereunder);

(iii) any Restricted Subsidiary of the Parent (other than the Borrower and NCS Canada) may merge, amalgamate or consolidate with any Person that is not a Restricted Entity in order to consummate a Permitted Acquisition; provided that, immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger, amalgamation or consolidation to which a Guarantor is a party, such Guarantor is the surviving entity (or in the case of an amalgamation, the resulting entity shall become a Guarantor hereunder); and

(iv) any Restricted Subsidiary of the Parent (other than the Borrower and NCS Canada) may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Change and such Restricted Subsidiary may effect the same by merger, amalgamation or consolidation that is permitted under this Section 6.6(a).

(b) No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, (i) other than as required under clause (iv) below, without at least 15 days (or such shorter period as agreed to by the Administrative Agent) prior written notice to the Administrative Agent, change its name, state or province of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) amend, supplement, modify or restate their articles or certificate of incorporation or formation, limited partnership agreement, by laws, limited liability company agreements, or other equivalent organizational documents, in any manner that could reasonably be expected to materially and adversely affect the Lenders, (iii) change the fiscal year end of the Parent from December 31, or (iv) change the jurisdiction of its incorporation, formation or organization (through reorganization or otherwise) to a jurisdiction of any other country without at least 30 days (or such shorter period as agreed to by the Administrative Agent) prior written notice to, and the prior written consent of, the Administrative Agent.

Section 6.7. Disposition of Assets. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make a Disposition other than:

(a) (i) Disposition of any Property by any Credit Party to any other Credit Party; provided that, at the reasonable request of the Administrative Agent, with respect to Collateral that is real property, the receiving Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation reasonably satisfactory to the Administrative Agent, (ii) Disposition of any Property by any Non-Credit Party to any other Non-Credit Party, (iii) Disposition of any Property by any Non-Credit Party to any Credit Party, and (iv) Disposition of any Property by any Credit Party to any Non-Credit Party to the extent such Disposition (A) is otherwise permitted under this Section 6.7, and (B) in the case of Disposition of cash or Liquid Investments, such Disposition is otherwise permitted as an Investment under Section 6.3;

(b) (i) sale of Inventory in the ordinary course of business and (ii) Disposition of cash or Liquid Investments in the ordinary course of business;

(c) Disposition of worn out or obsolete equipment in the ordinary course of business;

(d) abandonment or other Disposition of patents, trademarks and copyrights, and other Properties, in each case, which is no longer useful in the conduct of the business of the Parent and its Restricted Subsidiaries taken as a whole;

(e) mergers, consolidations, amalgamations, liquidations or dissolutions in compliance with Section 6.6(a);

(f) Disposition of any assets required under Legal Requirements;

(g) leases or licenses or subleases or sublicenses of real or personal property in the ordinary course of business;

(h) the sale or discount, in each case without recourse, or settlements of accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof and only if such accounts are determined to be uncollectible in the reasonable judgment of such Restricted Entity;

(i) any involuntary loss, damage or destruction of property;

(j) a Permitted Investment to the extent such investment constitutes a Disposition or the making of a Restricted Payment that is expressly permitted to be made under this Agreement;

(k) the termination or unwinding of any Hedging Arrangement;

(l) Dispositions consisting of sale leaseback transactions permitted by Section 6.11;

(m) Dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such equipment are immediately applied to the purchase price of such replacement equipment;

(n) any surrender, waiver, settlement, compromise, modification, termination or release of, in the ordinary course of business, (i) a contract right, but only to the extent such contract right is either (A) an inchoate or contingent right to receive payment of any kind or (B) a contract right that is not a right to receive payment of any kind, or (ii) tort or other litigation claims; and

(o) Disposition not otherwise permitted under the preceding clauses of this Section 6.7 (but including Dispositions permitted under (a)(iv) above that are not otherwise permitted under any other clause of this Section 6.7); provided that, the aggregate fair market value of the Properties that are the subject of such Disposition made pursuant to this Section 6.7(o), does not exceed the greater of (i) $1,000,000 and (ii) 5% of the book value of total fixed assets of the Restricted Entities.

Section 6.8. Restricted Payments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make any Restricted Payments except that:

(a) the Borrower and NCS Canada may declare and pay cash Restricted Payments (i) in the case of the Borrower, to the Parent and the Parent may declare and pay cash Restricted Payments to Super Holdings or any of its direct or indirect parent entities and (ii) in the case of NCS Canada, to Cemblend or any of its shareholders (or directly or indirectly to Parent for payment to Cemblend or any of its shareholders), in each case, on or about the Closing Date; provided that, the aggregate amount of such Restricted Payments permitted under this clause (a) shall not exceed $150,000,000 (the “Specified Equity Distribution”);

(b) the Restricted Entities may make Restricted Payments to any Credit Party, and any Non-Credit Party may make Restricted Payments to any other Non-Credit Party;

(c) the Restricted Entities may make Permitted Tax Distributions;

(d) (i) the Restricted Entities may make direct or indirect distributions in cash in an aggregate amount not to exceed $250,000 in any fiscal year to the Parent for the sole purpose of allowing the Parent (or any direct or indirect parent thereof) to pay for (A) actual reasonable administrative, accounting, legal and maintenance expenses attributable to the consolidated operations (including maintenance of existence) of the Parent (or any direct or indirect parent thereof) and its Restricted Subsidiaries and (B) salaries and related reasonable and customary expenses incurred by directors, officers, members of management, consultants, managers and employees of the Parent (or any direct or indirect parent thereof) and (ii) the Parent may pay, or make Restricted Payments to its parent (or any direct or indirect parent thereof) to allow it to pay, any amounts provided for in, and permitted to be paid pursuant to, clause (i) above in an aggregate amount not to exceed $250,000 in any fiscal year;

(e) any Restricted Entity may make cash payments to or on behalf of the Parent (or any direct or indirect parent thereof) in an aggregate amount not to exceed $50,000 in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock of the Parent (or any direct or indirect parent thereof);

(f) to the extent constituting a Restricted Payment, transactions permitted by Sections 6.6 and 6.9;

(g) so long as no Default exists or would result from the making of such Restricted Payment, any Restricted Entity may make cash Restricted Payments in an amount not to exceed the sum of $1,000,000 in the aggregate per fiscal year to existing and former officers, directors, members of management, employees, managers or consultants of such Restricted Entity (or the estate, heirs, family members, domestic partners, former domestic spouses, spouses or former spouses of any of the foregoing); provided that such Restricted Payments are in consideration for the retirement, purchase, or redemption of any of the Equity Interests of any Restricted Entity, or direct or indirect parent thereof, or any option, warrant or other right to purchase or acquire such Equity Interest, in any event, held by such Person; and

(h) so long as no Default exists or would result from the making of such Restricted Payment, the Restricted Entities may make cash Restricted Payments not otherwise permitted under this Section 6.8; so long as, after giving effect to such Restricted Payment, (i) the pro forma Leverage Ratio does not exceed 1.50 to 1.00 as of the fiscal quarter ended immediately prior to the making of such Restricted Payment for which Financial Statements have been delivered hereunder, (ii) Liquidity is greater than

$15,000,000 and (iii) (A) for the fiscal year ending December 31, 2015, the aggregate amount of Restricted Payments made does not exceed 50% of the consolidated EBITDA for the two fiscal quarter period ending December 31, 2014, and (B) for the fiscal year ending December 31, 2016 and each fiscal year thereafter, the aggregate amount of Restricted Payments made does not exceed 50% of the consolidated EBITDA for the preceding fiscal year.

Section 6.9. Affiliate Transactions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any Investment, the assumption of any obligation or the rendering of any service) with any of their Affiliates which are not Restricted Entities (or if a Credit Party is involved, with any of their Affiliates which are not Credit Parties) unless such transaction or series of transactions is on terms no less favorable to such Restricted Entity (or if applicable, such Credit Party) than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate except the restrictions in this Section 6.9 shall not apply to:

(a) the Restricted Payments permitted under Section 6.8 (other than clause (f) thereof),

(b) transactions solely by or among Credit Parties that are otherwise permitted by Article 6 and transactions solely by or among Non-Credit Parties that are otherwise permitted by Article 6;

(c) reasonable and customary director, officer and employee compensation (including bonuses), indemnification, severance and other benefits (including retirement, health, stock option and other benefit plans);

(d) issuances of Equity Interests by the Parent to Affiliates, in each case which (i) are otherwise permitted (or not restricted) by the Credit Documents and (ii) do not constitute a Change in Control; and

(e) payment of (i) out-of-pocket fees and expenses and indemnity to Advent International Corporation and certain of its current and former members of the board of directors (or similar governing body), officers, employees, members of management, consultants and independent contractors and (ii) consulting, advisory, monitoring, board of director fees paid to, and third party, out of pocket expenses reimbursed to John Deane, Michael McShane or other industry executive appointed to the board of directors by the Permitted Holders; provided that the amounts paid under this clause (ii) shall not exceed the lesser of (A) $1,500,000 per fiscal year and (B) 2.5% of EBITDA for such fiscal year.

Section 6.10. Line of Business. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make any material change to the character of the Restricted Entities’ collective business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to the Restricted Entities’ collective business as presently and normally conducted.

Section 6.11. Sale and Leaseback Transactions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Restricted Entity shall lease, as lessee, such Property or any part thereof which such Restricted Entity intends to use for substantially the same purpose as the Property sold or transferred; provided that, any Restricted Entity may effect such transactions so long as such transactions do not exceed $250,000 in the aggregate at any time outstanding; provided, further that to the extent constituting a sale and leaseback transaction, any Restricted Entity may enter into Capital Leases and purchase money transactions as permitted pursuant to Sections 6.1 or 6.2 without regard to the foregoing dollar limitation.

Section 6.12. Operating Leases. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any lease that constitutes an operating lease under GAAP other than (a) operating leases between Credit Parties and operating leases between Non-Credit Parties, (b) operating leases existing on the Closing Date and listed on Schedule 6.12 attached hereto and any extension, renewal or replacement thereof, and (c) other operating leases with annual rental and other payment obligations in the aggregate not to exceed 5% of EBITDA for such fiscal year.

Section 6.13. Limitation on Hedging. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions (including currency exchange, interest rates and commodities) related to the Restricted Entities’ operations, or (ii) obligates any Restricted Entity to any margin call requirements or otherwise requires any Restricted Entity to put up money, assets or other security (other than (w) Liens granted under the Security Documents to secure the Secured Obligations, (x) Letters of Credit issued hereunder, (y) unsecured letters of credit, and (z) cash collateral to the extent required under applicable Legal Requirement).

Section 6.14. Landlord Agreements. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries that is, or in required to be, a Credit Party to:

(a) hold, store or otherwise maintain any equipment or Inventory that is intended to constitute Collateral pursuant to the Security Documents at premises within the US or Canada which are not owned by a Credit Party unless (i) such equipment is located at the job site under which such equipment is then currently under contract, (ii) such equipment or Inventory is located at premises within the US or Canada that are leased by a Credit Party and which such Credit Party has used commercially reasonable efforts to seek and deliver a lien waiver or subordination agreement in form and substance reasonably satisfactory to the Administrative Agent, (iii) such equipment is office equipment located at such Credit Party’s regional corporate headquarters or sales offices, (iv) Inventory located on premises owned or operated by the customer that is to purchase such Inventory or (v) the aggregate value of all other equipment and Inventory located at premises within the US or Canada which are leased by the Credit Parties and which are not covered by a lien waiver or subordination agreement in form and substance reasonably satisfactory to the Administrative Agent is less than 20% of the book value of all equipment and Inventory of the Credit Parties; provided, that, notwithstanding the foregoing, the premises located at the following address: P.O. Box 569, Linden, Alberta, T0M1J0, Canada shall at all times be subject to the Hawk Waiver Agreement; or

(b) after the Closing Date, enter into any new verbal or written leases for premises located in the US or Canada where any equipment or Inventory that is intended to constitute Collateral is, or is expected to be, held, stored or otherwise maintained with any Person with whom such Credit Party has not used commercially reasonable efforts to seek and deliver a lien waiver or subordination agreement in form and substance reasonably satisfactory to the Administrative Agent (other than extensions of existing leases) unless the equipment or Inventory located on such premises would fall under any of the provisions in the foregoing clause (a).

Section 6.15. Passive Holding Company. The Parent shall not directly own any Properties other than (a) Equity Interests of the Borrower and other Subsidiaries and (b) bank accounts and other immaterial assets incidental to the ownership of the foregoing Equity Interests.

Section 6.16. Leverage Ratio. Commencing with the fiscal quarter ending September 30, 2014, the Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, permit the Leverage Ratio (a) as of the last day of each fiscal quarter ending on or prior to December 31, 2014, to be more than 3.50 to 1.00, (b) as of the last day of each fiscal quarter ending on March 31, 2015 and June 30, 2015, to be more than 3.00 to 1.00 and (c) as of the last day of each fiscal quarter ending on or after September 30, 2015, to be more than 2.50 to 1.00.

Section 6.17. Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending September 30, 2014, the Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, permit the Fixed Charge Coverage Ratio (a) as of the last day of each fiscal quarter ending on or prior to December 31, 2014, to be less than 1.10 to 1.00 and (b) as of the last day of each fiscal quarter ending on or after March 31, 2015, to be less than 1.25 to 1.00.

Section 6.18. Capital Expenditures. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, incur Capital Expenditures unless such Capital Expenditures would not cause the sum of the total Capital Expenditures (excluding (a) Capital Expenditures funded solely with Equity Issuance Proceeds resulting from issuance of common Equity Interests of any Restricted Entity and (b) Permitted Acquisitions to the extent constituting Capital Expenditures) of the Restricted Entities to exceed $20,000,000 for such fiscal year.

Section 6.19. Prepayment of Certain Debt and Other Obligations. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of the subordination terms of, any Debt (including, but not limited to, Subordinated Debt), except (a) the prepayment of the Obligations in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Permitted Debt (other than Subordinated Debt) and refinancings and refundings of such Permitted Debt so long as such refinancings and refundings would otherwise comply with Section 6.1 and (c) so long as no Event of Default exists or would result therefrom, other prepayments of Permitted Debt not described in the immediately preceding clauses (a) and (b), but specifically excluding any prepayments, redemptions, purchases, defeasance, or other satisfaction of Subordinated Debt. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make any payments of principal or interest with respect to Subordinated Debt, except to the extent permitted under the subordination terms set forth in Schedule 6.19 attached hereto.

ARTICLE 7

DEFAULT AND REMEDIES

Section 7.1. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a) Payment Failure. Any Credit Party (i) fails to pay any principal when due under this Agreement (including reimbursement obligations with respect to Letters of Credit and the obligation to turn over insurance proceeds under Section 5.3(d)) or (ii) fails to pay, within three Business Days of when due, any other amount due under this Agreement or any other Credit Document, including payments of interest, fees, reimbursements, and indemnifications;

(b) False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time it was made or deemed made;

(c) Breach of Covenant. (i) Any breach by any Credit Party of any of the covenants in Sections 5.1 (as to the existence of the Borrower and NCS Canada only), 5.2(e), 5.2(h), 5.3(a) and (c) (in each case, as to procurement and maintenance of insurance), 5.12 or Article 6 or (ii) any breach by any Credit Party of any other covenant contained in this Agreement or any other Credit Document and such breach described in this clause (ii) shall remain unremedied for a period of 30 days following the date on which Administrative Agent gives notice of such failure to the Borrower;

(d) Guaranties. Any provision in any Guaranty shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding (other than in accordance with its terms) on any Credit Party party thereto or shall be contested by any Credit Party thereto; any Credit Party shall deny in writing that it has any liability or obligation under such Guaranty;

(e) Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest in the Property purported to be subject to such agreement in accordance with the terms of such agreement or any material provisions thereof shall cease to be in full force and effect and valid and binding (other than in accordance with its terms) on the Credit Party that is a party thereto or any Credit Party shall so state in writing (unless released or terminated pursuant to the terms of such Security Document or this Agreement);

(f) Cross-Default. (i) Any Restricted Entity shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $1,000,000 individually or when aggregated with all such Debt of the Restricted Entities so in default (but excluding Debt under the Credit Documents) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $1,000,000 individually or when aggregated with all such Debt of the Restricted Entities so in default (other than Debt under the Credit Documents), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any Debt of the Restricted Entities which is outstanding in a principal amount of at least $1,000,000 individually or in the aggregate (other than Debt under the Credit Documents) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or by an irrevocable optional prepayment elected by the Restricted Entities); provided that, for purposes of this paragraph (f), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the Swap Termination Value that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g) Bankruptcy and Insolvency. Any Restricted Entity (i) admits in writing its inability to pay its debts generally as they become due; makes a general assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under Debtor Relief Laws; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief, in each case, for the benefit of creditors, or (ii) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under Debtor Relief Laws and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(h) Adverse Judgment. Any Restricted Entity has had entered against it unpaid final judgments since the date of this Agreement in an aggregate amount (less any insurance proceeds covering such judgments which are received or as to which the insurance carriers admit liability) greater than $1,000,000 and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Credit Party by the Administrative Agent, such Termination Event shall not have been corrected, which results in, or could reasonably be expected to result in, liability of the Restricted Entities in an aggregate amount in excess of $1,000,000;

(j) Plan Withdrawals. Any Restricted Entity or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $1,000,000;

(k) Credit Documents. Except as provided in clauses (d) and (e) of this Section 7.1, any material provision of any Credit Document shall for any reason cease to be valid and binding on any Credit Party (other than in accordance with its terms) or any such Person shall so state in writing; or

(l) Change in Control. The occurrence of a Change in Control.

Section 7.2. Optional Acceleration of Maturity. If any Event of Default shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare that the obligation of each Lender to make Advances and the obligation of each Issuing Lender to issue Letters of Credit shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 105% of the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time, and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.3. Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(g) shall occur,

(a) the obligation of each Lender to make Advances and the obligation of each Issuing Lender to issue Letters of Credit shall immediately and automatically be terminated and the Notes, all interest on the Notes, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 105% of the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time, and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.4. Set-off. If an Event of Default shall have occurred and be continuing, the Administrative Agent, the Swing Line Lender, each Lender, each Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, the Swing Line Lender, such Lender, such Issuing Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to the Administrative Agent, the Swing Line Lender, such Lender, such Issuing Lender or such Affiliate, irrespective of whether or not the Administrative Agent, the Swing Line Lender, such Lender, such Issuing Lender or such Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of the Administrative Agent, the Swing Line Lender, such Lender, such Affiliate or such Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Administrative Agent, the Swing Line Lender, each Lender, each Issuing Lender and their respective Affiliates under this Section 7.4 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Swing Line Lender, such Lender, such Issuing Lender or their respective Affiliates may have. The Swing Line Lender, each Lender and each Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.5. Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. No notice to or demand upon the Borrower or any other Credit Party shall entitle the Borrower or any other Credit Party to similar notices or demands in the future.

Section 7.6. Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.5 and Section 2.12. During the existence of an Event of Default, all payments and collections received by the Administrative Agent (other than as a result of the exercise of remedies against Collateral or against any Credit Party) shall be applied to the Secured Obligations in accordance with Section 2.12 and otherwise in the following order:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Credit Document and to the extent required to be paid hereunder or under any other Credit Document) in connection with this Agreement or any of the Secured Obligations, including all court costs and fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent as secured party hereunder or under any other Credit Document on behalf of any Credit Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

SECOND, to the payment of all accrued interest and fees constituting part of the Obligations (the amounts so applied to be distributed ratably among the Secured Parties pro rata in accordance with the Canadian Dollar Equivalent of the amounts of the Obligations owed to them on the date of any such distribution);

THIRD, to the payment of any then due and owing principal constituting part of the Obligations, including the Cash Collateralization of any Letter of Credit Exposure (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to Cash Collateralization of Letter of Credit Exposure, the Administrative Agent for the account of the Issuing Lenders) pro rata in accordance with the Canadian Dollar Equivalent of the principal amounts of the Obligations owed to them on the date of any such distribution), and when applied to make distributions by the Administrative Agent to pay the principal amount of the outstanding Borrowings, pro rata to the Lenders;

FOURTH, to the payment of all accrued interest and fees constituting part of the Secured Obligations (other than Obligations), the amounts so applied to be distributed ratably among the Secured Parties (to the extent applicable to Swap Obligations, the Swap Counterparties and to the extent applicable to Banking Services Obligations, the Banking Services Providers) pro rata in accordance with the Canadian Dollar Equivalent of the amounts of the Secured Obligations owed to them on the date of any such distribution;

FIFTH, to the payment of any then due and owing principal constituting part of the Secured Obligations (other than Obligations), the amounts so applied to be distributed ratably among the Secured Parties (to the extent applicable to any termination payments owing under Hedging Arrangements which constitute Swap Obligations, the Swap Counterparties and to the extent applicable to Banking Services Obligations, the Banking Services Providers) pro rata in accordance with the Canadian Dollar Equivalent of the principal amounts of the Secured

Obligations owed to them on the date of any such distribution; provided that, the “principal amount” of the obligations in respect of Hedging Arrangements under this clause shall be the Swap Termination Value then due and owing by the Credit Parties and the “principal amount” of the Banking Services Obligations shall mean all contractually obligated amounts then due and owing by the Credit Parties other than interest or fees;

SIXTH, to the payment of any then due and owing other amounts (including expenses) constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Secured Parties pro rata in accordance with the Dollar Equivalent of such amounts owed to them on the date of any such distribution); and

SEVENTH, to the Credit Parties, their permitted successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Notwithstanding the foregoing, during the existence of an Event of Default, all payments and collections received by the Administrative Agent resulting from the exercise of remedies against Collateral or against any Credit Party shall be applied to the Secured Obligations in accordance with Section 2.12 and otherwise in the following order:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Credit Document and to the extent required to be paid hereunder or under any other Credit Document) in connection with this Agreement or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent as secured party hereunder or under any other Credit Document on behalf of any Credit Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

SECOND, to the payment of all accrued interest and fees constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to Swap Obligations, the Swap Counterparties and to the extent applicable to Banking Services Obligations, the Banking Services Providers) pro rata in accordance with the Canadian Dollar Equivalent of the amounts of the Secured Obligations owed to them on the date of any such distribution);

THIRD, to the payment of any then due and owing principal constituting part of the Secured Obligations, including the Cash Collateralization of any Letter of Credit Exposure (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to any termination payments owing under Hedging Arrangements which constitute Swap Obligations, the Swap Counterparties and to the extent applicable to Banking Services Obligations, the Banking Services Providers and to the extent applicable to Cash Collateralization of Letter of Credit Exposure, the Administrative Agent for the account of the Issuing Lenders) pro rata in accordance with the Canadian Dollar Equivalent of the principal amounts of the Secured Obligations owed to them on the date of any such distribution), and when applied to make distributions by the Administrative Agent to pay the principal amount of the outstanding Borrowings, pro rata to the Lenders; provided that, the “principal amount” of the obligations in respect of Hedging Arrangements under this clause shall be the Swap Termination Value then due and owing by the Credit Parties and the “principal amount” of the Banking Services Obligations shall mean all contractually obligated amounts then due and owing by the Parent and its Restricted Subsidiaries other than interest or fees.

FOURTH, to the payment of any then due and owing other amounts (including expenses) constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to Swap Obligations, the Swap Counterparties and to the extent applicable to Banking Services Obligations, the Banking Services Providers) pro rata in accordance with the Canadian Dollar Equivalent of such amounts owed to them on the date of any such distribution), and when applied to make distributions by the Administrative Agent to pay such amounts payable to the Lenders under this Agreement, pro rata to the Lenders; and

FIFTH, to the Credit Parties, their permitted successors or assigns, or as a court of competent jurisdiction may otherwise direct.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.1. Appointment, Powers, and Immunities.

(a) Appointment and Authority. Each of the Lenders and each of the Issuing Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 8 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any Affiliate thereof shall have any rights as a third party beneficiary of any of such provisions (other than with respect to this Section 8.1(a) and Sections 8.6, 8.7 and 8.9).

(b) Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and as an Issuing Lender as any other Issuing Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender,” “Lenders,” and “Issuing Lender,” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for, make investments in, and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from the Borrower or any of its Subsidiaries or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders or the Issuing Lenders.

(c) Exculpatory Provisions. The Administrative Agent (which term as used in this clause (c) and in Section 8.5 and the first sentence of Section 8.6 shall include its Related Parties) shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(iii) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Affiliate thereof that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable to the other Lending Parties for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.2, 7.3 and 10.3) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of or notice of the occurrence of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender and specifying such notice as a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall (subject to Section 9.3) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties.

The Administrative Agent shall not be responsible for, or have any duty to ascertain or inquire into, (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, enforceability, sufficiency or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the Property (including the books and records) of any Restricted Entity or any of their respective Subsidiaries or Affiliates, (vi) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Credit Document unless requested by the Majority Lenders in writing and it receives indemnification satisfactory to it from the Lenders.

Section 8.2. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Advance, Conversion of any Advance or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the

Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Advance, Conversion of such Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.3. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.4. Indemnification.

(a) THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE AMOUNTS OF THE COMMITMENTS THEN HELD BY EACH OF THEM, OR, IF NO COMMITMENTS ARE THEN EXISTING, RATABLY ACCORDING TO THE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT OR ANY RELATED PARTY THEREOF UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ADMINISTRATIVE AGENT), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

(b) THE REVOLVING LENDERS SEVERALLY AGREE TO INDEMNIFY EACH ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE REVOLVING ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE REVOLVING ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE AMOUNTS OF THE REVOLVING COMMITMENTS THEN HELD BY EACH OF THEM, OR, IF NO SUCH PRINCIPAL AMOUNTS ARE THEN OUTSTANDING AND NO REVOLVING COMMITMENTS ARE THEN EXISTING, RATABLY ACCORDING TO THE REVOLVING COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION OR EXPIRATION THEREOF), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH ISSUING LENDER OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY SUCH ISSUING LENDER OR ANY RELATED PARTY THEREOF UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH ISSUING LENDER), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO REVOLVING LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH REVOLVING LENDER AGREES TO REIMBURSE EACH ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY SUCH ISSUING LENDER IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT SUCH ISSUING LENDER IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

Section 8.5. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender agrees that it has, independently and without reliance on the Administrative Agent (which term as used in this Section 8.5 shall include its Related Parties) or any other Lender or any other Issuing Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower, the other Credit Parties and the Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender or any other Issuing Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders or the Issuing Lenders by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the

Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.6. Resignation of Administrative Agent, Issuing Lender or Swing Line Lender.

(a) The Administrative Agent and each Issuing Lender may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, (i) the Majority Lenders shall have the right, with the prior written consent of the Borrower (which consent is not required if an Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed), to appoint, as applicable, a successor Administrative Agent or a successor Issuing Lender, which shall be a Lender but may not be a Defaulting Lender. If no such successor Administrative Agent or Issuing Lender shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Issuing Lender gives notice of its resignation (or such earlier day as may be agreed by the Majority Lenders and, if no Event of Default then exists, the Borrower) (the “Resignation Closing Date”), then the retiring Administrative Agent or the retiring Issuing Lender, as applicable, may on behalf of the Lenders and the Issuing Lenders, appoint a successor agent or issuing lender meeting the qualifications set forth above. Whether or not a successor has been appointed, if the retiring Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, such resignation by the Administrative Agent or such Issuing Lender shall become effective in accordance with such notice on the Resignation Closing Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable Legal Requirement, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor (which such successor shall be acceptable to the Borrower absent an Event of Default and, in any case, may not be a Disqualified Institution or Defaulting Lender). If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after such notice of removal is given (or such earlier day as may be agreed by the Majority Lenders and, if no Event of Default then exists, the Borrower) (the “Removal Closing Date”), if the Majority Lenders shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such removal shall nonetheless become effective in accordance with such notice on the Removal Closing Date.

(c) With effect from the Resignation Closing Date or the Removal Closing Date (as applicable), (i) the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that (y) in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed and (z) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting the Issuing Lenders with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit), and (ii) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall instead be made by or to each applicable class of Lenders, until such time as the Majority Lenders appoint a successor Administrative Agent or Issuing Lender as provided for above in this Section 8.6. Upon the acceptance of a successor’s appointment as Administrative Agent or Issuing Lender hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Issuing Lender, as applicable, and the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents, other than those that expressly survive the termination hereof. The fees payable by the Borrower to a successor Administrative Agent or Issuing Lender, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s or Issuing Lender’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article 8, and Sections 2.2(g), 10.1, and 10.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent and Issuing Lender, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Issuing Lender, as applicable, was acting as Administrative Agent or Issuing Lender.

(d) The Swing Line Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent and the Borrower. After the resignation of the Swing Line Lender hereunder, the retiring Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swing Line Lender under this Agreement and the other Credit Documents with respect to Swing Line Advances made by it prior to such resignation. Upon such notice of resignation, the Borrower shall have the right to designate any other Lender as the Swing Line Lender with the consent of such Lender so long as operational matters related to the funding of Advances have been adequately addressed to the reasonable satisfaction of such new Swing Line Lender and the Administrative Agent (if such new Swing Line Lender and the Administrative Agent are not the same Person).

Section 8.7. Collateral Matters.

(a) The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Credit Documents or applicable Legal Requirements. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this paragraph (a).

(b) The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (and at the written request of the Borrower the Administrative Agent shall) (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (A) upon the occurrence of the Termination Date; (B) constituting property sold or to be sold or Disposed of as part of or in connection with any Disposition permitted under this Agreement or any other Credit Document; (C) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter; or (D) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Credit Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement or upon the occurrence of the Termination Date. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.7.

(c) Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party other than the Administrative Agent shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies hereunder and under the Guaranty and under the Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms hereof and the other Credit Documents. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

Section 8.8. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the joint lead arrangers, bookrunner or any other agent named on the cover page to this Agreement (other than the Administrative Agent) shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, Swing Line Lender or an Issuing Lender.

Section 8.9. Secured Hedging Agreements and Secured Cash Management Agreements. No Banking Services Provider or Swap Counterparty that obtains the benefits of Section 7.6 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender, an Issuing Lender, Swing Line Lender or Administrative Agent, and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Banking Services Obligations and Hedging Arrangements unless the Administrative Agent has received written notice of such Banking Services Obligations and Hedging Arrangements, together with such supporting documentation as the Administrative Agent may request, from the applicable Banking Services Provider or Swap Counterparty, as the case may be.

ARTICLE 9

MISCELLANEOUS

Section 9.1. Costs and Expenses. From and after the Closing Date, the Borrower agrees to pay within 30 days of its receipt of a written demand accompanied by supporting documentation (except that fees and expenses incurred on or prior to the Closing Date shall be due and payable on the Closing Date so long as an invoice of the estimated amount thereof is provided to the Borrower at least three Business Days prior to the Closing Date):

(a) all actual and reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one law firm serving as counsel for the Administrative Agent and its Affiliates, taken as a whole, and, if applicable, one law firm serving as local counsel for each applicable jurisdiction), in connection with the syndication of the Facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and

(b) all actual and documented out-of-pocket expenses incurred by the Administrative Agent, Swing Line Lender, any Lender or any Issuing Lender (including the fees and expenses of any counsel for the Administrative Agent, Swing Line Lender, any Lender or any Issuing Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section 9.1, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such actual and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit. Notwithstanding the foregoing, as to legal fees and expenses covered under this Section 9.1(b), to the extent that any of the Administrative Agent, the Swing Line Lender and an Issuing Lender are the same Person, the legal fees and expenses of such Person in all such applicable capacities shall be limited to (i) one law firm acting as counsel for such Person, (ii) if reasonably necessary, a single local law firm acting as counsel for such Person for each relevant jurisdiction, and (iii) in the case of an actual or potential conflict of interest, one additional law firm acting as counsel for each relevant jurisdiction for each affected capacity of such Person.

(c) Survival. Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 9.1 shall survive the termination of this Agreement, the termination of all Commitments, and the payment in full of the Advances and all other amounts payable under this Agreement.

Section 9.2. Indemnification; Waiver of Damages.

(a) INDEMNIFICATION. Each Credit Party hereto agrees to, jointly and severally, indemnify and hold harmless each Lending Party and of their respective Related Parties (each, an “Indemnitee”) from and against any and all liabilities, damages, claims, costs, penalties and expenses (but in the case of legal fees and expenses, subject to the limitation set forth at the end of this paragraph) arising out of, in connection with, or as a result of (i) the execution or delivery of any agreement or instrument contemplated hereby or entered into in connection with the Transactions, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the Transactions, or, in the case of the Administrative Agent only, the administration of the Facilities, (ii) any proceeds of Advances or Letters of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged release of Hazardous Substance on or from any real property, or any Environmental Claim related in any way to any Credit Party (except to the extent the circumstance resulting in such or claims first occurs or first comes into existence after such real property has been transferred to the Lenders or their successors or permitted assigns as a result of a foreclosure, deed in lieu of foreclosure or similar transfer in connection with the exercise of remedies), or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that no Indemnitee will have any right to indemnification under this Section 9.2(a) for (x) any liabilities, damages, claims, costs, penalties and expenses to the extent resulting from (A) such Indemnitee’s gross negligence, bad faith or willful misconduct or (B) any disputes solely among Indemnitees and not arising out of or in connection with (1) the Administrative Agent, the Left Lead Arranger, any other arranger, the Swing Line Lender or any Issuing Lender’s respective capacity or in fulfilling its role as an administrative agent, arranger, swing line lender or issuing lender, or any similar role under the Facilities or (2) any act or omission of the Borrower, Parent, any Permitted Holder, or any of the foregoings’ respective Subsidiaries, or (y) any actual and direct damages incurred by any Credit Party resulting from a material breach by such Indemnitee of any non-funding obligation under the Credit Documents or a material breach of a funding obligation under the Credit Documents by such Indemnitee, in each case under the foregoing clause (x) and (y), as determined by a court of competent jurisdiction in a final non-appealable judgment. Notwithstanding the foregoing, if it is found by a final, non-appealable judgment of a court of competent jurisdiction in any such action, proceeding or investigation that any loss, claim, damage or liability of an Indemnitee has resulted from either (A) the gross negligence, bad faith, willful misconduct or such material breach of such Indemnitee or (B) any dispute solely among Indemnitees and not arising out of or in connection with (1) an Indemnitee’s respective capacity or in fulfilling its role as an administrative agent, issuing lender, swing line lender or arranger or any similar role hereunder or under the Facilities or (2) any act or omission of the Borrower, Parent, any Permitted Holder, or any of the foregoings’ respective Subsidiaries, then such Indemnitee will refund or return such portion of the amounts paid by the Borrower that is directly attributable to the act or omission of such Indemnitee which is the subject of such finding. The legal fees and expenses covered by the foregoing indemnity obligations shall be limited to (x) other than as provided in clause (y) below, the reasonable and documented out-of-pocket fees, disbursements and other charges of (i) one law firm acting as counsel for all affected Indemnitees, taken as a whole, (ii) if reasonably necessary, a single local law firm acting as counsel for all affected Indemnitees taken as a whole in each relevant jurisdiction, and (iii) in the case of an actual or perceived conflict of interest, one additional law firm acting as counsel in each relevant jurisdiction for each group of affected Indemnitees that are aligned as to such conflict of interest, and (y) as to liabilities, damages, claims, costs and expenses arising in connection with the enforcement of the Credit Documents or protection of rights thereunder, the documented fees, disbursements and other charges of (i) one law firm acting as counsel for all affected indemnified persons related to the Administrative Agent, taken as a whole, (ii) one law firm acting as counsel for all affected Indemnitees related to the Lenders, taken as a whole, (iii) if reasonably necessary, a single local law firm acting as counsel for all affected Indemnitees taken as a whole in each relevant jurisdiction, and (iv) in the case of an actual or perceived conflict of interest, one additional law firm acting as counsel in each relevant jurisdiction for each group of affected Indemnitees that are aligned as to such conflict of interest. Notwithstanding the foregoing, this Section 9.2(a) shall not apply to (1) any Indemnified Taxes that are specifically addressed in Section 2.13, which shall be governed exclusively by Section 2.13 or (2) Excluded Taxes, but this Section 9.2(a) shall apply to any Taxes (other than Indemnified Taxes or Excluded Taxes) which represent losses, claims, damages, etc. arising from any non-Tax claim. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, without the prior written consent of each Indemnitee affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (A) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (B) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnitee.

(b) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Legal Requirement, no Credit Party shall assert, agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. To the fullest extent permitted by applicable Legal Requirement, no Indemnitee shall assert, agrees not to assert, and hereby waives, any claim against any Credit Party, any Permitted Holder or any of their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit any Credit Party’s indemnification obligations to the extent set forth in Section 9.2(a) above to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is otherwise entitled to indemnification hereunder. No Indemnitee or any other party hereto shall be liable for any damages arising from the use by any Person (other than such Indemnitee or such other party hereto) of any information or other materials distributed to such Persons through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence or willful misconduct of, or material breach of its obligations under the Credit Documents by, such Indemnitee or such other party hereto, in each case as determined by a final nonappealable judgment of a court of competent jurisdiction.

(c) Survival. Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 9.2 shall survive the Termination Date and any termination of this Agreement.

(d) Payments. All amounts due under Section 9.2(a) of indemnified amounts incurred, asserted, or awarded shall be due and payable within 30 days of written demand therefor accompanied by supporting documentation.

(e) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 9.1 or 9.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuing Lender in connection with such capacity. Without prejudice to the survival of any other agreement of the Lenders hereunder, the agreements and obligations of the Lenders contained in this Section 9.2(e) shall survive the Termination Date and any termination of this Agreement.

Section 9.3. Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document (other than the Fee Letter or any AutoBorrow Agreement), nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver, or consent shall, unless in writing and signed by the Borrower, the Majority Lenders, and each of the Lenders directly and adversely affected thereby, do any of the following: (i) postpone or extend the scheduled maturity dates or times for payment of amounts owing to a Lender (but excluding any waivers of the application of the Default Rate) and, it being understood that any change in the definition of any ratio used in the calculation of the rate of interest or fees (or any component definition thereof) shall not constitute a reduction in the rate of interest or fees for purposes of this Section 9.3), (ii) reduce the amount of principal or fees owing to such Lender in its capacity as a Term Lender, (iii) reduce the principal, interest or fees owing to such Revolving Lender and interest owing to such Term Lender (but excluding any waivers of the application of the Default Rate) or (iv) reduce any other amounts payable hereunder or under any Credit Document to any such Lender and not covered under the foregoing clauses (ii) or (iii), provided that, in the case of clause (iii) above, the consent of the Administrative Agent shall also be required;

(b) no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following: (i) waive any of the conditions specified in Section 3.1, (ii) amend Section 2.12(g), Section 7.6, this Section 9.3(b) or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (iii) release any Guarantor from its obligation under any Guaranty or, except as specifically provided in the Credit Documents and as a result of transactions permitted by the terms of this Agreement, release all or a material portion of the Collateral, in each case, except as permitted under Section 8.7(b) or (iv) amend the definitions of “Majority Lenders”;

(c) an amendment to this Agreement solely to amend the necessary provisions of Article 2 to effect and account for a Commitment Increase effected pursuant to Section 2.17 may be entered into so long as such amendment is in writing and signed by the Borrower, the Administrative Agent and the applicable Increasing Lenders and Additional Lenders; provided that, the quarterly installment amount of Term Advances payable to any particular Term Lender may not be decreased without the consent of such Term Lender;

(d) no Commitment of a Lender may be increased or extended without such Lender’s written consent;

(e) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document;

(f) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lenders in addition to the Lenders required above to take such action, affect the rights or duties of the Issuing Lenders under this Agreement or any other Credit Document; and

(g) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Line Lender under this Agreement or any other Credit Document.

For the avoidance of doubt, no Lender or any Affiliate of a Lender shall have any voting rights under this Agreement or any Credit Document as a result of the existence of obligations owed to it under Hedging Arrangements or Banking Services Obligations.

Notwithstanding anything to the contrary contained in this Section 9.3, (a) the Borrower and the Administrative Agent may (but are not obligated to), without the input or consent of any other Lender, effect amendments to correct any jointly identified obvious error or any error or omission of a technical nature, in each case, in any provision of the Credit Documents and (b) guarantees, collateral security documents and related documents executed by the Parent or any of its Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and the Borrower and the Administrative Agent may (but are not obligated to) amend, supplement or waive any provision thereof without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects as determined by the Administrative Agent and the Borrower or (z) cause such guarantee, collateral security document or other document to be not inconsistent or not in conflict with this Agreement and the other Credit Documents as determined by the Administrative Agent and the Borrower;

provided that, the inclusion in such other Credit Document of terms and provisions, rights or remedies in favor of a Lending Party and not addressed in this Agreement shall not be deemed to be in conflict or inconsistent with this Agreement.

Section 9.4. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.5. Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of the Advances or the issuance of any Letters of Credit and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties; provided that, all such representations and warranties shall terminate on the Termination Date. All obligations of the Borrower or any other Credit Party provided for in Sections 2.8(e), 2.10, 2.11, 2.13, 9.1 and 9.2 and all of the obligations of the Lenders in Sections 8.5, 9.2(a), (b), and (e), 9.8 or 9.12 shall survive any termination of this Agreement and repayment in full of the Obligations; provided that, the Lenders obligations under Section 9.8 shall automatically terminate two years following the date on which this Agreement has been terminated.

Section 9.6. Binding Effect. Subject to the terms of Section 3.1, this Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective permitted successors and assigns, except that neither the Borrower nor any other Credit Party shall have the right to assign its rights or delegate its duties under this Agreement or any other Credit Document or any interest in this Agreement or any other Credit Document without the prior written consent of each Lender, except as otherwise permitted by Section 6.6.

Section 9.7. Lender Assignments and Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 9.7 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 9.7 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) or paragraph (b)(i)(C) of this Section 9.7 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;

(B) in any case not described in paragraph (b)(i)(A) of this Section 9.7, the aggregate amount of the Revolving Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Revolving Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than C$3,000,000 (or in the case of an assignment of Revolving Advances denominated in Dollars, shall not be less than $3,000,000) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is then continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); and

(C) in any case not described in paragraph (b)(i)(A) of this Section 9.7, the aggregate amount of the Term Commitment (which for this purpose includes Advances outstanding thereunder and under Commitment Increases pursuant to Section 2.17) or, if the Term Commitment is not then in effect, the principal outstanding balance of the Term Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of such Trade Date) shall not be less than C$1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Class of Advances and/or the Commitments assigned, and no Lender shall be permitted to assign all or any portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraphs (b)(i)(B) or (b)(i)(C) of this Section 9.7 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, and (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 days after having received written notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to any Person that is not a Lender; and

(C) the consent of the Issuing Lenders and Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment by any Revolving Lender.

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of C$3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Credit Party or any of the Credit Parties’ Affiliates or Subsidiaries, (B) a natural Person or (C) a Defaulting Lender.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, but without duplication of any requirements under Section 2.14 or Section 2.15, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swing Line Advances in accordance with its Applicable Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 9.7, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of and subject to its obligations under Sections 2.10, 2.11, 2.13, 9.1. 9.2, 9.8 and 9.12 with respect to facts and circumstances occurring prior to the effective date of such assignment and shall continue to be subject to its obligations under Section 2.13(e) and (i) for events and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender; and provided further that, the assigning Lender’s obligations under Section 9.8 shall automatically terminate two years following the date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.7.

(c) Register. The Administrative Agent, acting solely for this purpose as the non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but solely as to its own interest), at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby agrees that the Administrative Agent acting as its agent solely for the purpose set forth above in this clause (c), shall not subject the Administrative Agent to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or any Credit Party, any Credit Party’s Affiliate or Subsidiary) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.4 with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the approval of all affected Lenders in accordance with the terms of Section 9.3 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.13(g) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section); provided that such Participant (A) agrees to be subject to the provisions of Section 2.14 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.14 with respect to any Participant. To the extent permitted by Legal Requirement, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12(g) and Section 8.7(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as the non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrower hereby agrees that each Lender acting as its agent solely for the purpose set forth above in this clause (d), shall not subject such Lender to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Information. Any Lender may furnish any information concerning the Parent or any of its Subsidiaries in the possession of such Lender from time to time to permitted assignees and Participants (including prospective permitted assignees (other than any Disqualified Institution) and Participants), subject, however, to the provisions of Section 9.8.

(g) Disqualified Institutions, Etc. Notwithstanding anything contained herein, any assignment made to any Person in violation of Section 9.7(b) to a Disqualified Institution without the consent of the Borrower, in each case, shall be void ab initio. In the event of such an assignment in violation of Section 9.7(b), the Borrower shall be entitled to pursue any remedy available to it (whether at law or in equity, including specific performance to unwind such an assignment or participation) against the assignor Lender or such Disqualified Institution.

Section 9.8. Confidentiality. Each Lending Party agrees to maintain the confidentiality of the Specified Information (as defined below) received by such Lending Party; provided that nothing herein shall prevent any Lending Party from disclosing any such information (a) subject to the final proviso of this paragraph, to any other Lending Party or any Affiliate of any Lending Party (other than any Disqualified Institution), or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party (other than any Disqualified Institution) for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Specified Information and instructed to keep such Specified Information confidential and such Lending Party shall be responsible for such Affiliate’s compliance with this Section 9.8), (b) to the extent required by any Legal Requirement (in which case such Lending Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicably and lawfully permitted to do so), (c) to the extent required by order of any court or administrative agency (in which case such Lending Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicably and lawfully permitted to do so), (d) to the extent required to be disclosed by reason of any request or demand of any regulatory agency or authority having jurisdiction over such Lending Party (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Lending Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicably and lawfully permitted to do so), (e) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, (f) in connection with any litigation relating to this Agreement or any other Credit Document to which such Lending Party is a party, including for purposes of establishing a “due diligence” defense, (g) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the Facilities and (h) subject to the final proviso of this paragraph, to any actual or proposed Participant, Swap Counterparty or permitted assignee (which permitted assignee does not include any Disqualified Institution unless otherwise consented to by the Borrower) subject to the acknowledgment and acceptance by such proposed Participant, Swap Counterparty or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower and the assigning Lender, including as agreed in any confidential information memorandum or other marketing materials) in accordance with customary market standards for dissemination of such type of information. “Specified Information” means all information concerning the Parent or any of its Subsidiaries that has been made available to the Lending Parties by, or on behalf of, the Parent or any of its Subsidiaries (excluding (i) any such information that is available to such Lending Party on a non-confidential basis and not from a source which, to such Lending Party’s actual knowledge, has violated a duty of confidentiality to the Parent or any of its Subsidiaries as to such information, and (ii) any information that is or becomes generally available to the public other than as a result of disclosure by any other Lending Party or any of its Affiliates or Related Parties prohibited by this Agreement). NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (i) restrict any Lending Party from providing information to any banking or other regulatory or governmental authorities having jurisdiction over such Lending Party, including the Federal Reserve Board and its supervisory staff; (ii) require or permit any Lending Party to disclose to any Credit Party or any Affiliate thereof that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (iii) require or permit any Lending Party to inform any Credit Party or any Affiliate thereof of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.

Section 9.9. Notices, Etc.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail (including via any “.pdf” or other similar electronic means) as follows: (i) if to the Borrower or any Credit Party, the Administrative Agent, an Issuing Lender or the Swing Line Lender, at the applicable address, e-mail address or facsimile numbers as set forth on Schedule II, and (ii) if to a Lender, to it at its address, e-mail address or facsimile number as set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); notices sent by electronic mail to the Administrative Agent or to any Credit Party shall be deemed to have been given upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications.

(i) The Credit Parties and the Lenders agree that the Administrative Agent may make any material delivered by any Credit Party to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Parent, any of its Subsidiaries, or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as Syndtrak, or a substantially similar electronic system (the “Platform”). Each Credit Party acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) none of the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Credit Party, any Affiliate of a Credit Party, any Lending Party or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s, any Credit Party’s Affiliate’s or any Lending Party’s transmission of communications through the Platform except to the extent such damages arise out of the Administrative Agents’ (or any of its Related parties’) bad faith, willful misconduct or gross negligence in each case as determined by a final non-appealable order of a court of competent jurisdiction.

(ii) Each Lender agrees that notice to it specifying that any Communication has been posted to the Platform (a “Notice”) shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(c) Change of Address, Etc. Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.10. Usury Not Intended. It is the intent of each Credit Party and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Obligations (or if such Obligations shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Obligations are accelerated by reason of any election of the Administrative Agent (including at the instruction of the Majority Lenders) resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Obligations (or, if the applicable Obligations shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Obligations all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section 9.10 shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.11. Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Lender or any Lender, or the Administrative Agent, any Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or other laws for the relief of debtors or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred (except that interest and fees shall not accrue on such amount during the period between the time of payment and the revival of such payment obligation), and (b) each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate in effect from time to time, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.13. Governing Law. This Agreement and the other Credit Documents (unless otherwise expressly provided therein) shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to conflicts of laws principles (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York). Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce.

Section 9.14. Submission to Jurisdiction; Waiver of Venue; Appointment of Agent for Service of Process. The parties hereto hereby agree that any suit or proceeding arising in respect of this Agreement, or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to the applicable parties at the address specified in Section 9.9, and as to the Process Agent (referred to below), as provided below, will be effective service of process against such party for any action or proceeding relating to any such dispute. Nothing in this Section 9.14 shall affect the rights of any party hereto to serve legal process in any other manner permitted by applicable law. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 9.14. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court. Each Credit Party that is a party hereto and that is not organized under the laws of the United States, any state of the United States or the District of Columbia (each, a “Foreign Credit Party”) does hereby irrevocably appoint the Borrower (the “Process Agent”), with an office on the date hereof at the address specified in Section 9.9, as its agent to receive on its behalf service of copies of any summons or complaint or any other process which may be served in any action arising under or in connection with any Credit Document. Such service may be made by mailing or delivering a copy of such process to such Foreign Credit Party in care of the Process Agent at the Process Agent’s address as provided herein, and each Foreign Credit Party hereby irrevocably authorizes and directs the Process Agent to receive such service on its behalf.

Section 9.15. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by e-mail “PDF” copy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.16. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.17. Waiver of Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.17.

Section 9.18. USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act. Following a request by any Secured Party, each Credit Party shall promptly furnish all documentation and other information that such Secured Party reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 9.19. Conflicts with Other Credit Documents. To the fullest extent possible, the terms and provisions of this Agreement shall be read together with the terms and provisions of the other Credit Documents so that the terms and provisions of this Agreement do not conflict with the terms and provisions of the other Credit Documents; provided, however, notwithstanding the foregoing and other than as to the AutoBorrow Agreement, in the event that any of the terms or provisions of this Agreement conflict or are inconsistent with any terms or provisions of any other Credit Document, the terms or provisions of this Agreement shall govern and control for all purposes; provided that the inclusion in any other Credit Document of terms and provisions, and supplemental rights or remedies in favor of the Administrative Agent, which are not addressed in this Agreement shall not be deemed to be in conflict with this Agreement and all such additional terms, provisions, supplemental rights or remedies in the other Credit Documents shall be given full force and effect.

Section 9.20. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to any Secured Party hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the such Secured Party, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the such Secured Party, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to any Secured Party from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Secured Party, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to any Secured Party in such currency, such Secured Party, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Legal Requirement).

Section 9.21. Subordination Agreements. The Administrative Agent is hereby authorized on behalf of the Lenders, the Swing Line Lender and the Issuing Lenders to enter into subordination agreements which contain the terms substantially similar to those set forth under Schedule 6.19 hereof. A copy of each such subordination agreement will be made available to each Secured Party upon request. Each Secured Party (by receiving the benefits thereunder and of the Collateral) acknowledges and agrees to the terms of such subordination agreements and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns, as if it were a party thereto.

Section 9.22. Confirmation of Flood Policies and Procedures. Wells Fargo has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). Wells Fargo, as Administrative Agent, will post on the applicable electronic platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Laws; however, Wells Fargo reminds each Lender and Participant that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant) is responsible for assuring its own compliance with the flood insurance requirements.

Section 9.23. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.23, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of all Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender have been made). Each Qualified ECP Guarantor intends that this Section 9.23 constitute, and this Section 9.23 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.24. No Fiduciary Duty. Notwithstanding anything herein or in any other Credit Document to the contrary, in connection with, or in any way related to, this Agreement and the transactions contemplated hereby (including the Transactions), the Borrower hereby acknowledges and agrees that: (a) each Secured Party is, has been, and will be acting solely as a principal and not as a financial advisor, agent or fiduciary, for the Borrower or any of the Borrower’s affiliates, equity holders, directors, officers, employees, creditors or any other Person except as to maintaining a register as provided in Section 9.7 as a non-fiduciary agent of the Borrower for that limited purpose, (b) no Secured Party or any Affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in the Borrower’s or the Borrower’s Affiliates’ favor with respect to this Agreement or any of the transactions contemplated hereby (including the Transactions) or the process leading thereto (irrespective of whether any Secured Party or any of its Affiliates has advised or is currently advising the Borrower or the Borrower’s Affiliates on other matters), and (c) no Secured Party has provided any legal, accounting, regulatory or tax advice with respect to this Agreement or any of the transactions contemplated hereby (including the Transactions) and the Borrower has consulted with its own legal, accounting, regulatory and tax advisors to the extent the Borrower has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by Legal Requirement, any claims that the Borrower may have against any Secured Party and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.25. Integration. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN EXECUTING THIS AGREEMENT, THE BORROWER HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

[Remainder of this page intentionally left blank. Signature pages follow]

EXECUTED as of the date first above written.

BORROWER:

PIONEER INVESTMENT, INC.

By:	/s/ Wade Bitter
Name:	Wade Bitter
Title:	Chief Financial Officer

PARENT:

PIONEER INTERMEDIATE, INC.

By:	/s/ Wade Bitter
Name:	Wade Bitter
Title:	Chief Financial Officer

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT/LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, an Issuing Lender, Swing Line Lender, a Revolving Lender, and a Term Lender

By:	/s/ T. Alan Smith
T. Alan Smith
Managing Director

Signature Page to Credit Agreement

HSBC BANK CANADA, as an Issuing Lender, a
Revolving Lender and a Term Lender

By:	/s/ Ryan Smith
Name:	Ryan Smith
Title:	Assistant Vice President

By:	/s/ Bruce Robinson
Name:	Bruce Robinson
Title:	Vice President

Signature Page to Credit Agreement

CITIBANK, N.A., as a Revolving Lender and a Term Lender

By:	/s/ Scott Gildea
Name:	Scott Gildea
Title:	Senior Vice President

Signature Page to Credit Agreement

RBS CITIZENS, N.A., as a Revolving Lender and a Term Lender

By:	/s/ Donald A. Wright
Name:	Donald A. Wright
Title:	Senior Vice President

Signature Page to Credit Agreement

COMERICA BANK, as a Revolving Lender and a Term Lender

By:	/s/ Prashant Prakash
Name:	Prashant Prakash
Title:	Portfolio Risk Manager

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH as a Revolving Lender and a Term Lender

By:	/s/ Michael N. Tam
Name:	Michael N. Tam
Title:	Senior Vice President

Signature Page to Credit Agreement

REGIONS BANK, as a Revolving Lender and a Term Lender

By:	/s/ David Valentine
Name:	David Valentine
Title:	Vice President

Signature Page to Credit Agreement

SCHEDULE I

Pricing Schedule

The Applicable Margin with respect to the Commitment Fees, Revolving Advances, Swing Line Advances (if applicable), and the Term Advances shall be determined in accordance with the following Table based on the Leverage Ratio as reflected in the Compliance Certificate delivered in connection with the Financial Statements most recently delivered pursuant to Section 5.2. Adjustments, if any, to such Applicable Margin shall be effective on the date the Administrative Agent receives the applicable Financial Statements and corresponding Compliance Certificate as required by the terms of this Agreement. Notwithstanding the foregoing, the Borrower shall be deemed to be at Level III until delivery of its unaudited Financial Statements and corresponding Compliance Certificate for the fiscal quarter ending September 30, 2014. If the Borrower fails to deliver the Financial Statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.2, then effective as of the date such Financial Statements and Compliance Certificate were required to the delivered pursuant to Section 5.2, the Applicable Margin with respect to Commitment Fees, Revolving Advances, Swing Line Advances (if applicable) and Term Advances shall be determined at Level IV and shall remain at such level until the date such Financial Statements and corresponding Compliance Certificate are so delivered by the Borrower. Notwithstanding anything to the contrary contained herein, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.8(e). For the avoidance of doubt, the levels on the pricing grid set forth below are set forth from the lowest (Level I) to the highest (Level IV).

Applicable Margin	Leverage Ratio	Eurocurrency / B/A Advance	Base Rate Advance	Commitment Fee
Level I	Is less than 1.50 to 1.00	3.25%	2.25%	0.25%
Level II	Is equal to or greater than 1.50 to 1.00 but less than 2.00 to 1.00	3.50%	2.50%	0.375%
Level III	Is equal to or greater than 2.00 to 1.00 but less than 2.50 to 1.00	3.75%	2.75%	0.50%
Level IV	Is greater than or equal to 2.50 to 1.00	4.00%	3.00%	0.50%

SCHEDULE II

Commitments

Lender	Revolving Commitment		Term Commitment		Total
Wells Fargo Bank, National Association	C$	8,043,488.37	C$	41,366,511.63	C$	49,410,000.00
HSBC Bank Canada	C$	8,043,488.37	C$	41,366,511.63	C$	49,410,000.00
Citibank, N.A.	C$	8,043,488.37	C$	41,366,511.63	C$	49,410,000.00
JPMorgan Chase Bank, N.A.	C$	5,362,325.58	C$	27,577,674.42	C$	32,940,000.00
Comerica Bank	C$	3,574,883.72	C$	18,385,116.28	C$	21,960,000.00
Regions Bank	C$	2,681,162.79	C$	13,788,837.21	C$	16,470,000.00
RBS Citizens, N.A.	C$	2,681,162.79	C$	13,788,837.21	C$	16,470,000.00

Total:	C$	38,430,000.00	C$	197,640,000.00	C$	236,070,000.00

SCHEDULE III

Contact Information

ADMINISTRATIVE AGENT/ISSUING LENDER/SWING LINE LENDER
Wells Fargo Bank, National Association	Address:	1000 Louisiana, 9th Floor
Houston, Texas 77002
MAC T5002-090
	Attn:	Michael G. Janak
	Telephone:	(713) 319-1924
	Facsimile:	(713) 739-1087

CREDIT PARTIES
Borrower/Parent/Guarantors	Address:	19450 State Highway 249, Suite 200 Houston, Texas 77070
	Attn:	Wade Bitter
	Telephone:	281-453-2233
	Facsimile:	281-453-2223

SCHEDULE 4.1

Organizational Information

Credit Party	Type of Organization	Jurisdiction of Incorporation or Formation

NCS Energy Services, LLC	limited liability company	Texas

Pioneer NCS Energy Holdco, LLC	limited liability company	Texas

NCS Oilfield Services Canada, Inc.	corporation	Alberta, Canada

Pioneer Investment, Inc.	corporation	Delaware

Pioneer Intermediate, Inc.	corporation	Delaware

13

SCHEDULE 4.5

Owned and Leased Real Properties

Owned Real Property

None

Leased Real Property

	Entity	Region/State and Country	City	Street Address	Use	Inventory and/or Equipment Held at Location

1.	NCS Energy Services, LLC (fka NCS Energy Services, Inc.) (R&G Santa Fe)	Texas (USA)	Santa Fe	14518 Highway 6	Accts Payable	No

2.	NCS Oilfield Services Canada, Inc. (Telesec Property Corporation)	Alberta (Canada)	Calgary	#214, 218 & 222, 11929 40th St SE	R&D Center, Field, HR, Safety, Engr & Logistics Offices	Yes

3.	NCS Oilfield Services Canada, Inc. (G. Davidson Holdings, Ltd.)	Saskatchewan (Canada)	Estevan	73 Devonian St.	Sales Office	No

4.	NCS Oilfield Services Canada, Inc. (The Standard Life Assurance Company of Canada)	Alberta (Canada)	Calgary	800 – 6th Avenue SW	Sales Office & Canada HQ	No

14

	Entity	Region/State and Country	City	Street Address	Use	Inventory and/or Equipment Held at Location

5.	NCS Oilfield Services Canada, Inc. (1657688 Alberta Inc.)	Manitoba (Canada)	Virden	#6, 130 Anson Road	Sales Office	Yes

6.	NCS Energy Services, LLC (fka NCS Energy Services, Inc.) (Four Seasons Business Park I, LLC)	Texas (USA)	Houston	6826 Bourgeois Rd	Assembly, Warehouse & Ops Offices	Yes

7.	NCS Energy Services, LLC (fka NCS Energy Services, Inc.) (PC Executive Services, Inc.)	Oklahoma (USA)	Oklahoma City	3030 Northwest Expressway, Suite 234 & 240	Sales Office	No

8.	NCS Energy Services, LLC (fka NCS Energy Services, Inc.) Verbal lease (17th Street Operating Company, LLC)	Colorado (USA)	Denver	621 17th Street, Suite 1320	Sales Office	No

9.	NCS Energy Services, Inc. (BRI 1841 Energy Plaza, LLC)	Texas (USA)	San Antonio	8620 N. Braunfels Suite S-547	Sales Office	No

15

	Entity	Region/State and Country	City	Street Address	Use	Inventory and/or Equipment Held at Location

10.	NCS Energy Services, Inc. (Chasewood Crossing LP, Sigma Energy Group, LLC)	Texas (USA)	Houston	19500 Texas State Highway 249, Suite 410	HQ & Executive Offices	No

11.	NCS Energy Services, LLC	Texas (USA)	Midland	6413 N. SH 349 Building G	Sales Office & Warehouse	Yes

12.	NCS Energy Services, LLC (Albertson Rentals LLC) Lease Executed; Property not yet moved into	North Dakota (USA)	Minot	4th Ave N.W.	Sales Office & Warehouse	No

13.	NCS Oilfield Services, Canada Inc. (Dundeal Canada (GP) Inc.) Lease Executed; Property not yet moved into	Alberta (Canada)	Calgary	840 7th Ave SW Suite 800	Sales Offices & New Canada HQ	No

14.	NCS Energy Services, LLC	Oklahoma (USA)	Woodward	4400 Western	Service Center	Yes

16

SCHEDULE 4.11

Subsidiaries

•	Pioneer NCS Energy Holdco, LLC, a Texas limited liability company

•	NCS Oilfield Services Canada, Inc., a corporation amalgamated pursuant to the laws of Alberta

•	NCS Energy Services, LLC, a Texas limited liability company

•	Pioneer Investment, Inc., a Delaware corporation

17

Schedule 5.6

Additional Conditions and Requirements for New Subsidiaries

Within 60 days of creating a new Restricted Subsidiary or acquiring a new Restricted Subsidiary and concurrent with designating any Unrestricted Subsidiary as a Restricted Subsidiary (or such later dates as may be reasonably agreed to by the Administrative Agent in its sole discretion), but in any event, limited to Domestic Subsidiaries that are required to become Credit Parties, the Administrative Agent shall have received each of the following:

(a) Guaranty. A joinder and supplement to the Guaranty executed by such Restricted Subsidiary;

(b) Security Agreement. A joinder and supplement to the Security Agreement executed by such Restricted Subsidiary and, if such Restricted Subsidiary owns any Certificated Equipment, a Custodial Agreement executed by such new Restricted Subsidiary and the employees thereof that are serving as custodians thereunder, and if applicable, the Credit Party holding Equity Interests of such Restricted Subsidiary, in any event, together with stock certificates, stock powers executed in blank, UCC-1 or PPSA financing statements, in each case, as applicable, and any other documents, agreements, or instruments necessary to create and perfect an Acceptable Security Interest in the Collateral described in the Security Agreement, as so supplemented;

(c) Mortgages. If such Restricted Subsidiary owns any real property (other than Excluded Properties), a fully executed Mortgage covering such real properties;

(d) Real Estate. If and as requested by the Administrative Agent, (i) a Responsible Officer’s certificate from such new Restricted Subsidiary certifying a complete listing of all real property owned or leased by such new Restricted Subsidiary and including a notation as to all locations where any equipment of such new Restricted Subsidiary is kept, and (ii) lien waivers or subordination agreements in form and substance reasonably satisfactory to the Administrative Agent and executed by the landlords or lessors identified in, and covering each of the leased real properties listed on such officer’s certificate to the extent such lien waivers or subordination agreements would be required by Section 6.14;

(e) Corporate Documents. A secretary’s certificate or officer’s certificate from such new Restricted Subsidiary certifying such Restricted Subsidiary’s (i) Responsible Officer’s incumbency, (ii) authorizing resolutions, (iii) organizational documents, and (iv) certificates of good standing and existence in such Restricted Subsidiary’s state or province of organization dated a date not earlier than 30 days prior to date of delivery or otherwise in effect on the date of delivery;

(f) Patriot Act. All documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act; and

(g) Opinion of Counsel. If requested by the Administrative Agent, a customary opinion of counsel in form and substance reasonably acceptable to the Administrative Agent related to such new Restricted Subsidiary and substantially similar to the legal opinion delivered at the Closing Date with respect to the other Credit Parties that are Domestic Subsidiaries in existence on the Closing Date.

SCHEDULE 6.1

Existing Permitted Debt

None

20

SCHEDULE 6.2

Existing Permitted Liens

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral

Texas Secretary of State	NCS Energy Services, Inc. 14518 Highway 6 Santa Fe, TX 77517	Webbank 6440 S. Wasatch Blvd., Ste 300 Salt Lake City, UT 84121	13-0015680004 5/16/2013	Equipment

21

SCHEDULE 6.3

Existing Permitted Investments

Promissory Notes

None

Existing Investments

None

22

SCHEDULE 6.12

Existing Operating Leases

1.	Oral Month to Month Lease Agreement, between NCS Energy Services, Inc. and R&G Santa Fe (the “NCS Santa Fe Lease”)

2.	Commercial Lease Agreement, dated February 7, 2013, between NCS Oilfield Services Canada, Inc. and Telsec Property Corporation. (the “214, 218 & 222 Calgary Lease Agreement”)

3.	Commercial Lease Agreement, dated October 4, 2010, between G. Davidson Holdings, Ltd. and NCS Oilfield Services Canada, Inc.

4.	Standard Form of Office Lease, dated April 11, 2011, between The Standard Life Assurance Company of Canada and NCS Oilfield Services Canada, Inc.

5.	Real Property Lease, dated September 25, 2012, between 1657688 Alberta Inc. and NCS Oilfield Services Canada, Inc.

6.	Four Seasons Business Park Lease, dated December 1, 2011, between Four Seasons Business Park I, LLC and NCS Energy Services, Inc.

7.	Union Plaza Business Center Sublease, dated October 1, 2012, between PC Executive Services, Inc. and NCS Energy Services, Inc.

8.	Oral Lease, dated May 2012, between Redneck Pipe Rental and 17th Street Operating Company, LLC

9.	Executive Office Space Lease Agreement, dated November 5, 2012, between NCS Energy Services, Inc. and BRI 1841 Energy Plaza, LLC

10.	Office Lease, dated December 1, 2012, between Chasewood Crossing LP and Sigma Energy Group, LLC, as amended and assigned by the First Amendment and Assignment of Office Lease by and between Chasewood Crossing LP, Sigma Energy Group, LLC and NCS Energy Services, Inc.

11.	Office & Warehouse Lease dated April 1, 2013 between NCS Energy Services, LLC and CFC Properties, LLC

12.	Office lease dated April 1, 2013, between NCS Energy Services, LLC and Albertson Rentals LLC

13.	Office lease dated February 28, 2013, between NCS Oilfield Services, Canada Inc. and Dundeal Canada (GP) Inc.

14.	Office lease in finalization status scheduled to be signed on April 19, 2013 between NCS Oilfield Services, Canada Inc. and Melcor Developments LTD.[2]

[2]	Office lease has been executed by NCS Oilfield Services Canada, Inc. but is awaiting Melcor Developments LTD’s signature page.

23

SCHEDULE 6.19

Subordination Terms

General Subordination Terms:

•	Junior obligations to be payment subordinated to all Secured Obligations (and any amendment, restatement, amendment and restatement, renewal, extension, replacement or substitution or other modification or reinstatement thereof) until the Termination Date.

•	Payments in respect of junior obligations prohibited unless (i) constituting conversion to or payment in Equity Interests of any direct or indirect parent company of Holdings, (ii) PIK interest, (iii) made with Equity Issuance Proceeds or (iv) to the extent the maturity date of the Secured Obligations has been extended beyond the original scheduled maturity date therefor, payment of accrued and unpaid interest and principal at the stated maturity of the junior obligations (but in the case of clauses (iii) and (iv), only so long as no Default or Event of Default has occurred and is continuing).

•	Junior obligations will not be secured, and the junior creditors will not take any collateral enforcement action and will not interfere in the enforcement of collateral securing the Secured Obligations.

•	Junior creditors shall not be permitted to take any debt enforcement action during a Standstill Period. A “Standstill Period” shall be defined as either (i) the period commencing on the date on which the Administrative Agent receives a standstill notice from a junior creditor that a default has occurred under the applicable junior obligation (which notice shall identify the specific junior default) and ending on the earliest of (a) the occurrence of a bankruptcy or other insolvency proceeding with respect to the Credit Party obligated on such junior obligation, (b) the acceleration of any portion of the obligations then outstanding under the Credit Agreement or any other Credit Document, and (c) the commencement of any foreclosure action against more than 90% (by value) of Collateral by the senior parties; provided that, for purposes of clause (b) above, no mandatory prepayment required under the Credit Agreement shall constitute an “acceleration” thereof or (ii) such other standstill period that is more favorable to the senior parties.

•	Junior creditors will not contest the validity or enforceability of the Obligations under the Credit Documents or any other Secured Obligation or the priority, perfection, validity or enforceability of any Liens securing the Secured Obligations.

•	Customary turnover provisions by junior creditors in the event of receipt of any prohibited payment, any Collateral or any proceeds of Collateral.

24

•	Bankruptcy related provisions: customary bankruptcy related agreements and waivers by the junior creditors, including (i) ability of senior parties to file proofs of claim if not otherwise filed by the junior creditors within time periods to be agreed, (ii) no opposition or objection by a junior creditor to the use of cash collateral or incurrence of DIP financing supported or provided by the senior parties, (iii) no provision of adequate protection or other relief for any junior creditor in connection with use of cash collateral or DIP financing, (iv) no objection to 363 sales or comparable provisions, (iv) no objection to receipt or request by the senior parties of post-petition interest, fees or expenses, replacement liens and/or other adequate protection, (v) no ability by any junior creditor to seek a lifting or other modification of any stay imposed by relevant bankruptcy law, (vi) no ability of the junior creditor to be treated as the same class as the senior parties and (vii) continuing application of subordination terms to “reorganization securities”.

•	No ability by any junior creditor to object or consent to any amendments, restatements, amendments and restatements, supplements and modifications to, or refinancings or reinstatements of, the Secured Obligations.

•	Limited ability to make modifications to the terms of the junior obligations without the consent of the Required Lenders, including (but not limited to) any modifications that would contravene the subordination terms set forth herein, contravene the terms of the Credit Agreement or otherwise adversely affect the senior parties.

•	Customary waiver of claims by the junior creditors against the senior parties with respect to the junior obligations, the Secured Obligations, the Collateral or any enforcement actions taken by the senior parties with respect to the Secured Obligations.

25

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees and swing line loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] of [identify Lender]

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit A – Form of Assignment and Acceptance

3.	Borrower:	PIONEER INVESTMENT, INC.

4.	Administrative Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated August 7, 2014, among the Borrower, Pioneer Intermediate, Inc., as the Parent, the Lenders party thereto from time to time, Wells Fargo Bank, National Association, as Swing Line Lender, as an Issuing Lender and as Administrative Agent, and HSBC Bank Canada, as an Issuing Lender.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitments /Advances for all Lenders	Amount of Commitment / Advances Assigned[5]	Percentage Assigned of Commitment / Advances[6]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

7.	Trade Date:	[7]

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[6]	Set forth, to at least 9 decimals, as a percentage of the Commitment / Advances of all Lenders thereunder.
[7]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A – Form of Assignment and Acceptance

The terms set forth in this Assignment and Acceptance are hereby agreed to:

Assignor has examined the list of Disqualified Institutions and confirms that (i) the Assignee is not identified on such list and (ii) any assignment to a Disqualified Institution without obtaining the required consent of the Borrower shall be void ab initio, and the Borrower shall be entitled to pursue any remedy available to it (whether at law or equity including specific performance to unwind such assignment) against the Assignor and such Disqualified Institution.

ASSIGNOR[S][8]
[NAME OF ASSIGNOR]

By:
Name:
Title:

Assignee has examined the list of Disqualified Institutions and represents and warrants that it is not identified on such list and confirms that any assignment to a Disqualified Institution without obtaining the required consent of the Borrower shall be void ab initio, and the Borrower shall be entitled to pursue any remedy available to it (whether at law or equity including specific performance to unwind such assignment) against the Assignor and such Disqualified Institution.

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[8]	Add additional signature blocks as needed.

Exhibit A – Form of Assignment and Acceptance

[Consented to and] [9] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Swing Line Lender, as an Issuing Lender and as Administrative Agent

By:
Name:
Title:

[Consented to:] [10]

PIONEER INVESTMENT, INC.

By:
Name:
Title:

[9]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[10]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit A – Form of Assignment and Acceptance

Annex 1

To Exhibit A – Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, its Subsidiaries or Affiliates or any other Person of any of its obligations under any Credit Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.7 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.7 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit A – Form of Assignment and Acceptance

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts (and by different parties hereto in separate counterparts), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of laws principles that could result in the application of the laws of any jurisdiction other than the State of New York.

Exhibit A – Form of Assignment and Acceptance

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM             , 201     TO             , 201

This certificate is prepared pursuant to the Credit Agreement dated as of August 7, 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among (a) Pioneer Investment, Inc., a Delaware corporation (the “Borrower”), (b) Pioneer Intermediate, Inc., a Delaware corporation (the “Parent”), (c) the lenders party thereto from time to time (the “Lenders”), (d) Wells Fargo Bank, National Association, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”), as an issuing lender and as swing line lender and (e) HSBC Bank Canada, as an issuing lender. Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

The undersigned certifies, in his/her capacity as a Responsible Officer of the Borrower and not in an individual capacity, that:

(a) attached hereto in Schedule B is a reasonably detailed spreadsheet reflecting the calculations of, as of the date and for the periods covered by this certificate, the Parent’s consolidated Funded Debt, the Parent’s consolidated Interest Expense the Parent’s consolidated Maintenance Capital Expenditures and the Parent’s consolidated Fixed Charges;

[(b) no Default or Event of Default has occurred or is continuing as of the date hereof; and]

—or—

[(b) the following Default[s] or Event[s] of Default exist[s] as of the date hereof, if any, and the actions set forth below are being taken to remedy such circumstances:

                                          ; and]

Exhibit B – Form of Compliance Certificate

(c) as of the date hereof for the periods set forth below the following statements, amounts, and calculations included herein and in Schedule A, were true and correct in all material respects:

I. Section 6.16 Leverage Ratio1 –

(a)	the Parent’s consolidated Funded Debt as of the last day of such fiscal quarter		$

(b)	EBITDA for the four-fiscal quarter period then ended (from Schedule A)		$

Leverage Ratio = (a) to (b) =

	Maximum Leverage Ratio	[3.50 to 1.00][3.00 to 1.00][2.50 to 1.00][2]

	Compliance	Yes No

[Remainder of this page intentionally left blank.

Compliance Certificate continues on following pages.]

[1]	Pursuant to Section 6.16 of the Credit Agreement, calculated as of the last day of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2014.
[2]	Pursuant to Section 6.16 of the Credit Agreement, use (a) 3.50 to 1.00 for each fiscal quarter ending on or prior to December 31, 2014, (b) 3.00 to 1.00 for each fiscal quarter ending on March 31, 2015 and June 30, 2015 and (c) 2.50 to 1.00 for each fiscal quarter ending on or after September 30, 2015.

Exhibit B – Form of Compliance Certificate

II. Section 6.17 Fixed Charge Coverage Ratio3 -

(a)	EBITDA for the four-fiscal quarter period then ended (from Schedule A)	$

(b)	cash Taxes paid by the Restricted Entities during such four fiscal quarter period	$

(c)	Maintenance Capital Expenditures (other than Maintenance Capital Expenditures financed with long-term Funded Debt, including the proceeds of Revolving Borrowings under the Credit Agreement) expended by the Restricted Entities during such four fiscal quarter period	$

(d)	Fixed Charges for such four fiscal quarter period[4]	$

Fixed Charge Coverage Ratio = [(a) – [(b) + (c)]] divided by (d) =

	Minimum Fixed Charge Coverage Ratio	[1.10 to 1.00][1.25 to 1.00][5]

	Compliance	Yes No

[Remainder of this page intentionally left blank.

Compliance Certificate continues on following pages.]

[3]	Pursuant to Section 6.17 of the Credit Agreement, calculated as of the last day of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2014.
[4]	To be calculated pursuant to Section 1.7 of the Credit Agreement.
[5]	Pursuant to Section 6.17 of the Credit Agreement, use (a) 1.10 to 1.00 for each fiscal quarter ending on or prior to December 31, 2014, and (b) 1.25 to 1.00 for each fiscal quarter ending on or after March 31, 2015.

Exhibit B – Form of Compliance Certificate

III. Section 6.18 Capital Expenditures:

(a)	Capital Expenditures	$

(b)	(i) Capital Expenditures funded solely with Equity Issuance Proceeds resulting from issuance of common Equity Interests of any Restricted Entity and (ii) Permitted Acquisitions to the extent constituting Capital Expenditures	$

(c)	Total Capital Expenditures = (a) - (b)	$

(d)	Capital Expenditure Maximum	$20,000,000

	Capital Expenditure covenant:	(c) ≤ (d)

	Compliance	Yes No

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as of the first date written above.

PIONEER INVESTMENT, INC., as Borrower

By:
Name:
Title:

Exhibit B – Form of Compliance Certificate

SCHEDULE A

EBITDA

The Parent’s consolidated EBITDA6

(a) Parent’s consolidated Net Income			$

	Plus, without duplication, in each case (except with respect to clause (xii) below) only to the extent (and in the same proportion) deducted in determining such consolidated Net Income:		$

i.	Interest Expense		$

ii.	Income Tax Expense		$

iii.	non-cash impairment charge or asset write-off and the amortization of intangibles		$

iv.	other non-cash charges		$

v.	losses on Dispositions of capital assets outside the ordinary course of business		$

vi.	costs of legal settlements, fines, judgments or orders to the extent reimbursed by insurance or any other Person that is not the Parent or any Subsidiary		$

vii.	amortization and depreciation		$

viii.	the following items provided that the aggregate amount of all items added back under this clause (viii) shall not exceed $3,500,000 for such period		$

	1.	unusual or non-recurring items (including, for the avoidance of doubt, charges, accruals, reserves or expenses attributable to the undertaking or implementation of cost savings initiatives, operating expense reductions and other restructuring and integration charges)	$

	2.	the amount of management, consulting, advisory, monitoring, and board of director fees paid to, and third party out of pocket expenses reimbursed to, John Deane, Michael McShane or any other industry executive appointed to the board of directors of any Credit Party (or in lieu of any such board of directors, the board of directors of any direct or indirect parent company thereof other than Cemblend)	$

	3.	the amount of third party, out-of-pocket expenses reimbursed to the Permitted Holders (or their respective Affiliates or management companies) for expenses incurred by the Permitted Holders (or their respective Affiliates or management companies) on behalf of, or pertaining to, the Parent or its Subsidiaries	$

	4.	cash charges and expenses incurred in connection with the issuance or offering of Equity Interests, Dispositions outside the ordinary course of business, recapitalizations, mergers, consolidations or amalgamations, or option buyouts, provided that (i) such transaction is permitted under this Agreement and (ii) such charges and expenses are non-recurring with respect to such transaction	$

[6]	In accordance with the Credit Agreement, (x) EBITDA (other than for purposes of calculating Excess Cash Flow) shall be subject to pro forma adjustments pursuant to Section 1.7 of the Credit Agreement for Permitted Acquisitions and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall, in each case, be made in accordance with the guidelines for pro forma presentations set forth by the SEC or in a manner otherwise reasonably acceptable to the Administrative Agent, and subject to supporting documentation reasonably acceptable to the Administrative Agent, in each case, certified by a Responsible Officer of the Parent.

Exhibit B – Form of Compliance Certificate

ix.	non-recurring cash charges and expenses (including severance payments) incurred in connection with any Permitted Acquisition and restructuring costs associated with single or one-time events incurred in connection with any Permitted Acquisition; provided that, the aggregate amount added back under this clause (ix) in any such period shall not exceed 7.5% of EBITDA (after giving effect to all additions and subtractions provided for in this definition of EBITDA, including this clause (ix))	$

x.	(A) cash charges and expenses paid and incurred in connection with the Transactions, (B) cash charges, fees and expenses incurred in connection with any amendment or modification of the Credit Documents or the Obligations, and (C) cash charges to the extent actually reimbursed by third parties pursuant to indemnification provisions in applicable binding contracts which are not being contested	$

xi.	business interruption insurance proceeds actually received by any Credit Party in an amount representing the earnings for the applicable period that such proceeds are intended to replace	$

xii.	unrealized net losses in the fair market value of any Hedging Arrangement	$

xiii.	the amount of any expense or deduction associated with any Restricted Subsidiary of the Borrower and attributable to any non-controlling Equity Interest and/or minority interest of any third party	$

xiv.	cash actually received during the calculation period and not included in Net Income for such period but only to the extent that the non-cash gain relating to such cash receipt was deducted in the calculation of EBITDA pursuant to clause (b)(ii) below for any previous calculation period and not added back

xv.	net income of any Joint Venture of the Parent for any calculation period but only to the extent such net income is distributed by such Joint Venture in the form of cash dividends or distributions and the amount thereof is not subsequently distributed, contributed or otherwise transferred to such Joint Venture during such period	$

xvi.	extraordinary items	$

	(b) Subtotal (sum of (i) through (xv)):	$

Minus, without duplication, in each case only to the extent (and in the same proportion) included (as opposed to deducted) in determining such consolidated Net Income:		$

i.	extraordinary items	$

ii.	non-cash gains, including unrealized net gains in the fair market value of any Hedging Arrangement and non-cash gains resulting from non-recurring events or circumstances for such period	$

Exhibit B – Form of Compliance Certificate

iii.	all other non-cash items of income which were included in determining such Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business)	$

(c) Subtotal (sum of (i) through (iii)):	$

TOTAL (a) + (b) – (c)	$

Exhibit B – Form of Compliance Certificate

SCHEDULE B

Supporting Calculations

[See Attached.]

Exhibit B – Form of Compliance Certificate

EXHIBIT C

FORM OF GUARANTY AGREEMENT

This Guaranty Agreement dated as of August 7, 2014 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, this “Guaranty”) is executed by (a) Pioneer Intermediate, Inc., a Delaware corporation (the “Parent”), (b) NCS Oilfield Services Canada, Inc., a corporation amalgamated pursuant to the laws of Alberta (“NCS Canada”) and (c) each of the undersigned subsidiaries of the Parent (individually a “Guarantor” and collectively, the “Guarantors”), in favor of Wells Fargo Bank, National Association, as Administrative Agent (as defined below) for the ratable benefit of the Secured Parties.

INTRODUCTION

A. This Guaranty is given in connection with that certain Credit Agreement dated as of August 7, 2014 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among (a) the Parent, (b) Pioneer Investment, Inc., a Delaware corporation (the “Borrower”), (c) the lenders party thereto from time to time, (the “Lenders”), (d) Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), an issuing lender and swing line lender, and (e) HSBC Bank Canada, as an issuing lender.

B. Each Guarantor is either the Parent, NCS Canada or a Restricted Subsidiary of the Parent that is a Domestic Subsidiary, and (i) the transactions contemplated by the Credit Agreement and the other Credit Documents, (ii) the Hedging Arrangements entered into by any Credit Party with a Swap Counterparty, and (iii) the Banking Services provided by Banking Services Provider to any Credit Party, each are (a) in furtherance of such Guarantor’s corporate or limited liability company purposes, (b) necessary or convenient to the conduct, promotion or attainment of such Guarantor’s business, and (c) for such Guarantor’s direct or indirect benefit.

C. The Borrower is a party to this Guaranty in order to guarantee the Secured Obligations to the extent that the Secured Obligations were directly incurred by a Credit Party other than the Borrower.

D. Each Guarantor is executing and delivering this Guaranty (i) to induce the Lenders to provide and to continue to provide Advances under the Credit Agreement, (ii) to induce the Issuing Lenders to provide and to continue to provide Letters of Credit under the Credit Agreement, and (iii) intending it to be a legal, valid, binding, enforceable and continuing obligation of such Guarantor.

NOW, THEREFORE, in consideration of the premises, each Guarantor hereby agrees as follows:

Section 1. Definitions. All capitalized terms used but not otherwise defined in this Guaranty that are defined in the Credit Agreement shall have the meanings assigned to such terms by the Credit Agreement.

Section 2. Guaranty.

(a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment and performance, when due, whether at stated maturity, by acceleration or otherwise, of all Secured Obligations, whether absolute or contingent and whether for principal, interest (including, without limitation, interest that but for the existence of a bankruptcy, reorganization or similar proceeding would accrue) (collectively, the “Guaranteed Obligations”). Without limiting the generality

Exhibit C – Form of Guaranty Agreement

of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed to the Administrative Agent, any Issuing Lender, the Swing Line Lender or any Lender under the Credit Documents, or any other Secured Party, but for the fact that they are unenforceable or not allowable due to insolvency or the existence of a bankruptcy, reorganization, moratorium or similar proceeding involving such Guarantor.

(b) If any or all of the Guaranteed Obligations are not duly paid or performed by the Borrower and are not recoverable under Section 2(a) for any reason whatsoever, such Guaranteed Obligations shall, as a separate and distinct obligation, be recoverable by the Secured Parties from each Guarantor as the primary obligor and principal debtor in respect thereof and shall be paid to the Secured Parties forthwith after demand therefor as provided herein.

(c) In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree that in the event a payment shall be made on any date under this Guaranty by any Guarantor (the “Funding Guarantor”), each other Guarantor (each a “Contributing Guarantor”) shall indemnify the Funding Guarantor in an amount equal to the amount of such payment, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor as of such date and the denominator of which shall be the aggregate net worth of all the Contributing Guarantors together with the net worth of the Funding Guarantor as of such date. Any Contributing Guarantor making any payment to a Funding Guarantor pursuant to this Section 2(b) shall be subrogated to the rights of such Funding Guarantor to the extent of such payment.

(d) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Termination Date. Each Qualified ECP Guarantor intends that this Section 2 constitute, and this Section 2 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(e) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the United States Bankruptcy Code (11 U.S.C. §§ 101 et. seq) or any applicable provisions of comparable laws relating to bankruptcy, insolvency, or reorganization, or relief of debtors (collectively, the “Fraudulent Transfer Laws”), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case:

(i) after giving effect to all liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding:

(A) any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or other affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder;

Guaranty Agreement

(B) any liabilities of such Guarantor under this Guaranty; and

(C) any liabilities of such Guarantor under each of its other guarantees of and joint and several co-borrowings of Debt, in each case entered into on the date this Guaranty becomes effective, which contain a limitation as to maximum amount substantially similar to that set forth in this Section 2(e) (each such other guarantee and joint and several co-borrowing entered into on the date this Guaranty becomes effective, a “Competing Guaranty”) to the extent such Guarantor’s liabilities under such Competing Guaranty exceed an amount equal to (1) the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(e)), multiplied by (2) a fraction (i) the numerator of which is the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(e)), and (ii) the denominator of which is the sum of (x) the aggregate principal amount of the obligations of such Guarantor under all other Competing Guaranties (notwithstanding the operation of those limitations contained in such other Competing Guaranties that are substantially similar to this Section 2(e)), (y) the aggregate principal amount of the obligations of such Guarantor under this Guaranty (notwithstanding the operation of this Section 2(e)), and (z) the aggregate principal amount of the obligations of such Guarantor under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(e)); and

(ii) after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under Section 2(b)).

Section 3. Guaranty Absolute. Until the Termination Date, each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, any Issuing Lender, the Swing Line Lender, any Lender, any Banking Services Provider or any Swap Counterparty with respect thereto but subject to Sections 2(c) or 2(d) above. The obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Person under the Credit Documents or in connection with any Hedging Arrangement, and a separate action or actions may be brought and prosecuted against a Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Guarantor or any other Person or whether any Guarantor or any other Person is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor, to the extent not prohibited by applicable law, hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Credit Document or any agreement or instrument relating thereto or any part of the Guaranteed Obligations being irrecoverable;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Person under the Credit Documents or any agreement or instrument relating to Hedging Arrangements with a Swap Counterparty, or Banking Services with a Banking Services Provider, or any other amendment or waiver of or any

Guaranty Agreement

consent to departure from any Credit Document or any agreement or instrument relating to Hedging Arrangements with a Swap Counterparty, or Banking Services with a Banking Services Provider, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any other Person under the Credit Documents or any other assets of any Guarantor;

(e) any change, restructuring or termination of the corporate structure or existence of any Guarantor;

(f) any failure of any Lender, the Administrative Agent, any Issuing Lender, the Swing Line Lender or any other Secured Party to disclose to any Guarantor any information relating to the business, condition (financial or otherwise), operations, properties or prospects of any Person now or in the future known to the Administrative Agent, any Issuing Lender, the Swing Line Lender, any Lender or any other Secured Party (and each Guarantor hereby irrevocably waives any duty on the part of any Secured Party to disclose such information);

(g) any signature of any officer of any Guarantor being mechanically reproduced in facsimile or otherwise;

(h) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Guarantor or any other Person against any Secured Party;

(i) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution or lack of power of any Guarantor or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations or the failure of the Administrative Agent or any other Secured Party to file or enforce a claim in bankruptcy or other proceeding with respect to any Person; or any sale, lease or transfer of any or all of the assets of any Guarantor, or any changes in the holders of equity of any Guarantor;

(j) any failure of the Administrative Agent or any other Secured Party to take any action whatsoever to mitigate or reduce any Guarantor’s liability hereunder or any other Credit Document;

(k) any Legal Requirement which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation;

(l) the possibility that the Guaranteed Obligations may at any time and from time to time exceed the aggregate liability of such Guarantor under this Guaranty;

Guaranty Agreement

(m) any defense arising by reason of any failure of any Secured Party to make any presentment, or protest or to give any other notice, including notice of all of the following: acceptance of this Guaranty, partial payment or non-payment of all or any part of the Guaranteed Obligations and the existence, creation, or incurring of new or additional Guaranteed Obligations;

(n) any defense arising by reason of any incapacity, lack of authority, or other defense of the Borrower or any other person, or by reason of any limitation, postponement or prohibition on a Secured Party’s rights to payment, or the cessation from any cause whatsoever of the liability of the Borrower or any other person with respect to all or any part of the Guaranteed Obligations (other than payment to the Secured Parties in full), or by reason of any act or omission of the Secured Parties or others which directly or indirectly results in the discharge or release of the Borrower or any other person or of all or any part of the Guaranteed Obligations or any security or guarantee therefor, whether by contract, operation of law or otherwise;

(o) any defense arising by reason of the failure of the Secured Parties to marshal assets;

(p) any defense based upon any failure of the Secured Parties to give to the Borrower or Guarantor notice of any sale or other disposition of any property securing any or all of the Guaranteed Obligations or any other guarantee thereof, or any notice that may be given in connection with any sale or other disposition of any such property; or

(q) any other circumstance or any existence of or reliance on any representation by any Secured Party that might otherwise constitute an equitable or legal defense available to, or an equitable or legal discharge of, any Guarantor or any other guarantor, surety or other Person (other than a defense of payment or performance).

Section 4. Continuation and Reinstatement, Etc. Each Guarantor agrees that, to the extent that payments of any of the Guaranteed Obligations are made, or any Secured Party receives any proceeds of Collateral, and such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or otherwise required to be repaid, then to the extent of such repayment the Guaranteed Obligations shall be reinstated and continued in full force and effect as of the date such initial payment or collection of proceeds occurred.

Section 5. Waivers and Acknowledgments.

(a) Each Guarantor, to the extent not prohibited by applicable law, hereby waives promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b) Each Guarantor, to the extent not prohibited by applicable law, hereby irrevocably waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from (i) the financing arrangements involving any Guarantor contemplated by the Credit Documents, (ii) the Hedging Arrangements entered into by a Credit Party with a Swap Counterparty, and (iii) the Banking Services provided to any Credit Party, and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

Guaranty Agreement

Section 6. Subrogation and Subordination.

(a) No Guarantor will exercise any rights that it may now have or hereafter acquire against any Credit Party to the extent that such rights arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty or any other Credit Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against any Credit Party, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Credit Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until after the Termination Date. If any amount shall be paid to a Guarantor in violation of the preceding sentence at any time prior to or on the Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and any and all other amounts payable by the Guarantors under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Documents.

(b) Each Guarantor agrees that all Subordinated Guarantor Obligations (as hereinafter defined) are and shall be subordinate and inferior in rank, preference and priority to all obligations of such Guarantor in respect of the Guaranteed Obligations hereunder, and such Guarantor shall, if requested by the Administrative Agent, execute a subordination agreement reasonably satisfactory to the Administrative Agent to more fully set out the terms of such subordination. Each Guarantor agrees that none of the Subordinated Guarantor Obligations shall be secured by a lien or security interest on any assets of such Guarantor or any ownership interests in any Subsidiary of such Guarantor. “Subordinated Guarantor Obligations” means any and all obligations and liabilities of a Guarantor owing to any other Guarantor, direct or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all future advances, with interest, attorneys’ fees, expenses of collection and costs.

Section 7. Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

(a) There are no conditions precedent to the effectiveness of this Guaranty.

(b) That such Guarantor has, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it has deemed reasonably appropriate, made its own credit analysis and decision to enter into this Guaranty, and such Guarantor has established adequate means of obtaining from each Credit Party on a continuing basis information pertaining to, and is now and on a continuing basis will be familiar with, the business, condition (financial and otherwise), operations, properties and prospects of each Credit Party.

(c) The obligations of such Guarantor under this Guaranty are the valid, binding and legally enforceable obligations of such Guarantor in accordance with its terms, except as limited by applicable Debtor Relief Laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity, and the execution and delivery of this Guaranty by such Guarantor has been duly authorized by all requisite corporate or limited liability company actions, as applicable, on the part of such Guarantor, and the Person who is executing and delivering this Guaranty on behalf of such Guarantor.

Guaranty Agreement

(d) The execution, delivery, and performance by each Guarantor of this Guaranty (i) are within such Guarantor’s corporate or limited liability company, as applicable powers, (ii) have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, (iii) do not contravene any articles or certificate of incorporation or certificate of formation or bylaws, partnership or limited liability company agreement, as applicable, binding on or affecting such Guarantor, other than those for which waivers or consents have been obtained, (iv) do not contravene any law or any material contractual obligation binding on or affecting such Guarantor, (v) do not result in or require the creation or imposition of any Lien prohibited by the Credit Agreement, and (vi) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority other than (A) those that have been obtained and (B) filings necessary to perfect Liens created pursuant to the Credit Documents.

Section 8. Right of Set-Off. If an Event of Default shall have occurred and be continuing, the Administrative Agent, the Swing Line Lender, each Lender, each Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, the Swing Line Lender, such Lender, such Issuing Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Guaranty or any other Credit Document to the Administrative Agent, the Swing Line Lender, such Lender, such Issuing Lender or such Affiliate, irrespective of whether or not the Administrative Agent, the Swing Line Lender, such Lender, such Issuing Lender or such Affiliate shall have made any demand under this Guaranty or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of the Administrative Agent, the Swing Line Lender, such Lender, such Affiliate or such Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Administrative Agent, the Swing Line Lender, each Lender, each Issuing Lender and their respective Affiliates under this Section 8 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Swing Line Lender, such Lender, such Issuing Lender or their respective Affiliates may have. The Administrative Agent, the Swing Line Lender, each Lender and each Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the affected Guarantor and the Administrative Agent and shall otherwise be in accordance with Section 9.3 of the Credit Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10. Notices, Etc. All notices and other communications provided for hereunder shall be sent in the manner provided for in Section 9.9 of the Credit Agreement, and if to a Guarantor, at its address for notices specified in Schedule II to the Security Agreement, and if to the Administrative Agent, any Issuing Lender, the Swing Line Lender or any Lender, at its address specified in or pursuant to the Credit Agreement. All such notices and communications shall be effective as specified in Section 9.9 of the Credit Agreement.

Section 11. No Waiver: Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Guaranty Agreement

Section 12. Continuing Guaranty: Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon each Guarantor and its successors and assigns, (c) inure to the benefit of and, subject to Section 8.7 of the Credit Agreement, be enforceable by the Administrative Agent, each Lender, each Issuing Lender, and the Swing Line Lender and their respective successors, and, in the case of transfers and assignments made in accordance with the Credit Agreement, transferees and assigns, (d) inure to the benefit of and, subject to Sections 8.7 and 8.9 of the Credit Agreement, be enforceable by a Swap Counterparty and each of its successors, transferees and assigns to the extent such successor, transferee or assign is a Lender or an Affiliate of a Lender and (e) inure to the benefit of and, subject to Sections 8.7 and 8.9 of the Credit Agreement, be enforceable by a Banking Services Provider and each of its successors, transferees and assigns to the extent such successor, transferee or assign is a Lender or an Affiliate of a Lender. Without limiting the generality of the foregoing clause (c), subject to Section 9.7 of the Credit Agreement, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject, however, in all respects to the provisions of the Credit Agreement, including Section 9.7 of the Credit Agreement. Each Guarantor acknowledges that upon any Person becoming a Lender, the Administrative Agent, an Issuing Lender or the Swing Line Lender in accordance with the Credit Agreement, such Person shall be entitled to the benefits hereof.

Section 13. Governing Law. This Guaranty shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to conflicts of laws principles (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

Section 14. Submission to Jurisdiction; Service of Process. The parties hereto hereby agree that any suit or proceeding arising in respect of this Guaranty, or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to the applicable parties at the address specified in Section 9.9 of the Credit Agreement, and as to the Process Agent, as provided in Section 9.14 of the Credit Agreement, will be effective service of process against such party for any action or proceeding relating to any such dispute. Nothing in this Section 14 shall affect the rights of any party hereto to serve legal process in any other manner permitted by applicable law. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty in any court referred to in this Section 14. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 15. Execution in Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed

Guaranty Agreement

shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Guaranty by facsimile or by e- mail “PDF” copy shall be effective as delivery of a manually executed counterpart of this Guaranty.

Section 16. Waiver of Jury. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GUARANTOR PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

Section 17. Indemnification; Waiver of Consequential Damages; Survival. Each Guarantor agrees to all of the terms and provisions of Section 9.2 of the Credit Agreement applicable to it as a Credit Party. Section 9.2 of the Credit Agreement is hereby incorporated herein by reference. Without prejudice to the survival of any other agreement of the Guarantors hereunder, the agreements and obligations of the Credit Parties contained in this Section 17 shall survive the termination of this Guaranty, the termination of all Commitments, and the payment in full of the Advances and all other amounts payable under the Credit Agreement.

Section 18. Additional Guarantors. Pursuant to Section 5.6 of the Credit Agreement, certain Restricted Subsidiaries of the Parent that are Domestic Subsidiaries are required to enter into this Guaranty as a Guarantor. Upon execution and delivery after the date hereof by the Administrative Agent and any such Restricted Subsidiary of an instrument in the form of Annex 1, such Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guaranty shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

Section 19. USA Patriot Act. Each Secured Party that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any other Secured Party) hereby notifies each Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Guarantor, which information includes the name and address of such Guarantor and other information that will allow such Secured Party or the Administrative Agent, as applicable, to identify such Guarantor in accordance with the Patriot Act. Following a request by any Secured Party, each Guarantor shall promptly furnish all documentation and other information that such Secured Party reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 20. NOTICE OF FINAL AGREEMENT.

THIS GUARANTY AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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The Administrative Agent and each Guarantor has caused this Guaranty to be duly executed as of the date first above written.

GUARANTORS:

PIONEER INTERMEDIATE, INC.

By:
Name:
Title:

PIONEER INVESTMENT, INC.

By:
Name:
Title:

PIONEER NCS ENERGY HOLDCO, LLC

By:
Name:
Title:

NCS ENERGY SERVICES, LLC

By:
Name:
Title:

NCS OILFIELD SERVICES CANADA, INC.

By:
Name:
Title:

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ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Guaranty Agreement

Annex 1 to the Guaranty Agreement

SUPPLEMENT NO.         dated as of                      (the “Supplement”), to the Guaranty Agreement dated as of August 7, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), among PIONEER INTERMEDIATE, INC. a Delaware corporation (the “Parent”), NCS OILFIELD SERVICES CANADA, INC., a corporation incorporated pursuant to the laws of Alberta (“NCS Canada”), each Restricted Subsidiary of the Parent that is a Domestic Subsidiary party thereto from time to time (together with Parent, individually, a “Guarantor” and collectively, the “Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”) for the benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

A. Reference is made to the Credit Agreement dated as of August 7, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among (a) the Parent, (b) Pioneer Investment, Inc., a Delaware corporation (the “Borrower”), (c) the lenders from time to time party thereto (the “Lenders”), (d) Wells Fargo Bank, National Association, as Administrative Agent, as an issuing lender and as a swing line lender and (e) HSBC Bank Canada, as an issuing lender.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty Agreement and the Credit Agreement.

C. The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Advances and the Issuing Lenders to issue Letters of Credit. Section 18 of the Guaranty Agreement provides that additional Subsidiaries of the Parent may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Parent (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty Agreement in order to induce the Lenders to make additional Advances and the Issuing Lenders to issue additional Letters of Credit and as consideration for Advances previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 18 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty Agreement shall be deemed to include the New Guarantor. The Guaranty Agreement is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it by all requisite corporate, limited liability company or partnership action and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

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SECTION 3. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed counterpart of a signature page of this Supplement by facsimile or by e-mail “PDF” copy shall be effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.

SECTION 5. Governing Law. This Supplement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to conflicts of laws principles (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

SECTION 6. Submission to Jurisdiction; Service of Process. New Guarantor hereby agrees that any suit or proceeding arising in respect of this Supplement or the Guaranty Agreement, or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. New Guarantor hereby agrees that service of any process, summons, notice or document by registered mail addressed to the applicable parties at the address specified in Section 9.9 of the Credit Agreement, and as to the Process Agent, as provided in Section 9.14 of the Credit Agreement, will be effective service of process against such party for any action or proceeding relating to any such dispute. Nothing in this Section 6 shall affect the rights of any party hereto to serve legal process in any other manner permitted by applicable law. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Supplement or the Guaranty Agreement in any court referred to in this Section 6. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 7. Waiver of Jury. NEW GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, THE GUARANTY AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). NEW GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SUPPLEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

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SECTION 8. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9. All communications and notices hereunder shall be in writing and given as provided in Section 10 of the Guaranty Agreement.

SECTION 10. INTEGRATION. THIS SUPPLEMENT, THE GUARANTY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER SET FORTH HEREIN OR THEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

[Remainder of this page intentionally left blank.]

Guaranty Agreement

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[Name of New Guarantor]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Guaranty Agreement

EXHIBIT D-1

FORM OF REVOLVING NOTE

C$	,

For value received, the undersigned PIONEER INVESTMENT, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to                    or its registered assigns (“Payee”) the principal amount of                    No/100 Canadian Dollars (C$        ) or, if less, the aggregate outstanding principal amount of the Revolving Advances (as defined in the Credit Agreement referred to below) made by the Payee (or predecessor in interest) to the Borrower, together with interest on the unpaid principal amount of the Revolving Advances from the date of such Revolving Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Revolving Note in accordance with the terms of the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of August 7, 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Pioneer Intermediate, Inc., a Delaware corporation, the lenders party thereto from time to time, Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), as an Issuing Lender and as Swing Line Lender, and HSBC Bank Canada, as an Issuing Lender. Capitalized terms used in this Revolving Note that are defined in the Credit Agreement and not otherwise defined in this Revolving Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Revolving Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Advance being evidenced by this Revolving Note, and (b) contains provisions for acceleration of the maturity of this Revolving Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Revolving Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in the currency specified in the Credit Agreement to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in Same Day Funds. The Payee shall record payments of principal made under this Revolving Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Revolving Note.

This Revolving Note is secured by the Security Documents and guaranteed pursuant to the terms of the Guaranty.

This Revolving Note is made expressly subject to the terms of Section 9.10 and Section 9.11 of the Credit Agreement.

Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Revolving Note shall operate as a waiver of such rights.

THIS REVOLVING NOTE SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND TO BE

Exhibit D-1 – Form of Revolving Note

PERFORMED ENTIRELY WITHIN SUCH STATE, INCLUDING WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

THIS REVOLVING NOTE AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS REVOLVING NOTE AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Page Follows]

Exhibit D-1 – Form of Revolving Note

PIONEER INVESTMENT, INC.

By:
Name:
Title:

Exhibit D-1 – Form of Revolving Note

EXHIBIT D-2

FORM OF TERM NOTE

C$	,

For value received, the undersigned PIONEER INVESTMENT, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to                     or its registered assigns (“Payee”) the principal amount of                    No/ 100 Canadian Dollars (C$        ) or, if less, the aggregate outstanding principal amount of the Term Advances (as defined in the Credit Agreement referred to below) made by the Payee (or predecessor in interest) to the Borrower, together with interest on the unpaid principal amount of the Term Advances from the date of such Term Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Term Note in accordance with the terms of the Credit Agreement.

This Term Note is the Term Note referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of August 7, 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Pioneer Intermediate, Inc., a Delaware corporation, the lenders party thereto from time to time, Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), as an Issuing Lender and as Swing Line Lender, and HSBC Bank Canada, as an Issuing Lender. Capitalized terms used in this Term Note that are defined in the Credit Agreement and not otherwise defined in this Term Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Term Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Term Advance being evidenced by this Term Note, and (b) contains provisions for acceleration of the maturity of this Term Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Term Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in the currency specified in the Credit Agreement to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in Same Day Funds. The Payee shall record payments of principal made under this Term Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Term Note.

This Term Note is secured by the Security Documents and guaranteed pursuant to the terms of the Guaranty.

This Term Note is made expressly subject to the terms of Section 9.10 and Section 9.11 of the Credit Agreement.

Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Term Note shall operate as a waiver of such rights.

THIS TERM NOTE SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, INCLUDING WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Exhibit D-2 – Form of Term Note

THIS TERM NOTE AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS TERM NOTE AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Page Follows]

Exhibit D-2 – Form of Term Note

PIONEER INVESTMENT, INC.

By:
Name:
Title:

Exhibit D-2 – Form of Term Note

EXHIBIT D-3

FORM OF SWING LINE NOTE

C$	,

For value received, the undersigned PIONEER INVESTMENT, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to                     or its registered assigns (“Payee”) the principal amount of                     No/100 Canadian Dollars (C$        ) or, if less, the aggregate outstanding principal amount of the Swing Line Advances (as defined in the Credit Agreement referred to below) made by the Payee (or predecessor in interest) to the Borrower, together with interest on the unpaid principal amount of the Swing Line Advances from the date of such Swing Line Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Swing Line Note in accordance with the terms of the Credit Agreement.

This Swing Line Note is the Swing Line Note referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of August 7, 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Pioneer Intermediate, Inc., a Delaware corporation, the lenders party thereto from time to time, Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), as an Issuing Lender and as Swing Line Lender and HSBC Bank Canada, as an Issuing Lender. Capitalized terms used in this Swing Line Note that are defined in the Credit Agreement and not otherwise defined in this Swing Line Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Swing Line Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Swing Line Advance being evidenced by this Swing Line Note, and (b) contains provisions for acceleration of the maturity of this Swing Line Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Swing Line Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in the currency specified in the Credit Agreement to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in Same Day Funds. The Payee shall record payments of principal made under this Swing Line Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Swing Line Note.

This Swing Line Note is secured by the Security Documents and guaranteed pursuant to the terms of the Guaranty.

This Swing Line Note is made expressly subject to the terms of Section 9.10 and Section 9.11 of the Credit Agreement.

Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Swing Line Note shall operate as a waiver of such rights.

THIS SWING LINE NOTE SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH,

Exhibit D-3 – Form of Swing Line Note

THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, INCLUDING WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 AND SECTION 5- 1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

THIS SWING LINE NOTE AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS SWING LINE NOTE AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Page Follows]

Exhibit D-3 – Form of Swing Line Note

PIONEER INVESTMENT, INC.

By:
Name:
Title:

Exhibit D-3 – Form of Swing Line Note

EXHIBIT E-1

FORM OF NOTICE OF REVOLVING BORROWING

[Date]

Wells Fargo Bank, National Association, as Administrative Agent

1525 W WT Harris Blvd.

Mail Code NC0680

Charlotte, North Carolina 28262

Attn: Syndication/Agency Services

Telephone:    (704) 590-2760

Facsimile:      (704) 590-2790

With a copy to:

Wells Fargo Bank, National Association

1000 Louisiana, 9th Floor, MAC T5002-090

Houston, Texas 77002

Attn: Michael G. Janak

Telephone:    713-319-1924

Facsimile:       713-739-1087

Ladies and Gentlemen:

Pursuant to Section [2.4(a)][2.3(d)]1 of the Credit Agreement dated as of August 7, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time-to-time, the “Credit Agreement”; the defined terms of which are used in this Notice of Revolving Borrowing unless otherwise defined in this Notice of Revolving Borrowing) among (a) Pioneer Investment, Inc., a Delaware corporation (the “Borrower”), (b) Pioneer Intermediate, Inc., a Delaware corporation, (c) the lenders party thereto from time to time, (d) Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), as an Issuing Lender and as Swing Line Lender, and (e) HSBC Bank Canada, as an Issuing Lender, the undersigned hereby gives you irrevocable notice that the Borrower hereby requests a [Revolving][Swing Line] Borrowing (the “Proposed Borrowing”), and in connection with that request sets forth below the information relating to the Proposed Borrowing as required by the Credit Agreement:

(a)	The Business Day of the Proposed Borrowing is , .[2]

(b)	The Proposed Borrowing will be composed of [Canadian Base Rate Advances] [US Base Rate Advances] [Eurocurrency Advances] [B/A Advances] [Swing Line Advances].

[1]	Use (a) Section 2.4(a) for requests of a Revolving Borrowing and (b) Section 2.3(d) for requests of a Swing Line Borrowing.
[2]	Pursuant to Section 2.4(a) of the Credit Agreement, each Notice of Borrowing shall be by facsimile, telex or electronic mail (and if by electronic mail, via any “.pdf” or other similar electronic means), confirmed promptly by the Borrower with a hard copy (other than with respect to notice sent by facsimile or electronic mail) not later than (i) 11:00 a.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurocurrency Advance or a B/A Advance, (ii) 11:00 a.m. (Houston, Texas time) on the Business Day before the date of the proposed Borrowing, in the case of a US Base Rate Advance, (iii) 10:00 am (Houston, Texas time) on the Business Day before the date of the proposed Borrowing, in the case of a Canadian Base Rate Advance.

Exhibit E-1 – Form of Notice of Revolving Borrowing

(c)	The aggregate amount of the Proposed Borrowing is [C]$ .[3]

(d)	[The Interest Period for each Eurocurrency Advance made as part of the Proposed Borrowing is [ month[s]].][4]

(e)	[The Contract Period for each B/A Advance made as part of the Proposed Borrowing is [ days].][5]

(f)	The Proposed Borrowing will be made in [Dollars][Canadian Dollars].

The undersigned, under and pursuant to the Credit Agreement, hereby further certifies that the following statements will be true on the date of the Proposed Borrowing:

(1)	the representations and warranties made by any Credit Party contained in the Credit Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date; and

(2)	no Default or Event of Default has occurred and is continuing or would result from the Proposed Borrowing or from the acceptance of the proceeds therefrom.

Very truly yours,

PIONEER INVESTMENT, INC.

By:
Name:
Title:

[3]	Pursuant to Section 2.1(a) of the Credit Agreement, each Revolving Borrowing shall (A) if comprised of Base Rate Advances be in an aggregate amount not less than C$500,000 and in integral multiples of C$100,000 in excess thereof (or the remaining amount of the Revolving Commitments, if less), (B) if comprised of Eurocurrency Advances be in an aggregate amount not less than C$1,000,000 and in integral multiples of C$500,000 in excess thereof (or the remaining amount of the Revolving Commitments, if less) and (C) if comprised of B/A Advances be in such minimum amounts as required under Section 2.18 of the Credit Agreement. Pursuant to Section 2.3(a) of the Credit Agreement, if the Proposed Borrowing is a Swing Line Advance, and only if an AutoBorrow Agreement is not in effect, each Swing Line Advance shall be in an aggregate amount not less than C$100,000 and in integral multiples of C$50,000 in excess thereof.
[4]	The duration of each such Interest Period shall be one, three, or six months (or twelve months or such other shorter monthly period if agreed to by all the relevant affected Lenders).
[5]	The duration of each such Contract Period shall be 30 days, 60 days, 90 days or 180 days.

Exhibit E-1 – Form of Notice of Revolving Borrowing

EXHIBIT E-2

FORM OF NOTICE OF TERM BORROWING

[Date]

Wells Fargo Bank, National Association, as Administrative Agent

1525 W WT Harris Blvd.

Mail Code NC0680

Charlotte, North Carolina 28262

Attn: Syndication/Agency Services

Telephone:    (704) 590-2760

Facsimile:     (704) 590-2790

With a copy to:

Wells Fargo Bank, National Association

1000 Louisiana, 9th Floor, MAC T5002-090

Houston, Texas 77002

Attn: Michael G. Janak

Telephone:    713-319-1924

Facsimile:     713-739-1087

Ladies and Gentlemen:

Pursuant to Section 2.4(a) of the Credit Agreement dated as of August 7, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time-to-time, the “Credit Agreement”; the defined terms of which are used in this Notice of Term Borrowing unless otherwise defined in this Notice of Term Borrowing) among (a) Pioneer Investment, Inc., a Delaware corporation (the “Borrower”), (b) Pioneer Intermediate, Inc., a Delaware corporation, (c) the lenders party thereto from time to time, (d) Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), as an Issuing Lender and as Swing Line Lender, and (e) HSBC Bank Canada, as an Issuing Lender, the undersigned hereby gives you irrevocable notice that the Borrower hereby requests a Term Borrowing (the “Proposed Borrowing”), and in connection with that request sets forth below the information relating to the Proposed Borrowing as required by the Credit Agreement:

(a)	The Business Day of the Proposed Borrowing is , ..[1]

(b)	The Proposed Borrowing will be composed of [Canadian Base Rate Advances] [Eurocurrency Advances] [B/A Advances].

(c)	The aggregate amount of the Proposed Borrowing is C$ .

[1]	Pursuant to Section 2.4(a) of the Credit Agreement, each Notice of Borrowing shall be by facsimile, telex or electronic mail (and if by electronic mail, via any “.pdf” or other similar electronic means), confirmed promptly by the Borrower with a hard copy (other than with respect to notice sent by facsimile or electronic mail) not later than (i) 11:00 a.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurocurrency Advance or a B/A Advance, (ii) 11:00 a.m. (Houston, Texas time) on the Business Day before the date of the proposed Borrowing, in the case of a US Base Rate Advance, (iii) 10:00 am (Houston, Texas time) on the Business Day before the date of the proposed Borrowing, in the case of a Canadian Base Rate Advance.

Exhibit E-2 – Form of Notice of Term Borrowing

(d)	[The Interest Period for each Eurocurrency Advance made as part of the Proposed Borrowing is [ month[s]].][2]

(e)	[The Contract Period for each B/A Advance made as part of the Proposed Borrowing is [ days].][3]

(f)	The Proposed Borrowing will be made in Canadian Dollars.

The undersigned, under and pursuant to the Credit Agreement, hereby further certifies that the following statements will be true on the date of the Proposed Borrowing:

(1)	the representations and warranties made by any Credit Party contained in the Credit Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date; and

(2)	no Default or Event of Default has occurred and is continuing or would result from the Proposed Borrowing or from the acceptance of the proceeds therefrom.

Very truly yours,

PIONEER INVESTMENT, INC.

By:
Name:
Title:

[2]	The duration of each such Interest Period shall be one, three, or six months (or twelve months or such other shorter monthly period if agreed to by all the relevant affected Lenders).
[3]	The duration of each such Contract Period shall be 30 days, 60 days, 90 days or 180 days.

Exhibit E-2 – Form of Notice of Term Borrowing

EXHIBIT F

FORM OF NOTICE OF CONTINUATION OR CONVERSION

[Date]

Wells Fargo Bank, National Association, as Administrative Agent

1525 W WT Harris Blvd

Mail Code NC0680

Charlotte, North Carolina 28262

Attn: Syndication/Agency Services

Telephone:    (704) 590-2760

Facsimile:     (704) 590-2790

With a copy to:

Wells Fargo Bank, National Association

1000 Louisiana, 9th Floor, MAC T5002-090

Houston, Texas 77002

Attn: Michael G. Janak

Telephone:    713-319-1924

Facsimile:     713-739-1087

Ladies and Gentlemen:

Pursuant to Section 2.4(b) of the Credit Agreement dated as of August 7, 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time-to-time, the “Credit Agreement”, the defined terms of which are used in this Notice of Conversion or Continuation as defined therein unless otherwise defined in this Notice of Conversion or Continuation) by and among (a) Pioneer Investment, Inc., a Delaware corporation (the “Borrower”), (b) Pioneer Intermediate, Inc., a Delaware corporation, (c) the lenders party thereto, (d) Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), as an Issuing Lender and as Swing Line Lender, and (e) HSBC Bank Canada, as an Issuing Lender, the undersigned hereby gives you irrevocable notice that the Borrower hereby requests a [Conversion][continuation] of outstanding [Revolving][Term] Advances, and in connection with that request sets forth below the information relating to such [Conversion][continuation] (the “Proposed [Conversion][continuation]”) as required by Section 2.4(b) of the Credit Agreement:

(a)	The Business Day of the Proposed [Conversion][continuation] is , .[1]

[1]	Pursuant to Section 2.4(b) of the Credit Agreement, each Notice of Continuation or Conversion shall be in writing or by telephone, telex or facsimile confirmed promptly by the Borrower with a hard copy (other than with respect to notice sent by facsimile) (A) no later than 11:00 a.m. (Houston, Texas time) (i) on the Business Day before the date of the proposed Conversion date in the case of a Conversion to a US Base Rate Advance, and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurocurrency Advance or a B/A Advance and (B) no later than 10:00 a.m. (Houston, Texas time) on the Business Day before the date of the proposed Conversion date in the case of a Conversion to a Canadian Base Rate Advance.

Exhibit F – Notice of Continuation or Conversion

(b) The aggregate amount of the existing [Revolving][Term] Advances to be [Converted][continued] is [C]$        and is comprised of [Canadian Base Rate Advances] [US Base Rate Advances] [Eurocurrency Advances] [B/A Advances] (“Existing Advances”).

(c) The Proposed [Conversion][continuation] consists of [a Conversion of the Existing Advances to [Canadian Base Rate Advances] [US Base Rate Advances] [Eurocurrency Advances] [B/A Advances]] [a continuation of the Existing Advances].

[(d) The Interest Period for the Proposed [Conversion][continuation] is [    month[s]].2

[(e) [The Contract Period for the Proposed [Conversion][continuation] is [    days].]3

Very truly yours,

PIONEER INVESTMENT, INC.

By:
Name:
Title:

[2]	The duration of each such Interest Period shall be one, three, or six months (or twelve months or such other shorter monthly period if agreed to by all the relevant affected Lenders).
[3]	The duration of each such Contract Period shall be 30 days, 60 days, 90 days or 180 days.

Exhibit F – Notice of Continuation or Conversion

EXHIBIT G-1

FORM OF NOTICE OF MANDATORY PAYMENT

[Date]

Wells Fargo Bank, National Association, as Administrative Agent

1525 W WT Harris Blvd.

Mail Code NC0680

Charlotte, North Carolina 28262

Attn: Syndication/Agency Services

Telephone:    (704) 590-2760

Facsimile:     (704) 590-2790

With a copy to:

Wells Fargo Bank, National Association

1000 Louisiana, 9th Floor, MAC T5002-090

Houston, Texas 77002

Attn: Michael G. Janak

Telephone:    713-319-1924

Facsimile:     713-739-1087

Ladies and Gentlemen:

The undersigned (a) refers to the Credit Agreement dated as of August 7, 2014 (as the same may be amended, restated, amended and restated, supplemented or modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Mandatory Payment unless otherwise defined in this Notice of Mandatory Payment) among (i) Pioneer Investment, Inc., a Delaware corporation (the “Borrower”), (ii) Pioneer Intermediate, Inc., a Delaware corporation (the “Parent”), (iii) the lenders party thereto, (iv) Wells Fargo Bank, National Association, as administrative agent, swing line lender and an issuing lender, and (vi) HSBC Bank Canada, as an issuing lender, and (b) certifies that it is authorized to execute and deliver this Notice of Mandatory Payment under and pursuant to the Credit Agreement.

The Borrower hereby gives you irrevocable notice pursuant to the Credit Agreement of the following payments (check the box next to which would apply for this Notice of Payment):

☐ MANDATORY PREPAYMENT AS A RESULT OF EXCESS CASH FLOW

Excess Cash Flow is calculated as follows:

(a)	Parent’s consolidated EBITA for such period (without giving effect to clause (a)(xi) thereof	C$
(b)	any decrease in the Working Capital of the Parent and its Restricted Subsidiaries during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end of such period)	C$
(c)	the aggregate amount of all regularly scheduled principal payments of Debt	C$
(d)	the aggregate amount of Interest Expenses paid in such period	C$

Exhibit H-1 – Form of Notice of Mandatory Payment

(e)	Taxes (including Permitted Tax Distributions) actually paid in cash by the Credit Parties during such period but only to the extent not deducted from any previous period’s Excess Cash Flow as accrued Taxes under the following clause (f)	C$

(f)	Taxes accrued by the Credit Parties during such period and paid during the first calendar month of the next succeeding period	C$

(g)	The aggregate amount applied to fund permitted Capital Expenditures of the Credit Parties made during such period (other than to the extent funded with Equity Issuance Proceeds or the proceeds of Debt but including amounts funded with proceeds of Revolving Borrowings)	C$

(h)	the aggregate amount applied to fund Permitted Acquisitions (other than to the extent funded with Equity Issuance Proceeds or proceeds of Debt but including amounts funded with proceeds of Revolving Borrowings)	C$

(i)	without duplication of any amounts covered under clause (c) above, the aggregate amount applied to make optional prepayments of the scheduled principal installments of the Term Advances to the extent (A) such prepayments were not financed with the proceeds of Debt (other than Revolving Borrowings) and (B) such prepayments were not applied to reduce, in any manner, the mandatory prepayment amounts on account of Excess Cash Flow for any preceding fiscal year or for such fiscal year as permitted under Section 2.5(c)(i)	C$

(j)	to the extent added back in determining EBITDA under clause (a) of the definition of “EBITDA”: (i) fees and expenses with respect to Permitted Acquisitions, (ii) costs and fees paid in cash associated with the closing of the Credit Documents, (iii) all other expenses paid in cash, and (iv) extraordinary cash gains	C$

(k)	any increase in the Working Capital of the Parent and its Restricted Subsidiaries during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning thereof)	C$

(l)	the sum of (c) + (d) + (e) + (f) + (g) + (h) + (i) + (j) + (k)	C$

The Leverage Ratio of the Parent as of December 31, 20[    ] is [equal to or greater than] [less than] 2.00 to 1.00.

Excess Cash Flow = (a) plus (b) minus (l)…C$         with [50%][0%]1 thereof to be applied as payment.

Excess Cash Flow Payment Credit2…C$

[1]	Pursuant to Section 2.5(c)(i) of the Credit Agreement, use (a) 50% if the Leverage Ratio is equal to or greater than 2.00 to 1.00, and (b) 0% if the Leverage Ratio is less than 2.00 to 1.00.

Exhibit G-1– Form of Notice of Mandatory Payment

As required under Section 2.5(c)(i) of the Credit Agreement, the Borrower will make a payment of C$         within five (5) Business Days following the delivery of the financial statements referred to in Section 5.2(a) which shall be applied to prepay (or defease, as applicable) the Term Advances.

☐ MANDATORY PREPAYMENT AS A RESULT OF RECEIPT OF DEBT

INCURRENCE PROCEEDS (OTHER THAN THOSE RESULTING FROM PERMITTED DEBT)

Debt Incurrence Proceeds of C$         were received on             , 20    .

As required under Section 2.5(c)(ii) of the Credit Agreement, the Borrower will make a payment of C$         on             , 20    ,

which shall be applied to prepay (or defease, as applicable) the Term Advances.

☐ MANDATORY PREPAYMENT AS A RESULT OF A NON-PERMITTED ASSET SALE

A non-Permitted Asset Sale was completed on             , 20     with Net Cash Proceeds of C$        .

As required under Section 2.5(c)(iii) of the Credit Agreement, the Borrower will make a payment of C$         on             , 20     , which shall be applied to prepay (or defease, as applicable) the Term Advances.

[2]	The amount of any payment required to be made may, at the election of the Borrower, be reduced on a dollar-for-dollar basis for (x) any payments made pursuant to Section 2.5(b) of the Credit Agreement to prepay (or defease, as applicable) any Term Advances and any Revolving Advances (to the extent accompanied by a permanent reduction of the relevant Revolving Commitment) during such fiscal year to the extent not applied to reduce the payments required under Section 2.5(c)(i) of the Credit Agreement for any such fiscal year or any preceding fiscal year (including as a reduction of Excess Cash Flow), and (y) at the election of the Borrower and without duplication, any payments made pursuant to Section 2.5(b) of the Credit Agreement to prepay (or defease, as applicable) any Term Advances and any Revolving Advances (to the extent accompanied by a permanent reduction of the relevant Revolving Commitment) after such December 31 but prior to the date in the succeeding fiscal year when the Excess Cash Flow payment described in Section 2.5(c)(i) of the Credit Agreement is required to be made to the extent not already applied to reduce the payments required under Section 2.5(c)(i) (including as a reduction of Excess Cash Flow); provided that, (i) in any case, with respect to any such optional prepayment of Term Advances, such reduction shall only be permitted to the extent such prepayment was not financed with the proceeds of Debt (other than Revolving Borrowings) and (ii) such optional prepayment was applied to the scheduled principal installments of the Term Advances in the inverse order of maturity.

Exhibit G-1– Form of Notice of Mandatory Payment

☐ MANDATORY PREPAYMENT AS A RESULT OF A PERMITTED ASSET SALE

A Permitted Asset Sale of the type described in clause (d), (f) and (o) of Section 6.7 of the Credit Agreement (whether in a single transaction or a series of related transactions) was completed on              , 20     with Net Cash Proceeds of C$         3 and either (a) a Default exists so 100% of such amount is being applied as a payment or (b) no Default exists so only the portion thereof that has not been reinvested in a manner permitted under the Credit Agreement in assets of any Credit Party which are useful in the business of such Credit Party is being applied as payment.

As required under Section 2.5(c)(iv) of the Credit Agreement, the Borrower will make a payment of C$         on             , 20    , which shall be applied to prepay (or defease, as applicable) the Term Advances.

☐ MANDATORY PREPAYMENT AS A RESULT OF RECEIPT OF EXTRAORDINARY RECEIPTS

Extraordinary Receipts (whether from a single event or related series of events and whether as one payment or a series of payments) of C$         were received on             , 20     and either (a) a Default exists so 100% of such amount is being applied as a payment, (b) no Default exists so only the portion thereof that has not been reinvested in a manner permitted under the Credit Agreement in fixed, capital or replacement assets or, in the case of business interruption insurance proceeds, expected to be used in the operations of any Credit Party, is being applied as payment or (c) an Event of Default exists and such Extraordinary Receipts are insurance proceeds so 100% of such amount is being turned over to the Administrative Agent in accordance with Section 5.3(d) of the Credit Agreement.

As required under Section 2.5(c)(v) of the Credit Agreement, the Borrower will make a payment of C$         on             , 20    , which shall be applied to prepay (or defease, as applicable) the Term Advances.

☐ MANDATORY PREPAYMENT AFTER A COMPUTATION DATE

The Revolving Outstandings exceed the aggregate Revolving Commitments in effect under the Credit Agreement.

As required under Section 2.5(c)(vii) of the Credit Agreement, the Borrower will make a payment of C$         on             , 20    , which shall be applied in the following amounts and in the following order:

(i) [C]$         to prepay Swing Line Advances

(ii) [C]$         to prepay Revolving Advances (or defease, as applicable)

(iii) [C]$         to deposit into the Cash Collateral Account to provide Cash Collateral in the amount of such excess for the Letter of Credit Exposure

☐ RESTRICTED AMOUNT REDUCTION

The Borrower has reasonably determined in good faith that the repatriation to the Borrower as a distribution or dividend of any amounts required to mandatorily prepay the Term Advances pursuant to

[3]	Which exceeds $25,000 individually or $250,000 when aggregated with all Permitted Assets Sales of the type described in clause (d), (f) and (o) of Section 6.7 of the Credit Agreement.

Exhibit G-1– Form of Notice of Mandatory Payment

Section 2.5(c)[(i)][(iv)][(v)]4 of the Credit Agreement that are directly attributable to [Excess Cash Flow] [Debt Incurrence Proceeds] [Net Cash Proceeds] [Extraordinary Receipts] of a Foreign Subsidiary (other than NCS Canada) would result in a material and adverse Tax liability (including any foreign withholding Tax) of $[        ] (such amount, a “Restricted Amount”). The mandatory prepayment required pursuant to Section 2.5(c)[(i)][(iv)][(v)]5 shall be reduced by the Restricted Amount.

[4]	Select all applicable sections.
[5]	Select all applicable sections.

Exhibit G-1– Form of Notice of Mandatory Payment

Very truly yours,

PIONEER INVESTMENT, INC., as Borrower

By:
Name:
Title:

Exhibit G-1– Form of Notice of Mandatory Payment

EXHIBIT G-2

FORM OF NOTICE OF OPTIONAL PAYMENT

[Date]

Wells Fargo Bank, National Association, as Administrative Agent

1525 W WT Harris Blvd.

Mail Code NC0680

Charlotte, North Carolina 28262

Attn: Syndication/Agency Services

Telephone:        (704) 590-2760

Facsimile:         (704) 590-2790

With a copy to:

Wells Fargo Bank, National Association

1000 Louisiana, 9th Floor, MAC T5002-090

Houston, Texas 77002

Attn: Michael G. Janak

Telephone:        713-319-1924

Facsimile:         713-739-1087

Ladies and Gentlemen:

The undersigned, in its capacity as the Borrower Representative, refers to the Credit Agreement dated as of August 7, 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Optional Payment unless otherwise defined in this Notice of Optional Payment) among (i) Pioneer Investment, Inc., a Delaware corporation (the “Borrower”), (ii) Pioneer Intermediate, Inc., a Delaware corporation, (iii) the lenders party thereto, (iv) Wells Fargo Bank, National Association, as Administrative Agent, as an Issuing Lender and as Swing Line Lender, and (v) HSBC Bank Canada, as an Issuing Lender.

The Borrower hereby gives you [irrevocable] notice pursuant to the Credit Agreement of the following payments (check the box next to which would apply for this Notice of Optional Payment):

☐ OPTIONAL PREPAYMENT – Eurocurrency Advances

The Borrower hereby gives the Administrative Agent at least three Business Days’ irrevocable notice that the Borrower will make a prepayment of Eurocurrency Advances in an amount equal to [C]$        1 on             , 201   and such prepayment shall be applied in the following amount:

[C]$         to prepay [Revolving][Term] Advances

[C]$         to prepay [Revolving][Term] Advances

[1]	Pursuant to Section 2.5(b)(i) of the Credit Agreement, must be at least C$500,000.00 and in multiple integrals of C$100,000.00 in excess thereof (or such lesser amount or integral to repay a Borrowing in full).

Exhibit G-2 – Form of Notice of Optional Payment

☐ OPTIONAL PREPAYMENT – Base Rate Advances

The Borrower hereby gives the Administrative Agent one Business Day’s irrevocable notice that the Borrower will make a prepayment of Base Rate Advances in an amount equal to [C]$        2 on             , 201   and such prepayment shall be applied in the following amount:

[C]$         to prepay [Revolving][Term] Advances

[C]$         to prepay [Revolving][Term] Advances

☐ OPTIONAL PREPAYMENT – Swing Line Advances

The Borrower hereby gives the Administrative Agent one Business Day’s irrevocable notice that the Borrower will make a prepayment of Swing Line Advances in an amount equal to [C]$        3 on             , 201  .

[Notwithstanding anything herein to the contrary, this Notice of Optional Payment is conditioned upon the effectiveness of                     , in which case this Notice of Optional Payment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the date such prepayment is scheduled to be applied in accordance with this Notice of Optional Payment) if such condition is not satisfied.]

Very truly yours,

PIONEER INVESTMENT, INC.

By:
Name:
Title:

[2]	Pursuant to Section 2.5(b)(i) of the Credit Agreement, must be at least C$500,000.00 and in multiple integrals of C$50,000.00 in excess thereof (or such lesser amount or integral to repay a Borrowing in full).
[3]	Pursuant to Section 2.5(b)(i) of the Credit Agreement, only if an AutoBorrow Agreement is not in effect, must be at least C$100,000.00 and in multiple integrals of C$50,000.00 in excess thereof (or such lesser amount or integral to repay a Borrowing in full).

Exhibit G-2 – Form of Notice of Optional Payment

EXHIBIT H

FORM OF PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT, dated as of August 7, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Security Agreement”), is by and among PIONEER INTERMEDIATE, INC., a Delaware corporation (the “Parent”), PIONEER INVESTMENT, INC., a Delaware corporation (the “Borrower”), NCS         Oilfield Services Canada, Inc., a corporation amalgamated pursuant to the laws of Alberta (“NCS Canada”) and each Restricted Subsidiary of the Parent that is a Domestic Subsidiary party hereto from time to time (collectively with the Borrower, the Parent and NCS Canada, the “Grantors” and individually, a “Grantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

W I T N E S S E T H:

WHEREAS, this Security Agreement is entered into in connection with that certain Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Parent, the lenders party thereto from time to time (the “Lenders”), Wells Fargo Bank, National Association, as the Administrative Agent, as an issuing lender, and as a swing line lender, and HSBC Bank Canada, as an issuing lender;

WHEREAS, pursuant to the terms of the Credit Agreement, and in consideration of the credit extended by the Lenders to the Borrower and the letters of credit issued by the Issuing Lenders for the account of any Credit Party, certain of the Grantors have executed and delivered that certain Guaranty Agreement dated as of the date hereof (the “Guaranty”), guaranteeing the Secured Obligations;

WHEREAS, as a condition precedent to the initial extension of credit under the Credit Agreement, each Grantor is required to execute and deliver this Security Agreement; and

WHEREAS, it is in the best interests of each Grantor to execute this Security Agreement inasmuch as each Grantor will derive substantial direct and indirect benefits from (i) the transactions contemplated by the Credit Agreement, (ii) the Hedging Arrangements entered into by the Borrower or any other Credit Party with a Swap Counterparty, and (iii) the Banking Services provided by any Banking Services Provider to any Credit Party, and each Grantor is willing to execute, deliver and perform its obligations under this Security Agreement to secure the Secured Obligations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” has the meaning set forth in the preamble.

Exhibit H – Form of Pledge and Security Agreement

“Borrower” has the meaning set forth in the preamble.

“Collateral” has the meaning set forth in Section 2.1(a).

“Collateral Account” has the meaning set forth in Section 4.3(b).

“Computer Hardware and Software Collateral” means all of the following now owned or hereafter acquired by a Grantor: (a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, including all operating system software, utilities and application programs in whatsoever form, (b) software programs (including both source code, object code and all related applications and data files), designed for use on the computers and electronic data processing hardware described in clause (a) above, (c) all firmware associated therewith, (d) all documentation (including flow charts, logic diagrams, manuals, guides, specifications, training materials, charts and pseudo codes) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c), and (e) all rights with respect to all of the foregoing, including copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, improvements, error corrections, updates, additions or model conversions of any of the foregoing.

“Control Agreement” means an authenticated record in form and substance reasonably satisfactory to the Administrative Agent, that provides for the Administrative Agent (for the ratable benefit of the Secured Parties) to have “control” (as defined in the UCC) over certain Collateral.

“Copyright Collateral” means all of the following now owned or hereafter acquired by a Grantor: all copyrights of any Grantor, registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world including all of such Grantor’s rights, titles and interests in and to all copyrights registered in the United States Copyright Office, the Canadian Intellectual Property Office or anywhere else in the world, including without limitation those copyrights referred to in Item C of Schedule III hereto, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation, the right to sue for past, present and future infringements of any of the foregoing, all rights corresponding thereto, all extensions and renewals thereof and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and Proceeds of suit.

“Credit Agreement” has the meaning set forth in the first recital.

“Credit Agreement Letters of Credit” means the letters of credit issued under or pursuant to the Credit Agreement.

“Custodian” means any individual that is party to a Custodial Agreement and that has been designated by the Administrative Agent as a “Custodian” pursuant to such Custodial Agreement.

“Design Collateral” means all of the following now owned or hereafter acquired by a Grantor: (a) all industrial designs and intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the Canadian Intellectual Property Office or in any similar office or agency in any other country or any political subdivision thereof, including without limitation those industrial designs referred to in Item D of Schedule III hereto, and (b) all reissues, extensions or renewals thereof.

Exhibit H – Form of Pledge and Security Agreement

“Distributions” means all cash distributions, cash dividends, stock dividends, other distributions, liquidating dividends, shares of stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, and all other distributions or payments (whether similar or dissimilar to the foregoing) on or with respect to, or on account of, any Pledged Share or Pledged Interest.

“Equipment” has the meaning set forth in Section 2.1(a)(i).

“Excluded Collateral” has the meaning set forth in Section 2.1(b).

“Excluded Contract” means any contract (and any contract rights arising thereunder) to which any of the Grantors is a party on the date hereof or which is entered into by any Grantor after the date hereof which complies with Section 6.5 of the Credit Agreement, in any case to the extent (but only to the extent) that a Grantor is prohibited from granting a security interest in, pledge of, or charge, mortgage or lien upon any such Property by reason of (a) a negative pledge, anti-assignment provision or other contractual restriction in existence on the date hereof or, as to contracts entered into after the date hereof, in existence in compliance with Section 6.5 of the Credit Agreement, or (b) applicable Legal Requirement to which such Grantor or such Property is subject; provided, however, to the extent that (i) either of the prohibitions in clause (a) and (b) above is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other Legal Requirement or is otherwise no longer in effect or enforceable, or (ii) the applicable Grantor has obtained the consent of the other parties to such Excluded Contract to the creation of a lien and security interest in, such Excluded Contract, then such contract (and any contract rights arising thereunder) shall cease to be an “Excluded Contract” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as a “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded Contracts shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Excluded Foreign Stock” means all Equity Interests issued by Foreign Subsidiaries other than (i) 100% of the non-voting Equity Interests issued by Foreign Subsidiaries which are owned by the Borrower or any Domestic Subsidiary, (ii) no more than 65% of the outstanding Voting Securities issued by such Foreign Subsidiaries and (iii) 100% of the Equity Interests of NCS Canada.

“Excluded JV Equity Interests” means the Equity Interests owned by any Grantor in a Joint Venture to the extent (but only to the extent) (a) the organizational documents of such Joint Venture prohibits the granting of Lien on such Equity Interests or (b) such Equity Interests of such Joint Venture are otherwise pledged as collateral to secure (i) obligations to the other holders of the Equity Interests in such Joint Venture (other than a holder that is a Subsidiary of the Borrower) or (ii) Debt of such Joint Venture that is non-recourse to any of the Credit Parties or to any of the Credit Parties’ Properties (other than recourse to such Equity Interests pledged as collateral); provided however, if any of the foregoing conditions cease to be in effect for any reason, then the Equity Interest in such Joint Venture shall cease to be an “Excluded JV Equity Interest” and shall automatically be subject to the lien and security interest granted hereby and to the terms and provisions of this Security Agreement as a “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded JV Equity Interest shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above.

Exhibit H – Form of Pledge and Security Agreement

“Excluded PMSI Collateral” means any Property and proceeds thereof (including insurance proceeds) of a Grantor that is now or hereafter subject to a Lien securing purchase money debt or a Capital Lease obligation to the extent (and only to the extent) that (a) the Debt associated with such Lien is permitted under Section 6.1 of the Credit Agreement, and (b) the documents evidencing such purchase money debt or Capital Lease obligation prohibit or restrict the granting of a Lien in such Property; provided, however, to the extent that either of the prohibitions in clause (a) and (b) above is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other Legal Requirement or is otherwise no longer in effect, then such Property and proceeds thereof shall cease to be “Excluded PMSI Collateral” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded PMSI Collateral shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Excluded Real Property” means (i) all fee owned real property of any Credit Party with a fair market value of less than $750,000, individually or in the aggregate and (ii) all leased real property (including all leases related thereto) of any Credit Party.

“Excluded Trademark Collateral” means all United States intent to use trademark applications with respect to which the grant of a security interest therein would impair the validity or enforceability of said intent to use trademark application under US federal or Canadian law; provided, however, to the extent that such applicable law is no longer in effect, then such trademark application shall cease to be an “Excluded Trademark Collateral” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as a “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded Trademark Collateral shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Governmental Approval” has the meaning set forth in Section 2.1(a)(vi).

“Grantor” has the meaning set forth in the preamble.

“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral, the Design Collateral and the Trade Secrets Collateral.

“Inventory” has the meaning set forth in Section 2.1(a)(ii).

“Lenders” has the meaning set forth in the first recital.

“Material Intellectual Property Collateral” has the meaning set forth in Section 3.7.

“Patent Collateral” means all of the following now owned or hereafter acquired by a Grantor: (a) all inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent throughout the world, including without limitation those patents referred to in Item A of Schedule III hereto, and any patent applications in preparation for filing, (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a), (c) all patent licenses, and other agreements providing any Grantor with the right to use any items of the type referred to in clauses (a) and (b) above, and (d) all proceeds of, and rights associated with, the foregoing (including licenses, royalties income, payments, claims, damages and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent license.

Exhibit H – Form of Pledge and Security Agreement

“Pledged Interests” means all Equity Interests or other ownership interests of any Pledged Interests Issuer described in Item A of Schedule I hereto as of the Closing Date, and all Equity Interests or other ownership interests of any Pledged Interests Issuer hereafter acquired by, or otherwise issued to, each Grantor (including those described in Item A of Schedule I hereto, as may be amended, supplemented or otherwise modified from time to time), in each case, other than Pledged Shares; all certificates, articles, by-laws, limited liability company agreements or constitutive agreements governing or representing any such interests; all options and other rights, contractual or otherwise, at any time existing with respect to such interests, as such interests are amended, modified, or supplemented from time to time, and together with any interests in any Pledged Interests Issuer taken in extension or renewal thereof or substitution therefor.

“Pledged Interests Issuer” means each Person identified in Item A of Schedule I hereto as the issuer of the Pledged Shares or the Pledged Interests identified opposite the name of such Person, and any other Person who issues Equity Interests or other ownership interests to any Grantor.

“Pledged Note Issuer” means each Person identified in Item B of Schedule I hereto as the issuer of the Pledged Notes identified opposite the name of such Person.

“Pledged Notes” means all promissory notes of any Pledged Note Issuer evidencing indebtedness owed to any Grantor, as such promissory notes are amended, modified or supplemented from time to time and together with any promissory note of any Pledged Note Issuer taken in extension or renewal thereof or substitution therefor.

“Pledged Property” means all Pledged Notes, Pledged Interests, Pledged Shares, all assignments of any amounts due or to become due with respect to the Pledged Interests or the Pledged Shares, all other instruments which are now being delivered by any Grantor to the Administrative Agent or may from time to time hereafter be delivered by any Grantor to the Administrative Agent for the purpose of pledging under this Security Agreement or any other Credit Document, and all proceeds of any of the foregoing.

“Pledged Shares” means all Equity Interests of any Pledged Interests Issuer identified under Item A of Schedule I as of the Closing Date and from time to time thereafter on such dates on which the schedules to this Security Agreement are amended, supplemented or otherwise modified, which are evidenced by a certificate delivered by any Grantor to the Administrative Agent as Pledged Property hereunder.

“PPSA” means the Personal Property Security Act (Alberta) or comparable legislation in effect in any other province or territory of Canada.

“Receivables” has the meaning set forth in Section 2.1(a)(iii).

“Related Contracts” has the meaning set forth in Section 2.1(a)(iii).

“Security Agreement” has the meaning set forth in the preamble.

“STA” means the Securities Transfer Act (Alberta) or comparable legislation in effect in any other province or territory of Canada.

“Trademark Collateral” means all of the following now owned or hereafter acquired by a Grantor: (a) (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, now existing or hereafter adopted or acquired, including without limitation those trademarks referred to in Item B of Schedule III hereto, whether currently in use or not, all registrations

Exhibit H – Form of Pledge and Security Agreement

and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or in any office or agency of the United States of America or Canada, or any State or province thereof or any other country or political subdivision thereof or otherwise, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the “Trademark”), (b) all trademark licenses for the grant by or to any Grantor of any right to use any trademark, (c) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clause (a), and to the extent applicable clause (b), (d) the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clause (a) and, to the extent applicable, clause (b), and (e) all Proceeds of, and rights associated with, the foregoing, including any claim by any Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license and all rights corresponding thereto throughout the world.

“Trade Secrets Collateral” means all of the following now owned or hereafter acquired by a Grantor: all common law and statutory trade secrets and all other confidential, proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in the business of any Grantor, in each case that constitutes a trade secret under applicable law (all of the foregoing being collectively called a “Trade Secret”), including all Documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.

“UCC” means the Uniform Commercial Code, as in effect in the State of New York.

SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Security Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

SECTION 1.3. UCC Definitions. Unless otherwise defined herein or in the Credit Agreement or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Security Agreement, including its preamble and recitals, with such meanings.

SECTION 1.4. Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Security Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Security Agreement or any other Credit Document) are references to such instruments, documents, contracts, and agreements as the same may be amended, restated, amended and restated, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement. The term “including” means “including, without limitation,”.

Exhibit H – Form of Pledge and Security Agreement

ARTICLE II

SECURITY INTEREST

SECTION 2.1. Grant of Security Interest.

(a) Each Grantor hereby pledges, hypothecates, assigns, charges, mortgages, and transfers to the Administrative Agent, for the ratable benefit of each Secured Party, and hereby grants to the Administrative Agent, for the ratable benefit of each Secured Party, a continuing security interest in all of the present and future undertakings, assets and property, both real and personal, of the Grantor (with respect to real property, as and by way of a floating charge) including, without limitation, all of such Grantor’s right, title and interest in, to and under, all of the following, whether now owned or hereafter acquired by such Grantor, and wherever located and whether now owned or hereafter existing or arising (collectively, the “Collateral”):

(i) all equipment in all of its forms (including, but not limited to, all remotely operated vehicles, trenchers, vehicles, motor vehicles, rolling stock, vessels and aircraft) of such Grantor, wherever located, and all surface or subsurface machinery, equipment, facilities, supplies, or other tangible personal property, including tubing, rods, pumps, pumping units and engines, pipe, pipelines, meters, apparatus, boilers, compressors, liquid extractors, connectors, valves, fittings, power plants, poles, lines, cables, wires, transformers, starters and controllers, machine shops, tools, machinery and parts, storage yards and equipment stored therein, buildings and camps, telegraph, telephone, and other communication systems, loading docks, loading racks, and shipping facilities, and any manuals, instructions, blueprints, computer software (including software that is imbedded in and part of the equipment), and similar items which relate to the above, and any and all additions, substitutions and replacements of any of the foregoing, wherever located together with all improvements thereon and all attachments, components, parts, equipment and accessories installed thereon or affixed thereto (any and all of the foregoing being the “Equipment”);

(ii) all inventory in all of its forms of such Grantor, wherever located, including (A) all oil, gas, or other hydrocarbons and all products and substances derived therefrom, all raw materials and work in process therefore, finished goods thereof, and materials used or consumed in the manufacture or production thereof, (B) all documents of title covering any inventory, including, without limitation, work in process, materials used or consumed in any Grantor’s business, now owned or hereafter acquired or manufactured by any Grantor and held for sale in the ordinary course of its business, (C) all goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including goods in which such Grantor has an interest or right as consignee), (D) all goods which are returned to or repossessed by such Grantor, and all accessions thereto, products thereof and documents therefore, and (E) any other item constituting “inventory” under the UCC (any and all such inventory, materials, goods, accessions, products and documents being the “Inventory”);

(iii) all accounts, money, payment intangibles, deposit accounts (including the Collateral Accounts and all amounts on deposit therein and all cash equivalent investments carried therein and all proceeds thereof), contracts, contract rights, all rights constituting a right to the payment of money, chattel paper, documents, documents of title, instruments, letters of credit, letter of credit rights and General Intangibles of such Grantor, whether or not earned by performance or arising out of or in connection with the sale or lease of goods or the rendering of services, including all moneys due or to become due in repayment of any loans or advances, and all rights of such Grantor now or hereafter existing in and to all security agreements, guaranties, leases, agreements and other contracts securing or otherwise relating to any such accounts, money,

Exhibit H – Form of Pledge and Security Agreement

payment intangibles, deposit accounts, contracts, contract rights, rights to the payment of money, chattel paper, documents, documents of title, instruments, and General Intangibles (any and all such accounts, money, payment intangibles, deposit accounts, contracts, contract rights, rights to the payment of money, chattel paper, documents, documents of title, instruments, and General Intangibles being the “Receivables”, and any and all such security agreements, guaranties, leases, agreements and other contracts being the “Related Contracts”);

(iv) all Intellectual Property Collateral of such Grantor;

(v) all books, correspondence, credit files, records, invoices, tapes, cards, computer runs, writings, data bases, information in all forms, paper and documents and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 2.1;

(vi) all governmental approvals, permits, licenses, authorizations, consents, rulings, tariffs, rates, certifications, waivers, exemptions, filings, claims, orders, judgments and decrees and other Legal Requirements (each a “Governmental Approval”);

(vii) all interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Grantor against fluctuations in interest rates or currency exchange rates and all commodity hedge, commodity swap, exchange, forward, future, floor, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect such Grantor against fluctuations in commodity prices (including any Hedging Arrangement);

(viii) to the extent not included in the foregoing, all bank accounts, investment property, fixtures, supporting obligations, and goods;

(ix) all Pledged Interests, Pledged Notes, Pledged Shares and any other Pledged Property, whether now or hereafter delivered to the Administrative Agent in connection with this Security Agreement and all Distributions, interest, and other payments and rights with respect to such Pledged Property;

(x) (A) all policies of insurance now or hereafter held by or on behalf of such Grantor, including casualty, liability, key man life insurance, business interruption, foreign credit insurance, and any title insurance, (B) all proceeds of insurance, and (C) all rights, now or hereafter held by such Grantor to any warranties of any manufacturer or contractor of any other Person;

(xi) all accessions, substitutions, replacements, products, offspring, rents, issues, profits, returns, income and proceeds of and from any and all of the foregoing Collateral (including proceeds which constitute property of the types described in sub-clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) and proceeds deposited from time to time in any lock boxes of such Grantor, and, to the extent not otherwise included, all payments and proceeds under insurance (whether or not the Administrative Agent is the loss payee thereof), or any condemnation award, indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Collateral);

(xii) any and all Liens and security interests (together with the documents evidencing such security interests) granted to such Grantor by an obligor to secure such obligor’s obligations owing under any Instrument, Chattel Paper, or contract that is pledged hereunder or with respect to which a security interest in such Grantor’s rights in such Instrument, Chattel Paper, or contract is granted hereunder;

Exhibit H – Form of Pledge and Security Agreement

(xiii) any and all guaranties given by any Person for the benefit of such Grantor which guarantees the obligations of an obligor under any instrument, chattel paper, or contract, which are pledged hereunder; and

(xiv) all of such Grantor’s other property and rights of every kind and description and interests therein, including without limitation, all other “Accounts”, “Certificated Securities”, “Chattel Paper”, “Commercial Tort Claims”, “Commodity Accounts”, “Commodity Contracts”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter of Credit Rights”, “Letters of Credit”, “Money”, “Payment Intangibles”, “Proceeds”, “Securities”, “Securities Account”, “Security Entitlements”, “Supporting Obligations” and “Uncertificated Securities” as each such terms are defined in the UCC or the PPSA, as applicable;

(b) Notwithstanding anything to the contrary contained in Section 2.1(a) and other than to the extent set forth in this Section 2.1(b), the following property shall be excluded from the lien and security interest granted hereunder (and shall, as applicable, not be included as “Collateral” or any component of the definition thereof for purposes of this Agreement) (collectively, the “Excluded Collateral”):

(i) Excluded Contracts;

(ii) Excluded Foreign Stock;

(iii) Excluded JV Equity Interests;

(iv) Excluded PMSI Collateral;

(v) Excluded Real Property;

(vi) Excluded Trademark Collateral; and

(vii) the last day of any term of any lease of property in Canada, provided that the applicable Grantor shall stand possessed of such last day in trust to assign the same to any person acquiring such term;

provided, however, that (x) the exclusion from the Lien and security interest granted by any Grantor hereunder of any Excluded Collateral shall not limit, restrict or impair the grant by such Grantor of the Lien and security interest in any accounts or receivables arising under any such Excluded Collateral or any payments due or to become due thereunder unless the conditions in effect which qualify such Property as Excluded Collateral applies with respect to such accounts and receivables and (y) any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded Collateral shall constitute Collateral unless the conditions in effect which qualify such Property as an Excluded Collateral applies with respect to such proceeds.

SECTION 2.2. Security for Obligations.

(a) This Security Agreement, and the Collateral in which the Administrative Agent for the benefit of the Secured Parties is granted a security interest hereunder by each Grantor, secures the

Exhibit H – Form of Pledge and Security Agreement

prompt payment in full in cash and performance of all Secured Obligations (as defined in the Credit Agreement) of each Grantor and each other Credit Party now or hereafter existing, whether for principal, interest, costs, fees, expenses or otherwise, howsoever created, arising or evidenced, whether direct or indirect, primary or secondary, fixed or absolute or contingent, joint or several, or now or hereafter existing under this Security Agreement and each other Credit Document to which it is or may become a party.

(b) Notwithstanding anything contained herein to the contrary, it is the intention of each Grantor, the Administrative Agent and the other Secured Parties that the amount of the Secured Obligations secured by each Grantor’s interests in any of its Property shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and other similar law, rule or regulation of any Governmental Authority applicable to such Grantor. Accordingly, notwithstanding anything to the contrary contained in this Security Agreement or in any other agreement or instrument executed in connection with the payment of any of the Secured Obligations, the amount of the Secured Obligations secured by each Grantor’s interests in any of its Property pursuant to this Security Agreement shall be limited to an aggregate amount equal to the largest amount that would not render such Grantor’s obligations hereunder or the Liens and security interest granted to the Administrative Agent hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

SECTION 2.3. Continuing Security Interest; Transfer of Advances; Reinstatement. This Security Agreement shall create continuing security interests in the Collateral and shall (a) except as otherwise provided in the Credit Agreement, remain in full force and effect until the Termination Date, (b) be binding upon each Grantor and its successors, transferees and assigns, and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party and its respective permitted successors, transferees and assigns, subject to the limitations as set forth in the Credit Agreement. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer (in whole or in part) any Note or any Advance held by it as provided in Section 9.7 of the Credit Agreement, and any successor or assignee thereof shall thereupon become vested with all the rights and benefits in respect thereof granted to such Secured Party under any Credit Document (including this Security Agreement), or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and as applicable to the provisions of Section 9.7 and Article 8 of the Credit Agreement. If at any time all or any part of any payment theretofore applied by the Administrative Agent or any other Secured Party to any of the Secured Obligations is or must be rescinded or returned by the Administrative Agent or any such Secured Party for any reason whatsoever (including, without limitation, the insolvency, bankruptcy, reorganization or other similar proceeding of any Grantor or any other Person), such Secured Obligations shall, for purposes of this Security Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued to be in existence, notwithstanding any application by the Administrative Agent or such Secured Party or any termination agreement or release provided to any Grantor, and this Security Agreement shall continue to be effective or reinstated, as the case may be, as to such Secured Obligations, all as though such application by the Administrative Agent or such Secured Party had not been made.

SECTION 2.4. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed, (b) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral, and (c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any

Exhibit H – Form of Pledge and Security Agreement

contracts or agreements included in the Collateral by reason of this Security Agreement, nor shall the Administrative Agent nor any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 2.5. Delivery of Pledged Property; Instruments and Tangible Chattel Paper.

(a) Other than as provided in the last sentence of Section 4.1 below, all certificates or instruments representing or evidencing any Collateral, including all Pledged Shares and Pledged Notes, shall be delivered to and held by or on behalf of (or in the case of the Pledged Notes, endorsed to the order of) the Administrative Agent pursuant hereto, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary endorsements or instruments of transfer or assignment, duly executed in blank.

(b) To the extent any of the Collateral constitutes an “uncertificated security” (as defined in Section 8-102(a)(18) of the UCC or in the PPSA) or a “security entitlement” (as defined in Section 8-102(a)(17) of the UCC or in the PPSA), then during the existence of an Event of Default and following the written request therefor by the Administrative Agent, the applicable Grantor shall take and cause the appropriate Person (including any issuer, entitlement holder or securities intermediary thereof) to take all actions necessary to grant “control” (as defined in 8-106 of the UCC or in the PPSA or STA) to the Administrative Agent (for the ratable benefit of the Secured Parties) over such Collateral.

SECTION 2.6. Distributions on Pledged Shares. Distributions or payments in respect of Pledged Shares or Pledged Interests may be paid directly to the applicable Grantor; provided that if any Distribution made by a Grantor or a Subsidiary of a Grantor is made in contravention of Section 6.8 of the Credit Agreement, the applicable Grantor shall hold the same segregated and in trust for the Administrative Agent until paid to the Administrative Agent in accordance with Section 4.1(e).

SECTION 2.7. Security Interest Absolute, etc. This Security Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until the Termination Date. All rights of the Secured Parties and the security interests granted to the Administrative Agent (for its benefit and the ratable benefit of each other Secured Party) hereunder, and all obligations of each Grantor hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of (a) any lack of validity, legality or enforceability of any Credit Document, (b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Grantor or any other Person under the provisions of any Credit Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any Secured Obligations, (c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other extension, compromise or renewal of any Secured Obligations, (d) any reduction, limitation, impairment or termination of any Secured Obligations (except in the case of the occurrence of the Termination Date) for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives, to the fullest extent not prohibited by Legal Requirement, any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligations or otherwise, (e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Credit Document, (f) any addition, exchange or release of any Collateral securing any of the Secured Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Secured Obligations (other than releases of Collateral and/or guarantees in accordance with the terms of the Credit Documents), or (g) any other

Exhibit H – Form of Pledge and Security Agreement

circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Grantor or any other Credit Party, any surety or any guarantor (other than the occurrence of the Termination Date but subject to reinstatement as provided herein or under applicable law).

SECTION 2.8. Waiver of Subrogation. Each Grantor hereby irrevocably waives, to the fullest extent not prohibited by Legal Requirement, any claim or other rights which it may now or hereafter acquire against any Credit Party that arise from the existence, payment, performance or enforcement of such Grantor’s obligations under this Security Agreement or any other Credit Document, including any right of subrogation, reimbursement, exoneration or indemnification, any right to participate in any claim or remedy of any Secured Party against any Credit Party or any collateral which any Secured Party now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from any Credit Party, directly or indirectly, in cash or other property or by set-off or in any manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Grantor in violation of the preceding sentence and the Termination Date shall not have occurred, then such amount shall be deemed to have been paid to such Grantor for the benefit of, and held in trust for, the Administrative Agent (on behalf of the Secured Parties), and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Secured Obligations, whether matured or unmatured. Each Grantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section 2.8 is knowingly made in contemplation of such benefits.

SECTION 2.9. Election of Remedies. Except as otherwise provided in the Credit Agreement, if any Secured Party may, under applicable law, proceed to realize its benefits under any of this Security Agreement or the other Credit Documents giving any Secured Party a Lien upon any Collateral, either by judicial foreclosure or by non-judicial sale or enforcement, such Secured Party may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Security Agreement. If, in the exercise of any of its rights and remedies, any Secured Party shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Grantor hereby consents to such action by such Secured Party and waives any claim based upon the forfeiture of any such Secured Party’s rights or remedies, even if such forfeiture by such Secured Party shall result in a full or partial loss of any rights of subrogation that such Grantor might otherwise have had but for such action by such Secured Party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into the Credit Agreement and make Advances thereunder and for the Issuing Lenders to issue Credit Agreement Letters of Credit thereunder, and to induce the Secured Parties to enter into Hedging Arrangements and to provide the Banking Services, each Grantor represents and warrants unto each Secured Party as set forth in this Article.

SECTION 3.1. Validity, etc. This Security Agreement constitutes the legal, valid and binding obligations of such Grantor, enforceable against such Grantor in accordance with its terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 3.2. Ownership, No Liens, etc. Such Grantor is the legal and beneficial owner of, and has good title to (and has full right and authority to pledge, grant and assign) the Collateral, free and clear of all Liens, except for any Lien that is a Permitted Lien. No Grantor has filed or consented to the filing of an effective UCC financing statement, PPSA financing statement or other similar filing covering all or

Exhibit H – Form of Pledge and Security Agreement

any part of the Collateral in any recording office, except those filed in favor of the Administrative Agent relating to this Security Agreement, Permitted Liens or as to which a duly authorized termination statement relating to such UCC financing statement, PPSA financing statement or other instrument has been delivered to the Administrative Agent on the Closing Date. This Security Agreement creates a valid security interest in the Collateral, securing the payment of the Secured Obligations. Except for the proper filing of the applicable financing statements with the filing offices listed on Item A-1 of Schedule II attached hereto, all filings and other actions necessary to perfect such security interest in the Collateral (other than Excluded Perfection Collateral and certain Collateral required to be perfected within the time periods following the Closing Date set forth in Section 5.6 of the Credit Agreement) have been duly taken and, subject to Permitted Liens, such security interest shall be a first priority security interest.

SECTION 3.3. As to Equity Interests of the Subsidiaries, Investment Property.

(a) With respect to the Pledged Shares, all such Pledged Shares are duly authorized and validly issued, fully paid and non-assessable.

(b) With respect to the Pledged Interests, no such Pledged Interests (i) are dealt in or traded on securities exchanges or in securities markets, or (ii) are held in a Securities Account, except, with respect to this clause (b) to the extent required under Section 4.1(b)(ii), Pledged Interests (A) for which the Administrative Agent is the registered owner or (B) with respect to which the Pledged Interests Issuer has agreed in an authenticated record with such Grantor and the Administrative Agent to comply with any instructions of the Administrative Agent without the consent of such Grantor.

(c) Such Grantor has delivered all Certificated Securities, if any, constituting Collateral held by such Grantor on the Closing Date to the Administrative Agent, together with duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent.

(d) As of the Closing Date, or if applicable, from time to time thereafter as of such dates on which the schedules to this Security Agreement are required to be amended, supplemented or otherwise modified, the percentage of the issued and outstanding Pledged Shares and Pledged Interests of each Pledged Interests Issuer pledged by such Grantor hereunder is as set forth on Schedule I and the percentage of the total membership, partnership and/or other Equity Interests in the Pledged Interests Issuer is indicated on Schedule I. All of the Pledged Shares and Pledged Interests constitute one hundred percent (100%) of such Grantor’s interest in the applicable Pledged Interests Issuer, except in the case of Excluded Foreign Stock. As of the Closing Date, or if applicable, from time to time thereafter as of such dates on which the schedules to this Security Agreement are required to be amended, supplemented or otherwise modified, such Grantor owns no Equity Interests other than (i) the Pledged Shares and Pledged Interests set forth on Schedule I and (ii) Excluded JV Equity Interests.

(e) As of the Closing Date, there are no outstanding rights, rights to subscribe, options, warrants or convertible securities outstanding or any other rights outstanding whereby any Person would be entitled to acquire shares, member interests or units of any Pledged Interests Issuer other than (i) any of the foregoing that constitute Collateral and (ii) such rights held by Cemblend on the date hereof to acquire or otherwise receive non-Voting Securities of NCS Canada.

(f) In the case of each Pledged Note, all of such Pledged Notes have been duly authorized, executed, endorsed, issued and delivered, and are the legal, valid and binding obligation of the issuers thereof, except as limited by applicable Debtor Relief Laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Exhibit H – Form of Pledge and Security Agreement

SECTION 3.4. Grantor’s Name, Location, etc.

(a) As of the Closing Date, or if applicable, from time to time thereafter as of such dates on which the schedules to this Security Agreement are required to be amended, supplemented or otherwise modified (but other than as otherwise permitted pursuant to any Credit Document), (i) the jurisdiction in which such Grantor is located for purposes of Sections 9-301 and 9-307 of the UCC is set forth in Item A-1 of Schedule II hereto, (ii) the place of business of such Grantor or, if such Grantor has more than one place of business, the chief executive office of such Grantor and the office where such Grantor keeps its records concerning the Receivables and all originals of all Chattel Paper which evidence Receivables, is set forth in Item A-2 of Schedule II hereto, (iii) such Grantor’s federal taxpayer identification number (if any) is set forth in Item A-3 of Schedule II hereto and (iv) the jurisdictions where all of the tangible property and assets of such Grantor, real or personal, are located is set forth in Item A-4 of Schedule II other than (x) office equipment and equipment located on jobsites, in transit or off location for servicing, repairs or modifications and (y) inventory held at inventory processors and inventory located on premises owned or operated by the customer that is to purchase such inventory.

(b) As of the Closing Date, within the past five years, such Grantor has not been known by any legal name different from the one set forth on the signature page hereto, nor has such Grantor been the subject of any merger or other corporate reorganization, except in each case as set forth in Item B of Schedule II hereto.

(c) As of the Closing Date, or if applicable, from time to time thereafter as of such dates on which the schedules to this Security Agreement are required to be amended, supplemented or otherwise modified, such Grantor does not maintain any Deposit Accounts, Securities Accounts or Commodity Accounts with any Person, in each case, except as set forth on Item C of Schedule II.

(d) None of the Receivables is evidenced by a promissory note or other instrument other than a promissory note or instrument that has been delivered to the Administrative Agent (with appropriate endorsements) to the extent required under Section 4.1(d).

(e) As of the Closing Date, or if applicable, from time to time thereafter as of such dates on which the schedules to this Security Agreement are required to be amended, supplemented or otherwise modified, such Grantor is not the beneficiary of any Letters of Credit, except as set forth on Item D of Schedule II hereto. To the extent required by Section 4.9, such Grantor has obtained a legal, valid and enforceable consent of each issuer to the assignment to the Administrative Agent of the Proceeds of any Letter of Credit.

(f) As of the Closing Date, or if applicable, from time to time thereafter as of such dates on which the schedules to this Security Agreement are required to be amended, supplemented or otherwise modified, such Grantor does not have Commercial Tort Claims (i) in which a suit has been filed by such Grantor, and (ii) where the amount of damages reasonably expected to be claimed exceeds $250,000, except as set forth on Item E of Schedule II.

(g) The name set forth on the signature page attached hereto is the true and correct legal name (as defined in the UCC) or artificial body name (as defined in the PPSA), as applicable, of such Grantor as of the Closing Date.

SECTION 3.5. Possession of Inventory. Such Grantor has exclusive possession and control, subject to Permitted Liens, of the Equipment and Inventory, except as otherwise required, necessary or customary in the ordinary course of its business or as permitted under the Credit Agreement.

Exhibit H – Form of Pledge and Security Agreement

SECTION 3.6. Pledged Property, Instruments and Tangible Chattel Paper. Such Grantor has, contemporaneously herewith, delivered to the Administrative Agent possession of all originals of all certificates or instruments representing or evidencing (i) any Pledged Shares and Pledged Interests, in each case where required to be delivered hereunder, and (ii) Pledged Notes and other Collateral consisting of Instruments and Tangible Chattel Paper evidencing amounts payable in excess of $100,000 individually and $1,000,000 collectively, owned or held by such Grantor (duly endorsed, in blank, if requested by the Administrative Agent).

SECTION 3.7. Intellectual Property Collateral. Such Grantor represents that except for any Patent Collateral, Trademark Collateral, Copyright Collateral and Design Collateral specified in Item A, Item B, Item C and Item D, respectively, of Schedule III hereto, and any and all Trade Secrets Collateral, as of the Closing Date, or if applicable, from time to time thereafter as of such dates on which the schedules to this Security Agreement are required to be amended, supplemented or otherwise modified, such Grantor does not own any registrations or applications for registration (whether in preparation or pending) of Intellectual Property Collateral material to the operations or business of such Grantor or the applicable Grantors using such Intellectual Property Collateral (the “Material Intellectual Property Collateral”). Such Grantor further represents and warrants that, with respect to all Material Intellectual Property Collateral (a) such Material Intellectual Property Collateral is (other than with respect to applications) valid, subsisting, unexpired and (other than with respect to applications) enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or in part, (b) such Grantor is the sole and exclusive owner of the right, title and interest in and to such Material Intellectual Property Collateral, subject to Permitted Liens, and, to such Grantor’s knowledge, no claim has been made that the use of such Material Intellectual Property Collateral does or may, conflict with, infringe, misappropriate, dilute, misuse or otherwise violate any of the rights of any third party in any material respects, (c) such Grantor has made all necessary filings and recordations to protect its interest in such Material Intellectual Property Collateral, including recordations of any of its interests in the Patent Collateral, Design Collateral and Trademark Collateral in the United States Patent and Trademark Office, the Canadian Intellectual Property Office and, if requested by the Administrative Agent following the occurrence and continuance of an Event of Default, in corresponding offices throughout the world, and its claims to the Copyright Collateral in the United States Copyright Office, the Canadian Intellectual Property Office and, if requested by the Administrative Agent following the occurrence and continuance of an Event of Default, in corresponding offices throughout the world, (d) such Grantor has taken all reasonable steps to safeguard its material Trade Secrets and to its knowledge none of such material Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated for the benefit of any other Person other than such Grantor, the Borrower or any Subsidiary thereof, (e) to such Grantor’s knowledge, no third party is infringing upon any such Material Intellectual Property Collateral owned or used by such Grantor in any material respect, or any of its respective licensees, (f) there are no settlement or consents, covenants not to sue, nonassertion assurances, or releases that have been entered into by such Grantor or, to such Grantor’s knowledge, to which such Grantor is bound that materially and adversely affects its rights to own or use any such Material Intellectual Property Collateral, and (g) the consummation of the transactions contemplated by the Credit Agreement and this Security Agreement will not result in the termination or material impairment of any material portion of such Material Intellectual Property Collateral.

SECTION 3.8. Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect, no authorization, approval or other action by any Governmental Authority or any other third party is required either (a) for the exercise by the Administrative Agent of its rights and remedies hereunder or (b) for the exercise by the Administrative Agent of the voting or other rights provided for in this Security Agreement, except (i) with respect to any Pledged Shares or Pledged Interests, as may be required in connection with a disposition of such Pledged Shares or Pledged Interests by laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Security Agreement and (ii) any “change of control” or similar filings required by state licensing agencies.

Exhibit H – Form of Pledge and Security Agreement

SECTION 3.9. Best Interests. It is in the best interests of each Grantor to execute this Security Agreement in as much as such Grantor will, as a result of being the Borrower, the Parent, or a Restricted Subsidiary of the Parent that is a Domestic Subsidiary, derive substantial direct and indirect benefits from (a) the Advances and other extensions of credit (including Credit Agreement Letters of Credit) made from time to time to the Borrower or any other Grantor by the Lenders and the Issuing Lenders pursuant to the Credit Agreement, (b) the Hedging Arrangements entered into with the Swap Counterparties, and (c) the Banking Services provided by the Banking Services Providers, and each Grantor agrees that the Secured Parties are relying on this representation in agreeing to make such Advances and other extensions of credit pursuant to the Credit Agreement to the Borrower. Furthermore, such extensions of credit, Hedging Arrangements and Banking Services are (i) in furtherance of each Grantor’s corporate purposes, and (ii) necessary or convenient to the conduct, promotion or attainment of each Grantor’s business.

SECTION 3.10. Control of Certain Accounts. Such Grantor is the sole entitlement holder of its Commodity Accounts, Securities Accounts and Deposit Accounts and no other Person (other than the Administrative Agent) has “control” of any of such accounts or any other securities or property credited thereto except as permitted pursuant to this Security Agreement or the Credit Agreement.

ARTICLE IV

COVENANTS

Each Grantor covenants and agrees that, until the Termination Date, it will perform, comply with and be bound by the obligations set forth below.

SECTION 4.1. As to Investment Property, etc.

(a) Equity Interests of Restricted Subsidiaries. No Grantor shall allow or permit any of its Restricted Subsidiaries:

(i) that is a corporation, business trust, joint stock company or similar Person, to issue Uncertificated Securities, unless such Person promptly takes the actions set forth in Section 4.1(b)(ii), to the extent required, with respect to any such Uncertificated Securities;

(ii) that is a partnership or limited liability company with Equity Interests that are not governed by Article 8 of the UCC to (A) issue Equity Interests that are to be dealt in or traded on securities exchanges or in securities markets, (B) amend its organizational documents to expressly provide that its Equity Interests are securities governed by Article 8 of the UCC, or (C) place such Restricted Subsidiary’s Equity Interests in a Securities Account, unless such Person promptly takes the actions set forth in Section 4.1(b)(ii) regardless of whether an Event of Default exists, or Section 4.1(c) (as applicable), with respect to any such Equity Interests;

(iii) that is a partnership or limited liability company with Equity Interests that are governed by Article 8 of the UCC to (A) issue Equity Interests that are to be dealt in or traded on securities exchanges or in securities markets, or (B) place such Subsidiary’s Equity Interests in a Securities Account, unless such Person promptly takes the actions set forth in Section 4.1(b)(ii), to the extent required, or Section 4.1(c) (as applicable), with respect to any such Equity Interests; and

(iv) to issue Equity Interests in addition to or in substitution for the Pledged Property or any other Equity Interests pledged hereunder, except for additional Equity Interests issued to such Grantor; provided that (A) such Equity Interests are pledged and delivered to the Administrative Agent within thirty (30) days (or such longer time as the Administrative Agent may agree to), and (B) such Grantor delivers a supplement to Schedule I to the Administrative Agent identifying such new Equity Interests as Pledged Property, in each case pursuant to the terms of this Security Agreement.

Exhibit H – Form of Pledge and Security Agreement

(b) Investment Property (other than Certificated Securities).

(i) With respect to any Deposit Accounts, Securities Accounts, Commodity Accounts, Commodity Contracts or Security Entitlements constituting Investment Property owned or held by any Grantor, such Grantor will, following (A) the occurrence and continuance of an Event of Default and (B) the written request of the Administrative Agent, either (1) cause the intermediary maintaining such Investment Property to execute a Control Agreement relating to such Investment Property pursuant to which such intermediary agrees to comply with the Administrative Agent’s instructions with respect to such Investment Property without further consent by such Grantor, or (2) transfer such Investment Property to intermediaries that have or will agree to execute such Control Agreements.

(ii) With respect to any Uncertificated Securities or Security Entitlement (other than Uncertificated Securities or Security Entitlements credited to a Securities Account) owned or held by any Grantor, such Grantor will following the occurrence and continuance of an Event of Default and the written request of the Administrative Agent (or as may otherwise be required under Section 4.1(a)(ii) above, (y) cause the Pledged Interests Issuer or other issuer of such securities to either (A) register the Administrative Agent as the registered owner thereof on the books and records of the issuer, or (B) execute a Control Agreement relating to such Investment Property pursuant to which the Pledged Interests Issuer or other issuer agrees to comply with the Administrative Agent’s instructions with respect to such Uncertificated Securities without further consent by such Grantor following the occurrence and during the continuance of an Event of Default, and (z) take and cause the appropriate Person (including any issuer, entitlement holder or securities intermediary thereof) to take all other actions necessary to grant “control” (as defined in 8-106 of the UCC and in the PPSA) to the Administrative Agent (for the ratable benefit of the Secured Parties) over such Collateral.

(c) Certificated Securities (Stock Powers). Each Grantor agrees that all Pledged Shares (and all other certificated shares of Equity Interests constituting Collateral) delivered by such Grantor pursuant to this Security Agreement will be accompanied by duly endorsed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent. Each Grantor will, from time to time upon the reasonable request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to the Collateral and will, from time to time upon the written request of the Administrative Agent during the continuance of any Event of Default, promptly transfer any Pledged Shares, Pledged Interests or other shares of Equity Interests constituting Collateral into the name of any nominee designated by the Administrative Agent.

(d) Continuous Pledge. Each Grantor will (subject to the terms of the Credit Agreement and this Security Agreement) deliver to the Administrative Agent and at all times keep pledged to the Administrative Agent pursuant hereto, on a first-priority (subject to Permitted Liens), perfected basis all Pledged Property, Investment Property, all Distributions with respect thereto, all Payment Intangibles to the extent they are evidenced by a Document, Instrument, promissory note or

Exhibit H – Form of Pledge and Security Agreement

Chattel Paper, and all interest and principal with respect to such Payment Intangibles, and all Proceeds and rights from time to time received by or distributable to such Grantor in respect of any of the foregoing Collateral (other than, as to perfection, Excluded Perfection Collateral). Each Grantor agrees that it will, promptly (but in any event no later than thirty (30) days or such longer period as the Administrative Agent may agree to) following receipt thereof, deliver to the Administrative Agent possession of all originals of (i) Pledged Interests and Pledged Shares and (ii) Pledged Notes and any other Pledged Property, negotiable Documents, Instruments, promissory notes and Chattel Paper evidencing amounts payable in excess of $100,000 individually and $1,000,000 collectively (duly endorsed, in blank, if requested by the Administrative Agent), that it acquires following the Closing Date and shall deliver to the Administrative Agent a supplement to Schedule I identifying any such new Pledged Interests, Pledged Shares, Pledged Notes or other Pledged Property.

(e) Voting Rights; Dividends, etc. Each Grantor agrees:

(i) that promptly upon receipt of notice of the occurrence and continuance of an Event of Default from the Administrative Agent and without any request therefor by the Administrative Agent, so long as such Event of Default shall continue, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Distributions (other than Permitted Tax Distributions) with respect to Investment Property, all interest principal and other cash payments on Payment Intangibles, the Pledged Property and all Proceeds of the Pledged Property or any other Collateral, in case thereafter received by such Grantor, all of which shall be held by the Administrative Agent as additional Collateral; and

(ii) if an Event of Default shall have occurred and be continuing and the Administrative Agent has given such Grantor prior written notice of the Administrative Agent’s intention to exercise its voting power under this Section 4.1(e)(ii),

(A) the Administrative Agent may exercise (to the exclusion of such Grantor) the voting power and all other incidental rights of ownership with respect to any Pledged Shares, Investment Property or other Equity Interests constituting Collateral. EACH GRANTOR HEREBY GRANTS THE ADMINISTRATIVE AGENT AN IRREVOCABLE PROXY (WHICH IRREVOCABLE PROXY SHALL CONTINUE IN EFFECT UNTIL SUCH DEFAULT SHALL HAVE BEEN CURED OR WAIVED) EXERCISABLE UNDER SUCH CIRCUMSTANCES, TO VOTE THE PLEDGED SHARES, PLEDGED INTERESTS, INVESTMENT PROPERTY AND SUCH OTHER COLLATERAL; AND

(B) promptly to deliver to the Administrative Agent such additional proxies and other documents, as requested by the Administrative Agent, as may be necessary to allow the Administrative Agent to exercise such voting power.

All Distributions, interest, principal, cash payments, Payment Intangibles and Proceeds that may at any time and from time to time be held by any Grantor but which such Grantor is then obligated to deliver to the Administrative Agent (other than, in the case of Distributions, Permitted Tax Distributions), shall, until delivery to the Administrative Agent, be held by such Grantor separate and apart from its other property in trust for the Administrative Agent. The Administrative Agent agrees that unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the written notice referred to in Section 4.1(e), each Grantor shall be entitled to receive and retain all Distributions and shall have the exclusive voting power, and is granted a proxy, with respect to any Equity Interests

Exhibit H – Form of Pledge and Security Agreement

(including any of the Pledged Shares) constituting Collateral. Administrative Agent shall, upon the written request of any Grantor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by such Grantor which are necessary to allow such Grantor to exercise that voting power with respect to any such Equity Interests (including any of the Pledged Shares) constituting Collateral.

(f) STA Securities. Each Grantor which is a partnership or limited liability company organized under the laws of Canada shall, and each Grantor shall cause each Subsidiary which is a partnership or limited liability company organized under the laws of Canada to, amend its organizational documents to expressly provide that its Equity Interests are securities governed by the STA.

SECTION 4.2. Organizational Documents; Change of Name, etc. No Grantor will change its jurisdiction of incorporation, formation or organization or its name, identity, organizational identification number or corporate structure unless such Grantor shall have (a) given the Administrative Agent notice of such change in accordance with the Credit Agreement, (b) obtained the consent of the requisite Lenders, if such consent is so required by the Credit Documents, and (c) taken all actions necessary or as requested by the Administrative Agent to ensure that the Liens on the Collateral granted in favor of the Administrative Agent for the benefit of the Secured Parties remain perfected, first-priority Liens (subject to Permitted Liens and other than, as to perfection, Excluded Perfection Collateral) subject to the terms hereof.

SECTION 4.3. As to Accounts.

(a) Each Grantor shall have the right to collect all Accounts, except as provided in Section 4.4 below.

(b) Upon (i) the occurrence and continuance of an Event of Default and (ii) the delivery of written notice by the Administrative Agent to each Grantor, all Proceeds of Collateral received by any Grantor shall be delivered in kind to the Administrative Agent for deposit in a Deposit Account of such Grantor (A) maintained with the Administrative Agent or (B) maintained at a depositary bank other than the Administrative Agent to which such Grantor, the Administrative Agent and the depositary bank have entered into a Control Agreement providing that the depositary bank will comply with the instructions originated by the Administrative Agent directing disposition of the funds in the account without further consent by such Grantor (any such Deposit Accounts, together with any other Accounts pursuant to which any portion of the Collateral is deposited with the Administrative Agent, a “Collateral Account,” and collectively, the “Collateral Accounts”), and such Grantor shall not commingle any such Proceeds, and shall hold separate and apart from all other property, all such Proceeds in express trust for the benefit of the Administrative Agent until delivery thereof is made to the Administrative Agent.

(c) Following the delivery of written notice pursuant to clause (b)(ii) during the continuance of an Event of Default, the Administrative Agent shall have the right to apply any amount in the Collateral Accounts to the payment of any Secured Obligations which are due and payable in accordance with Section 7.6 of the Credit Agreement.

(d) With respect to each of the Collateral Accounts, it is hereby confirmed and agreed that (i) deposits in such Collateral Account are subject to a security interest as contemplated hereby, (ii) such Collateral Account shall be under the control of the Administrative Agent, provided that the Administrative Agent shall have entered into a Control Agreement with respect to any Accounts that are maintained with a bank other than the Administrative Agent and (iii) the Administrative Agent shall have the sole right of withdrawal over such Collateral Account; provided that withdrawals shall only be made during the existence of an Event of Default.

(e) No Grantor shall adjust, settle, or compromise the amount or payment of any Receivable, nor release wholly or partly any account debtor or obligor thereof, nor allow any credit or discount thereon (each such action being referred to herein as a “Discount”); provided that, a Grantor may make such Discounts thereon so long as (i) no Event of Default under Sections 7.1(a) or 7.1(g) of the Credit Agreement has occurred and is continuing, (ii) such Discount is permitted under Section 6.7(h) of the Credit Agreement, (iii) such Discount is made in the ordinary course of business and consistent with past practices, and (iv) such Discount is, in such Grantor’s good faith business judgment, commercially reasonable.

Exhibit H – Form of Pledge and Security Agreement

SECTION 4.4. As to Grantor’s Use of Collateral.

(a) At any time following the occurrence and during the continuance of an Event of Default, whether before or after the maturity of any of the Secured Obligations, the Administrative Agent may (i) notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder and (ii) enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

(b) Upon written request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, each Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.

(c) At any time following the occurrence and during the continuation of an Event of Default, the Administrative Agent may endorse, in the name of the applicable Grantor, any item, howsoever received by the Administrative Agent, representing any payment on or other Proceeds of any of the Collateral.

SECTION 4.5. As to Equipment and Inventory and Goods. Each Grantor agrees to take such action (or cause its Subsidiaries that are also Credit Parties to take such action), including endorsing certificates of title or executing applications for transfer of title, as is required by the terms of the Credit Agreement and to transfer the same. Each Grantor agrees to take such action (or cause its Subsidiaries that are also Credit Parties to take such action) as is reasonably requested by the Administrative Agent to enable it to properly perfect and protect its Lien on Equipment and Inventory and Goods pursuant to the terms of this Security Agreement and the Credit Agreement (other than, as to perfection, Excluded Perfection Collateral).

SECTION 4.6. As to Intellectual Property Collateral. Each Grantor covenants and agrees to comply with the following provisions as such provisions relate to any Intellectual Property Collateral material to the operations or business of such Grantor:

(a) such Grantor will not (i) do or fail to perform any act whereby any such Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable, (ii) knowingly permit any of its licensees to, or do or permit any act or knowingly omit to do any act whereby any such Trademark Collateral may lapse or become invalid or unenforceable, or (iii) do or permit any act or knowingly omit to do any act whereby any such Copyright Collateral or any such Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof, unless, in the case of any of the foregoing requirements in clauses (i), (ii) and (iii), such Grantor shall reasonably and in good faith determine that any of such Intellectual Property Collateral is of immaterial economic value to such Grantor;

Exhibit H – Form of Pledge and Security Agreement

(b) such Grantor shall promptly notify the Administrative Agent if it knows that any application or registration relating to any material item of such Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or any foreign counterpart thereof or any court) regarding such Grantor’s ownership of any such Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same;

(c) following the filing of an application for the registration of any such material Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office or, other than with respect to Excluded Perfection Collateral, any similar office or agency in any other country or any political subdivision or upon the registration thereof with any such office, such Grantor shall within thirty (30) days following such filing promptly inform the Administrative Agent of the same and deliver a supplement to Schedule III identifying such Intellectual Property Collateral, and upon reasonable request of the Administrative Agent (subject to the terms of the Credit Agreement), execute and deliver all agreements, instruments and documents as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property Collateral;

(d) such Grantor will take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or (subject to the terms of the Credit Agreement), if reasonably requested by the Administrative Agent, any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, each such Intellectual Property Collateral material to the operations or business of such Grantor, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clause (a) or (b) or to the extent such Grantor shall reasonably and in good faith determine is of immaterial economic value to such Grantor); and

(e) following the obtaining of an interest in any such Intellectual Property Collateral by such Grantor or, following the occurrence and during the continuance of an Event of Default, upon the request of the Administrative Agent, such Grantor shall deliver all agreements, instruments and documents the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property Collateral and as may otherwise be required to acknowledge or register or perfect the Administrative Agent’s interest in any part of such item of Intellectual Property Collateral unless such Grantor shall determine in good faith (and if an Event of Default has occurred and is continuing, with the consent of the Administrative Agent) that any Intellectual Property Collateral is of immaterial economic value to such Grantor.

SECTION 4.7. As to Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the U.S. Uniform Electronic Transactions Act, or any comparable provision of any other law, as in effect in any relevant jurisdiction, then upon the occurrence and during the continuance of an Event of Default following written notice from the Administrative Agent, such Grantor shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control (for the ratable benefit of Secured Parties) under Section 9-105 of the UCC (and under the PPSA) of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures

Exhibit H – Form of Pledge and Security Agreement

in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with each Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for such Grantor to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC (or under the PPSA) or, as the case may be, Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the U.S. Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

SECTION 4.8. As to Certificated Equipment.

(a) Each Grantor shall cause all Certificated Equipment to be properly titled in the name of the appropriate Grantor and to have the Administrative Agent’s Lien granted hereunder on such Certificated Equipment properly noted on the certificate of title with respect thereof as required under the Credit Agreement. Subject to the terms of this Security Agreement, the Credit Agreement and the Custodial Agreement, the Administrative Agent, on behalf of the Secured Parties, shall provide to the Custodians a power of attorney to execute all documents and instruments necessary to have the Administrative Agent’s Lien granted hereunder properly noted on the certificate of title with respect to Certificated Equipment.

(b) Until the Administrative Agent exercises remedies upon the occurrence of an Event of Default, promptly upon written request by the Administrative Agent, the certificates of title with respect to Certificated Equipment shall be maintained by the Custodians at the applicable Grantor’s offices where records for Collateral are kept (as identified in Schedule II hereto) or such other office as may be agreed to in writing between such Grantor and the Administrative Agent. With respect to Certificated Equipment to be sold or otherwise transferred in accordance with Section 6.7 of the Credit Agreement, if no Event of Default then exists, then upon request, the Administrative Agent shall, at the Grantors’ expense, provide to the Custodians powers of attorney effective for the six-month periods (or such shorter period as may be required by the Administrative Agent). Such power of attorney shall authorize the Custodians, on behalf of the Administrative Agent, to execute all documents and instruments necessary to release the security interest granted hereunder with respect to Certificated Equipment which are to be sold or transferred in accordance with Section 6.7 of the Credit Agreement and to file partial discharges against equipment that is sold or transferred in accordance with Section 6.7 of the Credit Agreement in Canada and for which a specific vehicle identification number was noted on a PPSA registration.

(c) If any individual holding a power of attorney provided by the Administrative Agent on behalf of the Secured Parties hereunder resigns as a Custodian under its applicable Custodial Agreement or ceases to be an employee of the applicable Grantor (any such event being, the “Termination”), such applicable Grantor shall provide notice of such Termination to the Administrative Agent on or before 30 days after the effective date of such Termination. Within 30 days of receipt of notice of such Termination, the Administrative Agent, on behalf of the Secured Parties, may designate an agent (who, at the option of the Borrower, may be an employee of the Borrower or any other Credit Party and who is approved by the Borrower), who has executed and delivered a Custodial Agreement, to hold a power of attorney in replacement of such Custodian that was subject to a Termination. If a Termination has occurred and no replacement Custodian is designated in accordance with the terms hereof, then at the Administrative Agent’s request, which may be made in its reasonable discretion, the applicable

Exhibit H – Form of Pledge and Security Agreement

Grantor shall promptly deliver to the Administrative Agent all certificates of title with respect to the applicable US Certificated Equipment constituting Collateral which are in such Grantor’s possession. If an Event of Default has occurred and is continuing, then at the Administrative Agent’s request the Grantors shall promptly deliver to the Administrative Agent all certificates of title with respect to US Certificated Equipment constituting Collateral which are in any Grantor’s (or the applicable Custodian’s) possession.

SECTION 4.9. As to Letter of Credit Rights.

(a) Each Grantor, by granting a security interest in its Letter of Credit Rights to the Administrative Agent, intends to (and hereby does) collaterally assign to the Administrative Agent its rights (including its contingent rights ) to the Proceeds of all Letter of Credit Rights of which it is or hereafter becomes a beneficiary or assignee. During the existence of an Event of Default, promptly following the date on which any Grantor obtains any Letter of Credit Rights after the date hereof, such Grantor shall deliver a supplement to Schedule II identifying such new Letter of Credit Right.

(b) During the existence of an Event of Default, each Grantor shall, promptly upon request by the Administrative Agent, (i) notify (and each Grantor hereby authorizes the Administrative Agent to notify) the issuer and each nominated person with respect to each of the Letters of Credit that the Proceeds thereof have been assigned to the Administrative Agent hereunder and that any payments due or to become due in respect thereof are to be made directly to the Administrative Agent and (ii) arrange for the Administrative Agent to become the transferee beneficiary of each Letter of Credit.

SECTION 4.10. As to Commercial Tort Claims. During the existence of an Event of Default, each Grantor shall, promptly upon written request by the Administrative Agent, with respect to any Commercial Tort Claim, deliver to the Administrative Agent a supplement to Schedule II in form and substance reasonably satisfactory to the Administrative Agent, identifying such new Commercial Tort Claims.

SECTION 4.11. Further Assurances, etc. Each Grantor shall warrant and defend the right and title herein granted unto the Administrative Agent in and to the Collateral (and all right, title and interest represented by the Collateral) against the claims and demands of all Persons whomsoever, other than any holder of a Permitted Lien. Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or that the Administrative Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral (other than, as to perfection, Excluded Perfection Collateral) subject to the terms hereof. Each Grantor agrees that, upon the acquisition after the date hereof by such Grantor of any Collateral, with respect to which the security interest granted hereunder is not perfected automatically upon such acquisition, to take such actions with respect to such Collateral (other than, as to perfection, Excluded Perfection Collateral) or any part thereof as required by the Credit Documents. Each Grantor will file (and hereby authorizes the Administrative Agent to file) such filing statements or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or that the Administrative Agent may reasonably request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby. The authorization contained above shall be irrevocable and continuing until the Termination Date.

Exhibit H – Form of Pledge and Security Agreement

Each Grantor agrees that a carbon, photographic or other reproduction of this Security Agreement or any UCC financing statement or PPSA financing statement covering the Collateral or any part thereof shall be sufficient as a UCC financing statement or PPSA financing statement where permitted by law. Each Grantor hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Security Agreement.

ARTICLE V

THE ADMINISTRATIVE AGENT

SECTION 5.1. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Administrative Agent’s discretion, following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (b) to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper, in connection with clause (a) above, (c) to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral, and (d) to perform the affirmative obligations of such Grantor hereunder. EACH GRANTOR HEREBY ACKNOWLEDGES, CONSENTS AND AGREES THAT THE POWER OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 5.1 IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND SHALL BE EFFECTIVE UNTIL THE TERMINATION DATE.

SECTION 5.2. Administrative Agent May Perform. If any Grantor fails to perform any agreement contained herein (after giving effect to any applicable notice requirements and cure periods under the Credit Agreement and this Security Agreement), the Administrative Agent may, during the continuance of any Event of Default and, to the extent practical, with prior written notice thereof to the Borrower or such Grantor, itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 9.1 of the Credit Agreement and the Administrative Agent may from time to time take any other action which the Administrative Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

SECTION 5.3. Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Investment Property and any other Pledged Property, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Exhibit H – Form of Pledge and Security Agreement

SECTION 5.4. Reasonable Care. The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral (a) if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own personal property, or (b) if the Administrative Agent takes such action for that purpose as any Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of an Event of Default; provided, further, that failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

ARTICLE VI

REMEDIES

SECTION 6.1. Certain Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may (i) take possession of any Collateral not already in its possession without demand and without legal process, (ii) require any Grantor to, and each Grantor hereby agrees that it will, at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties, (iii) subject to applicable law or agreements with landlords, bailees, or warehousemen, enter onto the property where any Collateral is located and take possession thereof without demand and without legal process, (iv) without notice except as specified below, lease, license, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior notice to the applicable Grantor of the time and place of any public sale or the time of any private sale is to be made shall constitute reasonable notification; provided, however, that with respect to Collateral that is (x) perishable or threatens to decline speedily in value, or (y) is of a type customarily sold on a recognized market, no notice of sale or disposition need be given. For purposes of this Article VI, notice of any intended sale or disposition of any Collateral may be given by first-class mail, hand-delivery (through a delivery service or otherwise), facsimile or email (to the extent not prohibited by applicable Legal Requirement), and shall be deemed to have been “sent” upon deposit in the U.S. mail with adequate postage properly affixed upon delivery to an express delivery service or upon electronic submission through telephonic or internet services, as applicable at such address and numbers for the Borrower or the applicable Grantor set forth in Schedule III of the Credit Agreement. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and/or such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Each Grantor agrees and acknowledges that a commercially reasonable disposition of Inventory, Equipment, Goods, Computer Hardware and Software Collateral, or Intellectual Property Collateral may be by lease or license of, in addition to the sale of, such Collateral. Each Grantor further agrees and acknowledges that the following shall be deemed a reasonable commercial disposition:

Exhibit H – Form of Pledge and Security Agreement

(i) a disposition made in the usual manner on any recognized market, (ii) a disposition at the price current in any recognized market at the time of disposition, and (iii) a disposition in conformity with reasonable commercial practices among dealers in the type of property subject to the disposition.

(c) All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied by the Administrative Agent against, all or any part of the Secured Obligations as set forth in Section 7.6 of the Credit Agreement. The Administrative Agent shall not be obligated to apply or pay over for application noncash proceeds of collection or enforcement unless (i) the failure to do so would be commercially unreasonable, and (ii) the affected party has provided the Administrative Agent with a written demand to apply or pay over such noncash proceeds on such basis.

(d) The Administrative Agent may do any or all of the following: (i) transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder, (ii) notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder, (iii) withdraw, or cause or direct the withdrawal, of all funds with respect to the Collateral Account, (iv) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto, (v) endorse any checks, drafts, or other writings in the applicable Grantor’s name to allow collection of the Collateral, (vi) take control of any Proceeds of the Collateral, or (vii) execute (in the name, place and stead of the applicable Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

(e) Each Grantor that is or may become a fee estate owner of property where any Collateral is located agrees and acknowledges that (i) Administrative Agent may remove the Collateral or any part thereof from such property in accordance with statutory law appertaining thereto without objection, delay, hindrance or interference by such Grantor and in such case such Grantor will make no claim or demand whatsoever against the Collateral, (ii) it will (x) cooperate with Administrative Agent in its efforts to assemble and/or remove all of the Collateral located on the such property; (y) permit Administrative Agent and its agents to enter upon such property and occupy the property at any or all times to conduct an auction or sale, and/or to inspect, audit, examine, safeguard, assemble, appraise, display, remove, maintain, prepare for sale or lease, repair, lease, transfer, auction and/or sell the Collateral; and (z) not hinder Administrative Agent’s actions in enforcing its Lien in the Collateral. Money damages may not be a sufficient remedy for a breach of this Security Agreement. In addition to all other remedies available at law or in equity, the Administrative Agent shall be entitled to seek equitable relief, including injunction and specific performance, without proof of actual damages.

(f) No such exercise of remedies by the Administrative Agent or cure by the Administrative Agent of any Event of Default on any Grantor’s behalf shall operate as a waiver of any Secured Party’s rights with respect to such Event of Default or any other Event of Default.

(g) The Administrative Agent may by appointment in writing appoint a receiver or receiver and manager (each herein referred to as the “Receiver”) of the Collateral (which term when used in this Article VI shall include the whole or any part of the Collateral) and may remove or replace such Receiver from time to time or may institute proceedings in any court of competent jurisdiction for the appointment of a Receiver of the Collateral; and the term “Administrative Agent” when used in this Section 6.1(g) shall include any Receiver so appointed and the agents, officers and employees of such Receiver; and the Secured Parties and the Administrative Agent will not have any liability (whether direct or indirect, in contract or tort, or otherwise) to any Grantor arising out of, related to or in connection with any act or omission of the Receiver.

Exhibit H – Form of Pledge and Security Agreement

(h) Any Receiver shall be entitled to exercise all rights and powers of the Administrative Agent hereunder. To the extent not prohibited by law, any Receiver shall for all purposes be deemed to be the agent of the Grantors and not of the Administrative Agent and the Secured Parties and, to the extent not prohibited by law, the Grantors shall be solely responsible for the Receiver’s acts or omissions and remuneration.

SECTION 6.2. Compliance with Restrictions. Each Grantor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and each Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to such Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

SECTION 6.3. Indemnity and Expenses. Each Grantor agrees to all of the terms and provisions of Section 9.2 of the Credit Agreement applicable to it as a Credit Party. Section 9.2 of the Credit Agreement is incorporated herein by reference.

SECTION 6.4. Warranties. The Administrative Agent may sell the Collateral without giving any warranties or representations as to the Collateral. The Administrative Agent may disclaim any warranties of title or the like. Each Grantor agrees that this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1. Credit Document. This Security Agreement is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article 9 thereof.

SECTION 7.2. Binding on Successors, Transferees and Assigns; Assignment. This Security Agreement shall remain in full force and effect until the Termination Date has occurred, shall be binding upon each Grantor and its successors, transferees and assigns and, subject to the limitations set forth in the Credit Agreement, shall inure to the benefit of and be enforceable by each Secured Party and its successors, transferees and assigns; provided that, no Grantor shall assign any of its obligations hereunder (unless otherwise permitted under the terms of the Credit Agreement or this Security Agreement).

SECTION 7.3. Amendments, etc. No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by any Grantor from its obligations under this Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the

Exhibit H – Form of Pledge and Security Agreement

Administrative Agent (on behalf of the Lenders or the Majority Lenders, as the case may be, pursuant to Section 10.3 of the Credit Agreement) and such Grantor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, the Grantors may supplement (but not otherwise amend or otherwise modify) the Schedules hereto as required by the terms hereof and additional Restricted Subsidiaries may become Grantors pursuant to Section 7.10, in each case, without the consent of any other Person.

SECTION 7.4. Notices. Except as otherwise provided in this Security Agreement, all notices and other communications provided for hereunder shall be given in accordance with Section 9.9 of the Credit Agreement.

SECTION 7.5. No Waiver; Remedies. In addition to, and not in limitation of Section 2.7, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.6. Headings. The various headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions thereof.

SECTION 7.7. Severability. In case one or more provisions of this Security Agreement shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

SECTION 7.8. Counterparts. This Security Agreement may be executed by the parties hereto in any number of counterparts, and by different parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Security Agreement by facsimile or other electronic transmission (including by “.pdf”, “.tif” or similar electronic format) shall be effective as delivery of a manually executed counterpart of this Security Agreement.

SECTION 7.9. Consent as Holder of Equity and as Pledged Interests Issuer. Each Grantor hereby (a) consents to the execution by each other Grantor of this Security Agreement and grant by each other Grantor of a security interest, encumbrance, pledge and hypothecation in all Pledged Interests and Pledged Shares and other Collateral of such other Grantor to the Administrative Agent pursuant hereto, (b) without limiting the generality of the foregoing, consents to the transfer of any Pledged Interest to the Administrative Agent or its nominee pursuant to the terms of this Security Agreement following the occurrence and during the continuance of an Event of Default and to the substitution of the Administrative Agent or its nominee as a partner under the limited partnership agreement or as a member under the limited liability company agreement, in any case, as heretofore and hereafter amended, and (c) to the extent such Grantor is also a Pledged Interests Issuer, agrees to comply with instructions with respect to the applicable Pledged Interests or Pledged Shares originated by the Administrative Agent without further consent of any other Grantor if an Event of Default has occurred and is continuing. Furthermore, each Grantor as the holder of any Equity Interests in a Pledged Interests Issuer, hereby (i) waives all rights of first refusal, rights to purchase, and rights to consent to transfer (to any Secured Party or to any purchaser resulting from the exercise of a Secured Party’s remedy provided hereunder or under applicable law) and (ii) if required by the organizational documents of such Pledged Interests Issuer, agrees to cause such Pledged Interests Issuer to register the Lien granted hereunder and encumbering such Equity Interests in the registry books of such Pledged Interests Issuer.

Exhibit H – Form of Pledge and Security Agreement

SECTION 7.10. Additional Grantors. Additional Restricted Subsidiaries of the Parent that are Domestic Subsidiaries may from time to time enter into this Security Agreement as a Grantor. Upon execution and delivery after the date hereof by the Administrative Agent and such Restricted Subsidiary of an instrument in the form of Annex 1, such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

SECTION 7.11. Conflicts with Credit Agreement. To the fullest extent possible, the terms and provisions of the Credit Agreement shall be read together with the terms and provisions of this Security Agreement so that the terms and provisions of this Security Agreement do not conflict with the terms and provisions of the Credit Agreement; provided, however, notwithstanding the foregoing, in the event that any of the terms or provisions of this Security Agreement conflict with any terms or provisions of the Credit Agreement, the terms or provisions of the Credit Agreement shall govern and control for all purposes; provided that the inclusion in this Security Agreement of terms and provisions, supplemental rights or remedies in favor of the Administrative Agent not addressed in the Credit Agreement shall not be deemed to be in conflict with the Credit Agreement and all such additional terms, provisions, supplemental rights or remedies contained herein shall be given full force and effect.

SECTION 7.12. Governing Law. This Security Agreement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to conflicts of laws principles (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

SECTION 7.13. Submission to Jurisdiction. The parties hereto hereby agree that any suit or proceeding arising in respect of this Security Agreement, or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Security Agreement in any court referred to in this Section 7.13.

SECTION 7.14. Waiver of Venue. EACH GRANTOR PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT IN ANY COURT REFERRED TO IN SECTION 7.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 7.15. Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.9 of the Credit Agreement. Nothing in this Security Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Exhibit H – Form of Pledge and Security Agreement

SECTION 7.16. Waiver of Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 7.17. Waiver of Financing Statement. Each Grantor hereby waives the right to receive from the Administrative Agent or the Secured Parties a copy of any financing statement, financing change statement or other statement or document filed or registered at any time in respect of this Security Agreement or any verification statement or other statement or document issued by any registry that confirms or evidences registration of or relates to this Security Agreement.

SECTION 7.18. INTEGRATION. THIS SECURITY AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTERS SET FORTH HEREIN AND THEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[Remainder of this page intentionally left blank. Signature pages to follow.]

Exhibit H – Form of Pledge and Security Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its Responsible Officer as of the date first above written.

GRANTORS

PIONEER INTERMEDIATE, INC.

By:
Name:
Title:

PIONEER INVESTMENT, INC.

By:
Name:
Title:

PIONEER NCS ENERGY HOLDCO, LLC

By:
Name:
Title:

NCS ENERGY SERVICES, LLC

By:
Name:
Title:

NCS OILFIELD SERVICES CANADA, INC.

By:
Name:
Title:

Pledge and Security Agreement

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Pledge and Security Agreement

SCHEDULE I

to Pledge and Security

Agreement

ITEM A – PLEDGED INTERESTS/PLEDGED SHARES

Common Stock
Pledged Interests Issuer (corporate)	Cert.#	# of Shares	Authorized Shares	% of Shares Pledged
NCS Oilfield Services Canada, Inc.	01	579,420,880.64 shares	unlimited	100%
Pioneer Investment, Inc.	1	100	1,000	100%

Limited Liability Company Interests
Pledged Interests Issuer (limited liability company)	% of Limited Liability Company Interests Pledged	Type of Limited Liability Company Interests Pledged
NCS Energy Services, LLC	100%	membership interest
Pioneer NCS Energy Holdco, LLC	100%	member units

Partnership Interests
Pledged Interests Issuer (partnership)	% of Partnership Interests Owned	% of Partnership Interests Pledged
N/A

SCHEDULE I

to Pledge and Security

Agreement

ITEM B – PLEDGED NOTES

1. Pledged Note Issuer Description:

None

SCHEDULE II

to Pledge and Security

Agreement

Item A-1.	Location of Grantor for purposes of UCC.

NCS Energy Services, LLC:	Texas

Pioneer NCS Energy Holdco, LLC	Texas

NCS Oilfield Services Canada, Inc.	Alberta, Canada

Pioneer Investment, Inc.	Delaware

Pioneer Intermediate, Inc.	Delaware

Item A-2.	Grantor’s place of business or principal office.

NCS Energy Services, LLC
Address:	19450 State Highway 249, Suite 200
Houston, Texas 77070
USA

Pioneer NCS Energy Holdco, LLC
Address:	19450 State Highway 249, Suite 200
Houston, Texas 77070
USA

NCS Oilfield Services Canada, Inc.
Address:	800-840, 7 Ave SW
Calgary, Alberta T2P 3G2
Canada

Pioneer Investment, Inc.
Address:	19450 State Highway 249, Suite 200
Houston, Texas 77070
USA

Pioneer Intermediate, Inc.
Address:	19450 State Highway 249, Suite 200
Houston, Texas 77070
USA

Item A-3.	Taxpayer ID number.

NCS Energy Services, LLC:	46-2128877

Pioneer NCS Energy Holdco, LLC	38-3892827

NCS Oilfield Services Canada, Inc.	835281320

Pioneer Investment, Inc.	90-0914759

Pioneer Intermediate, Inc.	38-3892753

Item A-4.	Location of Tangible Assets.

•	19450 State Highway 249, Suite 200
Houston, Texas 77070

•	6826 Bourgeois Rd
Houston, Texas 77066

•	19500 State Highway 249, Suite 410
Houston, Texas 77070

•	621 17th Street, Suite 1320
Denver, Colorado 80293

•	3030 Northwest Expressway, Suite 234 & 240
Oklahoma City, Oklahoma 73112

•	8620 N. New Braunfels, Suite S-547
San Antonio, Texas 78217

•	6413 N State Highway 349, Building G
Midland, Texas 79705

•	14518 Highway 6
Santa Fe, Texas 77517

•	11929 40th Street SE Suite 214, 218, 222
Calgary, Alberta T2Z 4K6

•	73 Devonian Street
Estevan, Saskatchewan S0C 0M0

•	800 6th Avenue SW, Suite 1170
Calgary, Alberta T2P 3G3

•	130 Anson Road
Virden, Manitoba R0M 2C0

•	469 McCoy Drive, Suite 104
Red Deer, Alberta T4E 0A4

•	222, 11929-40th Street SE
Calgary, Alberta T2Z 4M8

•	800-840, 7 Ave SW
Calgary, Alberta T2P 3G2

4400 Western
Woodward, Oklahoma 73801

Item B.	Merger or other corporate reorganization.

1.	On December 21, 2012, NCS Energy Services, Inc. converted to a limited liability company by the name NCS Energy Services, LLC

2.	On December 21, 2012, NCS Energy Holdings, LLC, a Delaware limited liability company, merged with and into Pioneer New Merger Sub, LLC

3.	On January 29, 2013, Pioneer New Merger Sub, LLC changed its name to Pioneer NCS Energy Holdco, LLC

4.	On April 15, 2013, 1738653 Alberta ULC, 1738612 Alberta ULC and NCS Oilfield Services Canada, Inc. amalgamated into NCS Oilfield Services Canada, Inc.

Item C.	Deposit Account and Securities Accounts.

JP Morgan Chase Bank

Account #1 –	USA Account in USD Funds
Account 936600014, Router 021000021

Account #2 –	Canada Account in CAD Funds
Account 4682579101, Router 00012-270

Account #3 –	Canada Account in USD Funds
Account 4682579210, Router 00012-270

Item D.	Letter of Credit Rights.

None

Item E.	Commercial Tort Claims.

None

Annex 1 to Pledge and Security

Agreement

SUPPLEMENT NO.              dated as of             , 20     (the “Supplement”), to the Pledge and Security Agreement dated as of August 7, 2014 (as amended, supplemented, restated, amended and restated, or otherwise modified from time to time, the “Security Agreement”), among PIONEER INTERMEDIATE, INC., a Delaware corporation (the “Parent”), PIONEER INVESTMENT, INC., a Delaware corporation (the “Borrower”), and each Restricted Subsidiary of the Parent that is a Domestic Subsidiary party hereto from time to time (collectively with the Borrower and the Parent, the “Grantors” and individually, a “Grantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as administrative agent (the “Administrative Agent”) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

A. Reference is made to that certain Credit Agreement, dated as of August 7, 2014 (as amended, restated, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Parent, the lenders party thereto from time to time (the “Lenders”), Wells Fargo Bank, National Association, as the Administrative Agent, as an issuing lender and as the swing line lender, and HSBC Bank Canada, as an issuing lender.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement or the Credit Agreement., as applicable

C. Section 7.10 of the Security Agreement provides that additional Subsidiaries of the Parent may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Parent (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement.

D. [Furthermore, pursuant to the Credit Agreement, the equity holder of certain Subsidiaries of the Parent that were not in existence on the date of the Credit Agreement is required to enter into the Security Agreement as a Grantor, or supplement its Collateral (as defined in the Security Agreement), to pledge the equity of such new Subsidiary. [Equity holder of new Subsidiary] (the “Existing Grantor”; and together with the New Grantor, each a “Specific Grantor” and, collectively, the “Specific Grantors”), is executing this Supplement in accordance with the requirements of the Credit Agreement to supplement its Collateral under the Security Agreement.]

Accordingly, the Administrative Agent and the [New Grantor][Specific Grantors] agree as follows:

SECTION 1. [The Existing Grantor by its signature below (i) hereby agrees that, except as supplemented and renewed hereby, all of the terms, obligations, rights and conditions of the Security Agreement have not been amended in any way and are and will remain binding upon, and enforceable against the Existing Grantor (ii) reaffirms all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (iii) after giving effect to this Supplement, represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof in all material respects.] [The Existing Grantor agrees that the terms “Pledged Property”, “Pledged Interests”, and “Pledged Shares” as used in the Security Agreement are hereby supplemented to include, and the Existing Grantor hereby pledges to the Administrative Agent, and grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in and lien on all of the Existing Grantor’s right, title and interest in and to, all of its Equity Interests (as defined in the Security Agreement) or any other ownership interest described in, and set forth on, Schedule I,

Exhibit H – Form of Pledge and Security Agreement

attached hereto and incorporated herein.] In accordance with Section 7.10 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby agrees (a) to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns as provided in the Security Agreement, a continuing security interest in and Lien on all of the New Grantor’s right, title and interest in and to the Collateral of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. [The New Grantor][Each Specific Grantor] represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the [New Grantor][Specific Grantors] and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. [The New Grantor][Each Specific Grantor] hereby agrees that the schedules attached to the Security Agreement are hereby supplemented by the corresponding schedules attached to this Supplement. [The New Grantor][Each Specific Grantor] hereby represents and warrants that the information provided in the schedules attached hereto are true and correct as of the date hereof.

SECTION 5. [The New Grantor][Each Specific Grantor] hereby expressly acknowledges and agrees to the terms of Section 6.3. (Indemnity and Expenses) of the Security Agreement and expressly acknowledges the irrevocable proxy provided in Section 4.1(e) of the Security Agreement. In furtherance thereof, [NEW GRANTOR][EACH SPECIFIC GRANTOR], PURSUANT TO SECTION 4.1 OF THE SECURITY AGREEMENT, HEREBY GRANTS THE ADMINISTRATIVE AGENT AN IRREVOCABLE PROXY (WHICH IRREVOCABLE PROXY SHALL CONTINUE IN EFFECT UNTIL THE TERMINATION DATE) EXERCISABLE UNDER THE CIRCUMSTANCES PROVIDED IN SECTION 4.1 OF THE SECURITY AGREEMENT, TO VOTE THE PLEDGED SHARES, PLEDGED INTERESTS, INVESTMENT PROPERTY AND SUCH OTHER COLLATERAL.

SECTION 6. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 7. This Supplement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to conflicts of laws principles (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York.

Exhibit H – Form of Pledge and Security Agreement

SECTION 8. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, neither party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9. All communications and notices hereunder shall be in writing and given as provided in the Security Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto.

SECTION 10. Pursuant to the terms of the Credit Agreement and the Security Agreement, the New Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

SECTION 11. Submission to Jurisdiction. The parties hereto hereby agree that any suit or proceeding arising in respect of this Supplement or the Security Agreement, or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Supplement or the Security Agreement in any court referred to in this Section 11.

SECTION 12. Waiver of Venue. THE NEW GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT IN ANY COURT REFERRED TO IN SECTION 7.13. THE NEW GRANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 13. Service of Process. The parties hereto hereby irrevocably consent to service of process in the manner provided for notices in Section 9.9 of the Credit Agreement. Nothing in this Supplement shall affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 14. Waiver of Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER

Exhibit H – Form of Pledge and Security Agreement

THEORY). NEW GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SUPPLEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

THIS SUPPLEMENT, THE SECURITY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS SUPPLEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

Exhibit H – Form of Pledge and Security Agreement

IN WITNESS WHEREOF, the [New Grantor][Specific Grantors] and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[Name of New Grantor],

By:
Name:
Title:

Address:

[Name of Existing Grantor],

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Exhibit H – Form of Pledge and Security Agreement

SCHEDULES TO SUPPLEMENT NO. [    ]

[AS APPROPRIATE]

Exhibit H – Form of Pledge and Security Agreement

EXHIBIT I-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

            , 20

Reference is hereby made to the Credit Agreement dated as of August 7, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Pioneer Investment, Inc., a Delaware corporation, Pioneer Intermediate, Inc., a Delaware corporation, the lenders party thereto from time to time, Wells Fargo Bank, National Association, as Administrative Agent, as an Issuing Lender and as Swing Line Lender, and HSBC Bank Canada, as an Issuing Lender.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the indebtedness resulting from Advances (as well as any Note(s) evidencing such indebtedness) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

            , 20

Reference is hereby made to the Credit Agreement dated as of August 7, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Pioneer Investment, Inc., a Delaware corporation, Pioneer Intermediate, Inc., a Delaware corporation, the lenders party thereto from time to time, Wells Fargo Bank, National Association, as Administrative Agent, as an Issuing Lender and as Swing Line Lender, and HSBC Bank Canada, as an Issuing Lender.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender and the Administrative Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished such Lender and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

            , 20

Reference is hereby made to the Credit Agreement dated as of August 7, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Pioneer Investment, Inc., a Delaware corporation, Pioneer Intermediate, Inc., a Delaware corporation, the lenders party thereto from time to time, Wells Fargo Bank, National Association, as Administrative Agent, as an Issuing Lender and as Swing Line Lender, and HSBC Bank Canada, as an Issuing Lender.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender and the Administrative Agent with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) either an (A) an IRS Form W-8BEN or (B) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption and (ii) a U.S. Tax Compliance Certificate individually making the certifications above, substantially in the form of Exhibit I-2 (except that the certification in clause (i) of Exhibit I-2 may be omitted), from each direct or indirect partner/member providing an IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and the Administrative Agent and (2) the undersigned shall have at all times furnished such Lender and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

            , 20

Reference is hereby made to the Credit Agreement dated as of August 7, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Pioneer Investment, Inc., a Delaware corporation, Pioneer Intermediate, Inc., a Delaware corporation, the lenders party thereto from time to time, Wells Fargo Bank, National Association, as Administrative Agent, as an Issuing Lender and as Swing Line Lender, and HSBC Bank Canada, as an Issuing Lender.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the indebtedness resulting from Advances (as well as any Note(s) evidencing such indebtedness) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such indebtedness (as well as any Note(s) evidencing such indebtedness), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) either (A) an IRS Form W-8BEN or (B) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, and (ii) a U.S. Tax Compliance Certificate individually making the certifications above, substantially in the form of Exhibit I-1 (except that the certification in clause (i) of Exhibit I-1 may be omitted), from each direct or indirect partner/member providing an IRS Form W-8BEN that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:

EXHIBIT J

FORM OF SOLVENCY CERTIFICATE

August 7, 2014

This Solvency Certificate is being executed and delivered pursuant to Section 3.1(g) of that certain Credit Agreement dated as of August 7, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the defined terms of which are used in this Solvency Certificate unless otherwise defined in this Solvency Certificate) among (a) Pioneer Investment, Inc., a Delaware corporation (the “Borrower”), (b) Pioneer Intermediate, Inc., a Delaware corporation (the “Parent”), (c) the lenders party thereto from time to time (the “Lenders”), (d) Wells Fargo Bank, National Association, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”), as an Issuing Lender and as Swing Line Lender, and (e) HSBC Bank Canada, as an Issuing Lender.

I, [●], the [Chief Financial Officer/equivalent officer] of the Parent, in such capacity and not in an individual capacity, hereby certify on behalf of the Parent as follows:

1.	I am generally familiar with the businesses and assets of the Parent and its Restricted Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Parent pursuant to the Credit Agreement; and

2.	As of the date hereof and after giving effect to the Transactions, that, (i) the sum of the debt (including, without limitation, contingent liabilities) of the Parent and its Restricted Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Parent and its Restricted Subsidiaries, on a consolidated basis; (ii) the present fair salable value of the assets of the Parent and its Restricted Subsidiaries is not less than the amount that will be required to pay the probable liability of the Parent and its Restricted Subsidiaries on their debts (including, without limitation, contingent liabilities) as they become absolute and matured; (iii) the capital of the Parent and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business and transactions of the Parent or its Restricted Subsidiaries, on a consolidated basis, contemplated as of the date hereof; (iv) the Parent and its Restricted Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including, without limitation, current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business; and (v) the Parent and its Restricted Subsidiaries have not transferred, concealed or removed assets with the intent to hinder, delay or defraud any creditor of such Person. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

Exhibit J – Form of Solvency Certificate

IN WITNESS WHEREOF, I have executed this Solvency Certificate as of the date first written above.

PIONEER INTERMEDIATE, INC.

By:
Name:
Title:

Exhibit J – Form of Solvency Certificate